Form 10KSB, Exhibit 13
period 2002-12-31
FIRST RELIANCE BANCSHARES INC
filed 2003-03-31
CIK 1172102

                                  EXHIBIT 13.1

                       2002 Annual Report to Shareholders

                        FIRST RELIANCE BANCSHARES, INC.

                               Table of Contents

                                                                                         Page
                                                                                        -----
Selected Financial Data.....................................................................2
Management's Discussion and Analysis.....................................................3-20
Independent Auditors' Report...............................................................21
Consolidated Balance Sheets................................................................22
Consolidated Statements of Income..........................................................23
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income........24
Consolidated Statements of Cash Flows......................................................25
Notes to Consolidated Financial Statements..............................................26-43
Corporate Data..........................................................................44-46

                        FIRST RELIANCE BANCSHARES, INC.

                             Selected Financial Data

The following selected financial data for the years ended December 31, 2002, 2001, 2000 and 1999 are derived from the consolidated financial statements and other data of the Company. The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                             2002       2001      2000      1999
                                           --------   -------   -------   -------
(Dollars in thousands, except per share)
Income Statement Data:
   Interest income                         $  6,932   $ 6,251   $ 4,420   $   541
   Interest expense                           2,337     2,886     2,055       173
                                           --------   -------   -------   -------
   Net interest income                        4,595     3,365     2,365       368
   Provision for loan losses                    349       347       628       163
                                           --------   -------   -------   -------
   Net interest income after provision
     for loan losses                          4,246     3,018     1,737       205
   Noninterest income                         1,734     1,404       855       109
   Noninterest expense                        4,680     3,493     2,130       973
                                           --------   -------   -------   -------
   Income (loss) before income taxes          1,300       929       462      (659)
   Income tax expense (benefit)                 406       312       169      (165)
                                           --------   -------   -------   -------
   Net income (loss)                       $    894   $   617   $   293   $  (494)
                                           ========   =======   =======   =======

Balance Sheet Data:
   Assets                                  $116,077   $86,195   $64,366   $24,790
   Earning assets                           108,114    80,380    58,835    22,807
   Securities (1)                            23,449    14,306    10,194     1,231
   Loans (2)                                 81,559    64,875    46,745    16,678
   Allowance for loan losses                  1,137     1,045       780       163
   Deposits                                 100,323    75,687    54,643    17,995
   Shareholders' equity                       8,644     7,658     7,047     6,673

Per-Share Data: (5)
   Basic earnings (losses)                 $   0.59   $  0.43   $  0.20   $ (0.34)
   Diluted earnings (losses)                   0.54      0.42      0.20     (0.34)
   Book value (period end)                     5.97      5.29      4.87      4.61

Performance Ratios:
   Return on average assets                    0.86%     0.79%     0.56%    (7.43)%
   Return on average equity                   10.87      8.29      4.28    (19.27)
   Net interest margin (3)                     4.77      4.71      4.84      6.19
   Efficiency (4)                             74.89     73.36     66.13    204.15

Capital and Liquidity Ratios:
   Average equity to average assets            7.92%     9.58%    12.98%    38.53%
   Leverage (4.00% required minimum)           7.37      8.96     11.03     32.38
   Risk-based capital
      Tier 1                                  10.05     11.07     17.97     39.35
      Total                                   11.30     12.32     19.22     40.31
   Average loans to average deposits          82.51     82.39     85.93     82.25

----------
1.) All securities are available-for-sale and are stated at fair value. 2.) Loans are stated at gross amounts before allowance for loan losses. 3.) Net interest income divided by average earning assets.
4.) Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
5.)  Amounts have been restated for two for one stock split.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                              Basis of Presentation

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere herein. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere herein.

                                    General

First Reliance Bank (the Bank) is a state-chartered bank headquartered in Florence, South Carolina. The Bank opened for business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

On June 7, 2001, the shareholders of the Bank approved a plan of corporate reorganization (the "Reorganization") under which the Bank would become a wholly owned subsidiary of First Reliance Bancshares, Inc. (the "Company"), a South Carolina corporation. The Reorganization was accomplished through a statutory share exchange between the Bank and the Company, whereby each outstanding share of common stock of the Bank was exchanged for one share of common stock of the Company. The Reorganization was completed on April 1, 2002, and the Bank became a wholly-owned subsidiary of First Reliance Bancshares, Inc.

Organizing activities for the Bank began on November 23, 1998. Upon the completion of the application process with the South Carolina State Board of Financial Institutions for a state charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Bank issued 723,518 shares of common stock at a price of $10.00 per share, resulting in capital totaling $7,173,293, net of selling expenses of $61,887.

The Bank began operations on August 16, 1999 at its temporary facility on West Palmetto Street in Florence, South Carolina. In June of 2000, the Bank moved into its headquarters at 2170 West Palmetto Street in Florence, South Carolina. The Bank also opened a banking office on second Loop Road in Florence, South Carolina in April of 2001. On May 15, 2002, the Bank purchased an additional facility located at 2145 Fernleaf Drive in Florence, South Carolina. The Fernleaf Drive site contains approximately 0.5 acres of land and includes a 7,500 square feet building. The facility will serve as additional space for operational activities of the Bank, including data processing and auditing. No customer services will be conducted in this facility.

On November 12, 2002, the Company commenced a stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price is $8.00 per share. This is a best efforts offering we are conducting without an underwriter. At December 31, 2002, the Company had sold 162,125 shares and maintained the proceeds of this sale in an escrow account. Total proceeds in the escrow account were $1,297,043 at December 31, 2002. The Company anticipates closing the offering in May 2003.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Dicussion and Analysis
                of Financial Condition and Results of Operations

                              Results of Operations

Year ended December 31, 2002, compared with year ended December 31, 2001

Net interest income increased $1,229,551, or 36.54%, to $4,594,771 in 2002 from $3,365,220 in 2001. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $24,819,516 or 34.71%, mainly due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $5,939,949, and interest on taxable investment securities of $662,951.

The Company's net interest spread and net interest margin were 4.23% and 4.77%, respectively, in 2002, compared to 3.90% and 4.71%, respectively, in 2001. The increase in net interest spread was primarily the result of management's efforts to maintain interest rates on loans, and to borrow at lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2002. Yields on earning assets decreased from 8.74% in 2001 to 7.20% in 2002. Yields on interest-bearing liabilities decreased from 4.84% in 2001 to 2.97% in 2002.

The provision for loan losses was $348,533 in 2002 compared to $347,000 in 2001. The allowance for loan losses was 1.39% of total loans at December 31, 2002 as compared to 1.61% of total loans at December 31, 2001. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $329,955, or 23.51%, to $1,733,517 in 2002 from $1,403,562 in 2001. The increase is primarily attributable to increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $113,605, or 15.87%, to $829,808 for the year ended December 31, 2002. The decline in interest rates during 2002 resulted in more home mortgage loans and refinancings. Service charges increased $85,586, or 16.96%, to $590,168 for the year ended December 31, 2002. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2002. Securities and brokerage commissions increased $19,684, or 23.92%, to $101,963 in 2002 from $82,279 in 2001. The
Company also recognized gains on sales of securities of $79,785 in 2002 as compared to $7,413 in 2001.

Noninterest expense increased $1,186,363, or 33.96%, to $4,679,493 in 2002 from $3,493,130 in 2001. Noninterest expenses increased in all categories, with the exception of furniture and equipment expense, as a result of our continued growth. Other operating expenses increased $438,645 to $1,643,238 for the year ended December 31, 2002. Included in this amount, the Company had data processing expenses of $285,887 due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $764,480, or 40.74%, to $2,641,032 in 2002 from $1,876,552 in 2001.
This increase is attributable to normal pay increases, and expansion within the brokerage business. The Company's efficiency ratio was 74.89% in 2002, compared to 73.36% in 2001.

The net income was $894,303 in 2002, compared to $616,554 in 2001. The increase in net income reflects the Company's continued growth, as average-earning assets increased from $71,515,527 for the year ended December 31, 2001 to $96,335,043 for the year ended December 31, 2002. Return on average assets during 2002 was 0.86%, compared to 0.79% during 2001, and return on average equity was 10.87% during 2002, compared to 8.29% during 2001.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Dicussion and Analysis
                of Financial Condition and Results of Operations

                        Results of Operations (continued)

Year ended December 31, 2001, compared with year ended December 31, 2000

Net interest income increased $999,833, or 42.27%, to $3,365,220 in 2001 from $2,365,387 in 2000. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $22,601,376, or 46.21%, mainly due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $5,236,089, and interest on taxable investment securities of $766,410.

The Bank's net interest spread and net interest margin were 3.90% and 4.71%, respectively, in 2001, compared to 3.12% and 4.84%, respectively, in 2000. The increase in net interest spread was primarily the result of management's efforts to maintain interest rates on loans, and to borrow at lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2001. Yields on earning assets decreased from 9.04% in 2000 to 8.74% in 2001. Yields on interest-bearing liabilities decreased from 5.92% in 2000 to 4.84% in 2001.

The provision for loan losses was $347,000 in 2001 compared to $628,312 in 2000. The allowance for loan losses was 1.61% of total loans at December 31, 2001 as compared to 1.67% of total loans at December 31, 2000. The Bank continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $548,792, or 64.20%, to $1,403,562 in 2001 from $854,770 in 2000. The increase is primarily attributable to increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $291,549, or 68.66%, to $716,203 for the year ended December 31, 2001. The decline in interest rates during 2001 resulted in more home mortgage loans and refinancings. Service charges increased $176,885, or 53.98%, to $504,582 for the year ended December 31, 2001. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2001. During 2001, the Bank began brokering securities and insurance. Income from these brokerage activities totaled $82,279 in 2001.

Noninterest expense increased $1,363,703, or 64.04%, to $3,493,130 in 2001 from $2,129,427 in 2000. Noninterest expenses increased in all categories as a result of our continued growth. Other operating expenses increased $392,846 to $1,204,593 for the year ended December 31, 2001. The Bank had increased data processing expense of $77,318 due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $725,334, or 63.01%, to $1,876,552 in 2001 from $1,151,218 in 2000.
This increase is attributable to normal pay increases, the opening of the Second Loop branch, and the opening of the brokerage business. The Bank's efficiency ratio was 73.36% in 2001, compared to 66.13% in 2000.

The net income was $616,554 in 2001, compared to $293,018 in 2000. The increase in net income reflects the Bank's continued growth, as average-earning assets increased from $48,914,151 for the year ended December 31, 2000 to $71,515,527 for the year ended December 31, 2001. Return on average assets during 2001 was 0.79%, compared to 0.56% during 2000, and return on average equity was 8.29% during 2001, compared to 4.28% during 2000.

                              Net Interest Income

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and on borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Total interest earning assets yield less total interest bearing liabilities rate represents the Company's net interest rate spread.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Dicussion and Analysis
                of Financial Condition and Results of Operations

                         Net Interest Income (continued)

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates

                                                        2001                         2002
                                            ---------------------------   --------------------------
                                             Average   Income/   Yield/   Average   Income/   Yield/
(Dollars in thousands)                       Balance   Expense    Rate    Balance   Expense    Rate
                                            --------   -------   ------   -------   -------   ------
Assets:
   Earning Assets:
      Loans (1)                             $ 73,777   $ 5,940    8.05%   $54,921    $5,236    9.53%
      Securities, taxable (2)                 12,519       663    5.30     11,191       766    6.84
      Securities, tax exempt (2)               5,193       233    4.49      1,666        94    5.64
      Federal funds sold                       4,630        84    1.81      3,625       149    4.11
      Nonmarketable equity securities            215        12    5.58        113         6    5.31
                                            --------   -------            -------    ------
           Total earning assets               96,334     6,932    7.20     71,516     6,251    8.74
                                            --------   -------            -------    ------
   Cash and due from banks                     3,394                        2,372
   Premises and equipment                      3,860                        3,666
   Other assets                                1,350                          992
   Allowance for loan losses                  (1,113)                        (903)
                                            --------                      -------
            Total assets                    $103,825                      $77,643
                                            ========                      =======
Liabilities:
   Interest-bearing liabilities:
      Interest-bearing transaction
         accounts                           $ 14,659       260    1.77%   $ 4,943        97    1.96%
      Savings deposits                        13,795       236    1.71     13,514       474    3.51
      Time deposits                           47,328     1,714    3.62     38,527     2,231    5.79
      Other short-term borrowings              5,400       126    4.69      2,650        84    3.17
                                            --------   -------            -------    ------
Total interest-bearing liabilities            81,182     2,336    2.97     59,634     2,886    4.84
                                            --------   -------            --------   ------
   Demand deposits                            13,637                        9,678
   Accrued interest and other liabilities        785                          895
Shareholders' equity                           8,221                        7,436
                                            --------                      -------
            Total liabilities and
               shareholders' equity         $103,825                      $77,643
                                            ========                      =======
Net interest spread                                               4.23%                        3.90%
Net interest income                                    $ 4,596                       $3,365
                                                       =======                       ======
Net interest margin                                               4.77%                        4.71%


(1) The effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

                        FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                              Rate/Volume Analysis

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided as follows:

                                                                           2002 compared to 2001
                                                                       Due to increase (decrease) in
                                                               --------------------------------------------
(Dollars in thousands)                                         Volume (1)   Rate (1)   Volume/Rate    Total
                                                               ----------   --------   -----------   ------
Interest income:
   Taxable securities                                            $   91        (172)        (22)     $ (103)
   Nontaxable securities                                            199         (19)        (41)        139
   Loans                                                          1,797        (813)       (280)        704
   Federal funds sold                                                41         (83)        (23)        (65)
   Nonmarketable equity securities                                    6          --          --           6
                                                                 ------     -------       -----      ------
      Total interest income                                       2,134      (1,087)       (366)        681
                                                                 ------     -------       -----      ------
Interest expense:
   Interest-bearing deposits                                        190          (9)        (18)        163
   Savings deposits                                                  10        (243)         (5)       (238)
   Time deposits                                                    510        (836)       (191)       (517)
   Other borrowings                                                  87         (22)        (23)         42
                                                                 ------     -------       -----      ------
      Total interest expense                                        797      (1,110)       (237)       (550)
                                                                 ------     -------       -----      ------
         Net interest income                                     $1,337     $    23       $(129)     $1,231
                                                                 ======     =======       =====      ======

                                                                           2001 compared to 2000
                                                                       Due to increase (decrease) in
                                                               --------------------------------------------
(Dollars in thousands)                                         Volume (1)   Rate (1)   Volume/Rate    Total
                                                               ----------   --------   ----  -----   ------
Interest income:
   Taxable securities                                            $  353     $    (5)      $  (5)     $  343
   Nontaxable securities                                             --          --          94          94
   Loans                                                          1,623         (61)        (23)      1,539
   Federal funds sold                                               (46)       (102)         17        (131)
   Certificates of deposit with other financial institutions        (19)        (19)         19         (19)
   Nonmarketable equity securities                                   13          (1)         (7)          5
                                                                 ------     -------       -----      ------
      Total interest income                                       1,924        (188)         95       1,831
                                                                 ------     -------       -----      ------
Interest expense:
   Interest-bearing deposits                                      1,327        (310)       (209)        808
   Other borrowings                                                  79         (25)        (31)         23
                                                                 ------     -------       -----      ------
      Total interest expense                                      1,406        (335)       (240)        831
                                                                 ------     -------       -----      ------
          Net interest income                                    $  518     $   147       $ 335      $1,000
                                                                 ======     =======       =====      ======

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                               Net Interest Income

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company's interest rate sensitivity at December 31, 2002

Interest Sensitivity Analysis

                                                  After one   After Three                  Greater
                                                   Through      Through                    Than One
December 31, 2002                    Within One     Three       Twelve      Within one   Year or Non-
(Dollars in thousands)                 Month        Months      Months         Year       Sensitive      Total
                                     ----------   ---------   -----------   ----------   ------------   -------
Assets
Interest-earning assets
   Loans                              $43,073      $  3,438     $  8,070     $ 54,581       $26,978     $81,559
   Securities, taxable                                   --           --           --        15,230      15,230
   Securities, nontaxable                  --            --           --           --         8,219       8,219
   Nonmarketable securities               250            --           --          250            --         250
   Federal funds sold                   2,856            --           --        2,856            --       2,856
                                      -------      --------     --------     --------       -------     -------
         Total earning assets          46,179         3,438        8,070       57,687        50,427     108,114
                                      -------      --------     --------     --------       -------     -------

Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
      Demand deposits                  16,490            --           --       16,490            --      16,490
      Savings deposits                 15,493            --           --       15,493            --      15,493
      Time deposits                     4,535        19,209        2,904       46,648         5,222      51,870
                                      -------      --------     --------   ----------       -------     -------
         Total interest-bearing
            deposits                   36,518        19,209       22,904       78,631         5,222      83,853
                                      -------      --------     --------   ----------       -------     -------
      Advances from Federal
         Home Loan Bank                 1,000            --           --        1,000         3,500       4,500
      Repurchase agreements             1,882            --           --        1,882            --       1,882
                                      -------      --------     --------     --------       -------     -------
         Total interest-bearing
         liabilities                   39,400        19,209       22,904       81,513         8,722      90,235
                                      -------      --------     --------     --------       -------     -------
Period gap                            $ 6,779      $(15,771)    $(14,834)    $(23,826)      $41,705
                                      =======      ========     ========     ========       =======
Cumulative gap                        $ 6,779      $ (8,992)    $(23,826)    $(23,826)      $17,879
                                      =======      ========     ========     ========       =======
Ratio of cumulative gap to total
   earning assets                        6.27%       (8.32)%      (22.04)%     (22.04)%       16.54%

                        FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                         Net Interest Income (continued)

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Bank the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Bank is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from the Federal Home Loan Bank are reflected at their contractual maturity date.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is cumulatively liability-sensitive over the twelve month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.00% to 1.50% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, chargeoffs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

                        FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

               Provision and Allowance for Loan Losses (continued)

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that chargeoffs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2002, 2001 and 2000.

Allowance for Loan Losses

(Dollars in thousands)                                        2002      2001      2000
                                                            -------   -------   -------
Total loans outstanding at end of year                      $81,559   $64,875   $46,745
                                                            =======   =======   =======
Average loans outstanding                                   $73,777   $54,921   $38,167
                                                            =======   =======   =======
Balance of allowance for loan losses at beginning of year   $ 1,045   $   780   $   163
Loans charged off:
   Real estate - construction                                    --        --        --
   Real estate - mortgage                                        32        --        --
   Commercial and industrial                                     78        --        --
   Consumer and other                                           185       127        12
                                                            -------   -------   -------
       Total loan losses                                        295       127        12
                                                            -------   -------   -------
Recoveries of previous loan losses:
   Real estate - construction                                    --        --        --
   Real estate - mortgage                                         2        --        --
   Commercial and industrial                                     --        --        --
   Consumer and other                                            36        45         1
                                                            -------   -------   -------
       Total recoveries                                          38        45         1
                                                            -------   -------   -------
Net charge-offs                                                 257        82        11
Provision for loan losses                                       349       347       628
                                                            -------   -------   -------
Balance of allowance for loan losses at end of year         $ 1,137   $ 1,045   $   780
                                                            =======   =======   =======

Ratios:
Net charge-offs to average loans outstanding                   0.35%     0.15%     0.03%
Net charge-offs to loans at end of year                        0.32%     0.13%     0.02%
Allowance for loan losses to average loans                     1.54%     1.90%     2.04%
Allowance for loan losses to loans at end of year              1.39%     1.61%     1.67%
Net charge-offs to allowance for loan losses                  22.60%     7.85%     1.41%
Net charge-offs to provisions for loan losses                 73.64%    23.63%     1.75%

                              Nonperforming Assets

Nonperforming Assets. There were loans totaling $292,725 and $8,872 in nonaccrual status as December 31, 2002 and 2001, respectively. There was $291,804 and $146,436 in loans ninety days or more overdue and still accruing interest at December 31, 2002 and 2001, respectively. There were $307,000 in restructured loans at December 31, 2002. There were no restructured loans as of December 31, 2001.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                        Nonperforming Assets (continued)

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, and the amount of interest income on such loans that was included in net income is immaterial.

Potential Problem Loans. At December 31, 2002, the Bank had criticized loans of $1,848,866 and classified loans of $740,367. At December 31, 2001, the Bank had criticized loans of $5,249,102 and classified loans of $703,919. The significant decrease in the amount of criticized loans is attributable to management's restructuring of its risk rating system. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. However, the Bank has exceeded its overall objective, which has been to maintain the allowance for loan losses at approximately 1.00% to 1.50% of total loans to provide for potential problem loans until a history has been established.

                         Noninterest Income and Expense

Noninterest Income.

Noninterest income for year ended December 31, 2002 was $1,733,517, an increase of $329,955 from $1,403,562 in 2001. The increase is primarily attributable to increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $113,605, or 15.87%, to $829,808 for the year ended December 31, 2002. Service charges increased $85,586, or 16.96%, to $590,168 for the year ended December 31, 2002. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2002. Securities and brokerage commissions increased $19,684, or 23.92%, to $101,963 in 2002 from $82,279 in 2001. The
Company also realized gains on the sales of securities available-for-sale totaling $79,785 during 2002 as compared to $7,413 in 2001.

Noninterest income for the year ended December 31, 2001, was $1,403,562, an increase of $548,792 from $854,770 for the year ended December 31, 2000. The increase is primarily a result of increased residential mortgage origination fees and service charges on deposit accounts. Mortgage origination fees increased $291,549, or 68.66%, to $716,203 for the year ended December 31, 2001. Service charges increased $176,885, or 53.98%, to $504,582 for the year ended December 31, 2001. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts during 2001.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2002, 2001 and 2000.

(Dollars in thousands)                            2002     2001    2000
                                                 ------   ------   ----
Service charges on deposit accounts              $  590   $  505   $328
Credit life insurance commissions                    31       51     75
Residential mortgage origination fees               830      716    425
Securities and insurance brokerage commissions      102       82     --
Other income                                        181       50     27
                                                 ------   ------   ----
     Total noninterest income                    $1,734   $1,404   $855
                                                 ======   ======   ====

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                   Noninterest Income and Expense (continued)

Noninterest Expense.

Noninterest expense increased $1,186,363, or 33.96%, to $4,679,493 for year ended December 31, 2002 as compared to 2001. Of this total, other operating expenses increased $438,645, or 36.41%, to $1,643,238 in 2002 from $1,204,593 in
2001. Salaries and employee benefits increased $764,480, or 40.74%, to $2,641,032 in 2002 from $1,876,552 in 2001. This increase is attributable to normal pay increases and expansion within the brokerage business.

Noninterest expense increased $1,363,703, or 64.04%, to $3,493,130 for the year ended December 31, 2001. Of this total, other operating expenses increased $392,846, or 48.40%, to $1,204,593 in 2001 from $811,747 in 2000. The increase in data processing expense of $77,318 was due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $725,334, or 63.01%, to $1,876,552 in 2001 from $1,151,218 in
2000. This increase is attributable to normal pay increases, the opening of the Second Loop branch, and the opening of the brokerage business.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2002, 2001 and 2000.

(Dollars in thousands)                       2002     2001     2000
                                            ------   ------   ------
Salaries and employee benefits              $2,641   $1,877   $1,151
Net occupancy and equipment expense            395      412      166
Advertising and public relations               118       85       63
Office supplies, stationery, and printing      141      155      121
Data processing and supplies                   286      202      125
Computer and software                          112      120       84
Professional fees and services                 172      159      100
Employee education and conventions             120       84       15
Loan origination fees                           35       29       37
Other                                          659      370      267
                                            ------   ------   ------
   Total noninterest expense                $4,679   $3,493   $2,129
                                            ======   ======   ======

Efficiency ratio                             74.89%   73.36%   66.13%

                                 Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $73,777,402 in 2002 compared to $54,920,786 in 2001, an increase of $18,856,616, or 34.33%. At
December 31, 2002, total loans were $81,558,827, compared to $64,875,191 at December 31, 2001, an increase of $16,683,636, or 25.72%.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                           Earning Assets (continued)

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on all types of lending.

Composition of Loan Portfolio
December 31,                        2002                 2001
                             ------------------   ------------------
(Dollars in thousands)                  Percent              Percent
                              Amount   of Total    Amount   of Total
                             -------   --------   -------   --------
Commercial and industrial    $15,628     19.16%   $13,978     21.55%
Real estate
   Construction                9,799     12.01      6,749     10.40
   Mortgage-residential       24,994     30.65     17,628     27.17
   Mortgage-nonresidential    20,632     25.30     15,029     23.17
Consumer                       9,944     12.19     11,310     17.43
Other                            561      0.69        181      0.28
                             -------    ------    -------    ------
      Total loans             81,558    100.00%    64,875    100.00%
Allowance for loan losses     (1,137)              (1,045)
                             -------              -------
      Net loans              $80,421              $63,830
                             =======              =======

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a mortgage on real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase management's willingness to make real estate loans and, to that extent, also tends to increase the magnitude of the real estate loan portfolio component.

The largest component of the Company's loan portfolio is real estate mortgage loans. At December 31, 2002, real estate mortgage loans totaled $45,625,701 and represented 55.95% of the total loan portfolio, compared to $32,657,440 or 50.34%, at December 31, 2001.

Residential mortgage loans totaled $24,993,590 at December 31, 2002, and represented 30.65% of the total loan portfolio, compared to $17,628,428 at December 31, 2001. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $20,632,111 at December 31, 2002, compared to $15,029,012 at December 31, 2001. This represents an increase of $5,603,099, or 37.28%, from the December 31, 2001 amount. The demand for residential and commercial real estate loans in the Florence market has remained stable.

Commercial and industrial loans increased $1,649,881, or 11.80%, to $15,627,587 at December 31, 2002, from $13,977,706 at December 31, 2001.

The Company's loan portfolio is also comprised of consumer loans. Consumer loans decreased $1,365,967, or 12.08%, to $9,944,293 at December 31, 2002, from
$11,310,260 at December 31, 2001.

The Company's loan portfolio reflects the diversity of its market. The Company's home office is located in Florence County, South Carolina. The economy of Florence contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                           Earning Assets (continued)

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Bank. The following table sets forth the Bank's loans maturing within specified intervals at December 31, 2002.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                    Over One Year
December 31, 2002                     One Year or      Through      Over Five
(Dollars in thousands)                    Less        Five Years      Years      Total
                                      -----------   -------------   ---------   -------
Commercial and industrial               $ 7,759        $ 7,766        $  103    $15,628
Real estate                              17,744         31,707         5,974     55,425
Consumer and other                        2,832          7,411           262     10,505
                                        -------        -------        ------    -------
                                        $28,335        $46,884        $6,339    $81,558
                                        =======        =======        ======    =======
Loans maturing after one year with:
   Fixed interest rates                                                         $25,808
   Floating interest rates                                                       27,415
                                                                                -------
                                                                                $53,223
                                                                                =======

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities available-for-sale averaged $17,712,186 in 2002, compared to $12,856,364 in 2001. At December 31,
2002, total securities available-for-sale were $23,448,775, an increase of $9,143,089, or 63.91%, over the December 31, 2001 balance. Investment securities also contains Federal Home Loan Bank stock. This stock is recorded its original cost and totaled $250,000 and $142,400 at December 31, 2002 and 2001, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2002 and 2001.

Fair Value of Securities available-for-sale
December 31,                                    2002      2001
                                              -------   -------
(Dollars in thousands)
U.S. government agencies and corporations     $ 3,904   $ 6,339
Municipals                                     10,821     3,027
Mortgage-backed securities                      8,219     3,417
Commercial paper                                  505     1,523
                                              -------   -------
   Total securities available-for-sale        $23,449   $14,306
                                              =======   =======

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                           Earning Assets (continued)

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2002.

Investment Securities Maturity Distribution and Yields

                                                 After One But      After Five But
December 31, 2002            Within One Year   Within Five Years   Within Ten Years   After Ten Years        Total
                             ---------------   -----------------   ----------------   ---------------   ---------------
                              Amount   Yield     Amount   Yield     Amount   Yield     Amount   Yield    Amount   Yield
                              ------   -----     ------   -----     ------   -----     ------   -----   -------   -----
U.S. government agencies
   and corporations           $2,205   5.16%     $   --     --%     $1,698   5.05%     $  505   4.30%   $ 4,408   5.02%
Municipals                       762   4.22%      2,152   6.67%      2,816   6.34%      2,490   7.26%     8,220   6.50%
                              ------             ------             ------             ------           -------
      Total securities (1)    $2,967   4.92%     $2,152   6.67%     $4,514   5.85%     $2,995   6.76%   $12,628   5.99%
                              ======             ======             ======             ======           =======

(1) Excludes mortgage-backed securities totaling $10,821 with a yield of 4.67% and non-marketable equity securities.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "--Net Interest Income-- Interest Sensitivity Analysis."

Short-Term Investments. Short-term investments, which consist of federal funds sold, averaged $4,630,128 in 2002 compared to $3,624,848 in 2001. At December 31, 2002 and 2001, short-term investments totaled $2,856,000 and $1,057,000, respectively.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $21,548,671, or 36.13%, to $81,182,888 in 2002, from $59,634,217 in 2001. Average interest-bearing deposits increased $18,798,283, or 32.99%, to $75,782,406, from $56,984,123 in 2001.
These increases resulted from increases in all categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

Deposits. Average total deposits increased $22,757,229, or 34.14%, to $89,419,745 in 2002, from $66,662,516 in 2001. At December 31, 2002, total deposits were $100,323,081, compared to $75,686,644 a year earlier, an increase of 32.55%.

The following table sets forth the deposits of the Company by category at December 31, 2002 and 2001.

Deposits
December 31,                                 2002                   2001
                                    ---------------------   --------------------
                                               Percent of             Percent of
(Dollars in thousands)               Amount     Deposits     Amount    Deposits
                                    --------   ----------   -------   ----------
Demand deposit accounts             $ 16,471      16.42%    $12,176      16.09%
NOW accounts                          16,490      16.44       9,251      12.22
Savings accounts                      15,493      15.44      14,238      18.81
Time deposits less than $100,000      30,344      30.25      25,147      33.23
Time deposits of $100,000 or over     21,525      21.45      14,875      19.65
                                    --------     ------     -------     ------
Total deposits                      $100,323     100.00%    $75,687     100.00%
                                    ========                =======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $78,797,896 and $60,811,717 at December 31, 2002 and 2001, respectively.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

           Deposits and Other Interest-Bearing Liabilities (continued)

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 81.30% at December 31, 2002, and 85.72% at December 31, 2001. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2002, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

                                                       After Six
                                         After Three    Through
                          Within Three   Through Six    Twelve     After Twelve
(Dollars in thousands)       Months         Months      Months        Months       Total
                          ------------   -----------   ---------   ------------   -------
Certificates of deposit
   of $100,000 or more       $6,600         $3,051      $10,248       $1,626      $21,525

Approximately 30.66% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 44.84% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Other Short-term Borrowings. Short-term borrowings consist of securities sold under agreements to repurchase, federal funds purchased and advances from the Federal Home Loan Bank. Average securities sold under agreements to repurchase were $1,683,987 in 2002 compared to $2,650,197 during 2001. Securities sold under agreements to repurchase decreased $45,414, or 2.36%, to $1,881,750 at December 31, 2002. Advances from the Federal Home Loan Bank averaged $3,602,740 in 2002, compared to no advances in 2001. At December 31, 2002, advances from the Federal Home Loan Bank totaled $4,500,000. Advances from the Federal Home Loan Bank are scheduled to mature as follows:

                                                December 31,
Description                     Interest Rate       2002
-----------                     -------------   -----------
Fixed rate advances maturing:

   January 16, 2003                 2.23%        $  500,000
   July 16, 2003                    2.53%           500,000
   January 16, 2004                 3.04%           500,000
   July 1, 2004                     3.46%           500,000
   July 1, 2005                     4.12%           500,000
   January 17, 2012                3.825%         1,000,000
   July 5, 2012                     4.08%         1,000,000
                                                 ----------
                                                 $4,500,000
                                                 ==========

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                                     Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Company's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2002 and 2001. The following table sets for the Company's ratios at December 31, 2002 and 2001:

Analysis of Capital and Capital Ratios
December 31,                                                          2002      2001
                                                                     -------   -------
(Dollars in thousands)
Tier 1 capital                                                       $ 8,416   $ 7,595
Tier 2 capital                                                         1,047       860
                                                                     -------   -------
   Total qualifying capital                                          $ 9,463   $ 8,455
                                                                     =======   =======
Risk-adjusted total assets (including off-balance-sheet exposures)   $83,734   $68,626
                                                                     =======   =======

Risk-based capital ratios:
   Tier 1 risk-based capital ratio                                     10.05%    11.07%
   Total risk-based capital ratio                                      11.30%    12.32%
   Tier 1 leverage ratio                                                7.37%     8.96%

The Company is in the process of a secondary stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares are being issued at $8.00 per share to fund the expansion of the Company. This additional capital will improve the Company and the Bank's capital ratios.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                     Impact of Off-Balance Sheet Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of the Company's customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for its on-balance sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

As of December 31, 2002, commitments to extend credit totaled $11,040,303 and its standby letters of credit totaled $159,000. As of December 31, 2001, commitments to extend credit totaled $10,831,678 and its standby letters of credit totaled $211,894.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2002.

                                         After One   After Three
                                          Through      Through                  Greater
                            Within One     Three       Twelve      Within One     Than
(Dollars in thousands)         Month      Months       Months        Year       One Year    Total
                            ----------   ---------   -----------   ----------   --------   -------
Unused commitments to
   extend credit               $380        $723        $2,001        $3,104      $7,936    $11,040
Standby letters of credit        75          --            76           151           8        159
                               ----        ----        ------        ------      ------    -------

Totals                         $455        $723        $2,077        $3,255      $7,944    $11,199
                               ====        ====        ======        ======      ======    =======

The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                   Liquidity Management and Capital Resources

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of the Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control. Nevertheless, management believes that cash and cash equivalents in combination with deposit inflows and loan repayments are adequate to meet reasonably foreseeable demands for deposit withdrawals and the funding of new loans. The investment portfolio serves as the Company's principal source of secondary asset liquidity. However, the availability of this source of funds is influenced by market conditions. The Company also has the availability to borrow funds from other financial institutions and the Federal Home Loan Bank.

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the general rate of inflation and of goods and services. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                    Accounting and Financial Reporting Issues

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The significant accounting policies are described in the footnotes to the financial statements at December 31, 2002 as filed on the annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

Management believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its financial statements. Refer to the portion of this discussion that addresses the allowance for loan losses for a description of the processes and methodology for determining the allowance for loan losses.

                         FIRST RELIANCE BANCSHARES, INC.

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                              Industry Developments

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on companies affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain legislation, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any such legislation will be adopted or, if adopted, how it would affect the Company.

                              Change of Accountants

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company's principal independent accountant since the Company's inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company's principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company's financial statements for the year ended December 31, 2002, and has also been selected to audit the Company's financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.'s reports on the Company's financial statements for the years ended December 31, 2002, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its report.

                         FIRST RELIANCE BANCSHARES, INC.

                        Consolidated Financial Statements

                     Years Ended December 31, 2002 and 2001

                                       and

                          Independent Auditors' Report

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
First Reliance Bancshares, Inc.
Florence, South Carolina

We have audited the accompanying consolidated balance sheet of First Reliance Bancshares, Inc. as of December 31, 2002 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of First Reliance Bancshares, Inc. as of and for each of the two years in the period ended December 31, 2001, were audited by other auditors whose report dated February 1, 2002, expressed an unqualified opinion on those consolidated statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Reliance Bancshares, Inc. as of December 31, 2002 and the consolidated results of their operations and cash flows for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

Elliott Davis, LLC
Columbia, South Carolina
January 31, 2003

                         FIRST RELIANCE BANCSHARES, INC.

                           Consolidated Balance Sheets

                                                                          December 31,
                                                                 --------------------------
                                                                     2002          2001
                                                                 ------------   -----------
Assets:
   Cash and cash equivalents:
      Cash and due from banks                                    $  3,789,927   $ 1,987,594
      Federal funds sold                                            2,856,000     1,057,000
                                                                 ------------   -----------
         Total cash and cash equivalents                            6,645,927     3,044,594
                                                                 ------------   -----------

   Investment securities:
      Securities available-for-sale                                23,448,775    14,305,686
      Nonmarketable equity securities                                 250,000       142,400
                                                                 ------------   -----------
         Total investment securities                               23,698,775    14,448,086
                                                                 ------------   -----------

   Loans receivable                                                81,558,827    64,875,191
      Less allowance for loan losses                               (1,137,337)   (1,045,014)
                                                                 ------------   -----------
         Loans, net                                                80,421,490    63,830,177

   Premises, furniture and equipment, net                           3,993,363     3,675,541
   Accrued interest receivable                                        698,590       687,611
   Other real estate owned                                            120,872        86,988
   Other assets                                                       497,574       421,537
                                                                 ------------   -----------
         Total assets                                            $116,076,591   $86,194,534
                                                                 ============   ===========

Liabilities:
   Deposits:
      Noninterest-bearing transaction accounts                   $ 16,470,767   $12,175,551
      Interest-bearing transaction accounts                        16,489,757     9,251,381
      Savings                                                      15,492,740    14,237,621
      Time deposits $100,000 and over                              21,525,185    14,874,927
      Other time deposits                                          30,344,632    25,147,164
                                                                 ------------   -----------
         Total deposits                                           100,323,081    75,686,644

   Securities sold under agreements to repurchase                   1,881,750     1,927,164
   Advances from Federal Home Loan Bank                             4,500,000            --
   Accrued interest payable                                           376,961       472,848
   Other liabilities                                                  350,621       449,871
                                                                 ------------   -----------
         Total liabilities                                        107,432,413    78,536,527
                                                                 ------------   -----------

Commitments and contingencies (Notes 6, 7 and 15)

Shareholders' Equity:
   Common stock, $0.01 par value, 5,000,000 shares authorized;
      1,448,830 and 724,115 shares issued and outstanding at
      December 31, 2002 and 2001, respectively                         14,488        11,488
   Capital Surplus                                                  7,091,562     7,167,775
   Retained earnings                                                1,309,803       415,500
   Accumulated other comprehensive income                             228,325        63,244
                                                                 ------------   -----------
         Total shareholders' equity                                 8,644,178     7,658,007
                                                                 ------------   -----------

Total liabilities and shareholders' equity                       $116,076,591   $86,194,534
                                                                 ============   ===========

The accompaying notes are an integral part of the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

                        Consolidated Statements of Income

                                                        For the years ended December 31,
                                                      ------------------------------------
                                                         2002         2001         2000
                                                      ----------   ----------   ----------
Interest income:
   Loans, including fees                              $5,939,949   $5,236,089   $3,697,084
   Investment securities:
      Taxable                                            662,951      766,410      422,465
      Tax exempt                                         232,807       93,623        1,155
   Federal funds sold                                     84,277      149,072      280,343
   Other interest income                                  11,759        6,332       19,146
                                                      ----------   ----------   ----------
      Total                                            6,931,743    6,251,526    4,420,193
                                                      ----------   ----------   ----------

Interest expense:
   Time deposits $100,000 and over                       706,350      784,115      496,167
   Other deposits                                      1,504,468    2,018,091    1,497,317
   Other interest expense                                126,154       84,100       61,322
                                                      ----------   ----------   ----------
      Total                                            2,336,972    2,886,306    2,054,806
                                                      ----------   ----------   ----------

Net interest income                                    4,594,771    3,365,220    2,365,387

Provision for loan losses                                348,533      347,000      628,312
                                                      ----------   ----------   ----------

Net interest income after provision for loan losses    4,246,238    3,018,220    1,737,075
                                                      ----------   ----------   ----------

Noninterest income:
   Service charges on deposit accounts                   590,168      504,582      327,697
   Residential mortgage origination fees                 829,808      716,203      424,654
   Securities and insurance brokerage commissions        101,963       82,279           --
   Credit life insurance commissions                      31,588       51,320       74,638
   Other service charges, commissions, and fees           82,121       28,828       14,981
   Gain of sales of securities available-for-sale         79,785        7,413           --
   Other                                                  18,084       12,937       12,800
                                                      ----------   ----------   ----------
      Total                                            1,733,517    1,403,562      854,770
                                                      ----------   ----------   ----------

Noninterest expenses:
   Salaries and benefits                               2,641,032    1,876,552    1,151,218
   Occupancy                                             173,565      167,849       96,000
   Furniture and equipment                               221,658      244,136       70,462
   Other operating                                     1,643,238    1,204,593      811,747
                                                      ----------   ----------   ----------
      Total                                            4,679,493    3,493,130    2,129,427
                                                      ----------   ----------   ----------

Income before income taxes                             1,300,262      928,652      462,418

Income tax expense                                       405,959      312,098      169,400
                                                      ----------   ----------   ----------

Net income                                            $  894,303   $  616,554   $  293,018
                                                      ==========   ==========   ==========

Earnings per share:
Basic                                                 $     0.62   $     0.43   $     0.20
Diluted                                               $     0.59   $     0.42   $     0.20

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

         Consolidated Statements of Changes in Stockholders' Equity and
                              Comprehensive Income

              For the years ended December 31, 2002, 2001 and 2000


                                                                                    Accumulated
                                      Common stock                     Retained       other
                                   -------------------     Capital     earnings    comprehensive
                                     Shares     Amount     surplus     (deficit)       income         Total
                                   ---------   -------   ----------   ----------   -------------   ----------
Balance,
   December 31, 1999                 723,518   $ 5,518   $7,167,775   $ (494,072)     $ (6,290)    $6,672,931
                                                                                                   ----------

Net income                                                               293,018                      293,018

Other comprehensive income,
   net of tax expense of $41,868                                                        81,274         81,274
                                                                                                   ----------

Comprehensive income                                                                                  374,292
                                   ---------   -------   ----------   ---------       --------     ----------

Balance,
   December 31, 2000                 723,518     5,518    7,167,775     (201,054)       74,984      7,047,223
                                                                                                   ----------

Net income                                                               616,554                      616,554

Other comprehensive loss,
   net of tax benefit of $10,677                                                       (11,740)      (11,740)
                                                                                                   ----------

Comprehensive income                                                                                  604,814

Exercise of stock options                597     5,970                                                  5,970
                                   ---------   -------   ----------   ----------      --------     ----------

Balance,
   December 31, 2001                 724,115    11,488    7,167,775      415,500        63,244      7,658,007

Net income                                                               894,303                      894,303

Other comprehensive income,
   net of tax expense of $85,042                                                       165,081        165,081
                                                                                                   ----------

Comprehensive income                                                                                1,056,384

Stock issuance costs                                        (76,213)                                  (76,213)
(Note 2)

Exercise of stock options                600     3,000                                                  3,000

Two for one stock split              724,115
                                   ---------   -------   ----------   ----------      --------     ----------
Balance,
   December 31, 2002               1,448,830   $14,488   $7,091,562   $1,309,803      $228,325     $8,644,178
                                   =========   =======   ==========   ==========      ========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

                      Consolidated Statements of Cash Flows

                                                                          For the years ended December 31,
                                                                     ------------------------------------------
                                                                          2002          2001           2000
                                                                     ------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                        $    894,303   $    616,554   $    293,018
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
         Provision for loan losses                                        348,533        347,000        628,312
         Depreciation and amortization expense                            281,470        286,087         97,080
         Gain on sales of securities available-for-sales                  (79,785)        (7,413)            --
         Discount (accretion) and premium amortization                     86,406         16,063        (37,446)
         Disbursements for mortgages held for sale                    (16,397,632)   (45,804,887)   (18,691,129)
         Proceeds from sales of mortgages held for sale                14,640,257     47,105,221     18,680,490
         Deferred income tax provision (benefit)                           (5,607)      (120,339)       (30,373)
         Increase in interest receivable                                  (10,979)      (133,872)      (439,767)
         Increase (decrease) in interest payable                          (95,887)       125,300        277,436
         Increase in other assets                                        (175,205)       (62,172)       (22,813)
         Increase (decrease) in other liabilities                        (134,432)       188,764        167,966
                                                                     ------------   ------------   ------------
            Net cash provided (used) by operating activities             (648,558)     2,556,306        922,774
                                                                     ------------   ------------   ------------

Cash flows from investing activities:
   Purchases of securities available-for-sale                         (22,726,876)   (15,117,538)    (9,673,349)
   Maturities of securities available-for-sale                          6,392,036      9,600,496        870,692
   Proceeds from sales of securities available-for-sale                 7,439,616      1,374,108             --
   Purchase of Federal Home Loan Bank stock                              (107,600)      (130,100)       (12,300)
   Net increase in loans receivable                                   (15,248,343)   (19,599,802)   (30,067,602)
   Purchases of premises, furniture and equipment                        (544,912)      (844,826)    (2,311,737)
   Proceeds from sale of other real estate owned                           28,160             --             --
                                                                     ------------   ------------   ------------
            Net cash used by investing activities                     (24,767,919)   (24,717,662)    41,194,296)
                                                                     ------------   ------------   ------------

Cash flows from financing activities:
   Net increase in demand deposits, interest-bearing
      transaction accounts and savings accounts                        12,788,711     14,284,746     12,612,795
   Net increase in certificates of deposit and other time deposits     11,847,726      6,758,555     24,035,209
   Increase in advances from Federal Home Loan Bank                     4,500,000             --             --
   Net increase (decrease) in securities sold
      under agreements to repurchase                                      (45,414)      (139,847)     2,067,011
   Stock issuance costs                                                   (76,213)            --             --
   Exercise of stock options                                                3,000          5,970             --
                                                                     ------------   ------------   ------------
           Net cash provided by financing activities                   29,017,810     20,909,424     38,715,015
                                                                      -----------   ------------   ------------

Net increase (decrease) in cash and cash equivalents                    3,601,333     (1,251,932)    (1,556,507)

Cash and cash equivalents, beginning of year                            3,044,594      4,296,526      5,853,033
                                                                     ------------   ------------   ------------

Cash and cash equivalents, end of year                               $  6,645,927   $  3,044,594   $  4,296,526
                                                                     ============   ============   ============

Cash paid during the year for:
   Income taxes                                                      $    640,543   $    279,677   $    197,000
   Interest                                                          $  2,432,859   $  2,761,006   $  1,777,370

Supplemental noncash investing and financing activities:
   Foreclosures on loans                                             $     65,872   $     86,988   $         --

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary (Note 2), First Reliance Bank (the Bank). First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk - Most of the Company's activities are with customers located within Florence County in South Carolina. The types of securities in which the Company invests are discussed in Note 5. The types of lending in which the Company engages are discussed in Note 6. The Company does not have any significant concentrations with any one industry or customer.

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investment in the stock of Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2002 and 2001, the Company's investment in Federal Home Loan Bank stock was $250,000 and $142,400, respectively. Dividends received on this stock is included as a separate component of interest income.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans receivable - Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes ninety days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related allowance account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans, which are deemed to be uncollectible, are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of foreclosure are charged to the allowance for loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 6% of the participants' compensation. The Company charged $39,795, $21,141, and $13,323 to earnings for the retirement savings plan in 2002, 2001, and 2000, respectively.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 17. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

                                               For the years ended December 31,
                                               --------------------------------
                                                  2002       2001       2000
                                                --------   --------   --------

Net income, as reported                         $894,303   $616,554   $293,018
Deduct: Total stock-based employee
  compensation expense determined
  under fair value based method
  for all awards, net of related tax effects      82,577     77,700    122,066
                                                --------   --------   --------
Pro forma net income                            $811,726   $538,854   $170,952
                                                ========   ========   ========

Earnings per share:
  Basic - as reported                           $   0.62   $   0.43   $   0.20
                                                ========   ========   ========
  Basic - pro forma                             $   0.56   $   0.37   $   0.12
                                                ========   ========   ========

  Diluted - as reported                         $   0.59   $   0.42   $   0.20
                                                ========   ========   ========
  Diluted - pro forma                           $   0.54   $   0.36   $   0.12
                                                ========   ========   ========

Common Stock Owned by the Employee Stock Ownership Plan (ESOP) - ESOP purchases and redemptions of the Company's common stock are at estimated fair value. Dividends on ESOP shares are charged to retained earnings. All shares held by the ESOP are treated as outstanding for purposes of computing earnings per share.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Earnings per share have been restated to reflect the two for one stock split. See Note 16.

Comprehensive Income - Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The components of other comprehensive income and related tax effects are as follows:

                                                              For the years ended December 31,
                                                              --------------------------------
                                                                 2002       2001       2000
                                                               --------   --------   --------
Unrealized gains (losses) on securities available-for-sale:    $334,275   $(15,004)  $123,142

   Reclassification adjustment for gains realized
      in net income                                             (79,785)    (7,413)        --
                                                               --------   --------   --------

Net unrealized gains (losses) on securities                     254,490    (22,417)   123,142

Tax effect                                                      (89,409)    10,677    (41,868)
                                                               --------   --------   --------

   Net-of-tax amount                                           $165,081   $(11,740)  $ 81,274
                                                               ========   ========   ========

Statements of Cash Flows - For purposes of reporting cash flows in the consolidated financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the consolidated financial statements.

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the consolidated financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the 2001 and 2000 consolidated financial statements were reclassified to conform with the 2002 presentation.

NOTE 2 - CORPORATE REORGANIZATION

At the annual meeting of the shareholders of the Bank held on June 7, 2001, the Bank's shareholders approved the reorganization (the "Reorganization") of the Bank into a holding company structure pursuant to the terms of a Plan of Reorganization and Exchange that provides for a statutory share exchange between the shareholders of the Bank and the Company whereby each outstanding share of common stock of the Bank would be exchanged for one share of common stock of the Company. The statutory share exchange took effect and the Reorganization was completed on April 1, 2002. As a result and as a matter of convenience for presentation, the financial statements for the year ended December 31, 2002 are presented as if the Reorganization had occurred on January 1, 2000. The accompanying financial statements for the periods ended in 2001 and 2000 are unchanged from the amounts previously reported by the Bank except for amounts affected by the stock split.

NOTE 3 - STOCK OFFERING

On November 12, 2002, the Company commenced a stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price is $8.00 per share. This is a best efforts offering we are conducting without an underwriter. At December 31, 2002, the Company had sold 162,125 shares and maintained the proceeds of this sale in an escrow account. Total proceeds in the escrow account were $1,297,043 at December 31, 2002. The Company anticipates closing the offering in May 2003. As of December 31, 2002, the Company had incurred $76,213 in costs directly associated with the stock sale.

NOTE 4 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Bankers Bank, a correspondent bank, sufficient to cover all cash letter transactions. At December 31, 2002, the requirement was met by the cash balance in the account and by the line available for federal funds.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 5 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

                                            Gross Unrealized
                              Amortized    ------------------   Estimated Fair
                                 Cost        Gains     Losses        Value
                             -----------   --------   -------   --------------
December 31, 2002
U.S. Government agencies     $ 4,327,391   $ 82,565   $ 1,478     $ 4,408,478
Mortgage-backed securities    10,646,356    177,189     2,667      10,820,878
Municipals                     8,129,798    105,645    16,024       8,219,419
                             -----------   --------   -------     -----------
                             $23,103,545   $365,399   $20,169     $23,448,775
                             ===========   ========   =======     ===========
December 31, 2001
U.S. Government agencies     $ 6,209,906   $129,073   $   827     $ 6,338,152
Mortgage-backed securities     3,376,873     40,151        --       3,417,024
Municipals                     3,113,998         --    86,697       3,027,301
Commercial paper               1,514,169     12,688     3,648       1,523,209
                             -----------   --------   -------     -----------
                             $14,214,946   $181,912   $91,172     $14,305,686
                             ===========   ========   =======     ===========

For the years ended December 31, 2002 and 2001, proceeds from the sales of securities available-for-sale amounted to $7,439,616 and $1,374,108, respectively. Gross realized gains amounted to $79,785 and $7,413, respectively. There were no gross realized losses. There were no sales of securities in 2000.

The following is a summary of maturities of securities available-for-sale as of December 31, 2002. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                    Securities
                                                Available-For-Sale
                                            -------------------------
                                             Amortized     Estimated
                                                Cost       Fair Value
                                            -----------   -----------
Due after one year but within five years    $ 2,915,449   $ 2,986,519
Due after five years but within ten years     2,967,262     3,018,276
Due after ten years                           6,574,478     6,623,102
                                            -----------   -----------
                                             12,457,189    12,627,897
Mortgage-backed securities                   10,646,356    10,820,878
                                            -----------   -----------
   Total                                    $23,103,545   $23,448,775
                                            ===========   ===========

At December 31, 2002 and 2001, securities with amortized costs of $4,293,005 and $4,231,635 and estimated fair values of $4,434,777 and $4,269,785, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 6 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

                                                              December 31,
                                                       -------------------------
                                                           2002          2001
                                                       -----------   -----------
Mortgage loans on real estate:
Residential 1-4 family                                 $17,113,018   $11,720,240
Commercial                                              20,632,111    15,029,012
Construction                                             9,799,410     6,748,992
Second mortgages                                         4,491,109     4,266,248
Equity lines of credit                                   3,389,463     1,641,940
                                                       -----------   -----------
                                                        55,425,111    39,406,432
Commercial and industrial                               15,627,587    13,977,706
Consumer                                                 9,944,293    11,310,260
Other                                                      561,836       180,793

   Total gross loans                                   $81,558,827   $64,875,191
                                                       ===========   ===========

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2002, management has determined that no impairment of loans existed.

Transactions in the allowance for loan losses are summarized below:

                                              For the years ended December 31,
                                             ----------------------------------
                                                2002         2001        2000
                                             ----------   ----------   --------
Balance, beginning of year                   $1,045,014   $  780,407   $163,000
Provision charged to operations                 348,533      347,000    628,312
Recoveries on loans previously charged-off       37,659       44,977      1,220
Loans charged-off                              (293,869)    (127,370)   (12,125)
                                             ----------   ----------   --------

   Balance, end of year                      $1,137,337   $1,045,014   $780,407
                                             ==========   ==========   ========

As of December 31, 2002, there were $291,804 in loans past due ninety days or more and $292,725 of loans in nonaccrual status. There were $146,436 in loans past due ninety days or more and $8,872 of loans in nonaccrual status at December 31, 2001.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Company at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers. One of the agreements also states that if a loan becomes 60 days or more delinquent during the first four months following the first payment due and is subsequently recommended for foreclosure in the 12 months following the payment due the buyer, then the loan is subject to repurchase by the Company. Loans sold to this buyer in 2002 total $7,010,693. The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 6 - LOANS (continued)

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                      December 31,
                               -------------------------
                                   2002          2001
                               -----------   -----------
Commitments to extend credit   $11,040,303   $10,831,678
Standby letters of credit          159,000       211,894

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in Florence County and surrounding areas.

NOTE 7 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

                                                               December 31,
                                                         -----------------------
                                                            2002         2001
                                                         ----------   ----------
Land                                                     $  958,609   $  958,609
Building                                                  2,299,424    2,299,424
Furniture and equipment                                     937,568      762,230
Construction in progress                                    369,541           --
                                                         ----------   ----------
   Total                                                  4,565,142    4,020,263
Less, accumulated depreciation                              571,779      344,722
                                                         ----------   ----------
   Premises and equipment, net                           $3,993,363   $3,675,541
                                                         ==========   ==========

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 amounted to $281,470, $286,087, and $97,080, respectively.

The Company is in the process of purchasing and renovating adjacent property to be used as the operations center. In addition to the amount in construction in progress, the Company is committed to spend an additional $680,000.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 8 - DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits were as follows:

Maturing In                   Amount
-----------                -----------
2003                       $46,648,318
2004                         3,005,052
2005                         1,140,856
2006                           608,195
2007                           467,396
                           -----------

Total                      $51,869,817
                           ===========

NOTE 9 - SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                            For the years ended December 31,
                                            --------------------------------
                                                    2002         2001
                                                 ----------   ----------
Average balance during the year                  $1,683,987   $2,537,906
Average interest rate during the year                  0.87%        3.09%
Maximum month-end balance during the year        $1,927,726   $3,494,493

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day. As of December 31, 2002 and 2001, the par value and market value of the securities held by the third-party for the underlying agreements were $2,790,904 and $4,232,966, respectively, and $2,790,904 and $4,269,785, respectively. See Note 5.

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

                                                December 31,
Description                     Interest Rate       2002
-----------                     -------------   ------------
Fixed rate advances maturing:

   January 16, 2003                  2.23%       $  500,000
   July 16, 2003                     2.53%          500,000
   January 16, 2004                  3.04%          500,000
   July 1, 2004                      3.46%          500,000
   July 1, 2005                      4.12%          500,000
   January 17, 2012                  3.83%        1,000,000
   July 5, 2012                      4.08%        1,000,000
                                                 ----------
                                                 $4,500,000
                                                 ==========

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 10 - ADVANCES FROM FEDERAL HOME LOAN BANK (continued)

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

                              Amount
                            ----------
   2003                     $1,000,000
   2004                      1,000,000
   2005                        500,000
   2006                             --
   2007                             --
Thereafter                   2,000,000
                            ----------
      Total                 $4,500,000
                            ==========

As collateral, the Company had pledged first mortgage loans on one to four family residential loans aggregating $20,632,111 (see Note 6) at December 31, 2002. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 11 - RESTRICTIONS ON SHAREHOLDERS' EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank. At December 31, 2002, the Bank had undivided profits of $1,356,712. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

                                          For the years ended December 31,
                                         ----------------------------------
                                            2002         2001        2000
                                         ----------   ----------   --------
Professional fees                        $  172,299   $  159,249   $100,183
Office supplies, forms, and stationery      141,371      154,504    121,412
Advertising                                 117,732       85,479     62,580
Data processing and supplies                285,887      202,444    125,126
Loan origination expenses                    34,690       28,986     36,839
Employee education and conventions          120,392       84,457     15,440
Computer and software                       112,253      120,350     84,300
Other                                       658,614      369,124    265,867
                                         ----------   ----------   --------

   Total                                 $1,643,238   $1,204,593   $811,747
                                         ==========   ==========   ========

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense is summarized as follows:

                                               For the years ended December 31,
                                               --------------------------------
                                                 2002       2001         2000
                                               --------   ---------    --------
Currently payable
   Federal                                     $370,121   $ 390,653    $222,627
   State                                         41,445      41,783      19,014
                                               --------   ---------    --------
      Total current                             411,566     432,436     241,641
                                               --------   ---------    --------

Deferred
   Federal                                       31,843    (116,950)    (26,116)
   State                                         51,957     (14,065)     (4,257)
                                               --------   ---------    --------
      Total deferred                             83,800    (131,015)    (30,373)
                                               --------   ---------    --------

      Total income tax expense                 $495,366   $ 301,421    $211,268
                                               ========   =========    ========

Income tax expense is allocated as follows:

   To continuing operations                    $405,959   $ 312,098    $169,400
      To shareholders' equity                    89,407     (10,677)     41,868
                                               --------   ---------    --------

                                               $495,366   $ 301,421    $211,268
                                               ========   =========    ========

The components of deferred tax assets and deferred tax liabilities are as follows:

                                                                December 31,
                                                            -------------------
                                                              2002       2001
                                                            --------   --------
Deferred tax assets:
   Allowance for loan losses                                $357,523   $435,598
   Organizational costs                                       46,181     37,634
   Other                                                       9,330         --
                                                            --------   --------
      Total gross deferred tax assets                        413,034    473,232
   Less, valuation allowance                                      --    (86,908)
                                                            --------   --------
      Total net deferred tax assets                          413,034    386,324
                                                            --------   --------

Deferred tax liabilities:
   Unrealized gain on securities available-for-sale          116,905     27,498
   Accumulated depreciation                                   49,811     28,708
                                                            --------   --------
      Total gross deferred tax liabilities                   166,716     56,206
                                                            --------   --------
   Net deferred tax asset recognized                        $246,318   $330,118
                                                            ========   ========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2002, management has determined that it is more likely than not that the total deferred tax asset will be realized and, accordingly, has not established a valuation allowance. Net deferred tax assets are included in other assets at December 31, 2002 and 2001.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES (continued)

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                      For the years ended December 31,
                                                      --------------------------------
                                                         2002       2001       2000
                                                       --------   --------   --------
Tax expense at statutory rate                          $442,089   $315,742   $157,222
State income tax, net of federal income tax benefit      33,716     18,294     12,549
Tax-exempt interest income                              (81,562)   (31,832)        --
Disallowed interest expense                               7,948      4,205         --
Other, net                                                3,768      5,689       (371)
                                                       --------   --------   --------

                                                       $405,959   $312,098   $169,400
                                                       ========   ========   ========

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2002 and 2001, the Company had related party loans totaling $3,028,776, $2,035,157 and $1,539,142, respectively. During 2002, $2,491,966 of advances were made to related parties and repayments totaled $1,498,347. During 2001, $1,217,552 of advances were made to related parties and repayments totaled $721,557.

At December 31, 2002 and 2001, the Company had securities sold under agreements to repurchase with related parties of $415,215 and $400,082, respectively.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2002, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 16 - EARNINGS PER SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

                                                                For the years ended December 31,
                                                              ------------------------------------
                                                                 2002         2001         2000
                                                              ----------   ----------   ----------
Basic earnings per share:

Net income available to common shareholders                   $  894,303   $  616,554   $  293,018
                                                              ==========   ==========   ==========

Average common shares outstanding - basic                      1,448,710    1,447,466    1,447,036
                                                              ==========   ==========   ==========

Basic earnings per share                                      $     0.62   $     0.43   $     0.20
                                                              ==========   ==========   ==========

Diluted earnings per share:

Net income available to common shareholders                   $  894,303   $  616,554   $  293,018
                                                              ==========   ==========   ==========

Average common shares outstanding - basic                      1,448,710    1,447,466    1,447,036

Incremental shares from assumed conversion of stock options       68,316       35,838       33,803
                                                              ----------   ----------   ----------

Average common shares outstanding - diluted                    1,517,026    1,483,304    1,480,839
                                                              ==========   ==========   ==========

Diluted earnings per share                                    $     0.59   $     0.42   $     0.20
                                                              ==========   ==========   ==========

NOTE 17 - STOCK COMPENSATION PLAN

On August 16, 1999, the Company established the 1999 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 119,000 shares (238,000 shares after the effects of the stock split) of the Company's common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. At December 31, 2002, there were 5,800 options available for grant.

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                               2002     2001     2000
                                             --------   ----   --------
Dividend yield                                 0.00%    N/A      0.00%
Expected volatility                           10.00%    N/A      0.00%
Risk-free interest rate                        5.41%    N/A      6.52%
Expected life                                10 years   N/A    10 years

There were no options granted during 2001.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 17 - STOCK COMPENSATION PLAN (continued)

A summary of the status of the Company's stock option plan as of December 31, 2002, 2001 and 2000, and changes during the period is presented below:

                                    2002                  2001                  2000
                             -------------------   -------------------   -------------------
                                       Weighted-             Weighted-             Weighted-
                                        Average               Average               Average
                                        Exercise              Exercise              Exercise
                             Shares      Price      Shares     Price      Shares     Price
                             -------   ---------   -------   ---------   -------   ---------
Outstanding at beginning
   of year                   222,800     $5.04     228,000     $5.04     222,000     $5.00
Granted                       14,000      6.59          --        --       7,000      6.17
Exercised                       (600)     5.00      (1,194)     5.00          --        --
Cancelled                     (4,000)     6.59      (4,006)     5.00      (1,000)     5.00
                             -------               -------               -------
Outstanding at end of year   232,200      5.11     222,800      5.04     228,000      5.04
                             =======               =======               =======

The prior year number of options and prices have been adjusted to reflect the two for one stock split.

The following table summarizes information about stock options outstanding under the Company's plan at December 31, 2002:

                                  Outstanding   Exercisable
                                  -----------   -----------
Number of options                     232,200       221,475
Weighted average remaining life    6.80 years    6.68 years
Weighted average exercise price   $      5.11   $      5.04
High exercise price               $      6.59   $      6.59
Low exercise price                $      5.00   $      5.00

NOTE 18 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 18 - REGULATORY MATTERS (continued)

As of December 31, 2002, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

                                                                                             To Be Well-
                                                                                          Capitalized Under
                                                                        For Capital       Prompt Corrective
                                                     Actual          Adequacy Purposes    Action Provisions
                                              -------------------   ------------------   -------------------
                                                Amount      Ratio     Amount     Ratio     Amount      Ratio
                                              ----------   ------   ----------   -----   ----------   ------
December 31, 2002
   Total capital (to risk-weighted assets)    $9,586,230   11.46%   $6,692,520   8.00%   $8,364,400   10.00%
   Tier 1 capital (to risk-weighted assets)    8,538,974   10.21     3,345,760   4.00     5,018,640    6.00
   Tier 1 capital (to average assets)          8,538,974    7.48     4,567,160   4.00     5,708,950    5.00

December 31, 2001
   Total capital (to risk-weighted assets)    $8,455,137   12.32%   $6,788,240   8.00%   $8,472,803   10.00%
   Tier 1 capital (to risk-weighted assets)    7,594,763   11.07     3,389,120   4.00     5,083,682    6.00
   Tier 1 capital (to average assets)          7,594,763    8.96     2,745,040   4.00     3,431,300    5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 19 - UNUSED LINES OF CREDIT

As of December 31, 2002, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $6,100,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to 10% of the Company's total assets, which totaled $11,629,692 as of December 31, 2002. As of December 31, 2002, the Company had borrowed $4,500,000 on this line.

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount for which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Securities available-for-sale - Fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Nonmarketable Equity Securities - The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from Federal Home Loan Bank - The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the Federal Home Loan Bank.

Securities Sold Under Agreements to Repurchase - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Company's financial instruments were as follows:

                                                                       December 31,
                                                 -----------------------------------------------------------
                                                              2002                          2001
                                                 ----------------------------   ----------------------------
                                                   Carrying    Estimated Fair     Carrying    Estimated Fair
                                                    Amount          Value          Amount          Value
                                                 -----------   --------------   -----------   --------------
Financial Assets:
Cash and due from banks                          $ 3,789,927     $ 3,789,927    $ 1,987,594     $ 1,987,594
Federal funds sold                                 2,856,000       2,856,000      1,057,000       1,057,000
Securities available-for-sale                     23,448,775      23,448,775     14,305,686      14,305,686
Nonmarketable equity securities                      250,000         250,000        142,400         142,400
Loans receivable                                  81,558,827      82,139,875     64,875,191      64,997,633
Accrued interest receivable                          698,590         698,590        687,611         687,611
Financial Liabilities:
Demand deposit, interest-bearing transaction,
   and savings accounts                          $48,453,264     $48,453,264    $35,664,553     $35,664,553
Certificates of deposit                           51,869,817      52,457,543     40,022,091      40,524,281
Securities sold under agreements to repurchase     1,881,750       1,881,750      1,927,164       1,927,164
Advances from Federal Home Loan Bank               4,500,000       4,445,356             --              --
Accrued interest payable                             376,961         376,961        472,848         472,848

                                                  Notional     Estimated Fair    Notional     Estimated Fair
                                                   Amount          Value          Amount          Value
                                                 -----------   --------------   -----------   --------------
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit                     $11,040,303     $11,040,303    $10,831,678     $10,831,678
Standby letters of credit                            159,000         159,000        211,894         211,894

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 21 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

                             Condensed Balance Sheet

                                                December 31,
                                                    2002
                                                ------------
Assets
   Investment in banking subsidiary              $8,767,300
   Other assets                                      27,915
                                                 ----------

Total assets                                     $8,795,215
                                                 ==========

Liabilities
   Due to banking subsidiary                     $  151,037

Shareholders' equity                              8,644,178
                                                 ----------

   Total liabilities and shareholders' equity    $8,795,215
                                                 ==========

                          Condensed Statement of Income

                                                                    For the period
                                                                     April 2, 2002
                                                                        through
                                                                     December 31,
                                                                         2002
                                                                    --------------
Income                                                                 $     --

Expenses                                                                 74,823
                                                                       --------

Income (loss) before income taxes and equity in
   undistributed earnings of banking subsidiary                         (74,823)

Income tax benefit                                                      (27,915)
                                                                       --------
Loss before equity in undistributed earning of banking subsidiary       (46,908)

Equity in undistributed earnings of banking subsidiary                  748,994
                                                                       --------

      Net income                                                       $702,086
                                                                       ========

                         FIRST RELIANCE BANCSHARES, INC.

                   Notes to Consolidated Financial Statements

NOTE 21 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

                        Condensed Statement of Cash Flows

                                                                 For the period
                                                                  April 2, 2002
                                                                     through
                                                                  December 31,
                                                                      2002
                                                                 --------------
Cash flows from operating activities
   Net income                                                       $ 702,086
   Adjustments to reconcile net income to net cash provided by operating activities:
      Increase in other assets                                        (27,915)
      Increase in other liabilities                                   151,036
      Equity in undistributed earnings of banking subsidiary         (748,994)
                                                                    ---------
         Net cash provided by operating activities                     76,213
                                                                    ---------

Cash flows from financing activities
   Stock issuance costs                                               (76,213)
                                                                    ---------
         Net cash used by financing activities                        (76,213)
                                                                    ---------

Increase (decrease) in cash                                                --

Cash and cash equivalents, beginning of period                             --
                                                                    ---------

Cash and cash equivalents, ending of period                         $      --
                                                                    =========

                         FIRST RELIANCE BANCSHARES, INC.

                                 Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. will be held at First Reliance Bank on June 19, 2003.

          CORPORATE OFFICE:                  INDEPENDENT AUDITORS:

          2170 West Palmetto Street          Elliott Davis, LLC
          Florence, South Carolina 29501     1901 Main Street, Suite 1650
          Phone (843) 662-8802               P.O. Box 2227
          Fax (843) 662-8373                 Columbia, S.C. 29202

                           STOCK TRANSFER DEPARTMENT:

                           Registrar and Transfer Company
                           10 Commerce Drive
                           Cranford, New Jersey 07016-3572

MARKET FOR FIRST RELIANCE BANCSHARES, INC. COMMON STOCK;
PAYMENT OF DIVIDENDS

The Company's common stock is not traded on any stock exchange or in the over-the-counter market, and there is no public trading market for the common stock. Arms-length transactions in the common stock are anticipated to be infrequent and negotiated privately between the persons involved in those transactions.

On April 1, 2002, the Company acquired the Bank pursuant to a statutory share exchange whereby each share of the common stock of the Bank was exchanged for one share of the common stock of the Company. The Company repurchased the 100 shares of common stock held by F. R. Saunders, Jr., who was the incorporator of the Company, for the purchase price paid by Mr. Saunders for such shares. Other than the issuance of the shares in the share exchange and the repurchase, there have been no transactions in the common stock of the Company.

High and Low Stock Price Information for First Reliance Bancshares, Inc.

                              2002
                         -------------
Applicable Period/(1)/    High    Low
-----------------        -----   -----
Third Quarter            $8.00   $7.50
Fourth Quarter           $8.00   $8.00

----------
(1) Represents the quarter periods after the Company's acquisition, by share exchange, of all of the outstanding and issued shares of First Reliance Bank.

                         FIRST RELIANCE BANCSHARES, INC.

Prior to the reorganization of the Bank into a holding company structure, the Bank's common stock had been traded in infrequent transactions. The Bank maintained a register of all sales of stock reported to the Bank. The following limited trading information relating to arms-length transactions in the common stock of the Bank during 2001 and 2002 has been compiled from information made available to the Bank and maintained in the stock register, and should not be viewed as complete or necessarily reflective of the actual or market value of the common stock of the Company. The following prices for the common stock of the Bank have been adjusted to reflect the one for one stock dividend that was paid on April 1, 2002.

High and Low Stock Price Information for First Reliance Bank

                      2002            2001
                 -------------   -------------
Applicable       High     Low     High    Low
Period
--------------   -----   -----   -----   -----
First Quarter    $7.50   $7.00   $8.00   $8.00
Second Quarter   $7.50   $7.00   $8.00   $7.00
Third Quarter      N/A     N/A   $8.00   $6.50
Fourth Quarter     N/A     N/A   $7.00   $6.50

As of April 18, 2003, there were 1,458,830 shares of common stock outstanding, held of record by approximately 683 shareholders. The Company has the discretionary authority to repurchase limited amounts of shares of its common stock consistent with regulatory, capital and other restrictions.

The Company is a legal entity separate and distinct from the Bank. The principal sources of the Company's cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to its sole shareholder, the Company. Statutory and regulatory limitations apply to the Bank's payment of dividends to the Company as well as to the Company's payment of dividends to its shareholders. Statutory and regulatory limitations apply to the Bank's payment of dividends to the Company as well as to the Company's payment of dividends to its shareholders. For example, all FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution if following the payment or distribution the institution would be undercapitalized. Moreover, federal agencies having regulatory authority over the Company or the Bank have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

Additionally, under South Carolina law, the Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the State Board, provided that the Bank received a composite rating of one or two at the last examination conducted by a state or federal regulatory authority. All other cash dividends require prior approval by the State Board. South Carolina law requires each state nonmember bank to maintain the same reserves against deposits as are required for a state member bank under the Federal Reserve Act. This requirement is not expected to limit the ability of the Bank to pay dividends on its common stock.

It is the current policy of the Bank to retain earnings to permit possible future expansion. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of the Company and the Bank.

Shareholders may obtain, without charge, a copy of the Company's Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2002. Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

                         FIRST RELIANCE BANCSHARES, INC.

EXECUTIVE OFFICERS OF FIRST RELIANCE BANCSHARES, INC.

F. R. Saunders, Jr.
President and Chief Executive Officer

Paul C. Saunders
Senior Vice President and Assistant Secretary

A. Dale Porter
Executive Vice President, Senior Retail Officer and Secretary

Jeffrey A. Paolucci
Executive Vice President and Chief Financial Officer

DIRECTORS OF FIRST RELIANCE BANCSHARES, INC.

F. R. Saunders, Jr.
President and Chief Executive Officer of First Reliance Bancshares, Inc. and First Reliance Bank

Paul C. Saunders
Senior Vice President and Assistant Secretary of First Reliance Bancshares, Inc. and First Reliance Bank

A. Dale Porter
Executive Vice President, Senior Retail Officer and Secretary of First Reliance Bancshares, Inc. and First Reliance Bank

William P. Campbell
Chairman of the Board of Directors of Computer Dimensions, Inc., a computer software company

Leonard A. Hoogenboom
Chairman of the Board of Directors of First Reliance Bancshares, Inc.; Owner and Chief Executive Officer of Hoogenboom & Co. CPA

John M. Jebaily
Self-employed real estate agent

Wilie Jones
Insurance agent with New York Life Insurance Company; Owner and President of Professional Insurance and Financial Services, Inc.

Andrew G. Kampiziones
Owner, President and Treasurer of Fairfax Development Corporation, a real estate development corporation

Nathaniel Lockhart
U.S. Postal Service employee; President of Solid Vision, an investment group; Co-owner of Accustaff Incorporated, a temporary staffing service

C. Dale Lusk, MD
Physician with Advanced Women's Care

T. Daniel Turner
Owner and President of Turner's Custom Auto Glass Inc.; Vice President of Bob Smith Chevrolet GMC Geo; Owner of Carolina Connection, a billing service company

A. Joe Willis
President of Willis Chiromed, a chiropractic practice

                         FIRST RELIANCE BANCSHARES, INC.