Form 10KSB/A, Exhibit 13
period 2002-12-31
FIRST RELIANCE BANCSHARES INC
filed 2003-06-02
CIK 1172102

                                  EXHIBIT 13.1

                       2002 Annual Report to Shareholders

                         FIRST RELIANCE BANCSHARES, INC.

                                Table of Contents

                                                                                         Page
                                                                                         ----
Selected Financial Data.....................................................................2
Management's Discussion and Analysis.....................................................3-21
Independent Auditors' Report...............................................................22
Consolidated Balance Sheets................................................................23
Consolidated Statements of Income..........................................................24
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income........25
Consolidated Statements of Cash Flows......................................................26
Notes to Consolidated Financial Statements..............................................27-44
Corporate Data..........................................................................45-46

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


                                               2002        2001       2000       1999
                                             --------    -------    -------    -------
  (Dollars in thousands, except per share)
  Income Statement Data:
     Interest income                         $  6,932    $ 6,251    $ 4,420    $   541
     Interest expense                           2,337      2,886      2,055        173
                                             --------    -------    -------    -------
     Net interest income                        4,595      3,365      2,365        368
     Provision for loan losses                    349        347        628        163
                                             --------    -------    -------    -------
     Net interest income after provision
        for loan losses                         4,246      3,018      1,737        205
     Noninterest income                         1,734      1,404        855        109
     Noninterest expense                        4,680      3,493      2,130        973
                                             --------    -------    -------    -------
     Income (loss) before income taxes          1,300        929        462       (659)
     Income tax expense (benefit)                 406        312        169       (165)
                                             --------    -------    -------    -------
     Net income (loss)                       $    894    $   617    $   293    $  (494)
                                             ========    =======    =======    =======

  Balance Sheet Data:
     Assets                                  $116,077    $86,195    $64,366    $24,790
     Earning assets                           108,114     80,380     58,835     22,807
     Securities (1)                            23,449     14,306     10,194      1,231
     Loans (2)                                 81,559     64,875     46,745     16,678
     Allowance for loan losses                  1,137      1,045        780        163
     Deposits                                 100,323     75,687     54,643     17,995
     Shareholders' equity                       8,644      7,658      7,047      6,673

  Per-Share Data: (5)
     Basic earnings (losses)                 $   0.62     $ 0.43    $  0.20    $ (0.34)
     Diluted earnings (losses)                   0.59       0.42       0.20      (0.34)
     Book value (period end)                     5.97       5.29       4.87       4.61

  Performance Ratios:
     Return on average assets                    0.86%      0.79%      0.56%     (7.43)%
     Return on average equity                   10.87       8.29       4.28     (19.27)
     Net interest margin (3)                     4.77       4.71       4.84       6.19
     Efficiency (4)                             74.89      73.36      66.13     204.15

  Capital and Liquidity Ratios:
     Average equity to average assets            7.92%      9.58%     12.98%     38.53%
     Leverage (4.00% required minimum)           7.48       8.96      11.03      32.38
     Risk-based capital
         Tier 1                                 10.21      11.07      17.97      39.35
         Total                                  11.46      12.32      19.22      40.31
     Average loans to average deposits          82.51      82.39      85.93      82.25


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

Average Balances, Income and Expenses, and Rates

                                                        2002                         2001
                                            ---------------------------   ---------------------------
                                             Average   Income/   Yield/   Average   Income/    Yield/
(Dollars in thousands)                       Balance   Expense    Rate    Balance   Expense     Rate
                                            --------   -------   ------   -------   -------    ------
Assets:
   Earning Assets:
      Loans/(1)//(2)/                       $ 73,777    $5,940    8.05%   $54,921    $5,236     9.53%
      Securities, taxable/(2)/                12,519       663    5.30     11,191       766     6.84
      Securities, tax exempt/(2)/              5,193       233    4.49      1,666        94     5.64
      Federal funds sold                       4,630        84    1.81      3,625       149     4.11
      Nonmarketable equity securities            215        12    5.58        113         6     5.31
                                            --------    ------            -------    ------
         Total earning assets                 96,334     6,932    7.20     71,516     6,251     8.74
                                            --------    ------            -------    ------
   Cash and due from banks                     3,394                        2,372
   Premises and equipment                      3,860                        3,666
   Other assets                                1,350                          992
   Allowance for loan losses                  (1,113)                        (903)
                                            --------                      -------
         Total assets                       $103,825                      $77,643
                                            ========                      =======
Liabilities:
   Interest-bearing liabilities:
      Interest-bearing transaction
         accounts                           $ 14,659       260    1.77%   $ 4,943        97     1.96%
      Savings deposits                        13,795       236    1.71     13,514       474     3.51
      Time deposits                           47,328     1,714    3.62     38,527     2,231     5.79
      Other short-term borrowings              5,400       126    4.69      2,650        84     3.17
                                            --------    ------            -------    ------
Total interest-bearing liabilities            81,182     2,336    2.97     59,634     2,886     4.84
                                            --------    ------            -------    ------
   Demand deposits                            13,637                        9,678
   Accrued interest and other liabilities        785                          895
Shareholders' equity                           8,221                        7,436
                                            --------                      -------
         Total liabilities and
            shareholders' equity            $103,825                      $77,643
                                            ========                      =======
Net interest spread                                               4.23%                         3.90%
Net interest income                                     $4,596                       $3,365
                                                        ======                       ======
Net interest margin                                               4.77%                         4.71%


/(1)/ Nonaccraul loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.

/(2)/ Tax exempt income is based on actual amounts.

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

                                                             2002 compared to 2001
                                                        Due to increase (decrease) in
                                            ---------------------------------------------------
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
                                              ======          =======      =====         ======

                                                            2001 compared to 2000
                                                        Due to increase (decrease) in
                                            ---------------------------------------------------
(Dollars in thousands)                      Volume (1)       Rate (1)   Volume/Rate       Total
                                            ----------       --------   -----------      ------
Interest income:
   Taxable securities                         $  353          $  (5)       $  (5)        $  343
   Nontaxable securities                          --             --           94             94
   Loans                                       1,623            (61)         (23)         1,539
   Federal funds sold                            (46)          (102)          17           (131)
   Certificates of deposit with other
      financial institutions                     (19)           (19)          19            (19)
   Nonmarketable equity securities                13             (1)          (7)             5
                                              ------          -----        -----         ------
      Total interest income                    1,924           (188)          95          1,831
                                              ------          -----        -----         ------
Interest expense:
   Interest-bearing deposits                   1,327           (310)        (209)           808
   Other borrowings                               79            (25)         (31)            23
                                              ------          -----        -----         ------
      Total interest expense                   1,406           (335)        (240)           831
                                              ------          -----        -----         ------
         Net interest income                  $  518          $ 147        $ 335         $1,000
                                              ======          =====        =====         ======


(1) Volume-rate changes have been allocated to each category based on the total change.

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

The following table sets forth the Company's interest rate sensitivity at December 31, 2002

Interest Sensitivity Analysis
                                                After one   After Three                  Greater
                                                 Through      Through                   Than One
December 31, 2002                  Within One     Three       Twelve      Within one   Year or Non-
(Dollars in thousands)                Month      Months       Months         Year        Sensitive      Total
                                   ----------   ---------   -----------   ----------   ------------   --------
Assets
Interest-earning assets
   Loans                             $43,073     $  3,438     $  8,070     $ 54,581       $26,978     $ 81,559
   Securities, taxable                                 --           --           --        15,230       15,230
   Securities, nontaxable                 --           --           --           --         8,219        8,219
   Nonmarketable securities              250           --           --          250            --          250
   Federal funds sold                  2,856           --           --        2,856            --        2,856
                                     -------     --------     --------     --------       -------     --------
         Total earning assets         46,179        3,438        8,070       57,687        50,427      108,114
                                     -------     --------     --------     --------       -------     --------

Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
      Demand deposits                 16,490           --           --       16,490            --       16,490
      Savings deposits                15,493           --           --       15,493            --       15,493
      Time deposits                    4,535       19,209       22,904       46,648         5,222       51,870
                                     -------     --------     --------     --------       -------     --------
         Total interest-bearing
            deposits                  36,518       19,209       22,904       78,631         5,222       83,853
                                     -------     --------     --------     --------       -------     --------
      Advances from Federal
         Home Loan Bank                1,000           --           --        1,000         3,500        4,500
      Repurchase agreements            1,882           --           --        1,882            --        1,882
                                     -------     --------     --------     --------       -------     --------
         Total interest-bearing
            liabilities               39,400       19,209       22,904       81,513         8,722       90,235
                                     -------     -------      --------     --------       -------     --------
Period gap                           $ 6,779     $(15,771)    $(14,834)    $(23,826)      $41,705
                                     =======     ========     ========     ========       =======
Cumulative gap                       $ 6,779     $ (8,992)    $(23,826)    $(23,826)      $17,879
                                     =======     ========     ========     ========       =======
Ratio of cumulative gap to total
   earning assets                       6.27%       (8.32)%     (22.04)%     (22.04)%       16.54%

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


On a cumulative basis, rate sensitive assets exceeded rate sensitive liabilities, resulting in an asset sensitive position at the end of 2002 of $17.8 million. The gap is positive when interest sensitive assets exceed interest sensitive liabilities, as was the case at the end of 2002 with respect to the one-year time horizon. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing "horizon", a negative interest sensitivity gap results. For a bank with a positive gap, rising interest rates would be expected to have a positive effect on net interest income and falling rates would be expected to have the opposite effect. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company cannot predict if interest rates will rise or fall in 2003, but has positioned its interest sensitivity to be prepared for rising rates.


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

Provision and Allowance for Loan Losses (continued)


The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower's ability to repay the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans.

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount. We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan's specific factors and other circumstances that affect the collectibility of the credit. Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets.


The Company calculates its general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses. Due to our limited operating history, the provision for loan losses has been made primarily as a result of management's assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

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

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                   Over One Year
December 31, 2002                    One Year or      Through      Over Five
(Dollars in thousands)                   Less       Five Years       Years      Total
                                     -----------   -------------   ---------   -------
Commercial and industrial              $ 7,759        $ 7,766       $   103    $15,628
Real estate                             17,744         31,707         5,974     55,425
Consumer and other                       2,832          7,411           262     10,505
                                       -------        -------       -------    -------
                                       $28,335        $46,884       $ 6,339    $81,558
                                       =======        =======       =======    =======

Loans maturing after one year with:
   Fixed interest rates                                                        $25,808
   Floating interest rates                                                      27,415
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

Investment Securities Maturity Distribution and Yields

                                               After One But      After Five But
December 31, 2002          Within One Year   Within Five Years   Within Ten Years   After Ten Years        Total
                           ---------------   -----------------   ----------------   ---------------   ---------------
                           Amount   Yield     Amount   Yield      Amount   Yield    Amount   Yield     Amount   Yield
                           ------   -----     ------   -----      ------   -----    ------   -----    -------   -----
U.S. government agencies
   and corporations        $2,205    5.16%    $   --      --%     $1,698    5.05%   $  505    4.30%   $ 4,408    5.02%
Municipals/(2)/               762    4.22%     2,152    6.67%      2,816    6.34%    2,490    7.26%     8,220    6.50%
                           ------             ------              ------            ------            -------

   Total securities/(1)/   $2,967    4.92%    $2,152    6.67%     $4,514    5.85%   $2,995    6.76%   $12,628    5.99%
                           ======             ======              ======            ======            =======

/(1)/ Excludes mortgage-backed securities totaling $10,821 with a yield of 4.67
     % and non-marketable equity securities.


/(2)/ Yields are based on a tax equivalent basis of 34%.


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


Approximately 30.66% of the Company's time deposits of $100,000 or more had scheduled maturities within three months, and 44.84% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. The current interest rate environment has led depositors to invest in short term deposit accounts. The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. Management believes that should that occur, the impact would be minimal on the Company's operations and liquidity due to other funding sources. The Company has an available line to borrow funds from the Federal Home Loan Bank up to 10% of the Bank's total assets which totaled $ 11,630,000 at December 31, 2002 and lines available to purchase federal funds with various financial institutions up to $6,100,000 at December 31, 2002. Management believes that these funds would be sufficient to meet future liquidity needs.

Other Short-term Borrowings. The following table summarizes the Company's short-term borrowings for the years ended December 31, 2002 and 2001. These borrowings consist of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank. Securities sold under agreements to repurchase mature on a one to seven day basis. These agreements are secured by U.S. government agencies. Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Bank's one to four family residential mortgage loans and the Bank's investment in Federal Home Loan Bank stock.



                                Maximum
                              Outstanding                Weighted                      Interest
(Dollars in thousands)          at any      Average      Average        Balance        Rate at
Year Ended December 31,        Month End    Balance   Interest Rate   December 31,   December 31,
---------------------------   -----------   -------   -------------   ------------   ------------
2002

Securities sold under
   agreements to repurchase      $1,928      $1,684        0.87%         $1,882          0.38%
Advances from Federal
   Home Loan Bank                 4,500       3,603        3.01%          4,500          3.47%

2001

Securities sold under
   agreements to repurchase       3,494       2,538        3.09%          1,927          0.13%
Advances from Federal
   Home Loan Bank                    --          --          --              --             --

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

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2002 and 2001. The following table sets for the Bank's ratios at December 31, 2002 and 2001:


Analysis of Capital and Capital Ratios
December 31,                                                           2002      2001
                                                                     -------   -------
(Dollars in thousands)
Tier 1 capital                                                       $ 8,539   $ 7,595
Tier 2 capital                                                         1,047       860
                                                                     -------   -------
   Total qualifying capital                                          $ 9,586   $ 8,455
                                                                     =======   =======

Risk-adjusted total assets (including off-balance-sheet exposures)   $83,634   $68,626
                                                                     =======   =======

Risk-based capital ratios:
   Tier 1 risk-based capital ratio                                     10.21%    11.07%
   Total risk-based capital ratio                                      11.46%    12.32%
   Tier 1 leverage ratio                                                7.48%     8.96%


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

Liquidity Management and Capital Resources


Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Bank's service area. Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 67.9% of total assets at December 31, 2002. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank had over $6.6 million in cash and liquid assets at December 31, 2002. The Bank has $6.1 million available through a line of credit with other banks as an additional source of liquidity funding. The Bank also has a line of credit to borrow funds from the Federal Home Loan Bank up to $11.6 million, of which $7.1 million is available at December 31, 2002.

During 2002, the Company's primary sources of cash were $24.6 million from deposits and $4.5 million from Federal Home Loan Bank advances. The Company's primary uses of cash resources were to fund loans of approximately $15.2 million and the purchase of investment securities of approximately $8.9 million, net of maturities and sales. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Bank's overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2003 to meet either short or long-term needs.


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


Of these significant accounting policies, the Company considers its policies regarding the allowance for loan losses (the "Allowance") to be its most critical accounting policy due to the significant degree of management judgment involved in determining the amount of Allowance. The Company has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to the discussion under Provision and Allowance for Loan Losses section of this document for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

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

Elliott Davis, LLC
Columbia, South Carolina
January 31, 2003

                         FIRST RELIANCE BANCSHARES, INC.

                           Consolidated Balance Sheets

                                                                                        December 31,
                                                                               ---------------------------
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

                         FIRST RELIANCE BANCSHARES, INC.

         Consolidated Statements of Changes in Stockholders' Equity and
                              Comprehensive Income

              For the years ended December 31, 2002, 2001 and 2000

                                                                                    Accumulated
                                      Common stock                     Retained        other
                                   -------------------     Capital     earnings    comprehensive
                                     Shares     Amount     surplus     (deficit)       income         Total
                                   ---------   -------   ----------   ----------   -------------   ----------

Balance, December 31, 1999           723,518   $ 5,518   $7,167,775   $ (494,072)     $ (6,290)    $6,672,931
                                                                                                   ----------
Net income                                                               293,018                      293,018

Other comprehensive income,
   net of tax expense of $41,868                                                        81,274         81,274
                                                                                                   ----------

Comprehensive income                                                                                  374,292
                                   ---------   -------   ----------   ----------      --------     ----------

Balance, December 31, 2000           723,518     5,518    7,167,775     (201,054)       74,984      7,047,223
                                                                                                   ----------

Net income                                                               616,554                      616,554

Other comprehensive loss,
   net of tax benefit of $10,677                                                       (11,740)       (11,740)
                                                                                                   ----------

Comprehensive income                                                                                  604,814

Exercise of stock options                597     5,970                                                  5,970
                                   ---------   -------   ----------   ----------      --------     ----------

Balance, December 31, 2001           724,115    11,488    7,167,775      415,500        63,244      7,658,007

Net income                                                               894,303                      894,303

Other comprehensive income,
   net of tax expense of $85,042                                                       165,081        165,081
                                                                                                   ----------

Comprehensive income                                                                                1,056,384

Stock issuance costs
   (Note 2)                                                 (76,213)                                  (76,213)

Exercise of stock options                600     3,000                                                  3,000

Two for one stock split              724,115
                                   ---------   -------   ----------   ----------      --------     ----------
Balance, December 31, 2002         1,448,830   $14,488   $7,091,562   $1,309,803      $228,325     $8,644,178
                                   =========   =======   ==========   ==========      ========     ==========

The accompanying notes are an integral part of the consolidated financial statements.

                         FIRST RELIANCE BANCSHARES, INC.

                      Consolidated Statements of Cash Flows

                                                                          For the years ended December 31,
                                                                     ------------------------------------------
                                                                          2002          2001           2000
                                                                     ------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                        $    894,303   $    616,554   $    293,018
   Adjustments to reconcile net income to net cash
      provided (used) by operating activities:
         Provision for loan losses                                        348,533        347,000        628,312
         Depreciation and amortization expense                            281,470        286,087         97,080
         Gain on sales of securities available-for-sales                  (79,785)        (7,413)            --
         Discount (accretion) and premium amortization                     86,406         16,063        (37,446)
         Disbursements for mortgages held for sale                    (16,397,632)   (45,804,887)   (18,691,129)
         Proceeds from sales of mortgages held for sale                14,640,257     47,105,221     18,680,490
         Deferred income tax provision (benefit)                           (5,607)      (120,339)       (30,373)
         Increase in interest receivable                                  (10,979)      (133,872)      (439,767)
         Increase (decrease) in interest payable                          (95,887)       125,300        277,436
         Increase in other assets                                        (175,205)       (62,172)       (22,813)
         Increase (decrease) in other liabilities                        (134,432)       188,764        167,966
                                                                     ------------   ------------   ------------
            Net cash provided (used) by operating activities             (648,558)     2,556,306        922,774
                                                                     ------------   ------------   ------------

Cash flows from investing activities:
   Purchases of securities available-for-sale                         (22,726,876)   (15,117,538)    (9,673,349)
   Maturities of securities available-for-sale                          6,392,036      9,600,496        870,692
   Proceeds from sales of securities available-for-sale                 7,439,616      1,374,108             --
   Purchase of Federal Home Loan Bank stock                              (107,600)      (130,100)       (12,300)
   Net increase in loans receivable                                   (15,248,343)   (19,599,802)   (30,067,602)
   Purchases of premises, furniture and equipment                        (544,912)      (844,826)    (2,311,737)
   Proceeds from sale of other real estate owned                           28,160             --             --
                                                                     ------------   ------------   ------------
            Net cash used by investing activities                     (24,767,919)   (24,717,662)    41,194,296)
                                                                     ------------   ------------   ------------

Cash flows from financing activities:
   Net increase in demand deposits, interest-bearing
      transaction accounts and savings accounts                        12,788,711     14,284,746     12,612,795
   Net increase in certificates of deposit and other time deposits     11,847,726      6,758,555     24,035,209
   Increase in advances from Federal Home Loan Bank                     4,500,000             --             --
   Net increase (decrease) in securities sold
      under agreements to repurchase                                      (45,414)      (139,847)     2,067,011
   Stock issuance costs                                                   (76,213)            --             --
   Exercise of stock options                                                3,000          5,970             --
                                                                     ------------   ------------   ------------
            Net cash provided by financing activities                  29,017,810     20,909,424     38,715,015
                                                                     ------------   ------------   ------------

Net increase (decrease) in cash and cash equivalents                    3,601,333     (1,251,932)    (1,556,507)

Cash and cash equivalents, beginning of year                            3,044,594      4,296,526      5,853,033
                                                                     ------------   ------------   ------------

Cash and cash equivalents, end of year                               $  6,645,927   $  3,044,594   $  4,296,526
                                                                     ============   ============   ============

Cash paid during the year for:
   Income taxes                                                      $    640,543   $    279,677   $    197,000
   Interest                                                          $  2,432,859   $  2,761,006   $  1,777,370

Supplemental noncash investing and financing activities:
   Foreclosures on loans                                             $     65,872   $     86,988   $         --

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

High and Low Stock Price Information for First Reliance Bancshares, Inc.

                                                                        2002
                                                                   -------------
Applicable Period/(1)/                                              High    Low
----------------------                                             -----   -----
Third Quarter                                                      $8.00   $7.50
Fourth Quarter                                                     $8.00   $8.00

----------
/(1)/ Represents the quarter periods after the Company's acquisition, by share exchange, of all of the outstanding and issued shares of First Reliance Bank.

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

High and Low Stock Price Information for First Reliance Bank

                                                        2002            2001
                                                   -------------   -------------
Applicable
Period                                             High     Low     High    Low
--------------                                     -----   -----   -----   -----
First Quarter                                      $7.50   $7.00   $8.00   $8.00
Second Quarter                                     $7.50   $7.00   $8.00   $7.00
Third Quarter                                        N/A     N/A   $8.00   $6.50
Fourth Quarter                                       N/A     N/A   $7.00   $6.50

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