Form 10KSB/A, Exhibit 13
period 2002-12-31
FIRST RELIANCE BANCSHARES INC
filed 2003-06-26
CIK 1172102

EXHIBIT 13.1

2002 Annual Report to Shareholders

FIRST RELIANCE BANCSHARES, INC.

Table of Contents

Page
Selected Financial Data	2
Management's Discussion and Analysis	3-21
Independent Auditors’ Reports	22-23
Consolidated Balance Sheets	24
Consolidated Statements of Income	25
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	26
Consolidated Statements of Cash Flows	27
Notes to Consolidated Financial Statements	28-45
Corporate Data	46-48

Selected Financial Data

The following selected financial data for the years ended December 31, 2002, 2001, 2000 and 1999 are derived from the consolidated financial statements and other data of the Company. The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

	2002	2001	2000	1999
	(Dollars in thousands, except per share)
Income Statement Data:
Interest income	$6,932	$6,251	$4,420	$541
Interest expense	2,337	2,886	2,055	173

Net interest income	4,595	3,365	2,365	368
Provision for loan losses	349	347	628	163

Net interest income after provision for loan losses	4,246	3,018	1,737	205
Noninterest income	1,734	1,404	855	109
Noninterest expense	4,680	3,493	2,130	973

Income (loss) before income taxes	1,300	929	462	(659)
Income tax expense (benefit)	406	312	169	(165)

Net income (loss)	$894	$617	$293	$(494)

Balance Sheet Data:
Assets	$116,077	$86,195	$64,366	$24,790
Earning assets	108,114	80,380	58,835	22,807
Securities(1)	23,449	14,306	10,194	1,231
Loans(2)	81,559	64,875	46,745	16,678
Allowance for loan losses	1,137	1,045	780	163
Deposits	100,323	75,687	54,643	17,995
Shareholders’ equity	8,644	7,658	7,047	6,673

Per-Share Data:(5)
Basic earnings (losses)	$0.62	$0.43	$0.20	$(0.34)
Diluted earnings (losses)	0.59	0.42	0.20	(0.34)
Book value (period end)	5.97	5.29	4.87	4.61

Performance Ratios:
Return on average assets	0.86%	0.79%	0.56%	(7.43)%
Return on average equity	10.87	8.29	4.28	(19.27)
Net interest margin(3)	4.77	4.71	4.84	6.19
Efficiency(4)	74.89	73.36	66.13	204.15

Capital and Liquidity Ratios:
Average equity to average assets	7.92%	9.58%	12.98%	38.53%
Leverage (4.00% required minimum)	7.48	8.96	11.03	32.38
Risk-based capital
Tier 1	10.21	11.07	17.97	39.35
Total	11.46	12.32	19.22	40.31
Average loans to average deposits	82.51	82.39	85.93	82.25

1.)	All securities are available-for-sale and are stated at fair value.
2.)	Loans are stated at gross amounts before allowance for loan losses.
3.)	Net interest income divided by average earning assets.
4.)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
5.)	Amounts have been restated for two for one stock split.

Basis of Presentation

The following discussion should be read in conjunction with the preceding “Selected Financial Data” and the Company’s Consolidated Financial Statements and the Notes thereto and the other financial data included elsewhere herein. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Consolidated Financial Statements, the Notes thereto and the other financial data included elsewhere herein.

General

First Reliance Bank (the Bank) is a state-chartered bank headquartered in Florence, South Carolina. The Bank opened for business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

On June 7, 2001, the shareholders of the Bank approved a plan of corporate reorganization (the “Reorganization”) under which the Bank would become a wholly owned subsidiary of First Reliance Bancshares, Inc. (the “Company”), a South Carolina corporation. The Reorganization was accomplished through a statutory share exchange between the Bank and the Company, whereby each outstanding share of common stock of the Bank was exchanged for one share of common stock of the Company. The Reorganization was completed on April 1, 2002, and the Bank became a wholly-owned subsidiary of First Reliance Bancshares, Inc.

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

The Company’s net interest spread and net interest margin were 4.23% and 4.77%, respectively, in 2002, compared to 3.90% and 4.71%, respectively, in 2001. The increase in net interest spread was primarily the result of management’s efforts to maintain interest rates on loans, and to borrow at lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2002. Yields on earning assets decreased from 8.74% in 2001 to 7.20% in 2002. Yields on interest-bearing liabilities decreased from 4.84% in 2001 to 2.97% in 2002.

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

Noninterest expense increased $1,186,363, or 33.96%, to $4,679,493 in 2002 from $3,493,130 in 2001. Noninterest expenses increased in all categories, with the exception of furniture and equipment expense, as a result of our continued growth. Other operating expenses increased $438,645 to $1,643,238 for the year ended December 31, 2002. Included in this amount, the Company had data processing expenses of $285,887 due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $764,480, or 40.74%, to $2,641,032 in 2002 from $1,876,552 in 2001. This increase is attributable to normal pay increases, and expansion within the brokerage business. The Company’s efficiency ratio was 74.89% in 2002, compared to 73.36% in 2001.

The net income was $894,303 in 2002, compared to $616,554 in 2001. The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $71,515,527 for the year ended December 31, 2001 to $96,335,043 for the year ended December 31, 2002. Return on average assets during 2002 was 0.86%, compared to 0.79% during 2001, and return on average equity was 10.87% during 2002, compared to 8.29% during 2001.

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

The Bank’s net interest spread and net interest margin were 3.90% and 4.71%, respectively, in 2001, compared to 3.12% and 4.84%, respectively, in 2000. The increase in net interest spread was primarily the result of management’s efforts to maintain interest rates on loans, and to borrow at lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2001. Yields on earning assets decreased from 9.04% in 2000 to 8.74% in 2001. Yields on interest-bearing liabilities decreased from 5.92% in 2000 to 4.84% in 2001.

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

Noninterest expense increased $1,363,703, or 64.04%, to $3,493,130 in 2001 from $2,129,427 in 2000. Noninterest expenses increased in all categories as a result of our continued growth. Other operating expenses increased $392,846 to $1,204,593 for the year ended December 31, 2001. The Bank had increased data processing expense of $77,318 due to the opening of the Second Loop branch and the increase in loan and deposit transactions. Salaries and employee benefits increased $725,334, or 63.01%, to $1,876,552 in 2001 from $1,151,218 in 2000. This increase is attributable to normal pay increases, the opening of the Second Loop branch, and the opening of the brokerage business. The Bank’s efficiency ratio was 73.36% in 2001, compared to 66.13% in 2000.

The net income was $616,554 in 2001, compared to $293,018 in 2000. The increase in net income reflects the Bank’s continued growth, as average-earning assets increased from $48,914,151 for the year ended December 31, 2000 to $71,515,527 for the year ended December 31, 2001. Return on average assets during 2001 was 0.79%, compared to 0.56% during 2000, and return on average equity was 8.29% during 2001, compared to 4.28% during 2000.

Net Interest Income

General. The largest component of the Company’s net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and on borrowings used to support such assets. Net interest income is determined by the yields earned on the Company’s interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Total interest earning assets yield less total interest bearing liabilities rate represents the Company’s net interest rate spread.

Net Interest Income (continued)

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the years indicated, certain information related to the Company’s average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

Average Balances, Income and Expenses, and Rates

	2002			2001
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars in thousands)
Assets:
Earning Assets:
Loans(1)(2)	$73,777	$5,940	8.05%	$54,921	$5,236	9.53%
Securities, taxable(2)	12,519	663	5.30	11,191	766	6.84
Securities, tax exempt(2)	5,193	233	4.49	1,666	94	5.64
Federal funds sold	4,630	84	1.81	3,625	149	4.11
Nonmarketable equity securities	215	12	5.58	113	6	5.31

Total earning assets	96,334	6,932	7.20	71,516	6,251	8.74

Cash and due from banks	3,394			2,372
Premises and equipment	3,860			3,666
Other assets	1,350			992
Allowance for loan losses	(1,113)			(903)

Total assets	$103,825			$77,643

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	$14,659	260	1.77%	$4,943	97	1.96%
Savings deposits	13,795	236	1.71	13,514	474	3.51
Time deposits	47,328	1,714	3.62	38,527	2,231	5.79
Other short-term borrowings	5,400	126	4.69	2,650	84	3.17

Total interest-bearing liabilities	81,182	2,336	2.97	59,634	2,886	4.84

Demand deposits	13,637			9,678
Accrued interest and other liabilities	785			895
Shareholders' equity	8,221			7,436

Total liabilities and shareholders' equity	$103,825			$77,643

Net interest spread			4.23%			3.90%
Net interest income		$4,596			$3,365

Net interest margin			4.77%			4.71%

(1)	Nonaccraul loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Tax exempt income is based on actual amounts and are not on a tax equivalent basis. A tax equivalent adjustment to net interest income of $121 would adjust the yield for assets earning tax exempt income to a comparable yield on a taxable basis. (This results in an estimated 2% overall increase in the tax rate).

Rate/Volume Analysis

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Bank’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided in the table below. Changes to both rate and volume, (in iii above) which cannot be segregated, have been allocated proportionately.

	2002 compared to 2001 Due to increase (decrease) in
	Volume	Rate	Total
	(Dollars in thousands)
Taxable securities	$83	(186)	$(103)
Nontaxable securities	162	(23)	139
Loans	1,604	(900)	704
Federal funds sold	33	(98)	(65)
Nonmarketable equity securities	6	—	6

Total interest income	1,888	(1,207)	681

Interest expense:
Interest-bearing deposits	173	(10)	163
Savings deposits	10	(248)	(238)
Time deposits	438	(955)	(517)
Other borrowings	69	(27)	42

Total interest expense	690	(1,240)	(550)

Net interest income	$1,198	$33	$1,231

	2001 compared to 2000 Due to increase (decrease) in
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Taxable securities	$441	$(4)	$343
Nontaxable securities	—	—	94
Loans	1,601	(62)	1,539
Federal funds sold	(41)	(90)	(131)
Certificates of deposit with other financial institutions	(9)	(9)	(18)
Nonmarketable equity securities	6	(2)	4

Total interest income	1,998	(167)	1,831

Interest expense:
Interest-bearing deposits	1,158	(350)	808
Other borrowings	55	(32)	23

Total interest expense	1,213	(382)	831

Net interest income	$785	$215	$1,000

Net Interest Income

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company’s interest rate sensitivity at December 31, 2002

Interest Sensitivity Analysis

	December 31, 2002
	Within One Month	After one Through Three Months	After Three Through Twelve Months	Within one Year	Greater Than One Year or Non-Sensitive	Total
	(Dollars in thousands)
Assets
Interest-earning assets
Loans	$43,073	$3,438	$8,070	$54,581	$26,978	$81,559
Securities, taxable		—	—	—	15,230	15,230
Securities, nontaxable	—	—	—	—	8,219	8,219
Nonmarketable securities	250	—	—	250	—	250
Federal funds sold	2,856	—	—	2,856	—	2,856

Total earning assets	46,179	3,438	8,070	57,687	50,427	108,114

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	16,490	—	—	16,490	—	16,490
Savings deposits	15,493	—	—	15,493	—	15,493
Time deposits	4,535	19,209	22,904	46,648	5,222	51,870

Total interest-bearing deposits	36,518	19,209	22,904	78,631	5,222	83,853

Advances from Federal Home Loan Bank	1,000	—	—	1,000	3,500	4,500
Repurchase agreements	1,882	—	—	1,882	—	1,882

Total interest-bearing liabilities	39,400	19,209	22,904	81,513	8,722	90,235

Period gap	$6,779	$(15,771)	$(14,834)	$(23,826)	$41,705

Cumulative gap	$6,779	$(8,992)	$(23,826)	$(23,826)	$17,879

Ratio of cumulative gap to total earning assets	6.27%	(8.32)%	(22.04)%	(22.04)%	16.54%

Net Interest Income (continued)

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Bank the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Bank is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from the Federal Home Loan Bank are reflected at their contractual maturity date.

The Bank is in a liability sensitive position (or a negative gap) of $23.8 million over the 12 month timeframe. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2002 with respect to the one-year time horizon. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing “horizon”, a positive interest sensitivity gap results.

A negative gap generally has an adverse effect on net interest income during periods of rising rates. A negative one year gap position occurs when the dollar amount of rate sensitive liabilities maturing or repricing within one year exceeds the dollar amount of rate sensitive assets maturing or repricing during that same period. As a result, during periods of rising interest rates, the interest paid on interest-bearing liabilities will increase faster than interest received from earning assets, thus reducing interest income. The reverse is true in periods of declining interest rates resulting generally in an increase in net interest income.

The Bank’s Board of Directors and management review the Asset Liability Management with information obtained from our system which measures the interest rate sensitivity. The Bank’s asset and liability policies are to focus on maximizing long term profitability while managing acceptable interest rate risk.

However, the Company’s gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company’s true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company cannot predict if interest rates will rise or fall in 2003.

Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1.00% to 1.50% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company’s income statement, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Provision and Allowance for Loan Losses (continued)

The allowance represents an amount which we believe will be adequate to absorb probable losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower’s ability to repay the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans.

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount. We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets. As of December 31, 2002 and 2001, the Company had no specific allocations on significant credits in its calculation of the allowance for loan losses.

The Company calculates its general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses. Due to our limited operating history, the provision for loan losses has been made primarily as a result of management’s assessment of general loan loss risk. Our evaluation is inherently subjective as it requires estimates that are susceptible to significant change. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2002, the Company’s general reserves totaled $ 1,137,337, an increase of $92,323 from the prior year. This increase results from an overall increase of $ 16,683,636 in our loan portfolio. The categories and concentrations of loans have been consistent from during the past two years.

Provision and Allowance for Loan Losses (continued)

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2002, 2001 and 2000.

Allowance for Loan Losses

	2002	2001	2000
	(Dollars in thousands)
Total loans outstanding at end of year	$81,559	$64,875	$46,745

Average loans outstanding	$73,777	$54,921	$38,167

Balance of allowance for loan losses at beginning of year	$1,045	$780	$163
Loans charged off:
Real estate—construction	—	—	—
Real estate—mortgage	32	—	—
Commercial and industrial	78	—	—
Consumer and other	185	127	12

Total loan losses	295	127	12

Recoveries of previous loan losses:
Real estate—construction	—	—	—
Real estate—mortgage	2	—	—
Commercial and industrial	—	—	—
Consumer and other	36	45	1

Total recoveries	38	45	1

Net charge-offs	257	82	11
Provision for loan losses	349	347	628

Balance of allowance for loan losses at end of year	$1,137	$1,045	$780

Ratios:
Net charge-offs to average loans outstanding	0.35%	0.15%	0.03%
Net charge-offs to loans at end of year	0.32%	0.13%	0.02%
Allowance for loan losses to average loans	1.54%	1.90%	2.04%
Allowance for loan losses to loans at end of year	1.39%	1.61%	1.67%
Net charge-offs to allowance for loan losses	22.60%	7.85%	1.41%
Net charge-offs to provisions for loan losses	73.64%	23.63%	1.75%

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

Nonperforming Assets (continued)

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, and the amount of interest income on such loans that was included in net income is immaterial.

Potential Problem Loans. At December 31, 2002, the Bank had criticized loans of $1,848,866 and classified loans of $740,367. At December 31, 2001, the Bank had criticized loans of $5,249,102 and classified loans of $703,919. The significant decrease in the amount of criticized loans is attributable to management’s restructuring of its risk rating system. The results of this internal review process are considered in determining management’s assessment of the adequacy of the allowance for loan losses. However, the Bank has exceeded its overall objective, which has been to maintain the allowance for loan losses at approximately 1.00% to 1.50% of total loans to provide for potential problem loans until a history has been established.

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

The following table sets forth the principal components of noninterest income for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
	(Dollars in thousands)
Service charges on deposit accounts	$590	$505	$328
Credit life insurance commissions	31	51	75
Residential mortgage origination fees	830	716	425
Securities and insurance brokerage commissions	102	82	—
Other income	181	50	27

Total noninterest income	$1,734	$1,404	$855

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

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2002, 2001 and 2000.

	2002	2001	2000
	(Dollars in thousands)
Salaries and employee benefits	$2,641	$1,877	$1,151
Net occupancy and equipment expense	395	412	166
Advertising and public relations	118	85	63
Office supplies, stationery, and printing	141	155	121
Data processing and supplies	286	202	125
Computer and software	112	120	84
Professional fees and services	172	159	100
Employee education and conventions	120	84	15
Loan origination fees	35	29	37
Other	659	370	267

Total noninterest expense	$4,679	$3,493	$2,129

Efficiency ratio	74.89%	73.36%	66.13%

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

Earning Assets (continued)

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

	Composition of Loan Portfolio December 31,
	2002		2001
	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)
Commercial and industrial	$15,628	19.16%	$13,978	21.55%
Real estate
Construction	9,799	12.01	6,749	10.40
Mortgage-residential	24,994	30.65	17,628	27.17
Mortgage-nonresidential	20,632	25.30	15,029	23.17
Consumer	9,944	12.19	11,310	17.43
Other	561	0.69	181	0.28

Total loans	81,558	100.00%	64,875	100.00%
Allowance for loan losses	(1,137)		(1,045)

Net loans	$80,421		$63,830

In the context of this discussion, a “real estate mortgage loan” is defined as any loan, other than a loan for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company’s market area to obtain a mortgage on real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase management’s willingness to make real estate loans and, to that extent, also tends to increase the magnitude of the real estate loan portfolio component.

The largest component of the Company’s loan portfolio is real estate mortgage loans. At December 31, 2002, real estate mortgage loans totaled $45,625,701 and represented 55.95% of the total loan portfolio, compared to $32,657,440 or 50.34%, at December 31, 2001.

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

Commercial and industrial loans increased $1,649,881, or 11.80%, to $15,627,587 at December 31, 2002, from $13,977,706 at December 31, 2001.

The Company’s loan portfolio is also comprised of consumer loans. Consumer loans decreased $1,365,967, or 12.08%, to $9,944,293 at December 31, 2002, from $11,310,260 at December 31, 2001.

The Company’s loan portfolio reflects the diversity of its market. The Company’s home office is located in Florence County, South Carolina. The economy of Florence contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

Earning Assets (continued)

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Bank. The following table sets forth the Bank’s loans maturing within specified intervals at December 31, 2002.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

	December 31, 2002
	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
	(Dollars in thousands)
Commercial and industrial	$7,759	$7,766	$103	$15,628
Real estate	17,744	31,707	5,974	55,425
Consumer and other	2,832	7,411	262	10,505

	$28,335	$46,884	$6,339	$81,558

Loans maturing after one year with:
Fixed interest rates				$25,808
Floating interest rates				27,415

				$53,223

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets. Total securities available-for-sale averaged $17,712,186 in 2002, compared to $12,856,364 in 2001. At December 31, 2002, total securities available-for-sale were $23,448,775, an increase of $9,143,089, or 63.91%, over the December 31, 2001 balance. Investment securities also contains Federal Home Loan Bank stock. This stock is recorded its original cost and totaled $250,000 and $142,400 at December 31, 2002 and 2001, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2002 and 2001.

	Fair Value of Securities available-for-sale December 31,
	2002	2001
	(Dollars in thousands)
U.S. government agencies and corporations	$3,904	$6,339
Municipals	10,821	3,027
Mortgage-backed securities	8,219	3,417
Commercial paper	505	1,523

Total securities available-for-sale	$23,449	$14,306

Earning Assets (continued)

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2002.

Investment Securities Maturity Distribution and Yields

	December 31, 2002
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. government agencies and corporations	$2,205	5.16%	$—	—%	$1,698	5.05%	$505	4.30%	$4,408	5.02%
Municipals(2)	762	4.22%	2,152	6.67%	2,816	6.34%	2,490	7.26%	8,220	6.50%

Total securities(1)	$2,967	4.92%	$2,152	6.67%	$4,514	5.85%	$2,995	6.76%	$12,628	5.99%

(1)	Excludes mortgage-backed securities totaling $10,821 with a yield of 4.67 % and non-marketable equity securities.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “—Net Interest Income— Interest Sensitivity Analysis.”

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

The following table sets forth the deposits of the Company by category at December 31, 2002 and 2001.

Deposits

	December 31,
	2002		2001
	Amount	Percent of Deposits	Amount	Percent of Deposits
	(Dollars in thousands)
Demand deposit accounts	$16,471	16.42%	$12,176	16.09%
NOW accounts	16,490	16.44	9,251	12.22
Savings accounts	15,493	15.44	14,238	18.81
Time deposits less than $100,000	30,344	30.25	25,147	33.23
Time deposits of $100,000 or over	21,525	21.45	14,875	19.65

Total deposits	$100,323	100.00%	$75,687	100.00%

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $78,797,896 and $60,811,717 at December 31, 2002 and 2001, respectively.

Deposits and Other Interest-Bearing Liabilities (continued)

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future. The Company’s loan-to-deposit ratio was 81.30% at December 31, 2002, and 85.72% at December 31, 2001. The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2002, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
	(Dollars in thousands)
Certificates of deposit of $100,000 or more	$6,600	$3,051	$10,248	$1,626	$21,525

Approximately 30.66% of the Company’s time deposits of $100,000 or more had scheduled maturities within three months, and 44.84% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. The current interest rate environment has led depositors to invest in short term deposit accounts. The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. Management believes that should that occur, the impact would be minimal on the Company’s operations and liquidity due to other funding sources. The Company has an available line to borrow funds from the Federal Home Loan Bank up to 10% of the Bank’s total assets which totaled $ 11,630,000 at December 31, 2002 and lines available to purchase federal funds with various financial institutions up to $6,100,000 at December 31, 2002. Management believes that these funds would be sufficient to meet future liquidity needs.

Other Short-term Borrowings. The following table summarizes the Company’s short-term borrowings for the years ended December 31, 2002 and 2001. These borrowings consist of securities sold under agreements to repurchase and advances from the Federal Home Loan Bank. Securities sold under agreements to repurchase mature on a one to seven day basis. These agreements are secured by U.S. government agencies. Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Bank’s one to four family residential mortgage loans and the Bank’s investment in Federal Home Loan Bank stock.

	Year Ended December 31,
	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,	Interest Rate at December 31,
	(Dollars in thousands)
2002

Securities sold under agreements to repurchase	$1,928	$1,684	0.87%	$1,882	0.38%
Advances from Federal Home Loan Bank	4,500	3,716	3.82%	4,500	3.47%

2001
Securities sold under agreements to repurchase	3,494	2,560	3.17%	1,927	0.13%
Advances from Federal Home Loan Bank	—	—	—	—	—

Capital

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Company’s Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 capital and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2002 and 2001. The following table sets for the Bank’s ratios at December 31, 2002 and 2001:

	Analysis of Capital and Capital Ratios December 31,
	2002	2001
	(Dollars in thousands)
Tier 1 capital	$8,539	$7,595
Tier 2 capital	1,047	860

Total qualifying capital	$9,586	$8,455

Risk-adjusted total assets (including off-balance-sheet exposures)	$83,634	$68,626

Risk-based capital ratios:
Tier 1 risk-based capital ratio	10.21%	11.07%
Total risk-based capital ratio	11.46%	12.32%
Tier 1 leverage ratio	7.48%	8.96%

The Company is in the process of a secondary stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares are being issued at $8.00 per share to fund the expansion of the Company. This additional capital will improve the Company and the Bank’s capital ratios.

Impact of Off-Balance Sheet Instruments

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of the Company’s customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used.

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

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
	(Dollars in thousands)
Unused commitments to extend credit	$380	$723	$2,001	$3,104	$7,936	$11,040
Standby letters of credit	75	—	76	151	8	159

Totals	$455	$723	$2,077	$3,255	$7,944	$11,199

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Bank’s service area. Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 67.9% of total assets at December 31, 2002. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold, and funds from maturing loans. The Bank had over $6.6 million in cash and liquid assets at December 31, 2002. The Bank has $6.1 million available through a line of credit with other banks as an additional source of liquidity funding. The Bank also has a line of credit to borrow funds from the Federal Home Loan Bank up to $11.6 million, of which $7.1 million is available at December 31, 2002.

During 2002, the Company’s primary sources of cash were $24.6 million from deposits and $4.5 million from Federal Home Loan Bank advances. The Company’s primary uses of cash resources were to fund loans of approximately $15.2 million and the purchase of investment securities of approximately $8.9 million, net of maturities and sales. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Bank’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2003 to meet either short or long-term needs.

Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company’s performance than do the general rate of inflation and of goods and services. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

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

Of these significant accounting policies, the Company considers its policies regarding the allowance for loan losses (the “Allowance”) to be its most critical accounting policy due to the significant degree of management judgment involved in determining the amount of Allowance. The Company has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. The Company’s assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to the discussion under Provision and Allowance for Loan Losses section of this document for a detailed description of the Company’s estimation process and methodology related to the allowance for loan losses.

Industry Developments

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on companies affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new “financial holding company” under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are “complementary” to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain legislation, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any such legislation will be adopted or, if adopted, how it would affect the Company.

Change of Accountants

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company’s principal independent accountant since the Company’s inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company’s principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company’s financial statements for the year ended December 31, 2002, and has also been selected to audit the Company’s financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.’s reports on the Company’s financial statements for the years ended December 31, 2002, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor was modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey, L.L.P.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in its report.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Financial Statements

Years Ended December 31, 2002 and 2001

and

Independent Auditors’ Report

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

First Reliance Bancshares, Inc.

Florence, South Carolina

We have audited the accompanying consolidated balance sheet of First Reliance Bancshares, Inc. as of December 31, 2002 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of First Reliance Bancshares, Inc. as of and for each of the two years in the period ended December 31, 2001, were audited by other auditors whose report dated February 1, 2002, expressed an unqualified opinion on those consolidated statements.

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

Elliott Davis, LLC

Columbia, South Carolina

January 31, 2003

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

First Reliance Bank

Florence, South Carolina

We have audited the accompanying balance sheets of First Reliance Bank as of December 31, 2001 and 2000 and the related statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Reliance Bank as of December 31, 2001 and 2000 and the results of its operations and cash flows for the years ended December 31, 2001 and 2000 and for the period August 16, 1999 to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.

Tourville, Simpson and Caskey, L.L.P.

Columbia, South Carolina

February 1, 2002

Tourville, Simpson & Caskey, LLP ceased operations on December 31, 2002.

Therefore, the above opinions have not been reissued.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Balance Sheets

	December 31,
	2002	2001
Assets:
Cash and cash equivalents:
Cash and due from banks	$3,789,927	$1,987,594
Federal funds sold	2,856,000	1,057,000

Total cash and cash equivalents	6,645,927	3,044,594

Investment securities:
Securities available-for-sale	23,448,775	14,305,686
Nonmarketable equity securities	250,000	142,400

Total investment securities	23,698,775	14,448,086

Loans receivable	81,558,827	64,875,191
Less allowance for loan losses	(1,137,337)	(1,045,014)

Loans, net	80,421,490	63,830,177
Premises, furniture and equipment, net	3,993,363	3,675,541
Accrued interest receivable	698,590	687,611
Other real estate owned	120,872	86,988
Other assets	497,574	421,537

Total assets	$116,076,591	$86,194,534

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$16,470,767	$12,175,551
Interest-bearing transaction accounts	16,489,757	9,251,381
Savings	15,492,740	14,237,621
Time deposits $100,000 and over	21,525,185	14,874,927
Other time deposits	30,344,632	25,147,164

Total deposits	100,323,081	75,686,644
Securities sold under agreements to repurchase	1,881,750	1,927,164
Advances from Federal Home Loan Bank	4,500,000	—
Accrued interest payable	376,961	472,848
Other liabilities	350,621	449,871

Total liabilities	107,432,413	78,536,527

Commitments and contingencies (Notes 6, 7 and 15)
Shareholders’ Equity:
Common stock, $0.01 par value, 5,000,000 shares authorized; 1,448,830 and 724,115 shares issued and outstanding at December 31, 2002 and 2001, respectively	14,488	11,488
Capital Surplus	7,091,562	7,167,775
Retained earnings	1,309,803	415,500
Accumulated other comprehensive income	228,325	63,244

Total shareholders’ equity	8,644,178	7,658,007

Total liabilities and shareholders’ equity	$116,076,591	$86,194,534

The accompaying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Income

	For the years ended December 31,
	2002	2001	2000
Interest income:
Loans, including fees	$5,939,949	$5,236,089	$3,697,084
Investment securities:
Taxable	662,951	766,410	422,465
Tax exempt	232,807	93,623	1,155
Federal funds sold	84,277	149,072	280,343
Other interest income	11,759	6,332	19,146

Total	6,931,743	6,251,526	4,420,193

Interest expense:
Time deposits $100,000 and over	706,350	784,115	496,167
Other deposits	1,504,468	2,018,091	1,497,317
Other interest expense	126,154	84,100	61,322

Total	2,336,972	2,886,306	2,054,806

Net interest income	4,594,771	3,365,220	2,365,387

Provision for loan losses	348,533	347,000	628,312

Net interest income after provision for loan losses	4,246,238	3,018,220	1,737,075

Noninterest income:
Service charges on deposit accounts	590,168	504,582	327,697
Residential mortgage origination fees	829,808	716,203	424,654
Securities and insurance brokerage commissions	101,963	82,279	—
Credit life insurance commissions	31,588	51,320	74,638
Other service charges, commissions, and fees	82,121	28,828	14,981
Gain of sales of securities available-for-sale	79,785	7,413	—
Other	18,084	12,937	12,800

Total	1,733,517	1,403,562	854,770

Noninterest expenses:
Salaries and benefits	2,641,032	1,876,552	1,151,218
Occupancy	173,565	167,849	96,000
Furniture and equipment	221,658	244,136	70,462
Other operating	1,643,238	1,204,593	811,747

Total	4,679,493	3,493,130	2,129,427

Income before income taxes	1,300,262	928,652	462,418
Income tax expense	405,959	312,098	169,400

Net income	$894,303	$616,554	$293,018

Earnings per share:
Basic	$0.62	$0.43	$0.20
Diluted	$0.59	$0.42	$0.20

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Changes in Stockholders’ Equity and

Comprehensive Income

For the years ended December 31, 2002, 2001 and 2000

	Common stock		Capital surplus	Retained earnings (deficit)	Accumulated other comprehensive income	Total
	Shares	Amount
Balance, December 31, 1999	723,518	$5,518	$7,167,775	$(494,072)	$(6,290)	$6,672,931

Net income				293,018		293,018
Other comprehensive income, net of tax expense of $41,868					81,274	81,274

Comprehensive income						374,292

Balance, December 31, 2000	723,518	5,518	7,167,775	(201,054)	74,984	7,047,223

Net income				616,554		616,554
Other comprehensive loss, net of tax benefit of $10,677					(11,740)	(11,740)

Comprehensive income						604,814
Exercise of stock options	597	5,970				5,970

Balance, December 31, 2001	724,115	11,488	7,167,775	415,500	63,244	7,658,007
Net income				894,303		894,303
Other comprehensive income, net of tax expense of $85,042					165,081	165,081

Comprehensive income						1,056,384
Stock issuance costs (Note 2)			(76,213)			(76,213)
Exercise of stock options	600	3,000				3,000
Two for one stock split	724,115

Balance, December 31, 2002	1,448,830	$14,488	$7,091,562	$1,309,803	$228,325	$8,644,178

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net income	$894,303	$616,554	$293,018
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	348,533	347,000	628,312
Depreciation and amortization expense	281,470	286,087	97,080
Gain on sales of securities available-for-sales	(79,785)	(7,413)	—
Discount (accretion) and premium amortization	86,406	16,063	(37,446)
Disbursements for mortgages held for sale	(16,397,632)	(45,804,887)	(18,691,129)
Proceeds from sales of mortgages held for sale	14,640,257	47,105,221	18,680,490
Deferred income tax provision (benefit)	(5,607)	(120,339)	(30,373)
Increase in interest receivable	(10,979)	(133,872)	(439,767)
Increase (decrease) in interest payable	(95,887)	125,300	277,436
Increase in other assets	(175,205)	(62,172)	(22,813)
Increase (decrease) in other liabilities	(134,432)	188,764	167,966

Net cash provided (used) by operating activities	(648,558)	2,556,306	922,774

Cash flows from investing activities:
Purchases of securities available-for-sale	(22,726,876)	(15,117,538)	(9,673,349)
Maturities of securities available-for-sale	6,392,036	9,600,496	870,692
Proceeds from sales of securities available-for-sale	7,439,616	1,374,108	—
Purchase of Federal Home Loan Bank stock	(107,600)	(130,100)	(12,300)
Net increase in loans receivable	(15,248,343)	(19,599,802)	(30,067,602)
Purchases of premises, furniture and equipment	(544,912)	(844,826)	(2,311,737)
Proceeds from sale of other real estate owned	28,160	—	—

Net cash used by investing activities	(24,767,919)	(24,717,662)	41,194,296)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	12,788,711	14,284,746	12,612,795
Net increase in certificates of deposit and other time deposits	11,847,726	6,758,555	24,035,209
Increase in advances from Federal Home Loan Bank	4,500,000	—	—
Net increase (decrease) in securities sold under agreements to repurchase	(45,414)	(139,847)	2,067,011
Stock issuance costs	(76,213)	—	—
Exercise of stock options	3,000	5,970	—

Net cash provided by financing activities	29,017,810	20,909,424	38,715,015

Net increase (decrease) in cash and cash equivalents	3,601,333	(1,251,932)	(1,556,507)
Cash and cash equivalents, beginning of year	3,044,594	4,296,526	5,853,033

Cash and cash equivalents, end of year	$6,645,927	$3,044,594	$4,296,526

Cash paid during the year for:
Income taxes	$640,543	$279,677	$197,000
Interest	$2,432,859	$2,761,006	$1,777,370
Supplemental noncash investing and financing activities:
Foreclosures on loans	$65,872	$86,988	$—

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization—First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary (Note 2), First Reliance Bank (the Bank). First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates—The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Significant Group Concentrations of Credit Risk—Most of the Company’s activities are with customers located within Florence County in South Carolina. The types of securities in which the Company invests are discussed in Note 5. The types of lending in which the Company engages are discussed in Note 6. The Company does not have any significant concentrations with any one industry or customer.

Securities Available-for-Sale—Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities—Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2002 and 2001, the Company’s investment in Federal Home Loan Bank stock was $250,000 and $142,400, respectively. Dividends received on this stock is included as a separate component of interest income.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans receivable—Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes ninety days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company’s recorded investment in the related loan. The corresponding entry is to a related allowance account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Allowance for Loan Losses—An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers’ ability to pay and the underlying collateral value of the loans. Loans, which are deemed to be uncollectible, are charged off and deducted from the allowance. The provision for loan losses and recoveries of loans previously charged off are added to the allowance.

Other Real Estate Owned—Other real estate owned includes real estate acquired through foreclosure. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of foreclosure are charged to the allowance for loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

Premises, Furniture and Equipment—Premises, furniture and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

Income Taxes—Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

Retirement Benefits—A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation. The Company charged $39,795, $21,141, and $13,323 to earnings for the retirement savings plan in 2002, 2001, and 2000, respectively.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-Based Compensation—The Company has a stock-based employee compensation plan which is further described in Note 17. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	For the years ended December 31,
	2002	2001	2000
Net income, as reported	$894,303	$616,554	$293,018
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	82,577	77,700	122,066

Pro forma net income	$811,726	$538,854	$170,952

Earnings per share:
Basic—as reported	$0.62	$0.43	$0.20

Basic—pro forma	$0.56	$0.37	$0.12

Diluted—as reported	$0.59	$0.42	$0.20

Diluted—pro forma	$0.54	$0.36	$0.12

Common Stock Owned by the Employee Stock Ownership Plan (ESOP)—ESOP purchases and redemptions of the Company’s common stock are at estimated fair value. Dividends on ESOP shares are charged to retained earnings. All shares held by the ESOP are treated as outstanding for purposes of computing earnings per share.

Earnings Per Share—Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Earnings per share have been restated to reflect the two for one stock split. See Note 16.

Comprehensive Income—Accounting principles generally require that recognized income, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,
	2002	2001	2000
Unrealized gains (losses) on securities available-for-sale:	$334,275	$(15,004)	$123,142
Reclassification adjustment for gains realized in net income	(79,785)	(7,413)	—

Net unrealized gains (losses) on securities	254,490	(22,417)	123,142
Tax effect	(89,409)	10,677	(41,868)

Net-of-tax amount	$165,081	$(11,740)	$81,274

Statements of Cash Flows—For purposes of reporting cash flows in the consolidated financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks and federal funds sold. Generally, federal funds are sold for one-day periods.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the consolidated financial statements.

Off-Balance-Sheet Financial Instruments—In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the consolidated financial statements when they become payable by the customer.

Recent Accounting Pronouncements—In October 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company’s financial statements.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure—an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted this standard effective December 31, 2002 and has included the required disclosures in the footnotes to the financials. The Company has not elected the fair value treatment of stock-based compensation and the adoption of this standard had no impact on its financial position.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications—Certain captions and amounts in the 2001 and 2000 consolidated financial statements were reclassified to conform with the 2002 presentation.

NOTE 2—CORPORATE REORGANIZATION

At the annual meeting of the shareholders of the Bank held on June 7, 2001, the Bank’s shareholders approved the reorganization (the “Reorganization”) of the Bank into a holding company structure pursuant to the terms of a Plan of Reorganization and Exchange that provides for a statutory share exchange between the shareholders of the Bank and the Company whereby each outstanding share of common stock of the Bank would be exchanged for one share of common stock of the Company. The statutory share exchange took effect and the Reorganization was completed on April 1, 2002. As a result and as a matter of convenience for presentation, the financial statements for the year ended December 31, 2002 are presented as if the Reorganization had occurred on January 1, 2000. The accompanying financial statements for the periods ended in 2001 and 2000 are unchanged from the amounts previously reported by the Bank except for amounts affected by the stock split.

NOTE 3—STOCK OFFERING

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

NOTE 4—CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Bankers Bank, a correspondent bank, sufficient to cover all cash letter transactions. At December 31, 2002, the requirement was met by the cash balance in the account and by the line available for federal funds.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 5—INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2002
U.S. Government agencies	$4,327,391	$82,565	$1,478	$4,408,478
Mortgage-backed securities	10,646,356	177,189	2,667	10,820,878
Municipals	8,129,798	105,645	16,024	8,219,419

	$23,103,545	$365,399	$20,169	$23,448,775

December 31, 2001
U.S. Government agencies	$6,209,906	$129,073	$827	$6,338,152
Mortgage-backed securities	3,376,873	40,151	—	3,417,024
Municipals	3,113,998	—	86,697	3,027,301
Commercial paper	1,514,169	12,688	3,648	1,523,209

	$14,214,946	$181,912	$91,172	$14,305,686

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

	Securities Available-For-Sale
	Amortized Cost	Estimated Fair Value
Due after one year but within five years	$2,915,449	$2,986,519
Due after five years but within ten years	2,967,262	3,018,276
Due after ten years	6,574,478	6,623,102

	12,457,189	12,627,897
Mortgage-backed securities	10,646,356	10,820,878

Total	$23,103,545	$23,448,775

At December 31, 2002 and 2001, securities with amortized costs of $4,293,005 and $4,231,635 and estimated fair values of $4,434,777 and $4,269,785, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 6—LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,
	2002	2001
Mortgage loans on real estate:
Residential 1-4 family	$17,113,018	$11,720,240
Commercial	20,632,111	15,029,012
Construction	9,799,410	6,748,992
Second mortgages	4,491,109	4,266,248
Equity lines of credit	3,389,463	1,641,940

	55,425,111	39,406,432
Commercial and industrial	15,627,587	13,977,706
Consumer	9,944,293	11,310,260
Other	561,836	180,793
Total gross loans	$81,558,827	$64,875,191

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2002, management has determined that no impairment of loans existed.

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,
	2002	2001	2000
Balance, beginning of year	$1,045,014	$780,407	$163,000
Provision charged to operations	348,533	347,000	628,312
Recoveries on loans previously charged-off	37,659	44,977	1,220
Loans charged-off	(293,869)	(127,370)	(12,125)

Balance, end of year	$1,137,337	$1,045,014	$780,407

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

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 6—LOANS (continued)

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2002	2001
Commitments to extend credit	$11,040,303	$10,831,678
Standby letters of credit	159,000	211,894

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Florence County and surrounding areas.

NOTE 7—PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2002	2001
Land	$958,609	$958,609
Building	2,299,424	2,299,424
Furniture and equipment	937,568	762,230
Construction in progress	369,541	—

Total	4,565,142	4,020,263
Less, accumulated depreciation	571,779	344,722

Premises and equipment, net	$3,993,363	$3,675,541

Depreciation expense for the years ended December 31, 2002, 2001, and 2000 amounted to $281,470, $286,087, and $97,080, respectively.

The Company is in the process of purchasing and renovating adjacent property to be used as the operations center. In addition to the amount in construction in progress, the Company is committed to spend an additional $680,000.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 8—DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2003	$46,648,318
2004	3,005,052
2005	1,140,856
2006	608,195
2007	467,396

Total	$51,869,817

NOTE 9—SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended December 31,
	2002	2001
Average balance during the year	$1,683,987	$2,537,906
Average interest rate during the year	0.87%	3.09%
Maximum month-end balance during the year	$1,927,726	$3,494,493

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

NOTE 10—ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

Description	Interest Rate	December 31, 2002
Fixed rate advances maturing:
January 16, 2003	2.23%	$500,000
July 16, 2003	2.53%	500,000
January 16, 2004	3.04%	500,000
July 1, 2004	3.46%	500,000
July 1, 2005	4.12%	500,000
January 17, 2012	3.83%	1,000,000
July 5, 2012	4.08%	1,000,000

		$4,500,000

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 10—ADVANCES FROM FEDERAL HOME LOAN BANK (continued)

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

Amount
2003	$1,000,000
2004	1,000,000
2005	500,000
2006	—
2007	—
Thereafter	2,000,000

Total	$4,500,000

As collateral, the Company had pledged first mortgage loans on one to four family residential loans aggregating $20,632,111 (see Note 6) at December 31, 2002. In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 11—RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank’s dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank. At December 31, 2002, the Bank had undivided profits of $1,356,712. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12—OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	For the years ended December 31,
	2002	2001	2000
Professional fees	$172,299	$159,249	$100,183
Office supplies, forms, and stationery	141,371	154,504	121,412
Advertising	117,732	85,479	62,580
Data processing and supplies	285,887	202,444	125,126
Loan origination expenses	34,690	28,986	36,839
Employee education and conventions	120,392	84,457	15,440
Computer and software	112,253	120,350	84,300
Other	658,614	369,124	265,867

Total	$1,643,238	$1,204,593	$811,747

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 13—INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,
	2002	2001	2000
Currently payable
Federal	$370,121	$390,653	$222,627
State	41,445	41,783	19,014

Total current	411,566	432,436	241,641

Deferred
Federal	31,843	(116,950)	(26,116)
State	51,957	(14,065)	(4,257)

Total deferred	83,800	(131,015)	(30,373)

Total income tax expense	$495,366	$301,421	$211,268

Income tax expense is allocated as follows:

To continuing operations	$405,959	$312,098	$169,400
To shareholders’ equity	89,407	(10,677)	41,868

	$495,366	$301,421	$211,268

The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2002	2001
Deferred tax assets:
Allowance for loan losses	$357,523	$435,598
Organizational costs	46,181	37,634
Other	9,330	—

Total gross deferred tax assets	413,034	473,232
Less, valuation allowance	—	(86,908)

Total net deferred tax assets	413,034	386,324

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	116,905	27,498
Accumulated depreciation	49,811	28,708

Total gross deferred tax liabilities	166,716	56,206

Net deferred tax asset recognized	$246,318	$330,118

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

NOTE 13—INCOME TAXES (continued)

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,
	2002	2001	2000
Tax expense at statutory rate	$442,089	$315,742	$157,222
State income tax, net of federal income tax benefit	33,716	18,294	12,549
Tax-exempt interest income	(81,562)	(31,832)	—
Disallowed interest expense	7,948	4,205	—
Other, net	3,768	5,689	(371)

	$405,959	$312,098	$169,400

NOTE 14—RELATED PARTY TRANSACTIONS

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

NOTE 15—COMMITMENTS AND CONTINGENCIES

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

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 16—EARNINGS PER SHARE

Earnings per share—basic is computed by dividing net income by the weighted average number of common shares outstanding. Earnings per share—diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.

	For the years ended December 31,
	2002	2001	2000
Basic earnings per share:
Net income available to common shareholders	$894,303	$616,554	$293,018

Average common shares outstanding—basic	1,448,710	1,447,466	1,447,036

Basic earnings per share	$0.62	$0.43	$0.20

Diluted earnings per share:
Net income available to common shareholders	$894,303	$616,554	$293,018

Average common shares outstanding—basic	1,448,710	1,447,466	1,447,036
Incremental shares from assumed conversion of stock options	68,316	35,838	33,803

Average common shares outstanding—diluted	1,517,026	1,483,304	1,480,839

Diluted earnings per share	$0.59	$0.42	$0.20

NOTE 17—STOCK COMPENSATION PLAN

On August 16, 1999, the Company established the 1999 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 119,000 shares (238,000 shares after the effects of the stock split) of the Company’s common stock to directors, officers, or employees of the Company. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. At December 31, 2002, there were 5,800 options available for grant.

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

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 17—STOCK COMPENSATION PLAN (continued)

A summary of the status of the Company’s stock option plan as of December 31, 2002, 2001 and 2000, and changes during the period is presented below:

	2002		2001		2000
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	222,800	$5.04	228,000	$5.04	222,000	$5.00
Granted	14,000	6.59	—	—	7,000	6.17
Exercised	(600)	5.00	(1,194)	5.00	—	—
Cancelled	(4,000)	6.59	(4,006)	5.00	(1,000)	5.00

Outstanding at end of year	232,200	5.11	222,800	5.04	228,000	5.04

The prior year number of options and prices have been adjusted to reflect the two for one stock split.

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2002:

	Outstanding	Exercisable
Number of options	232,200	221,475
Weighted average remaining life	6.80 years	6.68 years
Weighted average exercise price	$5.11	$5.04
High exercise price	$6.59	$6.59
Low exercise price	$5.00	$5.00

NOTE 18—REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 18—REGULATORY MATTERS (continued)

As of December 31, 2002, the most recent notification from the Bank’s primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2002
Total capital (to risk-weighted assets)	$9,586,230	11.46%	$6,692,520	8.00%	$8,364,400	10.00%
Tier 1 capital (to risk-weighted assets)	8,538,974	10.21	3,345,760	4.00	5,018,640	6.00
Tier 1 capital (to average assets)	8,538,974	7.48	4,567,160	4.00	5,708,950	5.00

December 31, 2001
Total capital (to risk-weighted assets)	$8,455,137	12.32%	$6,788,240	8.00%	$8,472,803	10.00%
Tier 1 capital (to risk-weighted assets)	7,594,763	11.07	3,389,120	4.00	5,083,682	6.00
Tier 1 capital (to average assets)	7,594,763	8.96	2,745,040	4.00	3,431,300	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 19—UNUSED LINES OF CREDIT

As of December 31, 2002, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $6,100,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to 10% of the Company’s total assets, which totaled $11,629,692 as of December 31, 2002. As of December 31, 2002, the Company had borrowed $4,500,000 on this line.

NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks—The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold—Federal funds sold are for a term of one day and the carrying amount approximates the fair value.

Securities available-for-sale—Fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 20—FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Nonmarketable Equity Securities—The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans receivable—For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits—The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Advances from Federal Home Loan Bank—The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company’s current borrowing rate from the Federal Home Loan Bank.

Securities Sold Under Agreements to Repurchase—The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable—The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments—The contractual amount is a reasonable estimate of fair value for the instruments because commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2002		2001
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$3,789,927	$3,789,927	$1,987,594	$1,987,594
Federal funds sold	2,856,000	2,856,000	1,057,000	1,057,000
Securities available-for-sale	23,448,775	23,448,775	14,305,686	14,305,686
Nonmarketable equity securities	250,000	250,000	142,400	142,400
Loans receivable	81,558,827	82,139,875	64,875,191	64,997,633
Accrued interest receivable	698,590	698,590	687,611	687,611
Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$48,453,264	$48,453,264	$35,664,553	$35,664,553
Certificates of deposit	51,869,817	52,457,543	40,022,091	40,524,281
Securities sold under agreements to repurchase	1,881,750	1,881,750	1,927,164	1,927,164
Advances from Federal Home Loan Bank	4,500,000	4,445,356	—	—
Accrued interest payable	376,961	376,961	472,848	472,848

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$11,040,303	$11,040,303	$10,831,678	$10,831,678
Standby letters of credit	159,000	159,000	211,894	211,894

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 21—FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheet

December 31, 2002
Assets
Investment in banking subsidiary	$8,767,300
Other assets	27,915

Total assets	$8,795,215

Liabilities
Due to banking subsidiary	$151,037
Shareholders’ equity	8,644,178

Total liabilities and shareholders’ equity	$8,795,215

Condensed Statement of Income

For the period April 2, 2002 through December 31, 2002
Income	$—
Expenses	74,823

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(74,823)
Income tax benefit	(27,915)

Loss before equity in undistributed earning of banking subsidiary	(46,908)
Equity in undistributed earnings of banking subsidiary	748,994

Net income	$702,086

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 21—FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) (continued)

Condensed Statement of Cash Flows

For the period April 2, 2002 through December 31, 2002
Cash flows from operating activities
Net income	$702,086
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(27,915)
Increase in other liabilities	151,036
Equity in undistributed earnings of banking subsidiary	(748,994)

Net cash provided by operating activities	76,213

Cash flows from financing activities
Stock issuance costs	(76,213)

Net cash used by financing activities	(76,213)

Increase (decrease) in cash	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, ending of period	$—

FIRST RELIANCE BANCSHARES, INC.

Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. will be held at First Reliance Bank on June 19, 2003.

CORPORATE OFFICE:	INDEPENDENT AUDITORS:

2170 West Palmetto Street Florence, South Carolina 29501 Phone (843) 662-8802 Fax (843) 662-8373	Elliott Davis, LLC 1901 Main Street, Suite 1650 P.O. Box 2227 Columbia, S.C. 29202

STOCK TRANSFER DEPARTMENT:

Registrar and Transfer Company 10 Commerce Drive Cranford, New Jersey 07016-3572

MARKET FOR FIRST RELIANCE BANCSHARES, INC. COMMON STOCK; PAYMENT OF DIVIDENDS

The Company’s common stock is not traded on any stock exchange or in the over-the-counter market, and there is no public trading market for the common stock. Arms-length transactions in the common stock are anticipated to be infrequent and negotiated privately between the persons involved in those transactions.

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

High and Low Stock Price Information for First Reliance Bancshares, Inc.

	2002
Applicable Period(1)	High	Low
Third Quarter	$8.00	$7.50
Fourth Quarter	$8.00	$8.00

(1)	Represents the quarter periods after the Company’s acquisition, by share exchange, of all of the outstanding and issued shares of First Reliance Bank.

FIRST RELIANCE BANCSHARES, INC.

Corporate Data (continued)

Prior to the reorganization of the Bank into a holding company structure, the Bank’s common stock had been traded in infrequent transactions. The Bank maintained a register of all sales of stock reported to the Bank. The following limited trading information relating to arms-length transactions in the common stock of the Bank during 2001 and 2002 has been compiled from information made available to the Bank and maintained in the stock register, and should not be viewed as complete or necessarily reflective of the actual or market value of the common stock of the Company. The following prices for the common stock of the Bank have been adjusted to reflect the one for one stock dividend that was paid on April 1, 2002.

High and Low Stock Price Information for First Reliance Bank

	2002		2001
Applicable Period	High	Low	High	Low
First Quarter	$7.50	$7.00	$8.00	$8.00
Second Quarter	$7.50	$7.00	$8.00	$7.00
Third Quarter	N/A	N/A	$8.00	$6.50
Fourth Quarter	N/A	N/A	$7.00	$6.50

As of April 18, 2003, there were 1,458,830 shares of common stock outstanding, held of record by approximately 683 shareholders. The Company has the discretionary authority to repurchase limited amounts of shares of its common stock consistent with regulatory, capital and other restrictions.

The Company is a legal entity separate and distinct from the Bank. The principal sources of the Company’s cash flow, including cash flow to pay dividends to its shareholders, are dividends that the Bank pays to its sole shareholder, the Company. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders. Statutory and regulatory limitations apply to the Bank’s payment of dividends to the Company as well as to the Company’s payment of dividends to its shareholders. For example, all FDIC insured institutions, regardless of their level of capitalization, are prohibited from paying any dividend or making any other kind of distribution if following the payment or distribution the institution would be undercapitalized. Moreover, federal agencies having regulatory authority over the Company or the Bank have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

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

It is the current policy of the Bank to retain earnings to permit possible future expansion. As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank’s earnings, capital requirements, financial condition and other factors considered relevant by the board of directors of the Company and the Bank.

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2002. Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

FIRST RELIANCE BANCSHARES, INC.

Corporate Data (continued)

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

Andrew G. Kampiziones

Owner, President and Treasurer of Fairfax Development Corporation, a real estate development corporation

Nathaniel Lockhart

U.S. Postal Service employee; President of Solid Vision, an investment group; Co-owner of Accustaff Incorporated, a temporary staffing service

C. Dale Lusk, MD

Physician with Advanced Women’s Care

T. Daniel Turner

Owner and President of Turner’s Custom Auto Glass Inc.; Vice President of Bob Smith Chevrolet GMC Geo; Owner of Carolina Connection, a billing service company

A. Joe Willis

President of Willis Chiromed, a chiropractic practice