Form 10KSB, Exhibit 13
period 2003-12-31
FIRST RELIANCE BANCSHARES INC
filed 2004-03-30
CIK 1172102

EXHIBIT 13.1

FIRST RELIANCE BANCSHARES, INC.

Table of Contents

Page
Selected Financial Data	2
Management’s Discussion and Analysis	3-21
Independent Auditors’ Report	22
Consolidated Balance Sheets	23
Consolidated Statements of Income	24
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	25
Consolidated Statements of Cash Flows	26
Notes to Consolidated Financial Statements	27-45
Corporate Data	46-48

FIRST RELIANCE BANCSHARES, INC.

Selected Financial Data

The following selected financial data is derived from the consolidated financial statements and other data of First Reliance Bancshares, Inc. (the “Company”.) The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

	2003	2002	2001	2000	1999
(Dollars in thousands, except per share)
Income Statement Data:
Interest income	$8,499	$6,932	$6,251	$4,420	$541
Interest expense	2,460	2,337	2,886	2,055	173

Net interest income	6,039	4,595	3,365	2,365	368
Provision for loan losses	792	349	347	628	163

Net interest income after provision
for loan losses	5,247	4,246	3,018	1,737	205
Noninterest income	2,138	1,734	1,404	855	109
Noninterest expense	5,966	4,680	3,493	2,130	973

Income (loss) before income taxes	1,419	1,300	929	462	(659)
Income tax expense (benefit)	403	406	312	169	(165)

Net income (loss)	$1,016	$894	$617	$293	$(494)

Balance Sheet Data:
Assets	$180,364	$116,077	$86,195	$64,366	$24,790
Earning assets	169,258	108,114	80,380	58,835	22,807
Securities available for sale(1)	28,689	23,449	14,306	10,194	1,231
Loans(2)	140,361	81,559	64,875	46,745	16,678
Allowance for loan losses	1,752	1,137	1,045	780	163
Deposits	139,415	100,323	75,687	54,643	17,995
Shareholders’ equity	17,703	8,644	7,658	7,047	6,673

Per-Share Data:(5)
Basic earnings (losses)	$0.48	$0.62	$0.43	$0.20	$(0.34)
Diluted earnings (losses)	0.46	0.59	0.42	0.20	(0.34)
Book value (period end)	7.18	5.97	5.29	4.87	4.61

Performance Ratios:
Return on average assets	0.70%	0.86%	0.79%	0.56%	(7.43)%
Return on average equity	7.07	10.87	8.29	4.28	(19.27)
Net interest margin(3)	4.44	4.77	4.71	4.84	6.19
Efficiency(4)	72.99	74.89	73.36	66.13	204.15

Capital and Liquidity Ratios:
Average equity to average assets	9.93	7.92	9.58	12.98	38.53
Leverage (4.00% required minimum)	10.30	7.48	8.96	11.03	32.38
Risk-based capital
Tier 1	12.60	10.21	11.07	17.97	39.35
Total	13.85	11.46	12.32	19.22	40.31
Average loans to average deposits	94.43	82.51	82.39	85.93	82.25

(1)	Securities available-for-sale are stated at fair value.
(2)	Loans are stated at gross amounts before allowance for loan losses and include loans held for sale.
(3)	Net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
(5)	Amounts have been restated for two for one stock split.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

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

General

First Reliance Bank (the “Bank”) is a state-chartered bank headquartered in Florence, South Carolina. The Bank opened for business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

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

The Bank began operations on August 16, 1999 at its temporary facility on West Palmetto Street in Florence, South Carolina. In June of 2000, the Bank moved into its headquarters at 2170 West Palmetto Street in Florence, South Carolina. The Bank also opened a banking office on second Loop Road in Florence, South Carolina in April of 2001. On May 15, 2002, the Bank purchased an additional facility located at 2145 Fernleaf Drive in Florence, South Carolina. The Fernleaf Drive site contains approximately 0.5 acres of land and includes a 7,500 square feet building. The facility serves as additional space for operational activities of the Bank, including data processing and auditing. No customer services are being conducted in this facility.

The Bank announced in 2003 its intentions to open a branch in Lexington, South Carolina. As of December 31, 2003, the Bank had leased a plot of land in which it plans to locate a temporary facility. The branch is expected to open for business in the second quarter of 2004.

On November 12, 2002, the Company commenced a stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price was $8.00 per share. This was a best efforts offering and was conducted without an underwriter. The Company had sold 1,007,430 shares resulting in additional capital of $8,059,439 net of selling expenses of $162,965, at the close of the offering in May 2003. Also 10,400 shares of stock options were exercised in 2003 for a total amount of $52,000.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

General - continued

Like most financial institutions, our profitability depends largely upon net interest income, which is the difference between the interest received on earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings. Our results of operations are also affected by our provision for loan losses; non-interest expenses, such as salaries, employee benefits, and occupancy expenses; and non-interest income, such as mortgage loan fees and service charges on deposit accounts.

Economic conditions, competition and federal monetary and fiscal policies also affect financial institutions. For example, 2003 was characterized by steady low interest rates intended to stabilize the economy and stimulate industrial economic growth. Lending activities are also influenced by regional and local economic factors, such as housing supply and demand, competition among lenders, customer preferences and levels of personal income and savings in our primary market area.

Our balanced growth continued during 2003, with increases in assets, deposits, shareholders’ equity, earnings per share and returns on average assets and equity. The following chart shows our growth in these areas from December 31, 2002 to December 31, 2003:

	December 31,		Percent Increase (Decrease)
(Dollars in thousands, except per share amounts)	2003	2002
Total assets	180.4	116.1	55.4
Loans	139.4	79.8	74.7
Investment securities	28.7	23.7	21.1
Deposits	139.4	100.3	39.0
Shareholders’ equity	17.7	8.6	105.8

A significant portion of our growth in 2003 was due to the completion of a secondary stock offering which resulted in the issuance of 1,007,430 shares of our common stock and provided additional capital of $7,896,474. The additional capital increased our legal lending limit, thereby allowing us to extend larger loans to our customers. However, the issuance of additional shares resulted in a decrease in our return on average equity in 2003 from 2002. Our loan portfolio increased $59.6 million from December 31, 2002 to December 31, 2003. Our deposit base also increased in 2003 by $39.1 million from $100.3 million in 2002.

The significant increase in average earning assets had a positive impact on our results of operations for 2003. Average earning assets increased from $96.3 million in 2002 to $136.0 million in 2003. However, return on average assets decreased from 2003 to 2002 due to the effect of compressed interest margins on net income. Our increased volume in deposits also increased our fees from service charges and deposit accounts by approximately $366,000 from 2002 to 2003. Gains on sales of mortgage loans were also an important source of noninterest income in 2003.

Results of Operations

Year ended December 31, 2003, compared with year ended December 31, 2002

Net interest income increased $1,444,557, or 31.44%, to $6,039,328 in 2003 from $4,594,771 in 2002. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $39,625,454 or 41.13%, mainly due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $7,504,097, and interest on taxable investment securities of $604,306.

The Company’s net interest spread and net interest margin were 4.04% and 4.44%, respectively, in 2003, compared to 4.32% and 4.77%, respectively, in 2002. The decrease in net interest spread was primarily the result of lower interest rates during a declining interest rate environment. Yields on all earning assets declined in 2003. Yields on earning assets decreased from 7.20% in 2002 to 6.25% in 2003. Yields on interest-bearing liabilities decreased from 2.88% in 2002 to 2.21% in 2003.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Results of Operations - continued

The provision for loan losses was $791,650 in 2003 compared to $348,533 in 2002. The allowance for loan losses was 1.26% of total loans at December 31, 2003 as compared to 1.42% of total loans at December 31, 2002. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $404,716, or 23.35%, to $2,138,233 in 2003 from $1,733,517 in 2002. The increase is primarily attributable to increased service charges on deposit accounts and other charges. Service charges on deposit accounts increased $366,497, or 62.10% from 2002, to $956,665 for the year ended December 31, 2003. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts and change in the service charge structure in 2003. Other noninterest income increased $51,175, or 282.98% from 2002, to $69,259 for the year ended December 31, 2003. The increase is primarily attributable to increased wire fees of $16,056 in 2003 from $1,917 in 2002 and rental income of $39,032 in 2003 from $0 in 2002. Rental income is derived from rent on property adjacent to the main office which was acquired in 2003.

Noninterest expense increased $1,287,035, or 27.50%, to $5,966,528 in 2003 from $4,679,493 in 2002. Noninterest expenses increased in all categories as a result of our continued growth. The increase is primarily attributable to increased salaries and benefits and other operating expenses. Salaries and employee benefits increased $703,822, or 26.65%, to $3,344,854 in 2003 from $2,641,032 in 2002. This increase is attributable to normal pay increases, and continued growth in the company. A portion of the increase in salaries was due to the addition of new staff to facilitate the growth of the Bank. Other operating expenses increased $382,676 from 2002 to $2,025,914 for the year ended December 31, 2003. This increase was due to the expected increases in overhead caused by the growth of the Company. The Company’s efficiency ratio was 72.99% in 2003, compared to 74.89% in 2002.

The net income was $1,015,799 in 2003, compared to $894,303 in 2002. The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $96,335,043 for the year ended December 31, 2002 to $135,960,497 for the year ended December 31, 2003. Return on average assets during 2003 was 0.70%, compared to 0.86% during 2002, and return on average equity was 7.07% during 2003, compared to 10.87% during 2002. These decreases came primarily as a result of additions of capital from the Company’s secondary stock offering during 2003.

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

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Net Interest Income - continued

Average Balances, Income and Expenses, and Rates

	2003			2002
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning Assets:
Loans(1)(2)	$110,051	$7,504	6.82%	$73,777	$5,940	8.05%
Securities, taxable(2)	15,288	604	3.95	12,519	663	5.30
Securities, tax exempt(2)	8,619	357	4.14	5,193	233	4.49
Federal funds sold and other	1,469	18	1.23	4,630	85	1.83
Nonmarketable equity securities	533	16	3.00	215	11	5.12

Total earning assets	135,960	8,499	6.25	96,334	6,932	7.20

Cash and due from banks	2,988			3,394
Premises and equipment	5,381			3,860
Other assets	1,837			1,350
Allowance for loan losses	(1,350)			(1,113)

Total assets	$144,816			$103,825

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	$17,720	$203	1.15%	$14,659	260	1.77%
Savings deposits	15,994	196	1.23	13,795	236	1.71
Time deposits	64,926	1,799	2.27	47,328	1,714	3.62
Other borrowings	12,780	262	2.05	5,400	126	2.33

Total interest-bearing liabilities	111,420	2,460	2.21	81,182	2,336	2.88

Demand deposits	17,903			13,637
Accrued interest and other liabilities	1,119			785
Shareholders’ equity	14,374			8,221

Total liabilities and shareholders’ equity	$144,816			$103,825

Net interest spread			4.04%			4.32%
Net interest income		$6,039			$4,596

Net interest margin			4.44%			4.77%

(1)	Nonaccrual loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Tax exempt income is based on actual amounts and is not on a tax equivalent basis. A tax equivalent adjustment to net interest income of $184 and $121 in 2003 and 2002, respectively, would adjust the yield for assets earning tax exempt income to a comparable yield on a taxable basis. (This results in an estimated 2% and 1% in 2003 and 2002, respectively, overall increase in the tax rate).

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Rate/Volume Analysis

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Bank’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided in the table below. Changes to both rate and volume (in iii above) which cannot be segregated have been allocated proportionately.

	2003 Compared to 2002 Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$2,577	$(1,013)	$1,564
Securities, taxable	130	(189)	(59)
Securities, tax exempt	143	(19)	124
Federal funds sold and other	(45)	(22)	(67)
Nonmarketable equity securities	11	(6)	5

Total interest income	2,816	(1,249)	1,567

Interest expense:
Interest-bearing deposits	47	(104)	(57)
Savings deposits	34	(74)	(40)
Time deposits	545	(460)	85
Other borrowings	153	(17)	136

Total interest expense	779	(655)	124

Net interest income	$2,037	$(594)	$1,443

	2002 Compared to 2001 Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$1,604	$(900)	$704
Securities, taxable	83	(186)	(103)
Securities, tax exempt	162	(23)	139
Federal funds sold	33	(97)	(64)
Nonmarketable equity securities	5	—	5

Total interest income	1,887	(1,206)	681

Interest expense:
Interest-bearing deposits	173	(10)	163
Savings deposits	10	(248)	(238)
Time deposits	438	(955)	(517)
Other borrowings	69	(27)	42

Total interest expense	690	(1,240)	(550)

Net interest income	$1,197	$34	$1,231

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

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

The following table sets forth the Company’s interest rate sensitivity at December 31, 2003

Interest Sensitivity Analysis

December 31, 2003 (Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non- Sensitive	Total
Assets
Interest-earning assets
Loans	$82,357	$5,164	$26,854	$114,375	$25,014	$139,389
Securities, taxable		506		506	18,390	18,896
Securities, nontaxable					8,793	8,793
Nonmarketable securities	1,108			1,108		1,108
Federal funds sold	100			100		100

Total earning assets	83,465	5,670	26,854	115,989	52,197	168,186

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	15,866			15,866		15,866
Savings deposits	18,217			18,217		18,217
Time deposits	5,476	12,850	34,290	52,616	33,631	86,247

Total interest-bearing deposits	39,559	12,850	34,290	86,699	33,631	120,330

Advances from Federal Home Loan Bank	4,100		1,500	5,600	13,500	19,100
Federal funds purchased	1,043	—	—	1,043	—	1,043
Repurchase agreements	2,364			2,364		2,364

Total interest-bearing liabilities	47,066	12,850	35,790	95,706	47,131	142,837

Period gap	$36,399	$(7,180)	$(8,936)	$20,283	$5,066

Cumulative gap	$36,399	$29,219	$20,283	$20,283	$25,349

Ratio of cumulative gap to total earning assets	21.64%	17.37%	12.06%	12.06%	15.07%

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Net Interest Income - continued

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Debt securities are reflected at each instrument’s ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on these deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from the Federal Home Loan Bank are reflected at their contractual maturity date.

The Company is in an asset sensitive position (or a positive gap) of $20.2 million over the 12 month timeframe. The gap is positive when interest sensitive assets exceed interest sensitive liabilities, as was the case at the end of 2003 with respect to the one-year time horizon. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing “horizon”, a negative interest sensitivity gap results.

A positive gap generally has a favorable effect on net interest income during periods of rising rates. A positive one year gap position occurs when the dollar amount of rate sensitive assets maturing or repricing within one year exceeds the dollar amount of rate sensitive liabilities maturing or repricing during that same period. As a result, during periods of rising interest rates, the interest received on earning assets will increase faster than interest paid on interest-bearing liabilities, thus increasing interest income. The reverse is true in periods of declining interest rates resulting generally in a decrease in net interest income.

The Company’s Board of Directors and management review the Asset Liability Management with information obtained from our system which measure the interest rate sensitivity. The Company’s asset and liability policies are to focus on maximizing long term profitability while managing acceptable interest rate risk.

However, the Company’s gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company cannot predict if interest rates will rise or fall in 2004, but has positioned its interest sensitivity to be prepared for rising rates.

Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at a level greater than the Company’s internal risk measurement system for loan risk until a history is established. The Board maintained an allowance for loan losses level of 1.26% of total loans at December 31, 2003. This level of allowance still exceeds the loan risk measurement system the Company is currently using and management believes the allowance is adequate to meet any loan losses the Company may experience.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses - continued

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

The allowance represents an amount which we believe will be adequate to absorb inherent losses on existing loans that may become uncollectible. Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower’s ability to repay the amount and quality of collateral securing the loans; our historical loan loss experience and a review of specific problem loans.

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount. We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets. As of December 31, 2003 and 2002, the Company had no specific allocations on its significant credits in its calculation of the allowance for loan losses.

The Company calculates its general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses. The bank has developed a loan risk monitoring system that assesses the potential risk the bank may have in its loan portfolio. This system is monitored monthly by management to insure that adequate provisions and loan allowances are maintained. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2003, the Company’s general reserves totaled $1,752,282, an increase of $614,945 from 2002. This increase results from an overall increase of $59,587,612 in our loan portfolio. The categories and concentrations of loans have been consistent between the past two years.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses - continued

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2003 and 2002.

Allowance for Loan Losses

(Dollars in thousands)	2003	2002
Total loans outstanding at end of year	$139,389	$79,801

Average loans outstanding	$100,051	$73,777

Balance of allowance for loan losses at beginning of year	$1,137	$1,045
Loans charged off:
Real estate - construction	—	—
Real estate - mortgage	47	32
Commercial and industrial	42	78
Consumer and other	106	185

Total loan losses	195	295

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	2
Commercial and industrial	—	—
Consumer and other	18	36

Total recoveries	18	38

Net charge-offs	177	257
Provision for loan losses	792	349

Balance of allowance for loan losses at end of year	$1,752	$1,137

Ratios:
Net charge-offs to average loans outstanding	0.18%	0.35%
Net charge-offs to loans at end of year	0.13	0.32
Allowance for loan losses to average loans	1.75	1.54
Allowance for loan losses to loans at end of year	1.26	1.42
Net charge-offs to allowance for loan losses	10.10	22.60
Net charge-offs to provisions for loan losses	22.35	73.64

Nonperforming Assets

Nonperforming Assets. There were no loans in nonaccrual status at December 31, 2003. There were loans totaling $292,725 in nonaccrual status as December 31, 2002. There were $433,622 and $291,804 in loans ninety days or more overdue and still accruing interest at December 31, 2003 and 2002, respectively. There was $491,862 and $307,000 in restructured loans at December 31, 2003 and 2002, respectively.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Nonperforming Assets - continued

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

Potential Problem Loans. At December 31, 2003, the Company had classified loans totaling $1,225,625 as compared to $740,367 at December 31, 2002. Classified loans as a percentage of total loans was .88% at December 31, 2003 as compared to .93% at December 31, 2002. The loan portfolio increased 74.67% during the same period.

Noninterest Income and Expense

Noninterest Income. Noninterest income for year ended December 31, 2003 was $2,138,233, an increase of $404,716 from $1,733,517 in 2002. The increase is primarily attributable to increased service charges on deposit accounts and credit life insurance commissions. Mortgage origination fees increased $76,644, or 9.24%, to $906,452 in 2003, from $829,808 in 2002. The mortgage origination fees increased due to increased volume of mortgage originations due to a low interest rate environment. Service charges increased $366,497, or 62.10% from 2002, to $956,665 for the year ended December 31, 2003. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2003 and a restructure of fee schedules in the fourth quarter of 2002. Securities and brokerage commissions decreased $72,781, or 71.38%, to $29,182 in 2003 from $101,963 in 2002. This decrease is attributable to market conditions and the Company’s restructuring of the department. Credit life insurance commissions increased $32,582, or 103.15% from 2002, to $64,170 for the year ended December 31, 2003.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2003 and 2002.

(Dollars in thousands)	2003	2002
Service charges on deposit accounts	$957	$590
Credit life insurance commissions	64	32
Residential mortgage origination fees	906	830
Securities and insurance brokerage commissions	29	102
Other income	182	180

Total noninterest income	$2,138	$1,734

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Noninterest Income and Expense - continued

Noninterest Expense. Noninterest expense increased $1,287,035, or 27.50%, to $5,966,528 for year ended December 31, 2003 as compared to 2002. Of this total, other operating expenses increased $382,676, or 23.29%, to $2,025,914 in 2003 from $1,643,238 in 2002. Salaries and employee benefits increased $703,822, or 26.65%, to $3,344,854 in 2003 from $2,641,032 in 2002. This increase is attributable to normal pay increases and continued expansion of the Bank.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2003 and 2002.

(Dollars in thousands)	2003	2002
Salaries and employee benefits	$3,345	$2,641
Net occupancy and equipment expense	596	395
Advertising and public relations	73	118
Office supplies, stationery, and printing	146	146
Data processing and supplies	231	286
Computer and software	177	114
Professional fees and services	231	172
Employee education and conventions	67	120
Loan origination fees	66	35
Other	1,035	652

Total noninterest expense	$5,967	$4,679

Efficiency ratio	72.99%	74.89%

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $110,051,305 in 2003 compared to $73,777,402 in 2002, an increase of $36,273,903, or 49.17%. At December 31, 2003, total loans were $139,389,064, compared to $79,801,452 at December 31, 2002, an increase of $59,587,612, or 74.67%.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

Composition of Loan Portfolio

December 31,	2003		2002
(Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$27,893	20.00%	$15,628	19.58%
Real estate
Construction	18,343	13.16	9,799	12.28
Mortgage-residential	42,267	30.32	23,236	29.12
Mortgage-nonresidential	32,826	23.56	20,632	25.85
Consumer	13,200	9.47	9,944	12.46
Other	4,860	3.49	562	0.71

Total loans	139,389	100.00%	79,801	100.00%
Allowance for loan losses	(1,752)		(1,137)

Net loans	$137,637		$78,664

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

The largest component of the Company’s loan portfolio is real estate mortgage loans. At December 31, 2003, real estate mortgage loans totaled $75,092,913 and represented 53.87% of the total loan portfolio, compared to $43,868,326 or 54.97%, at December 31, 2002.

Residential mortgage loans totaled $42,266,822 at December 31, 2003, and represented 30.32% of the total loan portfolio, compared to $23,236,215 at December 31, 2002 or 29.12%. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $32,826,091 at December 31, 2003, compared to $20,632,111 at December 31, 2002. This represents an increase of $12,193,980, or 59.10%, from the December 31, 2002 balance. The demand for residential and commercial real estate loans in the Florence market increased as a result of the low interest rate environment.

Commercial and industrial loans increased $12,265,783, or 78.49%, to $27,893,370 at December 31, 2003, from $15,627,587 at December 31, 2002.

The Company’s loan portfolio is also comprised of consumer loans. Consumer loans increased $3,255,695, or 32.74%, to $13,199,988 at December 31, 2003, from $9,944,293 at December 31, 2002.

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

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company’s loans maturing within specified intervals at December 31, 2003.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

December 31, 2003 (Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial and industrial	$15,190	$11,466	$1,237	$27,893
Real estate	28,090	57,872	7,474	93,436
Consumer and other	8,510	9,211	339	18,060

	$51,790	$78,549	$9,050	$139,389

Loans maturing after one year with:
Fixed interest rates				$42,247
Floating interest rates				46,324

				$88,571

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets. Total securities available-for-sale averaged $23,907,300 in 2003, compared to $17,712,186 in 2002. At December 31, 2002, total securities available-for-sale were $27,688,992, an increase of $4,240,217, or 18.08%, over the December 31, 2002 balance. Investment securities also contains Federal Home Loan Bank stock and the stock of an unrelated financial institution. This stock is recorded at its original cost and totaled $1,055,000 and $250,000 at December 31, 2003 and 2002, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2003 and 2002.

Fair Value of Securities available-for-sale

December 31, (Dollars in thousands)	2003	2002
U.S. government agencies and corporations	$3,536	$3,904
Municipals	8,793	10,821
Mortgage-backed securities	15,196	8,219
Commercial paper	164	505

Total securities available-for-sale	$27,689	$23,449

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2003.

Investment Securities Maturity Distribution and Yields

December 31, 2003	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. government agencies and corporations	$506	7.21%	$2,204	4.23%	$827	4.10%	$163	4.13%	$3,700	5.18%
Municipals(2)	—		117	2.25%	1,960	3.69%	6,715	4.86%	8,793	4.23%

Total securities(1)	$506	7.21%	$2,321	4.19%	$2,787	3.89%	$6,878	4.71%	$12,493	4.70%

(1)	Excludes mortgage-backed securities totaling $15,196 with a yield of 4.67 % and non-marketable equity securities.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “—Net Interest Income— Interest Sensitivity Analysis.”

Federal Funds Sold and Other. Federal funds sold and other, which consists of federal funds sold and an interest earning deposit account with the Federal Home Loan Bank, averaged $1,469,425 in 2003 compared to $4,630,128 in 2002. At December 31, 2003 and 2002, federal funds sold totaled $100,000 and $2,856,000, and interest earning deposits totaled $245,184 and $18,933, respectively.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $30,237,444, or 37.25%, to $111,420,332 in 2003, from $81,182,888 in 2002. The increase is primarily a result of the continued growth of the Company.

Deposits. Average total deposits increased $35,358,980, or 43.56%, to $116,541,868 in 2003, from $89,419,745 in 2002. At December 31, 2003, total deposits were $139,414,951, compared to $100,323,081 a year earlier, an increase of 38.97%.

The following table sets forth the deposits of the Company by category at December 31, 2003 and 2002.

Deposits

December 31,	2003		2002
(Dollars in thousands)	Amount	Percent of Deposits	Amount	Percent of Deposits
Demand deposit accounts	$19,085	13.69%	$16,471	16.42%
NOW accounts	15,866	11.38	16,490	16.44
Savings accounts	18,217	13.07	15,493	15.44
Time deposits less than $100	31,883	22.87	30,344	30.25
Time deposits of $100 or over	54,364	38.99	21,525	21.45

Total deposits	$139,415	100.00%	$100,323	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $85,050,947 and $78,797,896 at December 31, 2003 and 2002, respectively. Included in time deposits at December 31, 2003 and 2002 are brokered time deposits of $22,607,082 and $1,000,000, respectively.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future. However, advances from the Federal Home Loan Bank are being used as an alternative source of funds. The Company’s loan-to-deposit ratio was 98.72% at December 31, 2003, and 78.41% at December 31, 2002. The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2003, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

(Dollars in thousands)	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$8,608	$9,072	$10,295	$26,389	$54,364

Approximately 15.83% of the Company’s time deposits of $100,000 or more had scheduled maturities within three months, and 32.52% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. The current interest rate environment has led depositors to invest in short term deposit accounts. The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. Management believes that should that occur, the impact would be minimal on the Company’s operations and liquidity due to other funding sources. The Company has an available line to borrow funds from the Federal Home Loan Bank up to 20% of the Bank’s total assets which provided available funds of $16,973,000 at December 31, 2003 and lines available to purchase federal funds with various financial institutions up to $8,210,516 at December 31, 2003. Management believes that these funds would be sufficient to meet future liquidity needs.

Other Borrowings. The following table summarizes the Company’s borrowings for the years ended December 31, 2003 and 2002. These borrowings consist of securities sold under agreements to repurchase, advances from the Federal Home Loan Bank and federal funds purchased. Securities sold under agreements to repurchase mature on a one to seven day basis. These agreements are secured by U.S. government agencies. Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Company’s one to four family residential mortgage loans and the Company’s investment in Federal Home Loan Bank stock. Federal funds purchased are short-term borrowings from other financial institutions that mature daily.

(Dollars in thousands) Year Ended December 31,	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,	Interest Rate at December 31,
2003

Securities sold under agreement to repurchase	$2,686	$2,273	0.45%	$2,364	0.31%
Advances from Federal Home Loan Bank	19,100	9,228	2.72%	19,100	2.90%
Federal funds purchased	1,043	389	2.67%	1,043	1.30%

2002

Securities sold under agreements to repurchase	1,928	1,684	0.87%	1,882	0.38%
Advances from Federal Home Loan Bank	4,500	3,605	3.01%	4,500	3.47%

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

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

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2003. The following table shows the Company’s and the Bank’s ratios at December 31, 2003:

Analysis of Capital and Capital Ratios

	Company	Bank
(Dollars in thousands)
Tier 1 capital	$17,457	$17,261
Tier 2 capital	1,734	1,731

Total qualifying capital	$19,191	$18,992

Risk-adjusted total assets (including off-balance-sheet exposures)	$138,563	$138,481

Risk-based capital ratios:
Tier 1 risk-based capital ratio	12.60%	12.46%
Total risk-based capital ratio	13.85	13.71
Tier 1 leverage ratio	10.30	10.18

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

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

As of December 31, 2003, commitments to extend credit totaled $19,621,687 and its standby letters of credit totaled $169,000.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2003.

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$326	$1,160	$11,743	$13,229	$6,392	$19,621
Standby letters of credit	—	10	159	169		169

Totals	$326	$1,170	$11,902	$13,398	$6,392	$19,790

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company’s service area. Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 47.16% of total assets at December 31, 2003. Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, securities available for sale, and funds from maturing loans. The Company had $4,793,102 in cash and $27,688,992 in securities available for sale at December 31, 2003. The Company has $8,210,516 available through a line of credit with other banks as an additional source of liquidity funding. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to $36,073,000, of which $16,973,000 is available at December 31, 2003.

During 2003, the Company’s primary sources of cash were $139,414,951 from deposits and $19,100,000 from Federal Home Loan Bank advances. The Company’s primary uses of cash resources were to fund loans of approximately $139,389,064 and the purchase of investment securities of approximately $28,743,992, net of maturities and sales. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Company’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2004 to meet either short or long-term needs.

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

Accounting and Financial Reporting Issues

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements. The significant accounting policies are described in the footnotes to the financial statements at December 31, 2003 as filed on the annual report on Form 10-KSB. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. The Company considers these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

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

FIRST RELIANCE BANCSHARES, INC.

Management’s Discussion and Analysis

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

Change of Accountants

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms have decided to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company’s principal independent accountant since the Company’s inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company’s principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003 to audit the Company’s financial statements for the year ended December 31, 2002, and was selected to audit the Company’s financial statements for the year ending December 31, 2003.

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

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

First Reliance Bancshares, Inc.

Florence, South Carolina

We have audited the accompanying consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the years in the two year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Elliott Davis, LLC

Columbia, South Carolina

February 19, 2004

FIRST RELIANCE BANCSHARES, INC.

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,693,102	$3,789,927
Federal funds sold	100,000	2,856,000

Total cash and cash equivalents	4,793,102	6,645,927

Investment securities:
Securities available-for-sale	27,688,992	23,448,775
Nonmarketable equity securities	1,055,000	250,000

Total investment securities	28,743,992	23,698,775

Loans held for sale	971,627	1,757,375
Loans receivable	139,389,064	79,801,452
Less allowance for loan losses	(1,752,282)	(1,137,337)

Loans, net	137,636,782	78,664,115
Premises, furniture and equipment, net	5,796,819	3,993,363
Accrued interest receivable	949,663	698,590
Other real estate owned	279,393	120,872
Other assets	1,192,505	497,574

Total assets	$180,363,883	$116,076,591

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$19,084,520	$16,470,767
Interest-bearing transaction accounts	15,866,254	16,489,757
Savings	18,217,378	15,492,740
Time deposits $100,000 and over	54,364,004	21,525,185
Other time deposits	31,882,795	30,344,632

Total deposits	139,414,951	100,323,081
Securities sold under agreements to repurchase	2,363,570	1,881,750
Federal funds purchased	1,043,000	—
Advances from Federal Home Loan Bank	19,100,000	4,500,000
Accrued interest payable	442,233	376,961
Other liabilities	297,490	350,621

Total liabilities	162,661,244	107,432,413

Commitments and contingencies (Notes 5 and 14)
Shareholders’ Equity:

Common stock, $0.01 par value, 5,000,000 shares authorized; 2,466,660 and 1,448,830 shares issued and outstanding at December 31, 2003 and 2002, respectively	24,667	14,488
Capital surplus	15,106,070	7,091,562
Retained earnings	2,325,602	1,309,803
Accumulated other comprehensive income	246,300	228,325

Total shareholders’ equity	17,702,639	8,644,178

Total liabilities and shareholders’ equity	$180,363,883	$116,076,591

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Income

	For the years ended December 31,
	2003	2002
Interest income:
Loans, including fees	$7,504,097	$5,939,949
Investment securities:
Taxable	604,306	662,951
Tax exempt	357,377	232,807
Federal funds sold	15,822	84,277
Other interest income	17,861	11,759

Total	8,499,463	6,931,743

Interest expense:
Time deposits $100,000 and over	870,123	706,350
Other deposits	1,327,754	1,504,468
Other interest expense	262,258	126,154

Total	2,460,135	2,336,972

Net interest income	6,039,328	4,594,771
Provision for loan losses	791,650	348,533

Net interest income after provision for loan losses	5,247,678	4,246,238

Noninterest income:
Service charges on deposit accounts	956,665	590,168
Gain on sale of mortgage loans	906,452	829,808
Securities and insurance brokerage commissions	29,182	101,963
Credit life insurance commissions	64,170	31,588
Other service charges, commissions, and fees	109,515	82,121
Gain of sales of securities available-for-sale	2,990	79,785
Other	69,259	18,084

Total	2,138,233	1,733,517

Noninterest expenses:
Salaries and benefits	3,344,854	2,641,032
Occupancy	237,814	173,565
Furniture and equipment	357,946	221,658
Other operating	2,025,914	1,643,238

Total	5,966,528	4,679,493

Income before income taxes	1,419,383	1,300,262

Income tax expense	403,584	405,959

Net income	$1,015,799	$894,303

Earnings per share:
Basic	$0.48	$0.62
Diluted	$0.46	$0.59

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2003 and 2002

	Common stock		Capital surplus	Retained earnings	Accumulated other comprehensive income	Total
	Shares	Amount
Balance, December 31, 2001	724,115	$11,488	$7,167,775	$415,500	$63,244	$7,658,007

Net income				894,303		894,303

Other comprehensive income, net of tax expense of $89,409					165,081	165,081

Comprehensive income						1,056,384

Stock issuance costs (Note 2)			(76,213)			(76,213)

Exercise of stock options	600	3,000				3,000

Two for one stock split	724,115

Balance, December 31, 2002	1,448,830	14,488	7,091,562	1,309,803	228,325	8,644,178

Net income				1,015,799		1,015,799

Other comprehensive income, net of tax expense of $10,015					17,975	17,975

Comprehensive income						9,677,952

Proceeds from stock issuance	1,007,430	10,075	8,049,364			8,059,439

Costs associated with stock offering			(86,752)			(86,752)

Exercise of stock options	10,400	104	51,896			52,000

Balance, December 31, 2003	2,466,660	$24,667	$15,106,070	$2,325,602	$246,300	$17,702,639

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$1,015,799	$894,303
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	791,650	348,533
Depreciation and amortization expense	474,926	281,470
Gain on sales of securities available-for-sales	(2,991)	(79,785)
Discount (accretion) and premium amortization	184,128	86,406
Disbursements for mortgages held for sale	(32,577,008)	(16,397,632)
Proceeds from sales of mortgages held for sale	33,362,756	14,640,257
Writedown of other real estate owned	16,611	—
Gain on sale of other real estate owned	(6,256)	—
Deferred income tax provision (benefit)	27,915	(5,607)
Increase in interest receivable	(251,073)	(10,979)
Increase (decrease) in interest payable	65,272	(95,887)
Increase in other assets	(772,000)	(175,205)
Increase (decrease) in other liabilities	(53,131)	(134,432)

Net cash provided (used) by operating activities	2,276,598	(648,558)

Cash flows from investing activities:
Purchases of securities available-for-sale	(11,561,638)	(22,726,876)
Maturities of securities available-for-sale	6,067,811	6,392,036
Proceeds from sales of securities available-for-sale	1,099,463	7,439,616
Purchases of nonmarketable equity securities	(1,008,100)	—
Proceeds from the sales of nonmarketable equity securities	150,000	—
Purchase of Federal Home Loan Bank stock	—	(107,600)
Net increase in loans receivable	(60,137,622)	(15,248,343)
Purchases of premises, furniture and equipment	(2,535,984)	(544,912)
Proceeds from disposal of premises, furniture and equipment	369,541	—
Proceeds from sale of other real estate owned	185,729	28,160

Net cash used by investing activities	(67,370,800)	(24,767,919)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	4,714,888	12,788,711
Net increase in certificates of deposit and other time deposits	34,376,982	11,847,726
Increase in advances from Federal Home Loan Bank	14,600,000	4,500,000
Increase in federal funds purchased	1,043,000	—
Net increase (decrease) in securities sold under agreements to repurchase	481,820	(45,414)
Stock issuance costs	(86,752)	(76,213)
Exercise of stock options	52,000	3,000
Proceeds from stock issuance	8,059,439	—

Net cash provided by financing activities	63,241,377	29,017,810

Net increase (decrease) in cash and cash equivalents	(1,852,825)	3,601,333

Cash and cash equivalents, beginning of year	6,645,927	3,044,594

Cash and cash equivalents, end of year	$4,793,102	$6,645,927

Cash paid during the year for:
Income taxes	$500,598	$640,543

Interest	$2,394,863	$2,432,859
Supplemental noncash investing and financing activities:
Foreclosures on loans	$373,305	$65,872

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, First Reliance Bank (the Bank). First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, South Carolina. The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management’s Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Significant Group Concentrations of Credit Risk - Most of the Company’s activities are with customers located within Florence County in South Carolina. The types of securities in which the Company invests are discussed in Note 4. The types of lending in which the Company engages are discussed in Note 5. The Company does not have any significant concentrations with any one industry or customer.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank. The stock has no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2003 and 2002, the Company’s investment in Federal Home Loan Bank stock was $955,000 and $250,000, respectively. Dividends received on this stock is included as a separate component of interest income. In 2003, the Company purchased stock in another community bank totaling $100,000.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Loans receivable - Loans receivable are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes contractually ninety days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

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

Residential Mortgages Held-For-Sale - The Company’s mortgage activities are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgages and selling mortgages to investors under pre-existing commitments. Funded residential mortgages held temporarily for sale to investors are recorded at the lower of cost or market value. Application and originations fees collected by the Company are recognized as income upon sale to the investor.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $73,284 and $117,732, were included in the Company’s results of operations for 2003 and 2002.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. In 2003, the Company converted the 401(k) plan to a 404(c) plan. The 404 (c) plan changes investment alternatives to include the Company’s stock. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation. The Company charged $60,840 and $39,795 to earnings for the retirement savings plan in 2003 and 2002, respectively.

Stock-Based Compensation - The Company has a stock-based employee compensation plan which is further described in Note 16. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all stock options granted under these plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share as if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	For the years ended December 31,
	2003	2002
Net income, as reported	$1,015,799	$894,303
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	139,102	82,577

Pro forma net income	$876,697	$811,726

Earnings per share:
Basic - as reported	$0.48	$0.62

Basic - pro forma	$0.41	$0.56

Diluted - as reported	$0.46	$0.59

Diluted - pro forma	$0.40	$0.54

Common Stock Owned by the Employee Stock Ownership Plan (ESOP) - All shares held by the ESOP are treated as outstanding for purposes of computing earnings per share. ESOP purchases and redemptions of the Company’s common stock are at estimated fair value as determined by independent valuations. Dividends on ESOP shares are charged to retained earnings. At December 31, 2003, the ESOP owned 17,991 shares of the Company’s common stock with an estimated value of $171,454. Of this total, 6,950 shares were allocated and 11,042 were unallocated. Contributions to the ESOP in 2003 and 2002 were $30,428 and $79,500, respectively.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method. Earnings per share have been restated to reflect the two for one stock split. See Note 15.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

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

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,
	2003	2002
Unrealized gains (losses) on securities available-for-sale:	$30,980	$334,275

Reclassification adjustment for gains realized in net income	(2,990)	(79,785)

Net unrealized gains (losses) on securities	27,990	254,490

Tax effect	(10,015)	(89,409)

Net-of-tax amount	$17,975	$165,081

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

Recent Accounting Pronouncements - In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 148, “Accounting for Stock-based Compensation - Transition and Disclosure,” an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and Accounting Pronouncement Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The disclosure-only provisions of SFAS No. 148 had no impact on the financial condition of the Company.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have any impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have any impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have any effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have any effect on the Company’s financial position or results of operations.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory. There are three main components of economic risk: interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets. Credit risk is the risk of default on the Company’s loan portfolio that results from borrower’s inability or unwillingness to make contractually required payments. Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators’ judgments based on information available to them at the time of their examination.

Reclassifications - Certain captions and amounts in the 2002 consolidated financial statements were reclassified to conform with the 2003 presentation.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 2 - STOCK OFFERING

The Company completed a stock offering during the second quarter of 2003 whereby 1,007,430 shares of the Company’s common stock were issued at an offering price of $8.00 per share. The gross proceeds from the offering were $8,059,439 and expenses related to the offering totaled $162,965. The proceeds will be used to support future loan production and asset growth, as well as fund the Company’s planned expansion into the Lexington, South Carolina market area (Note 14).

NOTE 3 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Federal Reserve computed as a percentage of deposits. At December 31, 2003 and 2002, this requirement was met by the cash balance in the vault.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2003
U.S. Government agencies	$3,634,893	$65,808	$—	$3,700,701
Mortgage-backed securities	15,196,513	78,452	79,452	15,195,513
Municipals	8,485,366	311,012	3,600	8,792,778

	$27,316,772	$455,272	$83,052	$27,688,992

December 31, 2002
U.S. Government agencies	$4,327,391	$82,565	$1,478	$4,408,478
Mortgage-backed securities	10,646,356	177,189	2,667	10,820,878
Municipals	8,129,798	105,645	16,024	8,219,419

	$23,103,545	$365,399	$20,169	$23,448,775

For the years ended December 31, 2003 and 2002, proceeds from the sales of securities available-for-sale amounted to $1,099,463 and $7,439,616, respectively. Gross realized gains amounted to $2,990 and $79,785, respectively. There were no gross realized losses.

The following is a summary of maturities of securities available-for-sale as of December 31, 2003. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale
	Amortized Cost	Estimated Fair Value
Due in less than one year	$498,518	$505,514
Due after one year but within five years	2,286,469	2,321,087
Due after five years but within ten years	2,717,652	2,786,879
Due after ten years	6,617,620	6,879,999

	12,120,259	12,493,479
Mortgage-backed securities	15,196,513	15,195,513

Total	$27,316,772	$27,688,992

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 4 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

Securities Available for Sale

	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Municipals	$389,552	$3,600	$—	$—	$389,552	$3,600
Mortgage-backed securities	9,034,617	79,452	—	—	9,034,617	79,452

Total	$9,424,169	$83,052	$—	$—	$9,424,169	$83,052

At December 31, 2003 and 2002, securities with amortized costs of $6,986,863 and $4,293,005 and estimated fair values of $7,201,019 and $4,434,777, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,
	2003	2002
Mortgage loans on real estate:
Residential 1-4 family	$31,343,019	$15,355,643
Commercial	32,826,091	20,632,111
Construction	18,343,137	9,799,410
Second mortgages	5,124,025	4,491,109
Equity lines of credit	5,799,778	3,389,463

	93,436,050	53,667,736
Commercial and industrial	27,893,370	15,627,587
Consumer	13,199,988	9,944,293
Other	4,859,656	561,836

Total gross loans	$139,389,064	$79,801,452

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2003 and 2002, management has determined that no impairment of loans existed.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 5 - LOANS RECEIVABLE - continued

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,
	2003	2002
Balance, beginning of year	$1,137,337	$1,045,014
Provision charged to operations	791,650	348,533
Recoveries on loans previously charged-off	17,850	37,659
Loans charged-off	(194,555)	(293,869)

Balance, end of year	$1,752,282	$1,137,337

As of December 31, 2003, there were $433,622 in loans past due ninety days or more and still accruing interest and no loans in nonaccrual status. There were $291,804 in loans past due ninety days or more and $292,725 of loans in nonaccrual status at December 31, 2002.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Company at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers. Loans sold under these agreements in 2003 total $42,670,090. The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2003	2002
Commitments to extend credit	$19,621,000	$11,040,303
Standby letters of credit	169,000	159,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Florence County and surrounding areas.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2003	2002
Land	$1,305,609	$958,609
Building	3,828,188	2,299,424
Furniture and equipment	1,597,790	937,568
Construction in progress	—	369,541

Total	6,731,587	4,565,142
Less, accumulated depreciation	934,768	571,779

Premises and equipment, net	$5,796,819	$3,993,363

Depreciation expense for the years ended December 31, 2003 and 2002 amounted to $362,989 and $281,470, respectively.

NOTE 7 - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2004	$52,731,388
2005	17,029,607
2006	9,099,757
2007	3,458,420
2008	3,902,627
Thereafter	25,000

Total	$86,246,799

Included in total time deposits at December 31, 2003 and 2002 were brokered time deposits of $22,607,082 and $1,000,000, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended December 31,
	2003	2002
Average balance during the year	$2,272,905	$1,683,987
Average interest rate during the year	0.45%	0.87%
Maximum month-end balance during the year	2,685,868	1,927,726

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day. As of December 31, 2003 and 2002, the par value and market value of the securities held by the third-party for the underlying agreements were $2,892,448 and $2,854,526, respectively, and $2,790,904 and $4,232,966, respectively.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

Description	Interest Rate	December 31,
		2003	2002
Fixed rate advances maturing:
January 16, 2003	2.23%	$—	$500,000
July 16, 2003	2.53%	—	500,000
January 16, 2004	3.04%	500,000	500,000
April 8, 2004	1.67%	1,000,000	—
July 1, 2004	3.46%	500,000	500,000
January 18, 2005	2.24%	500,000	—
April 8, 2005	2.04%	1,000,000	—
July 1, 2005	4.12%	500,000	500,000
April 10, 2006	2.60%	1,000,000	—
September 12, 2006	0.64%	3,500,000	—
December 19, 2006	2.87%	1,500,000	—
April 9, 2007	3.13%	1,000,000	—
December 19, 2007	3.44%	1,500,000	—
April 8, 2008	3.46%	1,000,000	—
January 17, 2012	3.83%	1,000,000	1,000,000
July 5, 2012	4.08%	1,000,000	1,000,000
Variable rate advances maturing:
March 25, 2004	1.15%	3,600,000	—

		$19,100,000	$4,500,000

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

Amount
2004	$5,600,000
2005	2,000,000
2006	6,000,000
2007	2,500,000
2008	1,000,000
Thereafter	2,000,000

Total	$19,100,000

As collateral, the Company had pledged first mortgage loans on one to four family residential loans aggregating $31,343,019 (see Note 5) at December 31, 2003. In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 10 - RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank’s dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank. At December 31, 2003, the Bank had undivided profits of $2,078,648. The Bank is authorized to upstream 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	For the years ended December 31,
	2003	2002
Professional fees	$231,333	$172,299
Office supplies, forms, and stationery	145,689	141,371
Advertising	73,284	117,732
Data processing and supplies	231,055	285,887
Employee education and conventions	66,742	120,392
Computer and software expenses	173,110	112,253
Telephone	74,275	73,140
Directors fees	74,967	16,500
Other	955,459	603,664

Total	$2,025,914	$1,643,238

NOTE 12 - INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,
	2003	2002
Currently payable
Federal	$404,933	$370,121
State	47,112	41,445

Total current	452,045	411,566

Deferred income taxes	$(39,447)	83,800

Total income tax expense	$412,598	$495,366

Income tax expense is allocated as follows:
To continuing operations	$403,584	$405,959
To shareholders’ equity	9,014	89,407

	$412,598	$495,366

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES - continued

The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan losses	$535,359	$357,523
Organizational costs	12,339	46,181
Other	10,827	9,330

Total gross deferred tax assets	558,525	413,034

Deferred tax liabilities:
Unrealized gain on securities available-for-sale	125,919	116,905
Accumulated depreciation	146,841	49,811

Total gross deferred tax liabilities	272,760	166,716

Net deferred tax asset recognized	$285,765	$246,318

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2003, management has determined that it is more likely than not that the total deferred tax asset will be realized and, accordingly, has not established a valuation allowance. Net deferred tax assets are included in other assets at December 31, 2003 and 2002.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,
	2003	2002
Tax expense at statutory rate	$482,590	$442,089
State income tax, net of federal income tax benefit	31,094	33,716
Tax-exempt interest income	(123,245)	(81,562)
Disallowed interest expense	9,650	7,948
Other, net	3,495	3,768,689

	$403,584	$405,959

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2003 and 2002, the Company had related party loans totaling $2,320,218 and $2,460,785, respectively. During 2003, $240,522 of advances were made to related parties and repayments totaled $381,089. During 2002, $2,491,966 of advances were made to related parties and repayments totaled $1,498,347.

At December 31, 2003 and 2002, the Company had securities sold under agreements to repurchase with related parties of $1,405,061 and $415,215, respectively.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2003, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

The Company has entered into an agreement to lease a plot of land in Lexington, South Carolina, where it plans to open a new branch. The operating lease has an initial three year term, which expires December 31, 2006. The lease requires monthly payments of $2,500 for the first year of the initial term, $3,333 for the second year, and $4,000 for the third year. Additionally, the lease has a renewal provision for seven additional option periods for one year each. The rental rate for each of the seven periods will be increased by 3% from the annual rate charged in the immediately preceding year.

Minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next three years in the aggregate are:

2004	$30,000
2005	40,000
2006	48,000

$118,000

NOTE 15 - EARNINGS PER SHARE

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

	For the years ended December 31,
	2003	2002
Basic earnings per share:

Net income available to common shareholders	$1,015,799	$894,303

Average common shares outstanding - basic	2,135,285	1,448,710

Basic earnings per share	$0.48	$0.62

Diluted earnings per share:

Net income available to common shareholders	$1,015,799	$894,303

Average common shares outstanding - basic	2,135,285	1,448,710

Incremental shares from assumed conversion of stock options	51,010	68,316

Average common shares outstanding - diluted	2,186,295	1,517,026

Diluted earnings per share	$0.46	$0.59

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 16 - STOCK COMPENSATION PLAN

On June 19, 2003, the Company established the 2003 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 250,000 shares of the Company’s common stock to directors, officers, or employees of the Company. This plan was preceded by the 1999 First Reliance Bank Employee Stock Option Plan which had 232,200 options outstanding at December 31, 2002 (see below). The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. The per-share exercise price of stock options granted is determined by a committee appointed by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. At December 31, 2003, there were 93,682 options available for grant under the 2003 plan and no options available for grant under the 1999 plan.

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2003	2002
Dividend yield	0.00%	0.00%
Expected volatility	86.77%	10.00%
Risk-free interest rate	3.98%	5.41%
Expected life	10 years	10 years

A summary of the status of the Company’s stock option plan as of December 31, 2003 and 2002, and changes during the period is presented below:

	2003		2002
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	232,200	$5.11	222,800	$5.04
Granted	156,318	8.02	14,000	6.59
Exercised	(10,400)	5.00	(600)	5.00
Cancelled	—		(4,000)	6.59

Outstanding at end of year	378,118	6.32	232,200	5.11

The 2002 options and prices have been adjusted to reflect the two for one stock split in 2002.

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2003:

	Outstanding	Exercisable
Number of options	378,118	190,601
Weighted average remaining life	7.33 years	6.68 years
Weighted average exercise price	$6.32	$5.76
High exercise price	$8.32	$6.59
Low exercise price	$5.00	$5.00

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 17 - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios (set forth in the table below) of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk-weights ranging from 0% to 100%. Tier 1 capital of the Company and the Bank consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital.

The Company and the Bank are also required to maintain capital at a minimum level based on average assets (as defined), which is known as the leverage ratio. Only the strongest institutions are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of the most recent regulatory examination, the Bank was deemed well-capitalized under the regulatory framework for prompt corrective action. To be categorized well capitalized, the Bank must maintain total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank’s categories.

The following table summarizes the capital amounts and ratios of the Company and the Bank and the regulatory minimum requirements.

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003
The Company
Total capital (to risk-weighted assets)	$19,190,641	13.85%	$11,086,995	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	17,457,111	12.60	5,543,497	4.00	N/A	N/A
Tier 1 capital (to average assets)	17,457,111	10.30	6,781,062	4.00	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$18,992,372	13.71%	$11,078,498	8.00%	$13,848,222	10.00%
Tier 1 capital (to risk-weighted assets)	17,261,195	12.46	5,539,259	4.00	8,308,873	6.00
Tier 1 capital (to average assets)	17,261,195	10.18	6,781,062	4.00	8,476,328	5.00

December 31, 2002
The Bank
Total capital (to risk-weighted assets)	$9,586,230	11.46%	$6,692,520	8.00%	$8,364,400	10.00%
Tier 1 capital (to risk-weighted assets)	8,538,974	10.21	3,345,760	4.00	5,018,640	6.00
Tier 1 capital (to average assets)	8,538,974	7.48	4,567,160	4.00	5,708,950	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company was not subject to these requirements at December 31, 2002 because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2003, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $8,210,516. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank of up to $36,073,000. As of December 31, 2003, the Company had borrowed $19,100,000 on this line. Additionally, the Company has the ability to buy brokered time deposits at December 31, 2003.

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Federal Funds Sold and Purchased - Federal funds sold and purchased are for a term of one day and the carrying amount approximates the fair value.

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

Loans Held-for-Sale - The carrying amount of loans held for sale is a reasonable estimate of fair value.

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

Off-Balance-Sheet Financial Instruments- Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$4,693,102	$4,693,102	$3,789,927	$3,789,927
Federal funds sold	100,000	100,000	2,856,000	2,856,000
Securities available-for-sale	27,688,992	27,688,992	23,448,775	23,448,775
Nonmarketable equity securities	1,055,000	1,055,000	250,000	250,000
Loans, including loans held for sale	140,360,691	139,888,125	81,558,827	82,139,875
Accrued interest receivable	949,663	949,663	698,590	698,590

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$53,168,152	$53,168,152	$48,453,264	$48,453,264
Certificates of deposit	86,246,799	86,447,697	51,869,817	52,457,543
Securities sold under agreements to repurchase	2,363,570	2,363,570	1,881,750	1,881,750
Federal funds purchased	1,043,000	1,043,000	—	—
Advances from Federal Home Loan Bank	19,100,000	18,685,518	4,500,000	4,445,356
Accrued interest payable	442,233	442,233	376,961	376,961

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$19,621,000	$—	$11,040,303	$—
Standby letters of credit	169,000	—	159,000	—

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheets

	December 31,
	2003	2002
Assets
Cash	$43,972	$—
Investment in banking subsidiary	17,507,212	8,767,300
Nonmarketable equity securities	100,000	—
Other assets	51,455	27,915

Total assets	$17,702,639	$8,795,215

Shareholders’ equity	$17,702,639	$—

Total liabilities and shareholders’ equity	$17,702,639	$8,795,215

Condensed Statements of Income

	December 31,
	2003	2002
Income	$339,851	$—

Expenses	72,817	74,823

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	267,034	(74,823)

Income tax benefit	26,828	(27,915)

Loss before equity in undistributed earning of banking subsidiary	293,862	(46,908)

Equity in undistributed earnings of banking subsidiary	721,937	941,211

Net income	$1,015,799	$894,303

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statement of Cash Flows

	December 31,
	2003	2002
Cash flows from operating activities
Net income	$1,015,799	$894,303
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(23,539)	(27,915)
Increase (decrease) in other liabilities	(151,037)	151,036
Equity in undistributed earnings of banking subsidiary	—	(941,211)

Net cash provided by operating activities	841,223	76,213

Cash flows from investing activities
Purchase of nonmarketable equity securities	(100,000)	—

Net cash used by investing activities	(100,000)	—

Cash flows from financing activities
Stock issuance costs	(86,752)	(76,213)
Proceeds from exercise of stock options	52,000	—
Proceeds from stock issuance	8,059,439	—
Transfer of capital to the Bank	(8,721,938)	—

Net cash used by financing activities	(697,251)	(76,213)

Increase in cash	43,972	—

Cash and cash equivalents, beginning of year	—	—

Cash and cash equivalents, ending of year	$43,972	$—

Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. will be held at First Reliance Bank on June 17, 2004.

CORPORATE OFFICE:	INDEPENDENT AUDITORS:

2170 West Palmetto Street	Elliott Davis, LLC
Florence, South Carolina 29501	1901 Main Street, Suite 1650
Phone (843) 662-8802	P.O. Box 2227
Fax (843) 662-8373	Columbia, S.C. 29202

STOCK TRANSFER DEPARTMENT:

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

MARKET FOR FIRST RELIANCE BANCSHARES, INC. COMMON STOCK;

PAYMENT OF DIVIDENDS

As of March 8, 2004, the Company’s common stock began trading in the over-the-counter market under the symbol FSRL. The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. Historically, the reported trading volume would indicate a lack of activity in the secondary market for the Company’s common stock. The lack of activity in the secondary market for the Company’s common stock may materially impact a shareholder’s ability to promptly sell Company common stock at a price acceptable to the selling shareholder.

High and Low Stock Price Information for First Reliance Bancshares, Inc.

	2003		2002
Applicable Period	High	Low	High		Low
First Quarter	$8.00	$7.50	$7.50	*	$7.00	*
Second Quarter	$9.00	$7.50	$7.50	*	$7.00	*
Third Quarter	$9.50	$7.00	$8.00		$7.50
Fourth Quarter	$10.00	$9.50	$8.00		$8.00

*	Relates to share prices of First Reliance Bank (prior to formation of holding company).

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

Corporate Data - continued

As of March 15, 2004, there were 2,504,460 shares of common stock outstanding, held of record by approximately 1,270 shareholders. The Company has the discretionary authority to repurchase limited amounts of shares of its common stock consistent with regulatory, capital and other restrictions.

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

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2003. Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

FIRST RELIANCE BANCSHARES, INC.

Notes to Consolidated Financial Statements

Corporate Data - continued

EXECUTIVE OFFICERS OF FIRST RELIANCE BANCSHARES, INC.

F. R. Saunders, Jr.

President and Chief Executive Officer

Jeffrey A. Paolucci

Senior Vice President, Chief Financial Officer and Secretary

Thomas C. Ewart

Senior Vice President and Chief Credit Officer

Paul C. Saunders

Senior Vice President and City Executive

DIRECTORS OF FIRST RELIANCE BANCSHARES, INC.

F. R. Saunders, Jr.

President and Chief Executive Officer of First Reliance Bancshares, Inc. and First Reliance Bank

Jeffrey A. Paolucci

Senior Vice President, Chief Financial Officer and Secretary of First Reliance Bancshares, Inc. and First Reliance Bank

Paul C. Saunders

Senior Vice President of First Reliance Bancshares, Inc. and First Reliance Bank

A. Dale Porter

Controller, First Reliance Bank

Leonard A. Hoogenboom

Chairman of the Board of Directors of First Reliance Bancshares, Inc.; Owner and Chief Executive Officer of Hoogenboom & Co. CPA

John M. Jebaily

Self-employed real estate agent

Andrew G. Kampiziones

Owner, President and Treasurer of Fairfax Development Corporation, a real estate development corporation; Professor, Florence-Darlington Technical College and Francis Marion University

C. Dale Lusk, MD

Physician and Owner/Partner of Advanced Women’s Care

T. Daniel Turner

Owner and President of Turner’s Custom Auto Glass Inc.; Owner of Glass Connection USA, a billing service company

A. Joe Willis

President of Willis Chiromed, a chiropractic practice