Form 10KSB, Exhibit 13
period 2004-12-31
FIRST RELIANCE BANCSHARES INC
filed 2005-03-31
CIK 1172102

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Exhibit 13.1

Table of Contents

Page
Selected Financial Data	2
Management’s Discussion and Analysis	3-21
Report of Independent Registered Public Accounting Firm	22
Consolidated Balance Sheets	23
Consolidated Statements of Income	24
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	25
Consolidated Statements of Cash Flows	26
Notes to Consolidated Financial Statements	27-45
Corporate Data	46-48

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Selected Financial Data

The following selected financial data is derived from the consolidated financial statements and other data of First Reliance Bancshares, Inc. and Subsidiary (the “Company”.) The selected financial data should be read in conjunction with the consolidated financial statements of the Company, including the accompanying notes, included elsewhere herein.

(Dollars in thousands, except per share)	2004	2003	2002	2001	2000

Income Statement Data:
Interest income	$13,291	$8,499	$6,932	$6,251	$4,420
Interest expense	4,061	2,460	2,337	2,886	2,055

Net interest income	9,230	6,039	4,595	3,365	2,365
Provision for loan losses	1,362	792	349	347	628

Net interest income after provision for loan losses	7,868	5,247	4,246	3,018	1,737
Noninterest income	2,380	2,138	1,734	1,404	855
Noninterest expense	8,338	5,966	4,680	3,493	2,130

Income before income taxes	1,910	1,419	1,300	929	462
Income tax expense	571	403	406	312	169

Net income	$1,339	$1,016	$894	$617	$293

Balance Sheet Data:
Assets	$284,971	$180,364	$116,077	$86,195	$64,366
Earning assets	271,020	169,258	108,114	80,380	58,835
Securities available for sale(1)	28,568	28,689	23,449	14,306	10,194
Loans (2)	239,695	140,361	81,559	64,875	46,745
Allowance for loan losses	2,758	1,752	1,137	1,045	780
Deposits	225,494	139,415	100,323	75,687	54,643
Shareholders’ equity	27,359	17,703	8,644	7,658	7,047

Per-Share Data: (5)
Basic earnings	$0.52	$0.48	$0.62	$0.43	$0.20
Diluted earnings	0.48	0.46	0.59	0.42	0.20
Book value (period end)	8.54	7.18	5.97	5.29	4.87

Performance Ratios:
Return on average assets	0.59%	0.70%	0.86%	0.79%	0.56%
Return on average equity	7.04	7.07	10.87	8.29	4.28
Net interest margin (3)	4.34	4.44	4.77	4.71	4.84
Efficiency (4)	71.39	72.99	74.89	73.36	66.13

Capital and Liquidity Ratios:
Average equity to average assets	8.43	9.93	7.92	9.58	12.98
Leverage (4.00% required minimum)	10.11	10.30	7.48	8.96	11.03
Risk-based capital
Tier 1	11.36	12.60	10.21	11.07	17.97
Total	12.52	13.85	11.46	12.32	19.22
Average loans to average deposits	101.16	94.43	82.51	82.39	85.93

(1)	Securities available-for-sale are stated at fair value.
(2)	Loans are stated at gross amounts before allowance for loan losses and include loans held for sale.
(3)	Net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
(5)	Amounts have been restated for two for one stock split declared in 2002.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

General

First Reliance Bank (the “Bank”) is a state-chartered bank headquartered in Florence, South Carolina. The Bank opened for business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, and Lexington County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

On June 7, 2001, the shareholders of the Bank approved a plan of corporate reorganization (the “Reorganization”) under which the Bank would become a wholly owned subsidiary of First Reliance Bancshares, Inc. and Subsidiary (the “Company”), a South Carolina corporation. The Reorganization was accomplished through a statutory share exchange between the Bank and the Company, whereby each outstanding share of common stock of the Bank was exchanged for one share of common stock of the Company. The Reorganization was completed on April 1, 2002, and the Bank became a wholly-owned subsidiary of First Reliance Bancshares, Inc. and Subsidiary

Organizing activities for the Bank began on November 23, 1998. Upon the completion of the application process with the South Carolina State Board of Financial Institutions for a state charter and with the Federal Deposit Insurance Corporation for deposit insurance, the Bank issued 723,518 shares of common stock at a price of $10.00 per share, resulting in capital totaling $7,173,293, net of selling expenses of $61,887.

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

On November 12, 2002, the Company commenced a stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price was $8.00 per share. This was a best efforts offering and was conducted without an underwriter. The Company had sold 1,007,430 shares resulting in additional capital of $8,059,439 net of selling expenses of $162,965, at the close of the offering in May 2003. Also 10,400 stock options were exercised in 2003 for a total amount of $52,000.

During the second quarter of 2004, the Bank opened a branch in Lexington, South Carolina. During the fourth quarter of 2004, the Bank announced it plans to open its fourth branch, to be located in Charleston, South Carolina, in the first quarter of 2005, and a fifth branch, to be located in Mount Pleasant, South Carolina, during the second quarter of 2005.

In July 2004, the Company commenced a private stock offering in Lexington South Carolina, whereby a minimum of 300,000 shares and a maximum of 700,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price was $11.50 per share. This was a best efforts offering and was conducted without an underwriter. The Company had sold 700,000 shares resulting in additional capital of $8,050,000 as of December 31, 2004.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

Our balanced growth continued during 2004, with increases in assets, deposits, shareholders’ equity, earnings per share and returns on average assets and equity. The following chart shows our growth in these areas from December 31, 2003 to December 31, 2004:

	December 31,		Percent Increase (Decrease)
(Dollars in millions, except per share amounts)	2004	2003
Total assets	$285.0	$180.4	57.98
Loans	238.4	139.4	71.02
Investment securities	30.3	28.7	5.57
Deposits	225.5	139.4	61.76
Shareholders’ equity	27.4	17.7	54.80

A significant portion of our growth in 2004 was due to the completion of a private stock offering which resulted in the issuance of 700,000 shares of our common stock and provided additional capital of $8,050,000 before offering costs of $75,960. The additional capital increased our legal lending limit, thereby allowing us to extend larger loans to our customers. However, the issuance of additional shares resulted in a decrease in our return on average equity in 2004 from 2003. Our loan portfolio increased $99 million from December 31, 2003 to December 31, 2004. Our deposit base also increased in 2004 by $86.1 million from $139.4 million in 2003.

The significant increase in average earning assets had a positive impact on our results of operations for 2004. Average earning assets increased from $136.0 million in 2003 to $212.5 million in 2004. However, return on average assets decreased from 2004 to 2003 due to the effect of compressed interest margins on net income. Our increased volume in deposits also increased our fees from service charges and deposit accounts by approximately $275,094 from 2003 to 2004. Gains on sales of mortgage loans were also an important source of noninterest income in 2004.

Results of Operations

Year ended December 31, 2004, compared with year ended December 31, 2003

Net interest income increased $3,190,085, or 52.82%, to $9,229,413 in 2004 from $6,039,328 in 2003. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $76,496,568 or 56.26%, mainly due to continued growth in the loan portfolio. The primary components of interest income were interest on loans, including fees, of $12,094,388, and interest on taxable investment securities of $723,439.

The Company’s net interest spread and net interest margin were 4.02% and 4.34%, respectively, in 2004, compared to 4.04% and 4.44%, respectively, in 2003. The decrease in net interest spread was primarily the result of an increase in average rates on paying liabilities which outpaced the increase in average rates on earning assets. Yields on loans, our largest category of earnings assets, declined in 2004. Overall yields on earning assets increased from 6.25% in 2003 to 6.26% in 2004. Yields on interest-bearing liabilities increased from 2.21% in 2003 to 2.24% in 2004.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Results of Operations - continued

The provision for loan losses was $1,361,762 in 2004 compared to $791,650 in 2003. The allowance for loan losses was 1.16% of total loans at December 31, 2004 as compared to 1.26% of total loans at December 31, 2003. The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $241,290, or 11.28%, to $2,379,523 in 2004 from $2,138,233 in 2003. The increase is primarily attributable to increased service charges on deposit accounts and other charges. Service charges on deposit accounts increased $275,094, or 28.76% from 2003, to $1,231,759 for the year ended December 31, 2004. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts and change in the service charge structure in 2004. Securities and Insurance brokerage income increased $102,444, or 351.05% from 2003, to $131,626 for the year ended December 31, 2004. The increase is primarily attributable to a successful marketing campaign. Other noninterest income also increased $169,786, or 161.96% from 2003.

Noninterest expense increased $2,371,419, or 39.75%, to $8,337,942 in 2004 from $5,966,528 in 2003. Noninterest expenses increased in all categories as a result of our continued growth. The increase is primarily attributable to increased salaries and benefits and other operating expenses. Salaries and employee benefits increased $1,529,181, or 45.72%, to $4,874,035 in 2004 from $3,344,854 in 2003. This increase is attributable to normal pay increases, and continued growth in the company. A large portion of the increase in salaries was due to the addition of new staff to facilitate the new branch locations and growth of the Bank. Other operating expenses increased $396,121 from 2003 to $2,422,035 for the year ended December 31, 2004. This increase was due to the expected increases in overhead caused by the growth of the Company. The Company’s efficiency ratio was 71.39% in 2004, compared to 72.99% in 2003.

The net income was $1,338,699 in 2004, compared to $1,015,799 in 2003. The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $135,960,497 for the year ended December 31, 2003 to $212,457,065 for the year ended December 31, 2004. Return on average assets during 2004 was 0.59%, compared to 0.70% during 2003, and return on average equity was 7.04% during 2004, compared to 7.07% during 2003. These decreases came primarily as a result of additions of capital from the Company’s private stock offering during 2004.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Net Interest Income - continued

Average Balances, Income and Expenses, and Rates

Year ended December 31,	2004			2003			2002
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning Assets:
Loans(1)(2)	$182,996	$12,094	6.61%	$110,051	$7,504	6.82%	$73,777	$5,940	8.05%
Securities, taxable(2)	17,266	723	4.19	15,288	604	3.95	12,519	663	5.30
Securities, tax exempt(2)	9,958	415	4.17	8,619	357	4.14	5,193	233	4.49
Federal funds sold and other	1,119	23	2.06	1,469	18	1.23	4,630	85	1.83
Nonmarketable equity securities	1,118	35	3.13	533	16	3.00	215	11	5.12

Total earning assets	212,457	13,290	6.26	135,960	8,499	6.25	96,334	6,932	7.20

Cash and due from banks	3,439			2,988			3,394
Premises and equipment	5,862			5,381			3,860
Other assets	5,799			1,837			1,350
Allowance for loan losses	(2,110)			(1,350)			(1,113)

Total assets	$225,447			$144,816			$103,825

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	15,985	135	0.84%	$17,720	$203	1.15%	$14,659	260	1.77%
Savings deposits	29,544	489	1.66	15,994	196	1.23	13,795	236	1.71
Time deposits	110,894	2,874	2.59	64,926	1,799	2.77	47,328	1,714	3.62
Other borrowings	24,506	563	2.30	12,780	262	2.05	5,400	126	2.33

Total interest-bearing liabilities	180,929	4,061	2.24	111,420	2,460	2.21	81,182	2,336	2.88

Demand deposits	24,474			17,903			13,637
Accrued interest and other liabilities	1,036			1,119			785
Shareholders’ equity	19,008			14,374			8,221

Total liabilities and shareholders’ equity	$225,447			$144,816			$103,825

Net interest spread			4.02%			4.04%			4.32%
Net interest income		$9,229			$6,039			$4,596

Net interest margin			4.34%			4.44%			4.77%

(1)	Nonaccrual loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Tax exempt income is based on actual amounts and is not on a tax equivalent basis. A tax equivalent adjustment to net interest income of $215, $184 and $121 in 2004, 2003 and 2002, respectively, would adjust the yield for assets earning tax exempt income to a comparable yield on a taxable basis. (This results in an estimated 1%, 2% and 1% in 2004, 2003 and 2002, respectively, overall increase in the tax rate).

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

	2004 Compared to 2003 Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$4,828	$(238)	$4,590
Securities, taxable	81	38	119
Securities, tax exempt	55	3	58
Federal funds sold and other	(5)	10	5

Nonmarketable equity securities	18	1	19

Total interest income	4,977	(186)	4,791

Interest expense:
Interest-bearing deposits	(18)	(50)	(68)
Savings deposits	207	86	293
Time deposits	1,199	(124)	1,075
Other borrowings	266	35	301

Total interest expense	1,654	(53)	1,601

Net interest income	$3,323	$(133)	$3,190

	2003 Compared to 2002 Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$2,577	$(1,013)	$1,564
Securities, taxable	130	(189)	(59)
Securities, tax exempt	143	(19)	124
Federal funds sold and other	(45)	(22)	(67)
Nonmarketable equity securities	11	(6)	5

Total interest income	2,816	(1,249)	1,567

Interest expense:
Interest-bearing deposits	47	(104)	(57)
Savings deposits	34	(74)	(40)
Time deposits	545	(460)	85
Other borrowings	153	(17)	136

Total interest expense	779	(655)	124

Net interest income	$2,037	$(594)	$1,443

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

The following table sets forth the Company’s interest rate sensitivity at December 31, 2004.

Interest Sensitivity Analysis

December 31, 2004 (Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non- Sensitive	Total
Assets
Interest-earning assets
Loans, including held for sale	$144,941	$4,632	$15,980	$165,553	$74,142	$239,695
Securities, taxable	—	—	503	503	16,754	17,257
Securities, nontaxable	—	111	—	111	11,200	11,311
Nonmarketable securities	1,715	—	—	1,715	—	1,715
Federal funds sold	1,042	—	—	1,042	—	1,042

Total earning assets	147,698	4,743	16,483	168,924	102,096	271,020

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	15,526	—	—	15,526	—	15,526
Savings deposits	46,299	—	—	46,299	—	46,299
Time deposits	7,625	19,086	51,342	78,053	58,056	136,109

Total interest-bearing deposits	69,450	19,086	51,342	139,878	58,056	197,934

Advances from Federal
Home Loan Bank	3,500	—	5,400	8,900	19,000	27,900
Repurchase agreements	3,062	—	—	3,062	—	3,062

Total interest-bearing liabilities	76,012	19,086	56,742	151,840	77,056	228,896

Period gap	$71,686	$(14,343)	$(40,259)	$17,084	$25,040

Cumulative gap	$71,686	$57,343	$17,084	$17,084	$42,124

Ratio of cumulative gap to total earning assets	26.45%	21.16%	6.30%	6.30%	15.54%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

The Company is in an asset sensitive position (or a positive gap) of $16.2 million over the 12 month timeframe. The gap is positive when interest sensitive assets exceed interest sensitive liabilities, as was the case at the end of 2004 with respect to the one-year time horizon. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing “horizon”, a negative interest sensitivity gap results.

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

Provision and Allowance for Loan Losses

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at a level greater than the Company’s internal risk measurement system for loan risk until a history is established. The Board maintained an allowance for loan losses level of 1.16% of total loans at December 31, 2004. This level of allowance still exceeds the loan risk measurement system the Company is currently using and management believes the allowance is adequate to meet any loan losses the Company may experience.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses. We charge recognized losses against the allowance and add subsequent recoveries back to the allowance. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan. We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually. The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount. We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit. Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation. Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity. Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced. However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets. As of December 31, 2004 and 2003, the Company had no specific allocations on its significant credits in its calculation of the allowance for loan losses.

The Company calculates its general reserve based on a percentage allocation for each of the categories of the following unclassified loan types: real estate, commercial, consumer and mortgage. The Company applies general loss factors to each category and may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth. The general estimate is then added to the specific allocations made to determine the amount of the total allowance for loan losses. The bank has developed a loan risk monitoring system that assesses the potential risk the bank may have in its loan portfolio. This system is monitored monthly by management to insure that adequate provisions and loan allowances are maintained. In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2004, the Company’s general reserves totaled $2,758,225, an increase of $1,005,943 from 2003. This increase results from an overall increase of $98,973,028 in our loan portfolio. The categories and concentrations of loans have been consistent between the past two years.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses - continued

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2004, 2003 and 2002.

Allowance for Loan Losses

(Dollars in thousands)	2004	2003	2002
Total loans outstanding at end of year	$238,362	$139,389	$79,801

Average loans outstanding	$182,996	$100,051	$73,777

Balance of allowance for loan losses at beginning of year	$1,752	$1,137	$1,045
Loans charged off:
Real estate - construction	—	—	—
Real estate - mortgage	166	47	32
Commercial and industrial	44	42	78
Consumer and other	181	106	185

Total loan losses	391	195	295

Recoveries of previous loan losses:
Real estate - construction	—	—	—
Real estate - mortgage	—	—	2
Commercial and industrial	—	—	—
Consumer and other	35	18	36

Total recoveries	35	18	38

Net charge-offs	356	177	257
Provision for loan losses	1,362	792	349

Balance of allowance for loan losses at end of year	$2,758	$1,752	$1,137

Ratios:
Net charge-offs to average loans outstanding	0.20%	0.18%	0.35%
Net charge-offs to loans at end of year	0.15	0.13	0.32
Allowance for loan losses to average loans	1.51	1.75	1.54
Allowance for loan losses to loans at end of year	1.16	1.26	1.42
Net charge-offs to allowance for loan losses	12.90	10.10	22.60
Net charge-offs to provisions for loan losses	26.13	22.35	73.64

Nonperforming Assets

Nonperforming Assets. There were $1,186,183 loans in nonaccrual status at December 31, 2004. There were no loans in nonaccrual status at December 31, 2003. There were $59,148 and $433,622 in loans ninety days or more overdue and still accruing interest at December 31, 2004 and 2003, respectively. There was $499,423 and $491,862 in restructured loans at December 31, 2004 and 2003, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Nonperforming Assets - continued

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or chargeoff of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company’s nonaccrual loans had been current in accordance with their original terms, and the amount of interest income on such loans that was included in net income is immaterial.

Potential Problem Loans. At December 31, 2004, the Company had classified loans totaling $2,153,221 as compared to $1,225,625 at December 31, 2003. Classified loans as a percentage of total loans was 0.91% at December 31, 2004 as compared to .88% at December 31, 2003. The loan portfolio increased 71% during the same period.

Noninterest Income and Expense

Noninterest Income. Noninterest income for year ended December 31, 2004 was $2,379,523, an increase of $241,290 from $2,138,233 in 2003. The increase is primarily attributable to increased service charges on deposit accounts and securities and insurance brokerage commissions. Service charges increased $275,094, or 28.76% from 2003, to $1,231,759 for the year ended December 31, 2004. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2004 and a restructure of fee schedules. Securities and brokerage commissions increased $102,444, or 351.05%, to $131,626 in 2004 from $29,182 in 2003. This increase is attributable to market conditions and a successful marketing campaign. Credit life insurance commissions increased $17,920, or 27.93% from 2003, to $82,090 for the year ended December 31, 2004. The gain on sale of mortgage loans decreased $322,429, or 35.57%, to $584,023 in 2004, from $906,452 in 2003. The gain on sale of mortgage loans decreased due to decreased volume of sales of mortgage loans due to a rising interest rate environment.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2004, 2003 and 2002.

(Dollars in thousands)	2004	2003	2002
Service charges on deposit accounts	$1,232	$957	$590
Credit life insurance commissions	82	64	32
Gain on sale of mortgage loans	584	906	830
Securities and insurance brokerage commissions	132	29	102
Other income	350	182	180

Total noninterest income	$2,380	$2,138	$1,734

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Noninterest Income and Expense - continued

Noninterest Expense. Noninterest expense increased $2,371,414, or 39.75%, to $8,337,942 for year ended December 31, 2004 as compared to 2003. Of this total, other operating expenses increased $396,121, or 19.55%, to $2,422,035 in 2004 from $2,025,914 in 2003. Salaries and employee benefits increased $1,529,181, or 45.72%, to $4,874,035 in 2004 from $3,344,854 in 2003. This increase is primarily attributable to new hire employee compensation as the Bank expands into different markets. Net occupancy and equipment expense increased $446,000, or 74.83%, to $1,042,000 in 2004 largely due to operating costs associated with the Bank’s Lexington Branch opened in 2004.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2004, 2003 and 2002.

(Dollars in thousands)	2004	2003	2002
Salaries and employee benefits	$4,874	$3,345	$2,641
Net occupancy and equipment expense	1,042	596	395
Advertising and public relations	101	73	118
Office supplies, stationery, and printing	145	146	146
Data processing and supplies	13	231	286
Computer and software	342	177	114
Professional fees and services	193	231	172
Employee education and conventions	49	67	120
Loan origination fees	18	66	35
Other	1,561	1,035	652

Total noninterest expense	$8,338	$5,967	$4,679

Efficiency ratio	71.39%	72.99%	74.89%

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $182,996,000 in 2004 compared to $110,051,000 in 2003, an increase of $72,945,000 or 66.28%. At December 31, 2004, total loans were $239,694,982 compared to $140,360,691 at December 31, 2003, an increase of $99,334,291, or 70.77%.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

Composition of Loan Portfolio

	2004		2003		2002
December 31, (Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$47,890	20.09%	$27,893	20.00%	$15,628	19.58%
Real estate
Construction	39,023	16.37	18,343	13.16	9,799	12.28
Mortgage-residential	69,921	29.33	42,267	30.32	23,236	29.12
Mortgage-nonresidential	63,189	26.51	32,826	23.56	20,632	25.85
Consumer	13,931	5.84	13,200	9.47	9,944	12.46
Other	4,408	1.86	4,860	3.49	562	0.71

Total loans	238,362	100.00%	139,389	100.00%	79,801	100.00%
Allowance for loan losses	(2,758)		(1,752)		(1,137)

Net loans	$235,604		$137,637		$78,664

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

The largest component of the Company’s loan portfolio is real estate mortgage loans. At December 31, 2004, real estate mortgage loans totaled $133,110,000 and represented 55.84% of the total loan portfolio, compared to $75,093,000 or 53.87%, at December 31, 2003.

Residential mortgage loans totaled $69,921,000 at December 31, 2004, and represented 29.33% of the total loan portfolio, compared to $42,267,000 at December 31, 2003 or 30.32%. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $63,189,000 at December 31, 2004, compared to $32,826,000 at December 31, 2003. This represents an increase of $30,363,000, or 92.50%, from the December 31, 2003 balance. The demand for residential and commercial real estate loans in the Florence market increased as a result of the low interest rate environment.

Commercial and industrial loans increased $19,997,000 or 71.69%, to $47,890,000 at December 31, 2004, from $27,893,000 at December 31, 2003.

The Company’s loan portfolio is also comprised of consumer loans. Consumer loans increased $731,000, or 5.54%, to $13,931,000 at December 31, 2004, from $13,200,000 at December 31, 2003.

The Company’s loan portfolio reflects the diversity of its markets. The economies of the Company’s markets contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company’s loans maturing within specified intervals at December 31, 2004.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

December 31, 2004 (Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Commercial and industrial	$17,053	$30,823	$14	$47,890
Real estate	143,776	31,714	1,607	177,097
Consumer and other	4,724	9,855	129	14,708

	$165,553	$72,392	$1,750	$239,695

Loans maturing after one year with:
Fixed interest rates				$27,818
Floating interest rates				46,324

				$74,142

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets. Total securities available-for-sale averaged $27,223,928 in 2004, compared to $23,907,300 in 2003. At December 31, 2004, total securities available-for-sale were $28,567,666, an increase of $878,674, or 3.17%, over the December 31, 2003 balance. Investment securities also contains Federal Home Loan Bank stock and the stock of an unrelated financial institution. This stock is recorded at its original cost and totaled $1,714,700 and $1,055,000 at December 31, 2004 and 2003, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2004, 2003 and 2002.

Fair Value of Securities available-for-sale

December 31, (Dollars in thousands)	2004	2003	2002
U.S. government agencies and corporations	$2,410	$3,536	$3,904
Municipals	11,311	8,793	10,821
Mortgage-backed securities	14,783	15,196	8,219
Commercial paper	64	164	505

Total securities available-for-sale	$28,568	$27,689	$23,449

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2004.

Investment Securities Maturity Distribution and Yields

December 31, 2004 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. government agencies and corporations	$503	4.00%	$1,627	4.83%	$280	5.80%	$64	3.81%	$2,474	4.75%
Municipals(2)	111	3.20	355	3.21%	1,571	5.36%	9,274	6.57%	11,311	6.26%

Total securities(1)	$614	3.86%	$1,982	4.54%	$1,851	5.43%	$9,338	6.55%	$13,785	5.99%

(1)	Excludes mortgage-backed securities totaling $14,783 with a yield of 4.30 % and non-marketable equity securities.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “—Net Interest Income— Interest Sensitivity Analysis.”

Federal Funds Sold and Other. Federal funds sold and other, which consists of federal funds sold and an interest earning deposit account with the Federal Home Loan Bank, averaged $1,118,915 in 2004 compared to $1,469,425 in 2003. At December 31, 2004 and 2003, federal funds sold totaled $1,042,000 and $100,000, and interest earning deposits totaled $100,707 and $245,184, respectively.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $69,508,668, or 62.38%, to $180,929,000 in 2004, from $111,420,332 in 2003. The increase is primarily a result of the continued growth of the Company.

Deposits. Average total deposits increased $64,354,279, or 55.22%, to $180,896,147 in 2004, from $116,541,868 in 2003. At December 31, 2004, total deposits were $225,493,827 compared to $139,414,951 a year earlier, an increase of 61.74%.

The following table sets forth the deposits of the Company by category at December 31, 2004 and 2003.

Deposits

December 31, (Dollars in thousands)	2004		2003
	Amount	Percent of Deposits	Amount	Percent of Deposits
Demand deposit accounts	$27,561	12.22%	$19,085	13.69%
NOW accounts	15,526	6.89	15,866	11.38
Savings accounts	46,299	20.53	18,217	13.07
Time deposits less than $100	42,132	18.68	31,883	22.87
Time deposits of $100 or over	93,976	41.68	54,364	38.99

Total deposits	$225,494	100.00%	$139,415	100.00%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $131,517,915 and $85,050,947 at December 31, 2004 and 2003, respectively. Included in time deposits at December 31, 2004 and 2003 are brokered time deposits of $44,718,671 and $22,607,082, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future. However, advances from the Federal Home Loan Bank are being used as an alternative source of funds. The Company’s loan-to-deposit ratio was 105.71% at December 31, 2004, and 99.98% at December 31, 2003. The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2004, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

(Dollars in thousands)	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$17,609	$15,916	$15,987	$44,464	$93,976

Approximately 18.74% of the Company’s time deposits of $17,609 or more had scheduled maturities within three months, and 16.94% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. The current interest rate environment has led depositors to invest in short term deposit accounts. The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. Management believes that should that occur, the impact would be minimal on the Company’s operations and liquidity due to other funding sources. The Company has an available line to borrow funds from the Federal Home Loan Bank up to 20% of the Bank’s total assets which provided additional available funds of $23,250,000 at December 31, 2004 and lines available to purchase federal funds with various financial institutions up to $26,000,000 at December 31, 2004. Management believes that these funds would be sufficient to meet future liquidity needs.

Other Borrowings. The following table summarizes the Company’s borrowings for the years ended December 31, 2004 and 2003. These borrowings consist of securities sold under agreements to repurchase, advances from the Federal Home Loan Bank and federal funds purchased. Securities sold under agreements to repurchase mature on a one to seven day basis. These agreements are secured by U.S. government agencies. Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Company’s one to four family residential mortgage loans and the Company’s investment in Federal Home Loan Bank stock. Federal funds purchased are short-term borrowings from other financial institutions that mature daily.

(Dollars in thousands)	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,	Interest Rate at December 31,
December 31, 2004
Securities sold under agreement to repurchase	$3,062	$2,460	0.83%	$3,062	1.86%
Advances from Federal Home Loan Bank	27,900	21,106	2.53	27,900	2.44
Federal funds purchased	3,960	922	1.01	—	2.44

December 31, 2003
Securities sold under agreement to repurchase	$2,686	$2,273	0.45%	$2,364	0.31%
Advances from Federal Home Loan Bank	19,100	9,228	2.72%	19,100	2.90%
Federal funds purchased	1,043	389	2.67%	1,043	1.30%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2004. The following table shows the Company’s and the Bank’s ratios at December 31, 2004:

Analysis of Capital and Capital Ratios

(Dollars in thousands)	Company	Bank
Tier 1 capital	$27,117	$21,634
Tier 2 capital	2,758	2,758

Total qualifying capital	$29,875	$24,392

Risk-adjusted total assets (including off-balance-sheet exposures)	$238,671	$238,550

Risk-based capital ratios:
Tier 1 risk-based capital ratio	11.36%	9.07%
Total risk-based capital ratio	12.52%	10.23%
Tier 1 leverage ratio	10.11%	8.07%

In July 2004, the Company commenced a private stock offering in Lexington South Carolina, whereby a minimum of 300,000 shares and a maximum of 700,000 shares of common stock were offered to fund continued expansion through First Reliance Bank. The offering price was $11.50 per share. This was a best efforts offering and was conducted without an underwriter. The Company had sold 700,000 shares resulting in additional capital of $8,050,000 as of December 31, 2004.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

As of December 31, 2004, commitments to extend credit totaled $31,701,669 and its standby letters of credit totaled $719,518.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2004.

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$3,923	$3,972	$7,218	$15,113	$16,589	$31,702
Standby letters of credit	48	44	528	620	100	720

Totals	$3,971	$4,016	$7,746	$15,733	$16,689	$32,422

The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis

of Financial Condition and Results of Operations

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company’s service area. Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 46.15% of total assets at December 31, 2004. Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, securities available for sale, and funds from maturing loans. The Company had $4,845,535 in cash and $28,567,666 in securities available for sale at December 31, 2004. The Company has $31,000,000 available through a line of credit with other banks as an additional source of liquidity funding. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to $51,150,000, of which $23,250,000 is available at December 31, 2004.

During 2004, the Company’s primary sources of cash were $225,493,827 from deposits and $27,900,000 from Federal Home Loan Bank advances. The Company’s primary uses of cash resources were to fund loans of approximately $99,855,322 and the purchase of investment securities of approximately $1,647,483, net of maturities and sales. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Company’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2004 to meet either short or long-term needs.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

First Reliance Bancshares, Inc. and Subsidiary

Florence, South Carolina

We have audited the accompanying consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Elliott Davis, LLC

Columbia, South Carolina

January 21, 2005

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2004	2003
Assets:
Cash and cash equivalents:
Cash and due from banks	$3,803,535	$4,693,102
Federal funds sold	1,042,000	100,000

Total cash and cash equivalents	4,845,535	4,793,102

Investment securities:
Securities available-for-sale	28,567,666	27,688,992
Nonmarketable equity securities	1,714,700	1,055,000

Total investment securities	30,282,366	28,743,992

Loans held for sale	1,332,890	971,627

Loans receivable	238,362,092	139,389,064
Less allowance for loan losses	(2,758,225)	(1,752,282)

Loans, net	235,603,867	137,636,782
Premises, furniture and equipment, net	5,891,402	5,796,819
Accrued interest receivable	1,458,673	949,663
Other real estate owned	320,598	279,393
Cash surrender value life insurance	3,415,582	—
Other assets	1,819,970	1,192,505

Total assets	$284,970,883	$180,363,883

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$27,560,581	$19,084,520
Interest-bearing transaction accounts	15,525,590	15,866,254
Savings	46,299,198	18,217,378
Time deposits $100,000 and over	93,975,912	54,364,004
Other time deposits	42,132,546	31,882,795

Total deposits	225,493,827	139,414,951
Securities sold under agreements to repurchase	3,061,903	2,363,570
Federal funds purchased	—	1,043,000
Advances from Federal Home Loan Bank	27,900,000	19,100,000
Accrued interest payable	742,017	442,233
Other liabilities	414,487	297,490

Total liabilities	257,612,234	162,661,244

Commitments and contingencies (Notes 5 and 14)

Shareholders’ Equity:
Common stock, $0.01 par value, 5,000,000 shares authorized; 3,203,942 and 2,466,660 shares issued and outstanding at December 31, 2004 and 2003, respectively	32,039	24,667
Capital surplus	23,428,034	15,106,070
Treasury stock (600 shares in 2004 and 0 shares in 2003)	(7,396)	—
Retained earnings	3,664,301	2,325,602
Accumulated other comprehensive income	241,671	246,300

Total shareholders’ equity	27,358,649	17,702,639

Total liabilities and shareholders’ equity	$284,970,883	$180,363,883

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	For the years ended December 31,
	2004	2003
Interest income:
Loans, including fees	$12,094,388	$7,504,097
Investment securities:
Taxable	723,439	604,306
Tax exempt	415,347	357,377
Federal funds sold	16,942	15,822
Other interest income	40,365	17,861

Total	13,290,481	8,499,463

Interest expense:
Time deposits $100,000 and over	1,870,930	870,123
Other deposits	1,627,009	1,327,754
Other interest expense	563,129	262,258

Total	4,061,068	2,460,135

Net interest income	9,229,413	6,039,328

Provision for loan losses	1,361,762	791,650

Net interest income after provision for loan losses	7,867,651	5,247,678

Noninterest income:
Service charges on deposit accounts	1,231,759	956,665
Gain on sale of mortgage loans	584,023	906,452
Securities and insurance brokerage commissions	131,626	29,182
Credit life insurance commissions	82,090	64,170
Other service charges, commissions, and fees	145,403	109,515
Gain of sales of securities available-for-sale	5,971	2,990
Loss on sale of other real estate	(55,966)	(35,572)
Loss on sale of fixed assets	(20,000)	—
Other	274,617	104,831

Total	2,379,523	2,138,233

Noninterest expenses:
Salaries and benefits	4,874,035	3,344,854
Occupancy	425,686	237,814
Furniture and equipment related expenses	616,186	357,946
Other operating	2,422,035	2,025,914

Total	8,337,942	5,966,528

Income before income taxes	1,909,232	1,419,383
Income tax expense	570,533	403,584

Net income	$1,338,699	$1,015,799

Earnings per share:
Basic	$0.52	$0.48

Diluted	$0.48	$0.46

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2004 and 2003

	Common Stock		Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance, December 31, 2002	1,448,830	$14,488	$7,091,562	$-	$1,309,803	$228,325	$8,644,178

Net income					1,015,799		1,015,799

Other comprehensive income, net of tax expense of $10,015						17,975	17,975

Comprehensive income							1,033,774

Proceeds from stock issuance	1,007,430	10,075	8,049,364				8,059,439

Costs associated with stock offering			(86,752)				(86,752)

Exercise of stock options	10,400	104	51,896	—			52,000

Balance, December 31, 2003	2,466,660	24,667	15,106,070	—	2,325,602	246,300	17,702,639

Net income					1,338,699		1,338,699

Other comprehensive loss, net of tax benefit of $8,356						(4,629)	(4,629)

Comprehensive income							1,334,070

Proceeds from stock issuance	700,000	7,000	8,043,000				8,050,000

Costs associated with stock offering			(75,960)				(75,960)

Issuance of shares to ESOP	37,282	372	354,924				355,296

Purchase of treasury stock				(7,396)			(7,396)

Balance, December 31, 2004	3,203,942	$32,039	$23,428,034	$(7,396)	$3,664,301	$241,671	$27,358,649

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,338,699	$1,015,799
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	1,361,762	791,650
Depreciation and amortization expense	774,313	474,926
Gain on sales of securities available-for-sales	(5,971)	(2,991)
Discount accretion and premium amortization	108,066	184,128
Disbursements for mortgages held for sale	(25,160,598)	(32,577,008)
Proceeds from sales of mortgages held for sale	24,799,335	33,362,756
Writedown of other real estate owned	58,000	16,611
(Gain) loss on sale of other real estate owned	18,815	(6,256)
Deferred income tax provision (benefit)	(50,801)	27,915
Increase in interest receivable	(509,010)	(251,073)
Increase in interest payable	299,784	65,272
Increase in other assets	(4,215,353)	(772,000)
Increase (decrease) in other liabilities	116,997	(53,131)

Net cash provided (used) by operating activities	(1,065,962)	2,276,598

Cash flows from investing activities:
Purchases of securities available-for-sale	(11,232,623)	(11,561,638)
Maturities of securities available-for-sale	4,268,455	6,067,811
Proceeds from sales of securities available-for-sale	5,976,385	1,099,463
Purchases of nonmarketable equity securities	(839,700)	(1,008,100)
Proceeds from the sales of nonmarketable equity securities	180,000	150,000
Net increase in loans receivable	(99,855,322)	(60,137,622)
Purchases of premises, furniture and equipment	(643,405)	(2,535,984)
Proceeds from disposal of premises, furniture and equipment	—	369,541
Proceeds from sale of other real estate owned	408,455	185,729

Net cash used by investing activities	(101,737,755)	(67,370,800)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	36,217,217	4,714,888
Net increase in certificates of deposit and other time deposits	49,861,660	34,376,982
Increase in advances from Federal Home Loan Bank	8,800,000	14,600,000
Increase (decrease) in federal funds purchased	(1,043,000)	1,043,000
Net increase (decrease) in securities sold under agreements to repurchase	698,333	481,820
Stock issuance costs	(75,960)	(86,752)
Exercise of stock options	—	52,000
Proceeds from stock issuance	8,050,000	8,059,439
Issuance of shares to ESOP	355,296	—
Purchase of treasury stock	(7,396)	—

Net cash provided by financing activities	102,856,150	63,241,377

Net increase (decrease) in cash and cash equivalents	52,433	(1,852,825)
Cash and cash equivalents, beginning of year	4,793,102	6,645,927

Cash and cash equivalents, end of year	$4,845,535	$4,793,102

Cash paid during the year for:
Income taxes	$658,331	$500,598

Interest	$3,761,284	$2,394,863

Supplemental noncash investing and financing activities:
Foreclosures on loans	$526,475	$373,305

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, First Reliance Bank (the Bank). First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999. The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence and Lexington Counties in South Carolina. The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

Significant Group Concentrations of Credit Risk - Most of the Company’s activities are with customers located within Florence County and Lexington County in South Carolina. The types of securities in which the Company invests are discussed in Note 4. The types of lending in which the Company engages are discussed in Note 5. The Company does not have any significant concentrations with any one industry or customer.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank and the stock of another community bank holding company. The stock has no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. At December 31, 2004 and 2003, the Company’s investment in Federal Home Loan Bank stock was $1,614,700 and $955,000, respectively. Dividends received on this stock is included as a separate component of interest income. In 2003, the Company purchased $100,000 of common stock in Tidelands Bancshares, Inc., the holding company for Tidelands Bank in Mount Pleasant, South Carolina. Its investment in this stock was $100,000 at December 31, 2004 and 2003, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent. Advertising and public relations costs of $100,504 and $73,284, were included in the Company’s results of operations for 2004 and 2003.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements. The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. In 2003, the Company converted the 401(k) plan to a 404(c) plan. The 404 (c) plan changes investment alternatives to include the Company’s stock. Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation. At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation. The Company charged $78,063 and $60,840 to earnings for the retirement savings plan in 2004 and 2003, respectively.

In 2004, the Company enacted a Stock Appreciation Rights (SARS) plan and Virtual Stock Plan which serve as deferred compensation for its executives. Both policies are based on the appreciation of the Company’s stock over the executive’s service period during which time the Company accrues the deferred compensation based on the number of notional shares the executive is granted. The granting of the notional shares under both plans is at the discretion of the Company’s Board of Directors. Both plans have required service periods for the executives to become vested in the retirement benefits. Each plan pays out the executives over a 180 month period following their retirement. During 2004 the Company recognized $4,638 in compensation expense related to the Virtual Stock Plan and no expense related to the SARS Plan.

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

	For the years ended December 31,
	2004	2003
Net income, as reported	$1,338,699	$1,015,799
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	234,770	139,102

Pro forma net income	$1,103,929	$876,697

Earnings per share:
Basic - as reported	$0.52	$0.48

Basic - pro forma	$0.43	$0.41

Diluted - as reported	$0.48	$0.46

Diluted - pro forma	$0.40	$0.40

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2004	2003
Dividend yield	0.00%	0.00%
Expected volatility	44.47%	86.77%
Risk-free interest rate	4.38%	3.98%
Expected life	10 years	10 years

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Common Stock Owned by the Employee Stock Ownership Plan (ESOP) - All shares held by the ESOP are treated as outstanding for purposes of computing earnings per share. ESOP purchases and redemptions of the Company’s common stock are at estimated fair value as determined by independent valuations. Dividends on ESOP shares are charged to retained earnings. At December 31, 2004, the ESOP owned 38,782 shares of the Company’s common stock with an estimated value of $486,714. All of these shares were allocated. At December 31, 2003, the ESOP owned 17,991 shares of the Company’s common stock with an estimated value of $171,454. Of this total, 6,950 shares were allocated and 11,042 were unallocated. Contributions to the ESOP in 2004 and 2003 were $35,189 and $30,428, respectively.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method (see Note 15).

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

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,
	2004	2003
Unrealized gains (losses) on securities available-for-sale:	$(7,014)	$30,980
Reclassification adjustment for gains realized in net income	(5,971)	(2,990)

Net unrealized gains (losses) on securities	(12,985)	27,990
Tax effect	8,356	(10,015)

Net-of-tax amount	$(4,629)	$17,975

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions.” The amendments made by SFAS No. 153 are based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. Further, the amendments eliminate the narrow exception for nonmonetary exchanges of similar productive assets and replace it with a broader exception for exchanges of nonmonetary assets that do not have commercial substance. Previously, Accounting Principles Board (“APB”) Opinion No. 29 required that the accounting for an exchange of a productive asset for a similar productive asset or an equivalent interest in the same or similar productive asset should be based on the recorded amount of the asset relinquished. APB Opinion No. 29 provided an exception to its basic measurement principle (fair value) for exchanges of similar productive assets. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The adoption of this statement is not expected to have a material impact on the financial condition or operating results of the Company.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company is currently evaluating the impact that the adoption of SFAS No. 123(R) will have on its financial position, results of operations and cash flows.

In December 2003, the FASB issued FIN No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available-for-sale or held-to-maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1”. The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments”, to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have a material impact on the Company’s financial condition or results of operations.

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

Reclassifications - Certain captions and amounts in the 2003 consolidated financial statements were reclassified to conform with the 2004 presentation.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 2 - STOCK OFFERING

The Company completed a private placement stock offering during the fourth quarter of 2004 whereby 700,000 shares of the Company’s common stock were issued at an offering price of $11.50 per share. The gross proceeds from the offering were $8,050,000 and expenses related to the offering totaled $75,960. The proceeds will be used to support future loan production and asset growth, as well as fund the Company’s planned expansion into the Lexington, South Carolina, and Charleston and Mount Pleasant, South Carolina, market areas (see Note 14). The Company completed a stock offering during the second quarter of 2003 whereby 1,007,430 shares of the Company’s common stock were issued at an offering price of $8.00 per share. The gross proceeds from the offering were $8,059,439 and expenses related to the offering totaled $162,965. The proceeds were used to support loan production and asset growth, as well as fund the Company’s expansion into the Lexington, South Carolina market area.

NOTE 3 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Federal Reserve computed as a percentage of deposits. At December 31, 2004 and 2003, this requirement was $1,105,000 and $807,000, respectively. This requirement was met by vault cash and balances on deposit with the Federal Reserve.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2004
U.S. Government agencies	$2,424,872	$49,176	$—	$2,474,048
Mortgage-backed securities	14,863,372	29,954	110,661	14,782,665
Municipals	10,914,216	398,036	1,299	11,310,953

	$28,202,460	$477,166	$111,960	$28,567,666

December 31, 2003
U.S. Government agencies	$3,634,893	$65,808	$—	$3,700,701
Mortgage-backed securities	15,196,513	78,452	79,452	15,195,513
Municipals	8,485,366	311,012	3,600	8,792,778

	$27,316,772	$455,272	$83,052	$27,688,992

For the years ended December 31, 2004 and 2003, proceeds from the sales of securities available-for-sale amounted to $5,976,385 and $1,099,463, respectively. Gross realized gains amounted to $5,971 and $2,991, respectively. There were no gross realized losses.

The following is a summary of maturities of securities available-for-sale as of December 31, 2004. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale
	Amortized Cost	Estimated Fair Value
Due in less than one year	$611,000	$613,977
Due after one year but within five years	1,945,204	1,981,608
Due after five years but within ten years	1,810,637	1,851,625
Due after ten years	8,972,247	9,337,791

	13,339,088	13,785,001
Mortgage-backed securities	14,863,372	14,782,665

Total	$28,202,460	$28,567,666

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

Securities Available for Sale

	Less than twelve months		Twelve months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Municipals	$—	$—	$392,172	$1,299	$392,172	$1,299
Mortgage-backed securities	7,598,150	51,772	5,477,963	58,889	13,076,113	110,661

Total	$7,598,150	$51,772	$5,870,135	$60,188	$13,468,285	$111,960

All of the Company’s investments that were in an unrealized loss position at December 31, 2004, have been evaluated and deemed not to be other-than-temporary under authoritative accounting guidance. In all cases, the principal cause of the decline in market value was due to the increase in market interest rates subsequent to purchase of the securities. Three of these were mortgage-backed securities and one was a municipal security.

At December 31, 2004 and 2003, securities with amortized costs of $13,485,307 and $6,986,863 and estimated fair values of $13,634,554 and $7,201,019, respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 5 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,
	2004	2003
Mortgage loans on real estate:
Residential 1-4 family	$50,429,754	$31,343,019
Multifamily	2,786,453	2,911,953
Commercial	63,188,726	32,826,091
Construction	39,023,385	18,343,137
Second mortgages	5,311,537	5,124,025

Equity lines of credit	14,179,437	5,799,778
	174,919,292	96,348,003
Commercial and industrial	47,890,104	27,893,370
Consumer	13,931,133	13,199,988
Other	1,621,563	1,947,703

Total gross loans	$238,362,092	$139,389,064

The Company has pledged certain loans as collateral to secure its borrowings from the Federal Home Loan Bank. The total of loans pledged was $67,395,644 at December 31, 2004 (see Note 9).

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2004 and 2003, management has determined that no impairment of loans existed that would be material to the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 5 - LOANS RECEIVABLE - continued

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,
	2004	2003
Balance, beginning of year	$1,752,282	$1,137,337
Provision charged to operations	1,361,762	791,650
Recoveries on loans previously charged-off	35,156	17,850
Loans charged-off	(390,975)	(194,555)

Balance, end of year	$2,758,225	$1,752,282

As of December 31, 2004, there were $59,148 in loans past due ninety days or more and still accruing interest and $1,186,183 in loans in nonaccrual status. There were $433,622 in loans past due ninety days or more and still accruing interest and no loans in nonaccrual status at December 31, 2003.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions. These loans are sold with the agreement that a loan may be returned to the Company at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers. Loans sold under these agreements in 2004 total $24,799,335. The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,
	2004	2003
Commitments to extend credit	$31,702,000	$19,621,000
Standby letters of credit	720,000	169,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on the economic conditions in Florence County, Lexington County and surrounding areas.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 6 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,
	2004	2003
Land	$1,305,609	$1,305,609
Building	4,048,181	3,828,188
Leasehold improvements	117,197	—
Furniture and equipment	1,881,453	1,597,790
Construction in progress	22,552	—

Total	7,374,992	6,731,587
Less, accumulated depreciation	1,483,590	934,768

Premises and equipment, net	$5,891,402	$5,796,819

Depreciation expense for the years ended December 31, 2004 and 2003 amounted to $548,822 and $362,989, respectively.

NOTE 7 - DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2005	$78,123,718
2006	22,095,598
2007	25,767,475
2008	7,664,635
2009	2,457,032

Total	$136,108,458

Included in total time deposits at December 31, 2004 and 2003 were brokered time deposits of $51,598,000 and $22,607,000, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended December 31,
	2004	2003
Balance at end of the year	$3,061,903	$2,363,570
Average balance during the year	2,460,237	2,272,905
Average interest rate during the year	0.83%	0.45%
Maximum month-end balance during the year	3,061,903	2,685,868

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day. As of December 31, 2004 and 2003, the par value and market value of the securities held by the third-party for the underlying agreements were $4,901,635 and $2,892,448, respectively, and $4,833,784 and $2,790,904, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

	Interest Rate	December 31,
Description		2004	2003
Fixed rate advances maturing:
January 16, 2004	3.04%	$-	500,000
April 8, 2004	1.67%	—	1,000,000
July 1, 2004	3.46%	—	500,000
January 18, 2005	2.24%	500,000	500,000
April 8, 2005	2.04%	1,000,000	1,000,000
July 1, 2005	4.12%	500,000	500,000
April 10, 2006	2.60%	1,000,000	1,000,000
September 12, 2006	2.66%	3,500,000	3,500,000
December 19, 2006	2.87%	1,500,000	1,500,000
April 9, 2007	3.13%	1,000,000	1,000,000
July 2, 2007	3.56%	500,000	—
December 19, 2007	3.44%	1,500,000	1,500,000
April 8, 2008	3.46%	1,000,000	1,000,000
March 19, 2009	2.48%	3,000,000	—
December 10, 2009	2.56%	4,000,000	—
January 17, 2012	3.83%	1,000,000	1,000,000
Variable rate advances maturing:
March 25, 2004	1.15%	—	3,600,000
March 25, 2006	2.44%	6,900,000	—
July 5, 2012	4.08%	1,000,000	1,000,000

		$27,900,000	$19,100,000

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

Amount
2005	$8,900,000
2006	6,000,000
2007	3,000,000
2008	1,000,000
2009	7,000,000
Thereafter	2,000,000

Total	$27,900,000

As collateral, the Company had pledged blanket liens on its first mortgage one to four family loans, its multifamily residential property loans, and its revolving, open-end loans secured by 1-4 family residential properties and extended under lines of credit. The aggregate balance of these loan types was $67,395,644 (see Note 5) at December 31, 2004. In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

NOTE 10 - RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank’s dividends to First Reliance Bancshares, Inc. and Subsidiary are payable only from the undivided profits of the Bank. At December 31, 2004, the Bank had undivided profits of $3,451,861. The Bank is authorized to upstream 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	For the years ended December 31,
	2004	2003
Professional fees	$193,034	$231,333
Office supplies, forms, and stationery	144,798	145,689
Advertising	100,504	73,284
Data processing and supplies	12,597	231,055
Employee education and conventions	48,502	66,742
Computer supplies and software amortization	342,487	173,110
Telephone	121,249	74,275
Directors fees	91,100	74,967
Other	1,367,764	955,459

Total	$2,422,035	$2,025,914

NOTE 12 - INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,
	2004	2003
Currently payable
Federal	$707,796	$404,933
State	66,667	47,112

Total current	774,463	452,045

Deferred income taxes	$(206,314)	$(39,447)

Total income tax expense	$568,149	$412,598

Income tax expense is allocated as follows:
To continuing operations	$570,533	$403,584
To shareholders’ equity	(2,384)	9,014

	$568,149	$412,598

The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$814,656	$535,359
Organizational costs	15,349	12,339
Other	26,996	10,827

Total gross deferred tax assets	857,001	558,525
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	123,535	125,919
Accumulated depreciation	241,387	146,841

Total gross deferred tax liabilities	364,922	272,760

Net deferred tax asset recognized	$492,079	$285,765

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES - continued

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2004, management has determined that it is more likely than not that the total deferred tax asset will be realized and, accordingly, has not established a valuation allowance. Net deferred tax assets are included in other assets at December 31, 2004 and 2003.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,
	2004	2003
Tax expense at statutory rate	$649,139	$482,590
State income tax, net of federal income tax benefit	40,785	31,094
Tax-exempt interest income	(141,973)	(123,245)
Disallowed interest expense	11,918	9,650
Other, net	10,664	3,495

	$570,533	$403,584

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2004 and 2003, the Company had related party loans totaling $1,509,804 and $2,320,218, respectively. During 2004, $91,806 of advances were made to related parties and repayments totaled $902,220. During 2003, $240,522 of advances were made to related parties and repayments totaled $381,089.

At December 31, 2004 and 2003, the Company had securities sold under agreements to repurchase with related parties of $2,007,734 and $1,405,061, respectively.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 2004, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

The Company has a ground lease on a plot of land in Lexington, South Carolina, where it has a temporary branch location. The operating lease has an initial three year term which expires December 31, 2006. Additionally, the lease has a renewal provision for seven additional option periods for one year each. Pursuant to an amended agreement reached between the Company and the lessor, the Company has the right to terminate the ground lease upon the completion of its permanent branch location in Lexington.

The Company has entered into a lease agreement on another plot of land in Lexington. This site will be the location of its permanent branch. The operating lease has an initial thirty-one year lease term, followed by three five year renewal options.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - COMMITMENTS AND CONTINGENCIES - continued

The Company has entered into a lease agreement for office space in Charleston County, South Carolina. The operating lease has an initial two year term. The Company will use the space for a branch location. The Company has a two year renewal option on this leased space.

Rental expense associated with operating leases on real property totaled $33,000 in 2004.

Management estimates the Bank will open its permanent branch facility in Lexington in March of 2006. Under this scenario, minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

2005	$106,910
2006	118,925
2007	75,000
2008	75,000
2009	75,000

$450,835

The Company has entered into an agreement to purchase a parcel of land in Charleston County, South Carolina, for $1,150,000. The Company is scheduled to close on this property on January 26, 2005.

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

	For the years ended December 31,
	2004	2003
Basic earnings per share:
Net income available to common shareholders	$1,338,699	$1,015,799

Average common shares outstanding - basic	2,580,251	2,135,285

Basic earnings per share	$0.52	$0.48

Diluted earnings per share:
Net income available to common shareholders	$1,338,699	$1,015,799

Average common shares outstanding - basic	2,580,251	2,135,285
Incremental shares from assumed conversion of stock options	182,636	51,010

Average common shares outstanding - diluted	2,762,887	2,186,295

Diluted earnings per share	$0.48	$0.46

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - STOCK COMPENSATION PLAN

On June 19, 2003, the Company established the 2003 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 250,000 shares of the Company’s common stock to directors, officers, or employees of the Company. This plan was preceded by the 1999 First Reliance Bank Employee Stock Option Plan. The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant. The per-share exercise price of stock options granted is determined by the Board of Directors. The expiration date of any option may not be greater than ten years from the date of grant. Options that expire, unexercised or are canceled become available for reissuance. At December 31, 2004, there were 75,337 options available for grant under the 2003 plan and no options available for grant under the 1999 plan.

A summary of the status of the Company’s stock option plan as of December 31, 2004 and 2003, and changes during the period is presented below:

	2004		2003
	Shares	Weighted - Average Exercise Price	Shares	Weighted - Average Exercise Price
Outstanding at beginning of year	390,918	$6.38	232,200	$5.11
Granted	18,145	11.15	169,118	8.04
Exercised	—	(10,400)	5.00
Cancelled	—		—

Outstanding at end of year	409,063	6.59	390,918	6.38

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2004:

	Outstanding	Exercisable
Number of options	409,063	336,800
Weighted average remaining life	6.55 years	6.12 years
Weighted average exercise price	$6.59	$6.18
High exercise price	$11.50	$11.50
Low exercise price	$5.00	$5.00

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

The following table summarizes the capital amounts and ratios of the Company and the Bank and the regulatory minimum requirements.

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
The Company
Total capital (to risk-weighted assets)	$29,875,000	12.52%	$19,093,680	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	27,117,000	11.36	9,546,840	4.00	N/A	N/A
Tier 1 capital (to average assets)	27,117,000	10.11	10,729,280	4.00	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$24,392,000	10.23%	$19,084,000	8.00%	$23,855,000	10.00%
Tier 1 capital (to risk-weighted assets)	21,634,000	9.07	9,542,000	4.00	14,313,000	6.00
Tier 1 capital (to average assets)	21,634,000	8.07	10,729,280	4.00	13,411,600	5.00

December 31, 2003
The Company
Total capital (to risk-weighted assets)	$19,190,641	13.85%	$11,086,995	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	17,457,111	12.60	5,543,497	4.00	N/A	N/A
Tier 1 capital (to average assets)	17,457,111	10.30	6,781,062	4.00	N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$18,992,372	13.71%	$11,078,498	8.00%	$13,848,222	10.00%
Tier 1 capital (to risk-weighted assets)	17,261,195	12.46	5,539,259	4.00	8,308,873	6.00
Tier 1 capital (to average assets)	17,261,195	10.18	6,781,062	4.00	8,476,328	5.00

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2004, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $26,000,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank of up to $51,150,000. As of December 31, 2004 and 2003, the Company had borrowed $27,900,000 and $19,100,000, respectively, on this line. Additionally, the Company has the ability to buy brokered time deposits at December 31, 2004.

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

Advances From Federal Home Loan Bank - The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company’s current borrowing rate from the Federal Home Loan Bank. The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently.

Securities Sold Under Agreements to Repurchase - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$3,803,535	$3,803,535	$4,693,102	$4,693,102
Federal funds sold	1,042,000	1,042,000	100,000	100,000
Securities available-for-sale	28,567,666	28,567,666	27,688,992	27,688,992
Nonmarketable equity securities	1,714,700	1,714,700	1,055,000	1,055,000
Loans, including loans held for sale	239,694,982	236,534,744	140,360,691	139,888,125
Accrued interest receivable	1,458,673	1,458,673	949,663	949,663

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$89,385,369	$89,385,369	$53,168,152	$53,168,152
Certificates of deposit	136,108,458	136,642,893	86,246,799	86,447,697
Securities sold under agreements to repurchase	3,061,903	3,061,903	2,363,570	2,363,570
Federal funds purchased	—	—	1,043,000	1,043,000
Advances from Federal Home Loan Bank	27,900,000	26,834,409	19,100,000	18,685,518
Accrued interest payable	742,017	742,017	442,233	442,233

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$31,702,000	$	$19,621,000	$—
Standby letters of credit	720,000		169,000	—

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheets

	December 31,
	2004	2003
Assets
Cash	$5,325,224	$43,972
Investment in banking subsidiary	21,875,795	17,507,212
Nonmarketable equity securities	100,000	100,000
Other assets	57,630	51,455

Total assets	$27,358,649	$17,702,639

Shareholders’ equity	$27,358,649	$17,702,639

Total liabilities and shareholders’ equity	$27,358,649	$17,702,639

Condensed Statements of Income
	December 31,
	2004	2003
Income	$—	$339,851
Expenses	54,783	72,817

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(54,783)	267,034
Income tax benefit	20,270	26,827

Income (loss) before equity in undistributed earning of banking subsidiary	(34,513)	293,861
Equity in undistributed earnings of banking subsidiary	1,373,212	721,938

Net income	$1,338,699	$1,015,799

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	December 31,
	2004	2003
Cash flows from operating activities
Net income	$1,338,699	$1,015,799
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(6,175)	(23,539)
Decrease in other liabilities	—	(151,037)
Equity in undistributed earnings of banking subsidiary	(1,373,212)	(721,938)

Net cash provided (used) by operating activities	(40,688)	119,285

Cash flows from investing activities
Purchase of nonmarketable equity securities	—	(100,000)

Net cash used by investing activities	—	(100,000)

Cash flows from financing activities
Stock issuance costs	(75,960)	(86,752)
Proceeds from exercise of stock options	—	52,000
Proceeds from stock issuance	8,050,000	8,059,439
Issuance of shares to ESOP	355,296	—
Purchase of treasury stock	(7,396)	—
Transfer of capital to the Bank	(3,000,000)	(8,000,000)

Net cash provided (used) by financing activities	5,321,940	24,687

Increase in cash	5,281,252	43,972

Cash and cash equivalents, beginning of year	43,972	—

Cash and cash equivalents, ending of year	$5,325,224	$43,972

Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. and Subsidiary will be held at First Reliance Bank on June 16, 2005.

CORPORATE OFFICE:	INDEPENDENT AUDITORS:

2170 West Palmetto Street	Elliott Davis, LLC
Florence, South Carolina 29501	1901 Main Street, Suite 1650
Phone (843) 662-8802	P.O. Box 2227
Fax (843) 662-8373	Columbia, S.C. 29202

STOCK TRANSFER DEPARTMENT:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572

MARKET FOR FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY COMMON STOCK;

PAYMENT OF DIVIDENDS

On March 30, 2004, the Company’s common stock became listed on the Over The Counter Bulletin Board. Arms-length transactions in the common stock are anticipated to be infrequent and negotiated privately between the persons involved in those transactions.

High and Low Stock Price Information for First Reliance Bancshares, Inc. and Subsidiary

	2004		2003
Applicable Period	High	Low	High	Low
First Quarter	$12.71	$11.75	$8.00	$7.50
Second Quarter	$11.85	$9.50	$9.00	$7.50
Third Quarter	$21.00	$10.85	$9.50	$7.00
Fourth Quarter	$14.25	$11.50	$10.00	$9.50

Corporate Data - continued

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

As of March 8, 2004, the Company’s common stock began trading in the over-the-counter market under the symbol FSRL. The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. Historically, the reported trading volume would indicate a lack of activity in the secondary market for the Company’s common stock. The lack of activity in the secondary market for the Company’s common stock may materially impact a shareholder’s ability to promptly sell Company common stock at a price acceptable to the selling shareholder. According to the Company’s transfer agent, there are approximately 1,333 shareholders of record as of January 1, 2005.

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

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2004. Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

Corporate Data - continued

EXECUTIVE OFFICERS OF FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

F. R. Saunders, Jr.

President and Chief Executive Officer

Jeffrey A. Paolucci

Senior Vice President, Chief Financial Officer and Secretary

Thomas C. Ewart

Senior Vice President and Chief Credit Officer

Paul C. Saunders

Senior Vice President and City Executive

DIRECTORS OF FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

F. R. Saunders, Jr.

President and Chief Executive Officer of First Reliance Bancshares, Inc. and First Reliance Bank

Jeffrey A. Paolucci

Senior Vice President, Chief Financial Officer and Secretary of First Reliance Bancshares, Inc. and First Reliance Bank

Paul C. Saunders

Senior Vice President of First Reliance Bancshares, Inc. and First Reliance Bank

A. Dale Porter

Senior Deposit Operations Manager, First Reliance Bank

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

A. Joe Willis

Retired and former President of Willis Chiromed, a chiropractic practice