Form 10KSB, Exhibit 13
period 2005-12-31
FIRST RELIANCE BANCSHARES INC
filed 2006-03-31
CIK 1172102

EXHIBIT 13.1

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

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

(Dollars in thousands, except per share)	2005	2004	2003	2002	2001

Income Statement Data:
Interest income	$23,131	$13,291	$8,499	$6,932	$6,251
Interest expense	8,979	4,061	2,460	2,337	2,886

Net interest income	14,152	9,230	6,039	4,595	3,365
Provision for loan losses	1,811	1,362	792	349	347

Net interest income after provision for loan losses	12,341	7,868	5,247	4,246	3,018
Noninterest income	2,871	2,380	2,138	1,734	1,404
Noninterest expense	12,475	8,338	5,966	4,680	3,493

Income before income taxes	2,737	1,910	1,419	1,300	929
Income tax expense	789	571	403	406	312

Net income	$1,948	$1,339	$1,016	$894	$617

Balance Sheet Data:
Assets	$403,038	$284,971	$180,364	$116,077	$86,195
Earning assets	381,158	271,020	169,205	108,114	80,380
Securities available for sale(1)	37,121	28,568	27,689	23,449	14,306
Loans (2)	319,539	239,695	140,361	81,559	64,875
Allowance for loan losses	3,419	2,758	1,752	1,137	1,045
Deposits	334,437	225,494	139,415	100,323	75,687
Shareholders’ equity	29,651	27,359	17,703	8,644	7,658
Per-Share Data: (5)
Basic earnings	$.60	$0.52	$0.48	$0.62	$0.43
Diluted earnings	.57	0.48	0.46	0.59	0.42
Book value (period end)	8.97	8.54	7.18	5.97	5.29
Performance Ratios:
Return on average assets	0.54%	0.59%	0.70%	0.86%	0.79%
Return on average equity	6.82	7.04	7.07	10.87	8.29
Net interest margin (3)	4.20	4.41	4.53	4.77	4.71
Efficiency (4)	73.28	71.39	72.99	74.89	73.36
Capital and Liquidity Ratios:
Average equity to average assets	7.96	8.43	9.93	7.92	9.58
Leverage (4.00% required minimum)	10.02	10.11	10.30	7.48	8.96
Risk-based capital
Tier 1	12.02	11.36	12.60	10.21	11.07
Total	13.05	12.52	13.85	11.46	12.32
Average loans to average deposits	102.07	101.16	94.43	82.51	82.39

(1)	Securities available-for-sale are stated at fair value.
(2)	Loans are stated at gross amounts before allowance for loan losses and include loans held for sale.
(3)	Tax equivalent net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
(5)	Amounts have been restated for two for one stock split declared in 2002.

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

General

First Reliance Bank (the “Bank”) is a state-chartered bank headquartered in Florence, South Carolina.  The Bank opened for business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, Lexington County, and Charleston County, South Carolina.  The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

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

During the second quarter of 2004, the Bank opened its third branch in Lexington, South Carolina.  On March 15, 2005, the Bank opened its fourth branch in Charleston, South Carolina located at 51 State Street.  And on October 3, 2005, the Bank opened its fifth branch in Mount Pleasant, South Carolina located at 800 South Shelmore Blvd..

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

General - continued

On June 30, 2005 the Company formed First Reliance Capital Trust I (the “Trust”) for the purposed of issuing trust preferred securities, which enable the Company to obtain Tier 1 capital on a consolidated basis for regulatory purposes.  On July 1, 2005, the Company closed a private offering of $10,000,000 of floating rate preferred securities offered and sold by the Trust.  The proceeds from such issuance, together with the proceeds from a related issuance of common securities of the Trust purchased by the Company in the amount of $310,000, were invested by the Trust in floating rate Junior Subordinated Notes issued by the Company (the “Notes”) totaling $10.3 million.  The Notes are due and payable on November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events, including in the event that certain circumstances render the Notes ineligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required.  The Notes presently qualify as Tier 1 capital for regulatory reporting.  The sole assets of the Trust are the Notes.  The Company owns 100% of the common securities of the Trust.  The Notes are unsecured and rank junior to all senior debt of the Company.  For the quarter ended December 31, 2005, the floating rate preferred securities and the Notes had an annual interest rate of 5.93%.  This interest rate is fixed until August 23, 2010, when the interest rate will adjust quarterly.  After August 23, 2010, the interest rate will equal three-month LIBOR plus 1.83%.

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

Economic conditions, competition and federal monetary and fiscal policies also affect financial institutions.  For example, 2005 was characterized by rising interest rates in the economy.  Lending activities are also influenced by regional and local economic factors, such as housing supply and demand, competition among lenders, customer preferences and levels of personal income and savings in our primary market area.

Our balanced growth continued during 2005, with increases in assets, deposits, shareholders’ equity, earnings per share and returns on average assets and equity.  The following chart shows our growth in these areas from December 31, 2004 to December 31, 2005:

(Dollars in millions, except per share amounts)	December 31,		Percent Increase (Decrease)

	2005	2004

Total assets	$403.0	$285.0	41.40%
Loans	311.5	238.4	30.66
Investment securities	39.2	30.3	29.37
Deposits	334.4	225.5	48.29
Shareholders’ equity	29.7	27.4	8.39

The additional capital increased our legal lending limit, thereby allowing us to extend larger loans to our customers. However, the additional capital also resulted in a decrease in our return on average equity in 2005 from 2004.  Our loan portfolio increased $73.1 million from December 31, 2004 to December 31, 2005.  Our deposit base also increased in 2005 by $108.9 million from $225.5 million in 2004.

The significant increase in average earning assets had a positive impact on our results of operations for 2005.  Average earning assets increased from $212.5 million in 2004 to $341.8 million in 2005.  However, return on average assets decreased from 2004 to 2005 due to the effect of compressed interest margins on net income.  Our increased volume in deposits also increased our fees from service charges and deposit accounts by approximately $125,455 from 2004 to 2005.  Gains on sales of mortgage loans were also an important source of noninterest income in 2005, increasing $293,820, or 50.3% from $584,023 in 2004 to $877,843 in 2005.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Results of Operations

Year ended December 31, 2005, compared with year ended December 31, 2004

Net interest income increased $4,923,020, or 53.3%, to $14,152,433 in 2005 from $9,229,413 in 2004.  The increase in net interest income was due primarily to an increase in average earning assets.  Average earning assets increased $129,300,000 or 60.9%, mainly due to continued growth in the loan portfolio.  The primary components of interest income were interest on loans, including fees, of $21,236,608, and interest on taxable investment securities of $770,863.

The Company’s net interest spread and net interest margin were 3.78% and 4.20%, respectively, in 2005, compared to 4.08% and 4.41%, respectively, in 2004.  The decrease in net interest spread was primarily the result of an increase in average rates on paying liabilities which outpaced the increase in average rates on earning assets.  Yields on loans, our largest category of earnings assets, increased in 2005.  Overall yields on earning assets increased from 6.32% in 2004 to 6.82% in 2005.  Yields on interest-bearing liabilities increased from 2.24% in 2004 to 3.04% in 2005.

The provision for loan losses was $1,811,317 in 2005 compared to $1,361,762 in 2004.  The allowance for loan losses was 1.10% of total loans at December 31, 2005 as compared to 1.16% of total loans at December 31, 2004.  The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $491,764, or 20.7%, to $2,871,287 in 2005 from $2,379,523 in 2004.  The increase is primarily attributable to increased service charges on deposit accounts and other charges and gain on sale of mortgage loans.  Service charges on deposit accounts increased $125,455, or 10.2% from 2004, to $1,357,214 for the year ended December 31, 2005.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2005.  The gain on sale of mortgage loans increased $293,820 or 50.31% to $877,843 for the year ended December 31, 2005 as the demand for new mortgage loans and refinancings remained strong.  Securities and insurance brokerage income increased $28,943, or 21.99% from 2004, to $160,569 for the year ended December 31, 2005.  The increase is primarily attributable to a successful marketing campaign.

Noninterest expense increased $4,137,499, or 49.6%, to $12,475,441 in 2005 from $8,337,942 in 2004.  Noninterest expenses increased in all categories as a result of our continued growth. The increase is primarily attributable to increased salaries and benefits and other operating expenses.  Salaries and employee benefits increased $2,262,341, or 46.4%, to $7,136,376 in 2005 from $4,874,035 in 2004.  A large portion of the increase in salaries was due to the addition of new staff to facilitate the new branch locations and growth of the Bank. Other operating expenses increased $1,285,138 from 2004 to $3,707,173 for the year ended December 31, 2005.  This increase was due to the expected increases in overhead caused by the growth of the Company.  The Company’s efficiency ratio was 73.28% in 2005, compared to 71.39% in 2004.

Net income was $1,947,546 in 2005, compared to $1,338,699 in 2004.  The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $212,457,065 for the year ended December 31, 2004 to $341,757,173 for the year ended December 31, 2005.  Return on average assets during 2005 was 0.54%, compared to 0.59% during 2004, and return on average equity was 6.82% during 2005, compared to 7.04% during 2004.

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

Average Balances, Income and Expenses, and Rates

	2005			2004			2003

Year ended December 31, (Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate

Assets:
Earning Assets:
Loans(1)(2)	$294,740	$21,237	7.21	$182,996	$12,094	6.61%	$110,051	$7,504	6.82%
Securities, taxable(2)	17,491	771	4.41	17,266	723	4.19	15,288	604	3.95
Securities, tax exempt(2)	13,007	742	5.70	9,958	557	5.59	8,619	479	5.56
Federal funds sold and other	14,462	479	3.31	1,119	17	1.52	1,469	18	1.23
Nonmarketable equity securities	2,057	91	4.42	1,118	41	3.67	533	16	3.00

Total earning assets	341,757	23,320	6.82	212,457	13,432	6.32	135,960	8,621	6.34
Cash and due from banks	5,316			3,439			2,988
Premises and equipment	7,379			5,862			5,381
Other assets	7,596			5,799			1,837
Allowance for loan losses	(3,150)			(2,110)			(1,350)

Total assets	$358,898			$225,447			$144,816

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction accounts	$20,067	$153	0.76	$15,985	$135	0.84%	$17,720	$203	1.15%
Savings deposits	68,499	1,877	2.74	29,544	489	1.66	15,994	196	1.23
Time deposits	166,541	5,552	3.33	110,894	2,874	2.59	64,926	1,799	2.77
Junior subordinated debentures	4,875	306	6.28
Other borrowings	35,041	1,090	3.11	24,506	563	2.30	12,780	262	2.05

Total interest-bearing liabilities	295,023	8,978	3.04	180,929	4,061	2.24	111,420	2,460	2.21

Demand deposits	33,652			24,474			17,903
Accrued interest and other liabilities	1,666			1,036			1,119
Shareholders’ equity	28,557			19,008			14,374

Total liabilities and shareholders’ equity	$358,898			$225,447			$144,816

Net interest spread			3.78%			4.08%			4.13%
Net interest income		$14,342			$9,371			$6,161

Net interest margin			4.20%			4.41%			4.53%

(1)	Nonaccrual loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Fully tax-equivalent basis at 34% tax rate for non-taxable securities and loans.

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

	2005 Compared to 2004 Due to increase (decrease) in

(Dollars in thousands)	Volume	Rate	Total

Interest income:
Loans	$7,966	$1,177	$9,143
Securities, taxable	9	39	48
Securities, tax exempt	174	11	185
Federal funds sold and other	434	22	456
Nonmarketable equity securities	38	18	56

Total interest income	8,621	1,267	9,888

Interest expense:
Interest-bearing deposits	32	(14)	18
Savings deposits	927	461	1,388
Time deposits	1,705	973	2,678
Junior subordinated debentures	306	—	—
Other borrowings	289	238	527

Total interest expense	3,259	1,658	4,917

Net interest income	$5,362	$(391)	$4,971

	2004 Compared to 2003 Due to increase (decrease) in

(Dollars in thousands)	Volume	Rate	Total

Interest income:
Loans	$4,828	$(238)	$4,590
Securities, taxable	81	38	119
Securities, tax exempt	75	3	78
Federal funds sold and other	(5)	10	5
Nonmarketable equity securities	18	1	19

Total interest income	4,997	(186)	4,811

Interest expense:
Interest-bearing deposits	(18)	(50)	(68)
Savings deposits	207	86	293
Time deposits	1,199	(124)	1,075
Other borrowings	266	35	301

Total interest expense	1,654	(53)	1,601

Net interest income	$3,343	$(133)	$3,210

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

The following table sets forth the Company’s interest rate sensitivity at December 31, 2005.

Interest Sensitivity Analysis

December 31, 2005 (Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non- Sensitive	Total

Assets
Interest-earning assets
Loans, including held for sale	$170,353	$19,855	$20,046	$210,254	$109,285	$319,539
Securities, taxable	—	—	—	—	22,868	22,868
Securities, nontaxable	—	—	—	—	14,253	14,253
Nonmarketable securities	1,746	—	—	1,746	—	1,746
Investment in trust	—	—	—	—	310	310
Federal funds sold	22,442	—	—	22,442	—	22,442

Total earning assets	194,541	19,855	20,046	234,442	146,716	381,158

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	29,437	—	—	29,437	—	29,437
Savings deposits	79,663	—	—	79,663	—	79,663
Time deposits	15,599	27,453	91,430	134,482	51,632	186,114

Total interest-bearing deposits	124,699	27,453	91,430	243,582	51,632	295,214

Advances from Federal Home Loan Bank	—	5,000	2,500	7,500	16,000	23,500
Junior subordinated debentures	—	—	—	—	10,310	10,310
Repurchase agreements	3,860	—	—	3,860	—	3,860

Total interest-bearing liabilities	128,559	32,453	93,930	254,942	77,942	332,884

Period gap	$65,982	$(12,598)	$(73,884)	$(20,500)	$68,774

Cumulative gap	$65,982	$53,384	$(20,500)	$(20,500)	$48,274

Ratio of cumulative gap to total earning assets	17.31%	14.01%	(5.38)%	(5.38)%	12.67%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Net Interest Income - continued

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates.  Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments.  Debt securities are reflected at each instrument’s ultimate maturity date.  Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date.  Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point.  Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period.  However, the Company is not obligated to vary the rates paid on these deposits within any given period.  Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Securities sold under agreements to repurchase mature on a daily basis and are reflected in the earliest pricing period. Advances from the Federal Home Loan Bank and junior subordinated debentures are reflected at their contractual maturity date.

The Company is in a liability sensitive position (or a negative gap) of  $20.5 million over the 12 month time frame.  The gap is positive when interest sensitive assets exceed interest sensitive liabilities, as was the case at the end of 2005 with respect to the one-year time horizon. When interest sensitive liabilities exceed interest sensitive assets for a specific repricing “horizon”, a negative interest sensitivity gap is the result.

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

However, the Company’s gap analysis is not a precise indicator of its interest sensitivity position.  The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally.  For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits.  Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. The Company has positioned itself where there is minimal impact on interest income in a rising or falling rate environment.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses

General.  The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits.  On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market.  The objective of management has been to fund the allowance for loan losses at a level greater or equal to the Company’s internal risk measurement system for loan risk. The Board maintained an allowance for loan losses level of 1.10% and 1.16% of total loans at December 31, 2005 and 2004, respectively.  Management believes the allowance is adequate to meet any loan losses the Company may experience.

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

The allowance represents an amount which we believe will be adequate to absorb inherent losses on existing loans that may become uncollectible.  Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans;  the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower’s ability to repay the amount and quality of collateral securing the loans; our limited historical loan loss experience and a review of specific problem loans.

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses.  We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.  We do not allocate the allowance for loan losses to specific categories of loans (i.e., real estate, consumer, commercial and mortgage), but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan.  We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually.  The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount.  We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit.  Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation.  Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity.  Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced.  However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets.  As of December 31, 2005 and 2004, the Company had no specific allocations on its significant credits in its calculation of the allowance for loan losses.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses - continued

The Company calculates its general reserve based on percentages tied to our credit grading system.  Each loan is assigned one of eight loan risk ratings, based on the loan’s specific characteristics.  Any loan assigned an adverse ranking is specifically allocated a loss.  For all remaining loans, the general reserve amount is calculated based upon a reserve percentage for each risk rating.  The Company may adjust these percentages as appropriate given consideration of local economic conditions, exposure concentration that may exist in the portfolio, changes in trends of past due loans, problem loans and charge-offs and anticipated loan growth.

The Bank has developed a loan risk monitoring system that assesses the potential risk the Bank may have in its loan portfolio.  This system is monitored monthly by management to insure that adequate provisions and loan allowances are maintained.  In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2005, the Company’s general reserves totaled $3,419,368, an increase of $661,143 from 2004.  As of December 31, 2004, the Company’s general reserves totaled $2,758,225, an increase of $1,005,943 from 2003.  The categories and concentrations of loans have been consistent between the past two years.

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2005, 2004, 2003, 2002 and 2001.

Allowance for Loan Losses

(Dollars in thousands)	2005	2004	2003	2002	2001

Total loans outstanding at end of year	$311,544	$238,362	$139,389	$81,558	$64,875

Average loans outstanding	$294,740	$182,996	$100,051	$73,777	$54,921

Balance of allowance for loan losses at beginning of year	$2,758	$1,752	$1,137	$1,045	$780
Loans charged off:
Real estate - construction	142	—	—	—	—
Real estate - mortgage	472	166	47	32	—
Commercial and industrial	317	44	42	78	—
Consumer and other	300	181	106	185	127

Total loan losses	1,231	391	195	295	127

Recoveries of previous loan losses:
Real estate - construction	—	—	—	—	—
Real estate - mortgage	38	—	—	2	—
Commercial and industrial	12	—	—	—	—
Consumer and other	31	35	18	36	45

Total recoveries	81	35	18	38	45

Net charge-offs	1,150	356	177	257	82
Provision for loan losses	1,811	1,362	792	349	347

Balance of allowance for loan losses at end of year	$3,419	$2,758	$1,752	$1,137	$1,045

Ratios:
Net charge-offs to average loans outstanding	0.39%	0.20%	0.18%	0.35%	0.15%
Net charge-offs to loans at end of year	0.37	0.15	0.13	0.32	0.13
Allowance for loan losses to average loans	1.16	1.51	1.75	1.54	1.90
Allowance for loan losses to loans at end of year	1.10	1.16	1.26	1.39	1.61
Net charge-offs to allowance for loan losses	33.64	12.90	10.10	22.60	7.85
Net charge-offs to provisions for loan losses	63.50	26.13	22.35	73.64	23.63

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Nonperforming Assets

Nonperforming Assets. There were $1,792,702 and $1,186,183 loans in nonaccrual status at December 31, 2005 and 2004, respectively.  There were $704,800 and $59,148 in loans ninety days or more overdue and still accruing interest at December 31, 2005 and 2004, respectively.  There was $285,000 and $499,423 in restructured loans at December 31, 2005 and 2004, respectively.

The following table shows the nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses for the five years ended December 31, 2005.  All loans over 90 days past due are on and included in loans on nonaccrual.

(Dollars in thousands)	2005	2004	2003	2002	2001

Loans over 90 days past due and still accruing	$705	$59	$460	$585	$155

Loans on nonaccrual:
Mortgage	1,619	1,078	—	90	126
Commercial	95	17	—	155	—
Consumer	78	91	—	47	20

Total nonaccrual loans	1,792	1,186	—	292	146

Total of nonperforming loans	2,497	1,245	460	877	301
Other nonperforming assets	346	321	279	121	87

Total nonperforming assets	$2,843	$1,566	$739	$998	$388

Percentage of total assets	0.71%	0.55%	0.41%	0.86%	0.45%
Percentage of nonperforming loans and assets to gross loans	0.91%	0.66%	0.53%	1.25%	0.60%
Allowance for loan losses to gross loans	1.10%	1.16%	1.26%	1.39%	1.61%
Net charge-offs to average loans	0.39%	0.19%	0.18%	0.35%	0.15%

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

Potential Problem Loans.  At December 31, 2005, the Company had classified loans totaling $3,767,776 as compared to $2,153,221 at December 31, 2004.  Classified loans as a percentage of total loans was 1.21% at December 31, 2005 as compared to 0.91% at December 31, 2004.  The loan portfolio increased 30.70% during the same period.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Noninterest Income and Expense

Noninterest Income.  Noninterest income for year ended December 31, 2005 was $2,871,287, an increase of $491,764 from $2,379,523 in 2004.  The increase is primarily attributable to increased service charges on deposit accounts and gain on sale of mortgage loans.  Service charges increased $125,455, or 10.19% from 2004, to $1,357,214 for the year ended December 31, 2005.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2005.  This increase is attributable to market conditions and a successful marketing campaign.  The gain on sale of mortgage loans increased $293,820, or 50.31%, to $877,843 in 2005, from $584,023 in 2004.  Securities and brokerage commissions increased $28,943, or 21.99%, to $160,569 in 2005 from $131,626 in 2004.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2005, 2004 and 2003.

(Dollars in thousands)	2005	2004	2003

Service charges on deposit accounts	$1,357	$1,232	$957
Credit life insurance commissions	33	82	64
Gain on sale of mortgage loans	878	584	906
Securities and insurance brokerage commissions	161	132	29
Other income	442	350	182

Total noninterest income	$2,871	$2,380	$2,138

Noninterest Expense.  Noninterest expense increased $4,137,499, or 49.62%, to $12,475,441 for year ended December 31, 2005 as compared to 2004.  Of this total, other operating expenses increased $1,285,138, or 53.06%, to $3,707,173 in 2005 from $2,422,035 in 2004.  Salaries and employee benefits increased $2,262,341, or 46.42%, to $7,136,376 in 2005 from $4,874,035 in 2004.  This increase is primarily attributable to new hire employee compensation as the Bank expands into different markets.  Net occupancy and equipment expense increased $590,020, or 56.63%, to $1,631,892 in 2005 largely due to operating costs associated with the Bank’s branch expansion effort in 2005.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2005, 2004 and 2003.

(Dollars in thousands)	2005	2004	2003

Salaries and employee benefits	$7,136	$4,874	$3,345
Net occupancy	920	426	238
Furniture and equipment	712	616	358
Advertising and public relations	292	101	73
Office supplies, stationery, and printing	224	145	146
Data processing and supplies	21	13	231
Computer and software	483	342	177
Professional fees and services	377	193	231
Employee education and conventions	60	49	67
Loan origination costs	106	103	66
Other	2,144	1,476	1,035

Total noninterest expense	$12,475	$8,338	$5,967

Efficiency ratio	73.28%	71.39%	72.99%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets.  Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance.  Loans averaged $294,740,266 in 2005 compared to $182,996,219 in 2004, an increase of $111,744,047 or 61.06%.  At December 31, 2005, total loans were $311,544,385 compared to $238,362,092 at December 31, 2004, an increase of $73,182,293, or 30.70%.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

Composition of Loan Portfolio

	2005		2004		2003

December 31, (Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Commercial and industrial	$50,320	16.15	$47,890	20.09%	$27,893	20.00%
Real estate
Construction	52,268	16.78	39,023	16.37	18,343	13.16
Mortgage-residential	86,716	27.83	69,921	29.33	42,267	30.32
Mortgage-nonresidential	106,125	34.06	63,189	26.51	32,826	23.56
Consumer	13,953	4.48	13,931	5.84	13,200	9.47
Other	2,162	0.70	4,408	1.86	4,860	3.49

Total loans	311,544	100.00%	238,362	100.00%	139,389	100.00%
Allowance for loan losses	(3,419)		(2,758)		(1,752)

Net loans	$308,125		$235,604		$137,637

	2002		2001

December 31, (Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total

Commercial and industrial	$15,628	19.16%	$13,978	21.55%
Real estate
Construction	9,799	12.01	6,749	10.40
Mortgage-residential	24,994	30.65	17,628	27.17
Mortgage-nonresidential	20,632	25.30	15,029	23.17
Consumer	9,944	12.19	11,310	17.43
Other	561	0.69	181	0.28

Total loans	81,558	100.00%	64,875	100.00%
Allowance for loan losses	(1,137)		(1,045)

Net loans	$80,421		$63,830

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

The largest component of the Company’s loan portfolio is real estate mortgage loans.  At December 31, 2005, real estate mortgage loans totaled $192,840,976 and represented 61.90% of the total loan portfolio, compared to $133,110,000 or 55.84%, at December 31, 2004.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

Residential mortgage loans totaled $86,715,873 at December 31, 2005, and represented 27.83% of the total loan portfolio, compared to $69,920,728 at December 31, 2004 or 29.33%.  Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings.  Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $106,125,103 at December 31, 2005, compared to $63,188,726 at December 31, 2004.  This represents an increase of $42,936,377, or 67.95%, from the December 31, 2004 balance.  The demand for residential and commercial real estate loans in the Bank’s market area remained strong.

Commercial and industrial loans increased $2,430,330 or 5.07%, to $50,320,434 at December 31, 2005, from $47,890,104 at December 31, 2004.

The Company’s loan portfolio is also comprised of consumer loans.  Consumer loans increased $22,499, or 0.16%, to $13,953,632 at December 31, 2005, from $13,931,133 at December 31, 2004.

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

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company.  The following table sets forth the Company’s loans maturing within specified intervals at December 31, 2005.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

December 31, 2005 (Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total

Commercial and industrial	$21,114	$28,057	$1,149	$50,320
Real estate	71,100	138,471	35,538	245,109
Consumer and other	5,053	10,925	137	16,115

	$97,267	$177,453	$36,824	$311,544

Loans maturing after one year with:
Fixed interest rates				$91,914
Floating interest rates				122,363

				$214,277

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets. Total securities available-for-sale averaged $30,497,571 in 2005, compared to $27,223,928 in 2004.  At December 31, 2005, total securities available-for-sale were $37,121,479, an increase of $8,553,813, or 29.94%, over the December 31, 2004 balance.  Investment securities also contains Federal Home Loan Bank stock and the stock of several unrelated financial institutions.  These stocks are recorded at their original cost and totaled $1,745,850 and $1,714,700 at December 31, 2005 and 2004, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2005, 2004 and 2003.

Fair Value of Securities available-for-sale

December 31, (Dollars in thousands)	2005	2004	2003

U.S. government agencies and corporations	$9,439	$2,410	$3,536
Municipals	14,252	11,311	8,793
Mortgage-backed securities	13,430	14,783	15,196
Other Securities	—	64	164

Total securities available-for-sale	$37,121	$28,568	$27,689

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2005.

Investment Securities Maturity Distribution and Yields

December 31, 2005 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total

	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. government agencies and corporations	$—	—%	$5,318	5.07%	$149	5.79%	$3,972	5.34%	$9,439	5.20%
Municipals(2)	—	—	768	5.37%	1,134	5.50%	12,350	6.61%	14,252	6.45%

Total securities(1)	$—	—%	$6,086	5.11%	$1,283	5.53%	$16,322	6.29%	$23,691	5.94%

(1)	Excludes mortgage-backed securities totaling $13,430,000 with a yield of 4.34% and non-marketable equity securities.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “Net Interest Income-Interest Sensitivity Analysis.”

Federal Funds Sold and Other.  Federal funds sold and other, which consists of federal funds sold, interest earning deposits and an investment in trust, averaged $14,461,843 in 2005 compared to $1,118,915 in 2004.  At December 31, 2005 and 2004, federal funds sold totaled $22,442,000 and $1,042,000, and interest earning deposits totaled $83,928 and $100,707, respectively.  The investment in trust totaled $310,000 at December 31, 2005.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $114,094,000, or 63.1%, to $295,023,000 in 2005, from $180,929,000 in 2004.  The increase is primarily a result of the continued growth of the Company.

Deposits.  Average total deposits increased $109,510,196, or 38%, to $288,759,121 in 2005, from $180,896,147 in 2004. At December 31, 2005, total deposits were $334,436,898 compared to $225,493,827 a year earlier, an increase of 48.31%.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth the average balance amounts and the average rates paid on deposits of the Company by category at December 31, 2005, 2004 and 2003.

Deposits

	2005		2004		2003

December 31, (Dollars in thousands)	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid

Demand deposit accounts	$33,652	—%	$24,474	—%	$17,903	—%
NOW accounts	20,067	0.76	15,985	1.66	17,720	1.15
Savings accounts	68,499	2.74	29,544	2.59	15,994	1.23
Time deposits $100,000 and over	105,628	3.30	73,472	2.55	33,286	2.61
Other time deposits	60,913	3.39	37,422	2.68	31,640	2.94

Total deposits	$288,759	2.63%	$180,897	1.93%	$116,543	1.89%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets.  The Company’s core deposits were $221,167,977 and $131,517,915 at December 31, 2005 and 2004, respectively.  Included in time deposits at December 31, 2005 and 2004 are brokered time deposits of $39,213,743 and $51,598,000, respectively.

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs.  Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future.  However, advances from the Federal Home Loan Bank are being used as an alternative source of funds.  The Company’s loan-to-deposit ratio was 93.15% at December 31, 2005, and 105.71% at December 31, 2004.  The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2005, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

(Dollars in thousands)	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total

Certificates of deposit of $100,000 or more	$21,778	$23,878	$28,953	$38,660	$113,269

Approximately 19.23% of the Company’s time deposits of $113,268,921 or more had scheduled maturities within three months, and 21.08% had maturities within three to six months.  Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.  The current interest rate environment has led depositors to invest in short term deposit accounts.  The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed.  Management believes that should that occur, the impact would be minimal on the Company’s operations and liquidity due to other funding sources.  The Company has an available line to borrow funds from the Federal Home Loan Bank up to 30% of the Bank’s total assets which provided additional available funds of $97,544,429 at December 31, 2005 and lines available to purchase federal funds with various financial institutions up to $33,500,000 at December 31, 2005.  Management believes that these funds would be sufficient to meet future liquidity needs.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Other Borrowings.  The following table summarizes the Company’s borrowings for the years ended December 31, 2005, 2004 and 2003.  These borrowings consist of securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, federal funds purchased and junior subordinated debentures.  Securities sold under agreements to repurchase mature on a one to seven day basis.  These agreements are secured by U.S. government agencies.  Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Company’s one to four family residential mortgage loans and the Company’s investment in Federal Home Loan Bank stock.  Federal funds purchased are short-term borrowings from other financial institutions that mature daily.

(Dollars in thousands)	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,	Interest Rate at December 31,

December 31, 2005
Securities sold under agreement to repurchase	$4,223	$3,600	2.54%	$3,860	3.88%
Advances from Federal Home Loan Bank	36,000	31,301	3.28	23,500	3.28
Federal funds purchased	—	—	—	—	—
Junior subordinated debentures	10,310	4,875	6.28	10,310	5.93
December 31, 2004
Securities sold under agreement to repurchase	$3,062	$2,460	0.83%	$3,062	1.86%
Advances from Federal Home Loan Bank	27,900	21,106	2.53	27,900	2.44
Federal funds purchased	3,960	922	1.01	—	2.44
December 31, 2003
Securities sold under agreement to repurchase	$2,686	$2,273	0.45%	$2,364	0.31%
Advances from Federal Home Loan Bank	19,100	9,228	2.72	19,100	2.90
Federal funds purchased	1,043	389	2.67	1,043	1.30

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

Capital - continued

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio.  Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%.  All others are subject to maintaining ratios 1% to 2% above the minimum.

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2005.  The following table shows the Company’s and the Bank’s ratios at December 31, 2005:

Analysis of Capital and Capital Ratios

(Dollars in thousands)	Company	Bank

Tier 1 capital	$40,072	$38,780
Tier 2 capital	3,419	3,419

Total qualifying capital	$43,491	$42,199

Risk-adjusted total assets (including off-balance-sheet exposures)	$333,378	$332,815

Risk-based capital ratios:
Tier 1 risk-based capital ratio	12.02%	11.65%
Total risk-based capital ratio	13.05%	12.68%
Tier 1 leverage ratio	10.02%	9.80%

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

As of December 31, 2005, commitments to extend credit totaled $59,196,000 and its standby letters of credit totaled $1,699,000.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Impact of Off-Balance Sheet Instruments - continued

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2005.

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total

Unused commitments to extend credit	$6,871	$1,686	$19,171	$27,728	$31,468	$59,196
Standby letters of credit	8	10	1,351	1,369	330	1,699

Totals	$6,879	$1,696	$20,522	$29,097	$31,798	$60,895

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

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.  Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner.  Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold).  However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company’s service area.  Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 54.88% of total assets at December 31, 2005.  Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, securities available for sale, and funds from maturing loans. The Company had $29,706,897 in cash and cash equivalents and $37,121,479 in securities available for sale at December 31, 2005.  The Company has $33,500,000 available through a line of credit with other banks as an additional source of liquidity funding.  The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to $120,911,365 of which $97,544,429 is available at December 31, 2005.

During 2005, the Company’s primary sources of cash were $108,943,071 from deposits.  The Company’s primary uses of cash resources were to fund loans of approximately $74,687,811 and the purchase of investment securities of approximately $9,176,072, net of maturities and sales.  These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Company’s overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2005 to meet either short or long-term needs.

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

Accounting and Financial Reporting Issues

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements.  The significant accounting policies are described in the footnotes to the financial statements at December 31, 2005 as filed on the annual report on Form 10-KSB.  Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities.  The Company considers these accounting policies to be critical accounting policies.  The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Reliance Bancshares, Inc. and Subsidiary
Florence, South Carolina

We have audited the accompanying consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2005 and 2004, and the consolidated results of their operations and cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

Elliott Davis, LLC
Columbia, South Carolina
February 9, 2006

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,

	2005	2004

Assets:
Cash and cash equivalents:
Cash and due from banks	$7,264,897	$3,803,535
Federal funds sold	22,442,000	1,042,000

Total cash and cash equivalents	29,706,897	4,845,535

Investment securities:
Securities available-for-sale	37,121,479	28,567,666
Nonmarketable equity securities	1,745,850	1,714,700
Investment in trust	310,000	—

Total investment securities	39,177,329	30,282,366

Loans held for sale	7,994,603	1,332,890

Loans receivable	311,544,385	238,362,092
Less allowance for loan losses	(3,419,368)	(2,758,225)

Loans, net	308,125,017	235,603,867
Premises, furniture and equipment, net	10,020,537	5,891,402
Accrued interest receivable	2,189,742	1,458,673
Other real estate owned	345,550	320,598
Cash surrender value life insurance	3,752,165	3,415,582
Other assets	1,726,044	1,819,970

Total assets	$403,037,884	$284,970,883

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$39,222,574	$27,560,581
Interest-bearing transaction accounts	29,437,107	15,525,590
Savings	79,663,175	46,299,198
Time deposits $100,000 and over	113,268,921	93,975,912
Other time deposits	72,845,121	42,132,546

Total deposits	334,436,898	225,493,827
Securities sold under agreements to repurchase	3,859,904	3,061,903
Advances from Federal Home Loan Bank	23,500,000	27,900,000
Junior subordinated debentures	10,310,000	—
Accrued interest payable	446,303	742,017
Other liabilities	834,144	414,487

Total liabilities	373,387,249	257,612,234

Commitments and contingencies (Notes 4, 5 and 14)
Shareholders’ Equity:
Common stock, $0.01 par value, 5,000,000 shares authorized; 3,306,117 and 3,203,942 shares issued and outstanding at December 31, 2005 and 2004, respectively	33,061	32,039
Capital surplus	24,127,329	23,428,034
Treasury stock (800 shares in 2005 and 600 shares in 2004)	(9,896)	(7,396)
Retained earnings	5,611,847	3,664,301
Accumulated other comprehensive income (loss)	(111,706)	241,671

Total shareholders’ equity	29,650,635	27,358,649

Total liabilities and shareholders’ equity	$403,037,884	$284,970,883

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	For the years ended December 31,

	2005	2004

Interest income:
Loans, including fees	$21,236,608	$12,094,388
Investment securities:
Taxable	770,863	723,439
Tax exempt	553,993	415,347
Federal funds sold	478,597	16,942
Other interest income	91,051	40,365

Total	23,131,112	13,290,481

Interest expense:
Time deposits $100,000 and over	3,485,397	1,870,930
Other deposits	4,097,836	1,627,009
Other interest expense	1,395,446	563,129

Total	8,978,679	4,061,068

Net interest income	14,152,433	9,229,413
Provision for loan losses	1,811,317	1,361,762

Net interest income after provision for loan losses	12,341,116	7,867,651

Noninterest income:
Service charges on deposit accounts	1,357,214	1,231,759
Gain on sale of mortgage loans	877,843	584,023
Brokerage fees	160,569	131,626
Credit life insurance commissions	32,606	82,090
Other service charges, commissions, and fees	206,783	145,403
Gain on sale of securities available-for-sale	—	5,971
Loss on sale of other real estate	(66,815)	(55,966)
Loss on sale of fixed assets	(287)	(20,000)
Other	303,374	274,617

Total	2,871,287	2,379,523

Noninterest expenses:
Salaries and benefits	7,136,376	4,874,035
Occupancy	919,584	425,686
Furniture and equipment related expenses	712,308	616,186
Other operating	3,707,173	2,422,035

Total	12,475,441	8,337,942

Income before income taxes	2,736,962	1,909,232
Income tax expense	789,416	570,533

Net income	1,947,546	$1,338,699

Earnings per share:
Basic	$0.60	$0.52

Diluted	$0.57	$0.48

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2005 and 2004

	Common Stock		Capital Surplus	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total

	Shares	Amount

Balance, December 31, 2003	2,466,660	$24,667	$15,106,070	$—	$2,325,602	$246,300	$17,702,639

Net income					1,338,699		1,338,699
Other comprehensive loss, net of tax benefit of $2,384						(4,629)	(4,629)

Comprehensive income							1,334,070
Proceeds from stock issuance	700,000	7,000	8,043,000				8,050,000
Costs associated with stock offering			(75,960)				(75,960)
Issuance of shares to ESOP	37,282	372	354,924				355,296
Purchase of treasury stock				(7,396)			(7,396)

Balance, December 31, 2004	3,203,942	32,039	23,428,034	(7,396)	3,664,301	241,671	27,358,649
Net income					1,947,546		1,947,546
Other comprehensive loss, net of tax benefit of $182,043						(353,377)	(353,377)

Comprehensive income							1,594,169
Purchase of treasury stock				(2,500)			(2,500)
Issuance of shares to ESOP	23,175	232	298,725				298,957
Exercise of stock options	79,000	790	400,570				401,360

Balance, December 31, 2005	3,306,117	$33,061	$24,127,329	$(9,896)	$5,611,847	$(111,706)	$29,650,635

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,

	2005	2004

Cash flows from operating activities:
Net income	$1,947,546	$1,338,699
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	1,811,317	1,361,762
Depreciation and amortization expense	658,255	548,822
Gain on sales of securities available-for-sales	—	(5,971)
Discount accretion and premium amortization	86,839	108,066
Disbursements for mortgages held for sale	(74,459,914)	(25,160,598)
Proceeds from sales of mortgages held for sale	67,798,201	24,799,335
Writedown of other real estate owned	45,750	58,000
(Gain) loss on sale of other real estate owned	(8,735)	18,815
Deferred income tax provision (benefit)	(136,148)	(50,801)
Increase in interest receivable	(774,975)	(509,010)
Decrease in interest payable	(251,808)	299,784
(Increase) decrease in other assets	75,534	(3,989,862)
Increase (decrease) in other liabilities	419,657	116,997

Net cash provided (used) by operating activities	(2,788,481)	(1,065,962)

Cash flows from investing activities:
Purchases of securities available-for-sale	(13,757,943)	(11,232,623)
Maturities of securities available-for-sale	4,581,871	4,268,455
Proceeds from sales of nonmarketable equity securities	1,629,000	5,976,385
Purchases of nonmarketable equity securities	(1,660,150)	(839,700)
Purchase of junior subordinated debentures	(310,000)	—
Proceeds from the sales of nonmarketable equity securities	—	180,000
Net increase in loans receivable	(74,687,811)	(99,855,322)
Purchases of premises, furniture and equipment	(4,815,411)	(643,405)
Proceeds from disposal of premises, furniture and equipment	28,021	—
Proceeds from sale of other real estate owned	293,377	408,455

Net cash used by investing activities	(88,699,046)	(101,737,755)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	58,937,487	36,217,217
Net increase in certificates of deposit and other time deposits	50,005,584	49,861,660
Increase (decrease) in advances from Federal Home Loan Bank	(4,400,000)	8,800,000
Increase (decrease) in federal funds purchased	—	(1,043,000)
Net increase (decrease) in securities sold under agreements to repurchase	798,001	698,333
Proceeds from junior subordinated debentures	10,310,000	—
Stock issuance costs	—	(75,960)
Exercise of stock options	401,360	—
Proceeds from stock issuance	—	8,050,000
Issuance of shares to ESOP	298,957	355,296
Purchase of treasury stock	(2,500)	(7,396)

Net cash provided by financing activities	116,348,889	102,856,150

Net increase (decrease) in cash and cash equivalents	24,861,362	52,433
Cash and cash equivalents, beginning of year	4,845,535	4,793,102

Cash and cash equivalents, end of year	$29,706,897	$4,845,535

Cash paid during the year for:
Income taxes	$763,000	$658,331

Interest	$9,274,393	$3,761,284

Supplemental noncash investing and financing activities:
Foreclosures on loans	$355,344	$526,475

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, First Reliance Bank (the Bank).  First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence, Lexington, and Charleston Counties in South Carolina.  The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation.  In 2005, the Company formed First Reliance Capital Trust I (the “Trust”) for the purpose of issuing trust preferred securities.  The Trust is not consolidated in these financial statements.  The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in Florence, Lexington, Charleston and Mount Pleasant, South Carolina.  At December 31, 2005, the majority of the total loan portfolio was to borrowers from within these areas.

The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers.  Additionally, management is not aware of any concentrations of loans to groups of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, Management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios.  Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life.  For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans).  These loans are underwritten and monitored to manage the associated risks.  Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States and its agencies or its corporations.  In the opinion of Management, there is no concentration of credit risk in its investment portfolio.  The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions.  Management believes credit risk associated with correspondent accounts is not significant.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank and the stock of another community bank holding company.  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings.  At December 31, 2005 and 2004, the Company’s investment in Federal Home Loan Bank stock was $1,627,100 and $1,614,700, respectively. Dividends received on this stock are included as a separate component of interest income.  In 2003, the Company purchased $100,000 of common stock in Tidelands Bancshares, Inc., the holding company for Tidelands Bank in Mount Pleasant, South Carolina.  Its investment in this stock was $100,000 at December 31, 2005 and 2004, respectively.  In 2005 the company purchased $18,750 of common stock in Beach First National Bancshares, Inc.  Its investment in this stock was $18,750 at December 31,2005.

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

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the straight-line method.

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

Residential Mortgage Origination Fees  Residential mortgage orgination fees include fees from residential mortgage loans originated by the Company and subsequently sold in the secondary market.  These fees are recognized as income at the time of the sale to the investor.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent.  Advertising and public relations costs of $291,903 and $124,448, were included in the Company’s results of operations for 2005 and 2004.

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  In 2004, the Company converted the 401(k) plan to a 404(c) plan.  The 404 (c) plan changes investment alternatives to include the Company’s stock.  Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation.  At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation.  The Company charged $169,112 and $112,636 to earnings for the retirement savings plan in 2005 and 2004, respectively.

In 2004, the Company enacted a Stock Appreciation Rights (SARS) plan and Virtual Stock Plan which serve as deferred compensation for its executives.  Both policies are based on the appreciation of the Company’s stock over the executive’s service period during which time the Company accrues the deferred compensation based on the number of notional shares the executive is granted.  The granting of the notional shares under both plans is at the discretion of the Company’s Board of Directors.  Both plans have required service periods for the executives to become vested in the retirement benefits. Each plan pays out the executives over a 180 month period following their retirement.  During 2004 the Company recognized $ 4,638 in compensation expense related to the Virtual Stock Plan and no expense related to the SARS Plan. During 2005 there were no expenses related to these plans and as of December 31, 2005, both the Virtual Stock Plan and SARS have been canceled.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - continued

	For the years ended December 31,

	2005	2004

Net income, as reported	$1,947,546	$1,338,699
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	767,326	234,770

Pro forma net income	$1,180,220	$1,103,929

Earnings per share:
Basic - as reported	$0.60	$0.52

Basic - pro forma	$0.36	$0.43

Diluted - as reported	$0.57	$0.48

Diluted - pro forma	$0.34	$0.40

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2005	2004

Dividend yield	0.00%	0.00%
Expected volatility	38.22%	44.47%
Risk-free interest rate	4.17%	4.38%
Expected life	8 years	10 years

The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R), which is effective on January 1, 2006, and will require that the fair value of share-based payments to employees, including stock options, be recognized as compensation expense in the statement of income in the financial statements. Accordingly, the Company will implement the revised standard on January 1, 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB No. 25, under which it has not recognized any compensation expense for its stock option grants and related accounting interpretations, including FASB Interpretation Number 44, “Accounting for Certain Transactions Involving Stock Compensation” (“FIN No. 44”) in accounting for stock options.

On July 12, 2005, the board of directors approved accelerating the vesting of all unvested stock options. The accelerated vesting was effective as of June 30, 2005. All of the other terms and conditions applicable to the outstanding stock options remained unchanged.

The decision to accelerate vesting of these options will avoid recognition of pre-tax compensation expense by the Company upon the adoption of SFAS 123(R). In the Company’s view, the future compensation expense could outweigh the incentive and retention value associated with the stock options. The future pre-tax compensation expense that will be avoided, based upon the effective date of January 1, 2006, is expected to be approximately $419,263 and $108,981 in fiscal years 2006 and 2007, respectively.  The Company believes that the acceleration of vesting stock options meets the criteria for variable accounting under FIN No. 44.  Based upon past experience, the Company believes the grantees of these stock options will remain as a director or employee of the Company.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Common Stock Owned by the 401(k) Plan and Employee Stock Ownership Plan (ESOP) - All shares held by the 401(k) and ESOP Plans, collectively referred to as the 404 (c), are treated as outstanding for purposes of computing earnings per share. 404 (C) purchases and redemptions of the Company’s common stock are at estimated fair value as determined by independent valuations.  Dividends on 404 (c) shares are charged to retained earnings.   At December 31, 2005, the 404 (c) owned 66,991 shares of the Company’s common stock with an estimated value of $1,038,361.  At December 31, 2004, the 404 (c) owned 38,782 shares of the Company’s common stock with an estimated value of $486,714.  All of these shares were allocated.  Contributions to the 404 (c) in 2005 and 2004 were $169,112 and $112,636, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,

	2005	2004

Unrealized gains (losses) on securities available-for-sale:	$(535,420)	$(7,014)
Reclassification adjustment for gains realized in net income	—	(5,971)

Net unrealized gains (losses) on securities	(535,420)	(12,985)
Tax effect	182,043	8,356

Net-of-tax amount	$(353,377)	$(4,629)

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES- continued

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”).  SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements.  In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosures related to the income tax and cash flow effects resulting from share-based payment arrangements.  SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005.  SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods.  The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006.  The Company has evaluated the impact upon adoption of SFAS No. 123(R) and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In April 2005, the Securities and Exchange Commission’s Office of the Chief Accountant and its Division of Corporation Finance issued Staff Accounting Bulletin (“SAB”) No. 107 to provide guidance regarding the application of SFAS No. 123(R).  SAB No. 107 provides interpretive guidance related to the interaction between SFAS No. 123(R) and certain SEC rules and regulations, as well as the staff’s views regarding the valuation of share-based payment arrangements for public companies.  SAB No. 107 also reminds public companies of the importance of including disclosures within filings made with the SEC relating to the accounting for share-based payment transactions, particularly during the transition to SFAS No. 123(R).

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29”.  The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under ABP Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of SFAS 153 is not expected to have a material impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3”.  SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented.  SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”.  This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures.  The disclosure requirements in paragraph 21 of this Issue were effective for annual financial statements for fiscal years ending after December 15, 2003 and were adopted by the Company effective December 31, 2003.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue.  In July 2005, the FASB issued FSP FAS 115-1 and FAS 124-1 - “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments”.  This final guidance eliminated paragraphs 10-18 of EITF-03-1 (paragraphs 19-20 have no material impact on the financial position or results of operations of the Company) and will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005.  The Company has evaluated the impact that the adoption of FSP FAS 115-1 and FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations upon adoption.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk”.  The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005.  The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features.  SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.”  The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to borrowers subject to significant payment increases, loans with terms that permit negative amortization and loans with high loan-to-value ratios.

This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented.  The Company adopted this disclosure standard effective December 31, 2005.

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

Reclassifications - Certain captions and amounts in the 2004 consolidated financial statements were reclassified to conform with the 2005 presentation.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Federal Reserve computed as a percentage of deposits.  At December 31, 2005 and 2004, this requirement was $ 1,205,000 and $1,105,000, respectively.  This requirement was met by vault cash and balances on deposit with the Federal Reserve.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value

		Gains	Losses

December 31, 2005
U.S. Government agencies	$9,553,869	$—	$114,625	$9,439,244
Mortgage-backed securities	13,790,202	17,682	378,270	13,429,614
Municipals	13,947,622	327,337	22,338	14,252,621

	$37,291,693	$345,019	$515,233	$37,121,479

December 31, 2004
U.S. Government agencies	$2,424,872	$49,176	$—	$2,474,048
Mortgage-backed securities	14,863,372	29,954	110,661	14,782,665
Municipals	10,914,216	398,036	1,299	11,310,953

	$28,202,460	$477,166	$111,960	$28,567,666

There were no sales of securities available-for-sale during 2005.  For the year ended December 31, 2004, proceeds from the sales of securities available-for-sale amounted to $5,976,385.  Gross realized gains amounted to $5,971 for the year ended December 31, 2004.  There were no gross realized losses.

The following is a summary of maturities of securities available-for-sale as of December 31, 2005.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale

	Amortized Cost	Estimated Fair Value

Due after one year but within five years	$6,155,886	$6,086,015
Due after five years but within ten years	1,283,706	1,283,230
Due after ten years	16,061,899	16,322,620

	23,501,491	23,691,865
Mortgage-backed securities	13,790,202	13,429,614

Total	$37,291,693	$37,121,479

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

Securities Available for Sale

	Less than twelve months		Twelve months or more		Total

	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

U.S. government agencies	$9,439,244	$114,625	$—	$—	$9,439,244	$114,625
Municipals	2,298,360	22,338	—	—	2,298,360	22,338
Mortgage-backed securities	1,241,120	16,644	10,232,228	361,626	11,473,348	378,270

Total	$12,978,724	$153,607	$10,232,228	$361,626	$23,210,952	$515,233

Securities classified as available-for-sale are recorded at fair market value.  Approximately 71% of the unrealized losses, or seven individual securities, consisted of securities in a continuous loss position for twelve months or more.  The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.  The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2005 and 2004, securities with amortized costs of $6,249,272 and $13,485,307 and estimated fair values of $6,197,672 and $13,634,554 , respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,

	2005	2004

Mortgage loans on real estate:
Residential 1-4 family	$50,937,658	$50,429,754
Multifamily	6,322,957	2,786,453
Commercial	106,125,103	63,188,726
Construction	52,267,759	39,023,385
Second mortgages	4,885,095	5,311,537
Equity lines of credit	24,570,163	14,179,437

	245,108,735	174,919,292
Commercial and industrial	50,320,434	47,890,104
Consumer	13,953,632	13,931,133
Other	2,161,584	1,621,563

Total gross loans	$311,544,385	$238,362,092

The Company has pledged certain loans as collateral to secure its borrowings from the Federal Home Loan Bank.  The total of loans pledged was $211,589,263 at December 31, 2005 (see Note 8).

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

The Company identifies impaired loans through its normal internal loan review process.  Loans on the Company’s problem loan watch list are considered potentially impaired loans.  These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected.  Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected.  At December 31, 2005, impaired loans totaled $2,778,090, and specific write downs on these loans totaled $218,287.  Accrued interest related to these loans totaled $23,053.  At December 31, 2004, management believes that impaired loans closely approximated nonaccrual loans.

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,

	2005	2004

Balance, beginning of year	$2,758,225	$1,752,282
Provision charged to operations	1,811,317	1,361,762
Recoveries on loans previously charged-off	81,813	35,156
Loans charged-off	(1,231,987)	(390,975)

Balance, end of year	$3,419,368	$2,758,225

As of December 31, 2005, there were $704,800 in loans past due ninety days or more and still accruing interest and $1,792,702 in loans on nonaccrual status.  There were $59,148 in loans past due ninety days or more and still accruing interest and $1,186,183 in loans in nonaccrual status at December 31, 2004.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions.  These loans are sold with the agreement that a loan may be returned to the Company at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers. Loans sold under these agreements in 2005 total $67,798,201.  The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,

	2005	2004

Commitments to extend credit	$59,196,000	$31,702,000
Standby letters of credit	1,699,000	720,000

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,

	2005	2004

Land	$4,655,609	$1,305,609
Building	4,066,613	4,048,181
Leasehold improvements	117,197	117,197
Furniture and equipment	2,262,900	1,881,453
Construction in progress	1,017,947	22,552

Total	12,120,266	7,374,992
Less, accumulated depreciation	2,099,729	1,483,590

Premises and equipment, net	$10,020,537	$5,891,402

Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $658,255 and $548,822, respectively.

Construction in process consists of renovations to the Company’s corporate office and architect fees and site work for the Lexington and Mount Pleasant branches.

NOTE 6 - DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits were as follows:

Maturing In	Amount

2006	$134,481,951
2007	34,064,131
2008	11,635,457
2009	5,291,138
2010	641,365

Total	$186,114,042

Included in total time deposits at December 31, 2005 and 2004 were brokered time deposits of $39,213,743 and $51,598,000, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended December 31,

	2005	2004

Balance at end of the year	$3,859,904	$3,061,903
Average balance during the year	3,599,716	2,460,237
Average interest rate during the year	2.54%	0.83%
Maximum month-end balance during the year	4,223,149	3,061,903

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day.  As of December 31, 2005 and 2004, the par value and market value of the securities held by the third-party for the underlying agreements were $4,818,637 and $4,901,635, respectively, and $4,791,987 and $4,833,784, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

		December 31,

Description	Interest Rate	2005	2004

Fixed rate advances maturing:
January 18, 2005	2.24%	$—	$500,000
April 8, 2005	2.04%	—	1,000,000
July 1, 2005	4.12%	—	500,000
February 3, 2006	3.40%	5,000,000	—
April 10, 2006	2.60%	1,000,000	1,000,000
September 12, 2006	2.66%	—	3,500,000
December 19, 2006	2.87%	1,500,000	1,500,000
January 12, 2007	3.72%	2,000,000	—
April 9, 2007	3.13%	1,000,000	1,000,000
July 2, 2007	3.56%	500,000	500,000
December 19, 2007	3.44%	1,500,000	1,500,000
April 8, 2008	3.46%	1,000,000	1,000,000
March 19, 2009	2.48%	3,000,000	3,000,000
December 10, 2009	2.56%	—	4,000,000
January 17, 2012	3.83%	—	1,000,000
March 10, 2015	3.44%	6,000,000	—
July 5, 2012	4.08%	1,000,000	—
Variable rate advances maturing:
March 25, 2006	2.44%	—	6,900,000
July 5, 2012	4.08%	—	1,000,000

		$23,500,000	$27,900,000

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

Amount

2006	$7,500,000
2007	5,000,000
2008	1,000,000
2009	3,000,000
2010	—
Thereafter	7,000,000

Total	$23,500,000

As collateral, the Company had pledged blanket liens on its first mortgage one to four family loans, its multifamily residential property loans, and its revolving, open-end loans secured by 1-4 family residential properties and extended under lines of credit.  The aggregate balance of these loan types was $211,589,263 (see Note 4) at December 31, 2005.  In addition, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 9 - JUNIOR SUBORDINATED DEBENTURES

On June 30, 2005 the Company formed First Reliance Capital Trust I (the “Trust”) for the purposed of issuing trust preferred securities, which enable the Company to obtain Tier 1 capital on a consolidated basis for regulatory purposes. On July 1, 2005, the Company closed a private offering of $10,000,000 of floating rate preferred securities offered and sold by the Trust.  The proceeds from such issuance, together with the proceeds from a related issuance of common securities of the Trust purchased by the Company in the amount of $310,000, were invested by the Trust in floating rate Junior Subordinated Debentures issued by the Company (the “Debentures”) totaling $10,310,000.  The Debentures are due and payable on November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events, including in the event that certain circumstances render the Debentures ineligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required.  The Debentures presently qualify as Tier 1 capital for regulatory reporting.  The sole assets of the Trust are the Debentures.  The Company owns 100% of the common securities of the Trust.  The Debentures are unsecured and rank junior to all senior debt of the Company.  At December 31, 2005, the floating rate preferred securities and the Debentures had an annual interest rate of 5.93%.  This interest rate is fixed until August 23, 2010, when the interest rate will adjust quarterly.  After August 23, 2010, the interest rate will equal three-month LIBOR plus 1.83%.

NOTE 10 - RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank.  At December 31, 2005, the Bank had undivided profits of $5,623,976.  The Bank is authorized to upstream 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 11 - OTHER OPERATING EXPENSES

Other operating expenses are summarized below:

	For the years ended December 31,

	2005	2004

Professional fees	$377,356	$193,034
Office supplies, forms, and stationery	224,235	144,798
Advertising	291,903	124,448
Data processing and supplies	20,616	12,597
Employee education and conventions	60,015	48,502
Computer supplies and software amortization	483,168	342,487
Telephone	153,922	121,249
Directors fees	138,600	91,100
Other	1,957,358	1,343,820

Total	$3,707,173	$2,422,035

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,

	2005	2004

Currently payable
Federal	$828,285	$707,796
State	97,745	66,667

Total current	926,030	774,463

Deferred income taxes	(318,657)	(206,314)

Total income tax expense	$607,373	$568,149

Income tax expense is allocated as follows:
To continuing operations	$789,416	$570,533
To shareholders’ equity	(182,043)	(2,384)

	$607,373	$568,149

The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,

	2005	2004

Deferred tax assets:
Allowance for loan losses	$914,956	$814,656
Organizational costs	6,013	15,349
Deferred compensation	65,027	—
Unrealized loss on securities available for sale	58,508	—
Other	35,882	26,996

Total gross deferred tax assets	1,080,386	857,001
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	—	123,535
Accumulated depreciation	180,792	241,387
Prepaid expenses	57,232	—
Other	31,626	—

Total gross deferred tax liabilities	269,650	364,922

Net deferred tax asset recognized	$810,736	$492,079

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  As of December 31, 2005, management has determined that it is more likely than not that the total deferred tax asset will be realized and, accordingly, has not established a valuation allowance.  Net deferred tax assets are included in other assets at December 31, 2005 and 2004.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,

	2005	2004

Tax expense at statutory rate	$930,567	$649,139
State income tax, net of federal income tax benefit	64,512	40,785
Tax-exempt interest income	(188,419)	(141,973)
Disallowed interest expense	21,503	11,918
Other, net	(38,747)	10,664

	$789,416	$570,533

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.  As of December 31, 2005 and 2004, the Company had related party loans totaling $1,499,117 and $1,516,176, respectively. During 2005, $32,770 of advances were made to related parties and repayments totaled $49,829.  During 2004, $91,806 of advances were made to related parties and repayments totaled $902,220.

At December 31, 2005 and 2004, the Company had securities sold under agreements to repurchase with related parties of $2,740,443 and $2,007,734, respectively.

Deposits from directors and executive officers and their related interests totaled $4,663,922 and $3,217,322 at December 31, 2005 and 2004, respectively.

During 2005, the Company entered into a lease agreement with SP Financial LLC (The LLC), a limited liability company owned 50% each by two of the Bank’s executive officers.  The LLC obtained third party financing to purchase the property to be leased to the Bank.  The debt related to this property is guaranteed by these officers but not by the Company. Additionally, the Company has no investment risk related to the property, and has a valid lease agreement which will remain in place even if an ownership transfer occurs.  For these reasons the LLC is not considered a Variable Interest Entity under FIN 46(R), and its financial statements have not been consolidated with the Company’s.  The lease has an initial five year term and is included in the total future rental payments discussed in Note 14.

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2005, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

The Company has entered into six separate lease agreements for properties in Florence, Charleston, Mount Pleasant and Lexington, South Carolina for branch banking and mortgage operations.  The leases have various initial terms and expire on various dates. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance and real estate taxes.  The leases also provide for renewal options and certain scheduled increases in monthly lease payments. Rental expenses recorded under leases for the years ended December 31, 2005 and 2004 were $341,339 and $33,000, respectively.

Under this scenario, minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

2006	$491,587
2007	382,578
2008	363,000
2009	363,000
2010	363,000

$1,963,165

On January 19, 2006, the Company’s Board of Directors approved plans to purchase property and construct or renovate buildings at several locations for future branch and administrative sites.  Future costs related to these plans are estimated to be approximately $8.9 million.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

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

	For the years ended December 31,

	2005	2004

Basic earnings per share:
Net income available to common shareholders	$1,947,546	$1,338,699

Average common shares outstanding - basic	3,251,457	2,580,251

Basic earnings per share	$0.60	$0.52

Diluted earnings per share:
Net income available to common shareholders	$1,947,546	$1,338,699

Average common shares outstanding - basic	3,251,457	2,580,251
Incremental shares from assumed conversion of stock options	185,293	182,636

Average common shares outstanding - diluted	3,436,750	2,762,887

Diluted earnings per share	$0.57	$0.48

NOTE 16 - STOCK COMPENSATION PLAN

On June 19, 2003, the Company established the 2003 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 250,000 shares of the Company’s common stock to directors, officers, or employees of the Company.  This plan was preceded by the 1999 First Reliance Bank Employee Stock Option Plan, which provided for the granting of options to purchase up to 238,000 shares of the Company’s common stock to directors, officers, or employees of the Company.  The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant.  The per-share exercise price of stock options granted is determined by the Board of Directors.  The expiration date of any option may not be greater than ten years from the date of grant.  Options that expire unexercised or are canceled become available for reissuance.  At December 31, 2005, there were no options available for grant under the 2003 plan and no options available for grant under the 1999 plan.

A summary of the status of the Company’s stock option plan as of December 31, 2005 and 2004, and changes during the period is presented below:

	2005		2004

	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	409,063	$6.59	390,918	$6.38
Granted	70,300	11.51	18,145	11.15
Exercised	(79,000)	5.08	—
Expired	—		—

Outstanding at end of year	400,363	7.75	409,063	6.59

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - STOCK COMPENSATION PLAN - continued

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2005:

	Outstanding	Exercisable

Number of options	400,363	400,363
Weighted average remaining life	6.61	6.61
Weighted average exercise price	$7.75	$7.75
High exercise price	$11.43	$11.43
Low exercise price	$5.12	$5.12

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

The following table summarizes the capital amounts and ratios of the Company and the Bank and the regulatory minimum requirements.

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2005
The Company
Total capital (to risk-weighted assets)	$43,491,000	13.05%	$26,670,800	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	40,072,000	12.02	13,335,400	4.00	N/A	N/A
Tier 1 capital (to average assets)	40,072,000	10.02	15,998,080	4.00	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$42,199,000	12.68%	$26,625,200	8.00%	$33,281,500	10.00%
Tier 1 capital (to risk-weighted assets)	38,780,000	11.65	13,312,600	4.00	19,968,900	6.00
Tier 1 capital (to average assets)	38,780,000	9.80	15,832,040	4.00	19,790,050	5.00

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 17 - REGULATORY MATTERS - continued

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2004
The Company
Total capital (to risk-weighted assets)	$29,875,000	12.52%	$19,093,680	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	27,117,000	11.36	9,546,840	4.00	N/A	N/A
Tier 1 capital (to average assets)	27,117,000	10.11	10,729,280	4.00	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$24,392,000	10.23%	$19,084,000	8.00%	$23,855,000	10.00%
Tier 1 capital (to risk-weighted assets)	21,634,000	9.07	9,542,000	4.00	14,313,000	6.00
Tier 1 capital (to average assets)	21,634,000	8.07	10,729,280	4.00	13,411,600	5.00

NOTE 18 - UNUSED LINES OF CREDIT

As of December 31, 2005, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $33,500,000.  These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank of up to $121,044,000.  As of December 31, 2005 and 2004, the Company had borrowed $23,500,000 and $27,900,000, respectively, on this line. Additionally, the Company has the ability to buy brokered time deposits at December 31, 2005.

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

Junior Subordinated Debentures - The carrying value of junior subordinated debentures approximates its fair value since the debentures were issued at a floating rate.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,

	2005		2004

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial Assets:
Cash and due from banks	$7,264,897	$7,264,897	$3,803,535	$3,803,535
Federal funds sold	22,442,000	22,442,000	1,042,000	1,042,000
Securities available-for-sale	37,121,479	37,121,479	28,567,666	28,567,666
Nonmarketable equity securities	1,745,850	1,745,850	1,714,700	1,714,700
Loans, including loans held for sale	319,538,988	314,694,000	239,694,982	236,534,744
Accrued interest receivable	2,189,742	2,189,742	1,458,673	1,458,673
Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$148,322,856	$148,322,856	$89,385,369	$89,385,369
Certificates of deposit	186,114,042	186,472,000	136,108,458	136,642,893
Securities sold under agreements to repurchase	3,859,904	3,859,904	3,061,903	3,061,903
Advances from Federal Home
Loan Bank	23,500,000	23,372,000	27,900,000	26,834,409
Junior subordinated debentures	10,310,000	10,310,000	—	—
Accrued interest payable	446,303	446,303	742,017	742,017

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value

Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$59,195,691	$—	$31,702,000	$—
Standby letters of credit	1,699,307	—	720,000	—

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheets

	December 31,

	2005	2004

Assets
Cash	$739,230	$5,325,224
Investment in banking subsidiary	38,668,573	21,875,795
Nonmarketable equity securities	118,750	100,000
Investment in trust	310,000	—
Other assets	188,876	57,630

Total assets	$40,025,429	$27,358,649

Liabilities
Accounts payable	$64,794	$—
Junior subordinated debentures	10,310,000	—

Total liabilities	10,374,794	—

Shareholders’ equity	29,650,635	27,358,649

Total liabilities and shareholders’ equity	$40,025,429	$27,358,649

Condensed Statements of Income

	December 31,

	2005	2004

Income	7,264	$—
Expenses	367,981	54,783

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(360,717)	(54,783)
Income tax benefit	136,148	20,270

Income before equity in undistributed earning of banking subsidiary	(224,569)	(34,513)
Equity in undistributed earnings of banking subsidiary	2,172,115	1,373,212

Net income	$1,947,546	$1,338,699

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Cash Flows

	December 31,

	2005	2004

Cash flows from operating activities
Net income	$1,947,546	$1,338,699
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(131,246)	(6,175)
Increase in other liabilities	64,794	—
Equity in undistributed earnings of banking subsidiary	(2,172,115)	(1,373,212)

Net cash used by operating activities	(291,021)	(40,688)

Cash flows from investing activities
Purchase of nonmarketable equity securities	(18,750)	—
Investment in trust	(310,000)	—

Net cash used by investing activities	(328,750)	—

Cash flows from financing activities
Stock issuance costs	—	(75,960)
Proceeds from exercise of stock options	401,360	—
Proceeds from stock issuance	—	8,050,000
Issuance of shares to ESOP	298,957	355,296
Purchase of treasury stock	(2,500)	(7,396)
Proceeds from issuance of junior subordinated debentures	10,310,000	—
Transfer of capital to the Bank	(14,974,040)	(3,000,000)

Net cash provided (used) by financing activities	(3,966,223)	5,321,940

(Decrease) increase in cash	(4,585,994)	5,281,252
Cash and cash equivalents, beginning of year	5,325,224	43,972

Cash and cash equivalents, ending of year	$739,230	$5,325,224

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. and Subsidiary will be held at First Reliance Bank on June 15, 2006.

CORPORATE OFFICE:	INDEPENDENT AUDITORS:

2170 West Palmetto Street	Elliott Davis, LLC
Florence, South Carolina 29501	1901 Main Street, Suite 1650
Phone (843) 656-5000	P.O. Box 2227
Fax (843) 656-2099	Columbia, S.C. 29202

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

High and Low Stock Price Information for First Reliance Bancshares, Inc. and Subsidiary

	2005		2004

Applicable Period	High	Low	High	Low

First Quarter	$14.25	$12.51	$12.71	$11.75
Second Quarter	$14.00	$12.00	$11.85	$9.50
Third Quarter	$14.25	$13.10	$21.00	$10.85
Fourth Quarter	$16.00	$13.00	$14.25	$11.50

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data - continued

As of March 8, 2004, the Company’s common stock began trading in the over-the-counter market under the symbol FSRL. The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. The Company’s current reported average daily trading volume is approximately 3,000 shares.  This level of trading volume in the secondary market for the Company’s common stock may materially impact a shareholder’s ability to promptly sell a large block of the Company’s common stock at a price acceptable to the selling shareholder.  According to the Company’s transfer agent, there are approximately 1,349 shareholders of record as of January 1, 2006.

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

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-KSB for the period ended December 31, 2005.  Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data - continued

EXECUTIVE OFFICERS OF FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

F. R. Saunders, Jr.
President and Chief Executive Officer

Jeffrey A. Paolucci
Senior Vice President, Chief Financial Officer and Secretary

Thomas C. Ewart
Senior Vice President and Chief Banking Officer

Jess Nance
Senior Vice President and Chief Credit Officer

Paul C. Saunders
Senior Vice President and Senior Retail Banking Officer

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

A. Dale Porter
Senior Branch Administration Manager, First Reliance Bank

Leonard A. Hoogenboom
Chairman of the Board of Directors of First Reliance Bancshares, Inc.; Owner and Chief Executive Officer of Hoogenboom & Co. CPA

John M. Jebaily
Owner and President of Jebaily Properties, Inc, a real estate agency

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

A. Joe Willis, DC
Retired and former President of Willis Chiromed, a chiropractic practice