Form 10-K/A, Exhibit 13
period 2006-12-31
FIRST RELIANCE BANCSHARES INC
filed 2007-04-02
CIK 1172102

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

(Dollars in thousands, except per share)	2006	2005	2004	2003	2002

Income Statement Data:
Interest income	$31,717	$23,131	$13,291	$8,499	$6,932
Interest expense	14,214	8,979	4,061	2,460	2,337

Net interest income	17,503	14,152	9,230	6,039	4,595
Provision for loan losses	1,393	1,811	1,362	792	349

Net interest income after provision for loan losses	16,110	12,341	7,868	5,247	4,246
Noninterest income	4,591	2,871	2,380	2,138	1,734
Noninterest expense	16,272	12,475	8,338	5,966	4,680

Income before income taxes	4,429	2,737	1,910	1,419	1,300
Income tax expense	1,183	789	571	403	406

Net income	$3,246	$1,948	$1,339	$1,016	$894

Balance Sheet Data:
Assets	$456,211	$403,038	$284,971	$180,364	$116,077
Earning assets	412,687	381,158	271,020	169,205	108,114
Securities available for sale(1)	35,931	37,121	28,568	27,689	23,449
Loans (2)	360,123	319,539	239,695	140,361	81,559
Allowance for loan losses	4,002	3,419	2,758	1,752	1,137
Deposits	372,938	334,437	225,494	139,415	100,323
Shareholders’ equity	34,093	29,651	27,359	17,703	8,644
Per-Share Data: (5)
Basic earnings	$0.96	$.60	$0.52	$0.48	$0.62
Diluted earnings	0.91	.57	0.48	0.46	0.59
Book value (period end)	9.95	8.97	8.54	7.18	5.97
Performance Ratios:
Return on average assets	0.75%	0.54%	0.59%	0.70%	0.86%
Return on average equity	10.19	6.82	7.04	7.07	10.87
Net interest margin (3)	4.42	4.20	4.41	4.53	4.77
Efficiency (4)	73.65	73.28	71.82	72.99	74.89
Capital and Liquidity Ratios:
Average equity to average assets	7.39%	7.96%	8.43%	9.93%	7.92%
Leverage (4.00% required minimum)	9.90	10.02	10.11	10.30	7.48
Risk-based capital
Tier 1	11.42	12.02	11.36	12.60	10.21
Total	12.45	13.05	12.52	13.85	11.46
Average loans to average deposits	96.86	102.07	101.16	94.43	82.51

(1)	Securities available-for-sale are stated at fair value.
(2)	Loans are stated at gross amounts before allowance for loan losses and include loans held for sale.
(3)	Tax equivalent net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.
(5)	Amounts have been restated for two for one stock split declared in 2002.

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

General

First Reliance Bank (the “Bank”) is a state-chartered bank headquartered in Florence, South Carolina.  The Bank opened for business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, Lexington County, Charleston County, and Greenville County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation.

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

During the second quarter of 2004, the Bank opened its third branch in Lexington, South Carolina.  On March 15, 2005, the Bank opened its fourth branch in Charleston, South Carolina located at 51 State Street.  The Bank also opened its fifth branch in Mount Pleasant, South Carolina located at 800 South Shelmore Blvd on October 3, 2005.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

General - continued

On June 30, 2005, the Company formed First Reliance Capital Trust I (the “Trust”) for the purpose of issuing trust preferred securities, which enabled the Company to obtain Tier 1 capital on a consolidated basis for regulatory purposes. On July 1, 2005, the Company closed a private offering of $10,000,000 of floating rate preferred securities offered and sold by the Trust.  The proceeds from such issuance, together with the proceeds from a related issuance of common securities of the Trust purchased by the Company in the amount of $310,000, were invested by the Trust in floating rate Junior Subordinated Notes issued by the Company (the “Notes”) totaling $10.3 million.  The Notes are due and payable on November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events, including in the event that certain circumstances render the Notes ineligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required.  The Notes presently qualify as Tier 1 capital for regulatory reporting.  The sole assets of the Trust are the Notes.  The Company owns 100% of the common securities of the Trust.  The Notes are unsecured and rank junior to all senior debt of the Company.  For the quarter ended December 31, 2006, the floating rate preferred securities and the Notes had an annual interest rate of 5.93%.  This interest rate is fixed until August 23, 2010, when the interest rate will adjust quarterly.  After August 23, 2010, the interest rate will equal three-month LIBOR plus 1.83%.

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

Our balanced growth continued during 2006, with increases in assets, deposits, shareholders’ equity, earnings per share and returns on average assets and equity.  The following chart shows our growth in these areas from December 31, 2005 to December 31, 2006:

	December 31,		Percent Increase (Decrease)

(Dollars in millions)	2006	2005

Total assets	$456.2	$403.0	13.19%
Loans	353.5	311.5	13.46
Investment securities	38.4	39.2	(1.91)
Deposits	372.9	334.4	11.51
Shareholders’ equity	34.1	29.7	14.98

The additional capital increased our legal lending limit, thereby allowing us to extend larger loans to our customers.   Our loan portfolio increased $41.9 million from December 31, 2005 to December 31, 2006.  Our deposit base also increased in 2006 by $38.5 million from $334.4 million in 2005 to $372.9 million in 2006.

The significant increase in average earning assets had a positive impact on our results of operations for 2006.  Average earning assets increased from $341.8 million in 2005 to $401.0 million in 2006.  Our increased volume in deposits also increased our fees from service charges and deposit accounts by approximately $334,699 from 2005 to 2006.  Gains on sales of mortgage loans were also an important source of noninterest income in 2006, increasing $1.0 million, or 116.66% from $877,843 in 2005 to $1.9 million in 2006.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Results of Operations

Year ended December 31, 2006, compared with year ended December 31, 2005 and December 31, 2004

Net interest income increased $3,350,453 or 23.67%, to $17,502,886 in 2006 from $14,152,433 in 2005.  The increase in net interest income was due primarily to an increase in average earning assets.  Average earning assets increased $59,839,000 or 17.35%, mainly due to continued growth in the loan portfolio.  The primary components of interest income were interest on loans, including fees, of $29,222,425 and interest on taxable investment securities of $1,029,560. Net interest income increased $4,923,020, or 53.3%, to $14,152,433 in 2005 from $9,229,413 in 2004.  The increase in net interest income was due primarily to an increase in average earning assets.  Average earning assets increased $129,300,000 or 60.86%, mainly due to continued growth in the loan portfolio.  The primary components of interest income were interest on loans, including fees, of $21,236,608, and interest on taxable investment securities of $770,863.

The Company’s net interest spread and net interest margin were 3.96% and 4.42%, respectively, in 2006, compared to 3.78% and 4.20%, respectively, in 2005.  The increase in net interest spread was primarily the result of an increase in average rates on earning assets which outpaced the increase in average rates on paying liabilities.  Yields on loans, our largest category of earnings assets, increased in 2006.  Overall yields on earning assets increased from 6.82% in 2005 to 7.96% in 2006.  Yields on interest-bearing liabilities increased from 3.04% in 2005 to 4.00% in 2006. The Company’s net interest spread and net interest margin were 3.78% and 4.20%, respectively, in 2005, compared to 4.08% and 4.41%, respectively, in 2004.  The decrease in net interest spread was primarily the result of an increase in average rates on paying liabilities which outpaced the increase in average rates on earning assets.  Yields on loans, our largest category of earnings assets, increased in 2005.  Overall yields on earning assets increased from 6.32% in 2004 to 6.82% in 2005.  Yields on interest-bearing liabilities increased from 2.24% in 2004 to 3.04% in 2005.

The provision for loan losses was $1,392,491 in 2006 compared to $1,811,317 in 2005.  The allowance for loan losses was 1.13% of total loans at December 31, 2006 as compared to 1.10% of total loans at December 31, 2005.  The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio. The provision for loan losses was $1,811,317 in 2005 compared to $1,361,762 in 2004.  The allowance for loan losses was 1.10% of total loans at December 31, 2005 as compared to 1.16% of total loans at December 31, 2004.

Noninterest income increased $1,719,406, or 59.88%, to $4,590,693 in 2006 from $2,871,287 in 2005.  The increase is primarily attributable to gain on sale of mortgage loans and increased service charges on deposit accounts.  The gain on sale of mortgage loans increased $1,024,124 or 116.66% to $1,901,967 for the year ended December 31, 2006 as the demand for new mortgage loans and refinancings remained strong. Service charges on deposit accounts increased $334,699, or 24.66% from 2005, to $1,691,913 for the year ended December 31, 2006.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2006. Noninterest income increased $491,764, or 20.67%, to $2,871,287 in 2005 from $2,379,523 in 2004.  The increase is primarily attributable to increased service charges on deposit accounts and other charges and gain on sale of mortgage loans.  Service charges on deposit accounts increased $125,455, or 10.19% from 2004, to $1,357,214 for the year ended December 31, 2005.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2005.  The gain on sale of mortgage loans increased $293,820 or 50.31% to $877,843 for the year ended December 31, 2005 as the demand for new mortgage loans and refinancings remained strong.  Securities and insurance brokerage income increased $28,943, or 21.99% from 2004, to $160,569 for the year ended December 31, 2005.  The increase is primarily attributable to a successful marketing campaign.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Results of Operations - continued

Noninterest expense increased $3,796,944, or 30.44%, to $16,272,385 in 2006 from $12,475,441 in 2005.  Noninterest expenses increased in all categories as a result of our continued growth. The increase is primarily attributable to increased salaries and benefits and other operating expenses.  Salaries and employee benefits increased $2,351,011, or 32.94%, to $9,487,387 in 2006 from $7,136,376 in 2005.  A large portion of the increase in salaries was due to the addition of new staff to facilitate the new branch locations and growth of the Bank. Other operating expenses increased $1,219,663 from 2005 to $4,926,836 for the year ended December 31, 2006.  This increase was due to the expected increases in overhead caused by the growth of the Company.  The Company’s efficiency ratio was 73.65% in 2006, compared to 73.28% in 2005. Noninterest expense increased $4,137,499, or 49.6%, to $12,475,441 in 2005 from $8,337,942 in 2004. Noninterest expenses increased in all categories as a result of our continued growth. The increase is primarily attributable to increased salaries and benefits and other operating expenses.  Salaries and employee benefits increased $2,262,341, or 46.42%, to $7,136,376 in 2005 from $4,874,035 in 2004.  A large portion of the increase in salaries was due to the addition of new staff to facilitate the new branch locations and growth of the Bank. Other operating expenses increased $1,285,138 from 2004 to $3,707,173 for the year ended December 31, 2005.  This increase was due to the expected increases in overhead caused by the growth of the Company.  The Company’s efficiency ratio was 73.28% in 2005, compared to 71.82% in 2004.

Net income was $3,245,908 in 2006, compared to $1,947,546 in 2005.  The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $341,757,000 for the year ended December 31, 2005 to $401,035,000 for the year ended December 31, 2006.  Return on average assets during 2006 was 0.75%, compared to 0.54% during 2005, and return on average equity was 10.19% during 2006, compared to 6.82% during 2005. Net income was $1,947,546 in 2005, compared to $1,338,699 in 2004.  The increase in net income reflects the Company’s continued growth, as average-earning assets increased from $212,457,065 for the year ended December 31, 2004 to $341,757,173 for the year ended December 31, 2005.  Return on average assets during 2005 was 0.54%, compared to 0.59% during 2004, and return on average equity was 6.82% during 2005, compared to 7.04% during 2004.

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

Average Balances, Income and Expenses, and Rates

	2006			2005			2004

Year ended December 31, (Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate

Assets:
Earning Assets:
Loans(1)(2)	$348,709	$29,222	8.38%	$294,740	$21,237	7.21%	$182,996	$12,094	6.61%
Securities, taxable(2)	21,891	1,030	4.70	17,491	771	4.41	17,266	723	4.19
Securities, tax exempt(2)	14,820	857	5.78	13,007	742	5.70	9,958	557	5.59
Federal funds sold and other	13,807	687	4.98	14,462	479	3.31	1,119	17	1.52
Nonmarketable equity securities	1,807	138	7.64	2,057	91	4.42	1,118	41	3.67

Total earning assets	401,035	31,934	7.96	341,757	23,320	6.82	212,457	13,432	6.32
Cash and due from banks	7,772			5,316			3,439
Premises and equipment	11,445			7,379			5,862
Other assets	14,757			7,596			5,799
Allowance for loan losses	(3,764)			(3,150)			(2,110)

Total assets	$431,244			$358,898			$225,447

Liabilities:
Interest-bearing liabilities:
Interest-bearing transaction
Accounts	$27,084	185	0.68%	$20,067	$153	0.76%	$15,985	$135	0.84%
Savings deposits	85,887	3,243	3.78	68,499	1,877	2.74	29,544	489	1.66
Time deposits	204,935	9,068	4.42	166,541	5,552	3.33	110,894	2,874	2.59
Junior subordinated debentures	10,310	618	5.99	4,875	306	6.28
Other borrowings	27,154	1,100	4.05	35,041	1,090	3.11	24,506	563	2.30

Total interest-bearing liabilities	355,370	14,214	4.00	295,023	8,978	3.04	180,929	4,061	2.24

Demand deposits	42,100			33,652			24,474
Accrued interest and other liabilities	1,911			1,666			1,036
Shareholders’ equity	31,863			28,557			19,008
Total liabilities and shareholders’ equity	$431,244			$358,898			$225,447

Net interest spread			3.96%			3.78%			4.08%
Net interest income		$17,720			$14,342			$9,371

Net interest margin			4.42%			4.20%			4.41%

(1)	Nonaccrual loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Fully tax-equivalent basis at 34% tax rate for non-taxable securities and loans.

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

	2006 Compared to 2005 Due to increase (decrease)in

(Dollars in thousands)	Volume	Rate	Total

Interest income:
Loans	$4,234	$3,751	$7,985
Securities, taxable	192	67	259
Securities, tax exempt	105	10	115
Federal funds sold and other	(23)	231	208
Nonmarketable equity securities	(2)	49	47

Total interest income	4,506	4,108	8,614

Interest expense:
Interest-bearing deposits	49	(17)	32
Savings deposits	547	819	1,366
Time deposits	1,453	2,063	3,516
Junior subordinated debentures	327	(15)	312
Other borrowings	(277)	287	10

Total interest expense	2,099	3,137	5,236

Net interest income	$2,407	$971	$3,378

	2005 Compared to 2004 Due to increase (decrease) in

(Dollars in thousands)	Volume	Rate	Total

Interest income:
Loans	$7,966	$1,177	$9,143
Securities, taxable	9	39	48
Securities, tax exempt	174	11	185
Federal funds sold and other	421	41	452
Nonmarketable equity securities	33	17	50

Total interest income	8,603	1,285	9,888

Interest expense:
Interest-bearing deposits	32	(14)	18
Savings deposits	927	461	1,388
Time deposits	1,705	973	2,678
Junior subordinated debentures	306	—	306
Other borrowings	289	238	527

Total interest expense	3,259	1,658	4,917

Net interest income	$5,344	$(373)	$4,971

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Net Interest Income

Interest Sensitivity.  The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income.  The principal monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time.  Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge interest sensitivity and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company’s interest rate sensitivity at December 31, 2006.

Interest Sensitivity Analysis

December 31, 2006 (Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year or Non- Sensitive	Total

Assets
Interest-earning assets
Loans, including held for sale	$229,803	$4,381	$16,493	$250,677	$109,446	$360,123
Securities, taxable	539	314	1,336	2,189	18,656	20,845
Securities, nontaxable	—	—	—	—	15,086	15,086
Nonmarketable securities	2,188	—	—	2,188	—	2,188
Investment in trust	—	—	—	—	310	310
Federal funds sold	14,135	—	—	14,135	—	14,135

Total earning assets	246,665	4,695	17,829	269,189	143,498	412,687

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	33,243	—	—	33,243	—	33,243
Savings deposits	78,832	—	—	78,832	—	78,832
Time deposits	16,565	53,523	124,049	194,137	24,619	218,756

Total interest-bearing deposits	128,640	53,523	124,049	306,212	24,619	330,831

Advances from Federal Home Loan Bank	10,500	9,000	8,000	27,500	1,000	28,500
Junior subordinated debentures	—	—	—	—	10,310	10,310
Repurchase agreements	8,120	—	—	8,120	—	8,120

Total interest-bearing liabilities	147,260	62,523	132,049	341,832	35,929	377,761

Period gap	$99,405	$(57,828)	$(114,220)	$(72,643)	$107,569

Cumulative gap	$99,405	$41,577	$(72,643)	$(72,643)	$34,926

Ratio of cumulative gap to total earning assets	24.09%	10.07%	(17.60)%	(17.60)%	8.46%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Net Interest Income - continued

The above table reflects the balances of earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates.  Federal funds sold are reflected at the earliest pricing interval due to the immediately available nature of the instruments.  Securities are reflected at each instrument’s ultimate maturity date.  Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date.  Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point.  Interest-bearing liabilities with no contractual maturity, such as demand deposits and savings deposits, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within one month or shorter period.  However, the Company is not obligated to vary the rates paid on these deposits within any given period.  Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Repurchase agreements mature on a daily basis and are reflected in the earliest pricing period. Advances from the Federal Home Loan Bank and junior subordinated debentures are reflected at their contractual maturity date.

The Company is in a liability sensitive position (or a negative gap) of $72.6 million over the 12 month time frame.  The gap is negative when interest-bearing liabilities exceed interest sensitive earning assets, as was the case at the end of 2006 with respect to the one-year time horizon. When interest sensitive earning assets exceed interest-bearing liabilities for a specific repricing “horizon”, a positive interest sensitivity gap is the result.

A positive gap generally has a favorable effect on net interest income during periods of rising rates.  A positive one year gap position occurs when the dollar amount of earning assets maturing or repricing within one year exceeds the dollar amount of interest-bearing liabilities maturing or repricing during that same period.  As a result, during periods of rising interest rates, the interest received on earning assets will increase faster than interest paid on interest-bearing liabilities, thus increasing interest income.  The reverse is true in periods of declining interest rates resulting generally in a decrease in net interest income.

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

Provision and Allowance for Loan Losses

General.  The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits.  On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market.  The objective of management has been to fund the allowance for loan losses at a level greater or equal to the Company’s internal risk measurement system for loan risk. The Board maintained an allowance for loan losses level of 1.13% and 1.10% of total loans at December 31, 2006 and 2005, respectively.  Management believes the allowance is adequate to meet any loan losses the Company may experience.

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

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses.  We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.  We do not allocate the allowance for loan losses to specific categories of loans (i.e., real estate, consumer, commercial and mortgage), but evaluate the adequacy on an overall portfolio basis utilizing our credit grading system which we apply to each loan.  We combine our estimates of the reserves needed for each component of the portfolio, including loans analyzed on a pool basis and loans analyzed individually.  The allowance is divided into two portions: (1) an amount for specific allocations on significant individual credits and (2) a general reserve amount.  We analyze individual loans within the portfolio and make allocations to the allowance based on each individual loan’s specific factors and other circumstances that affect the collectibility of the credit.  Significant, individual credits classified as doubtful or substandard/special mention within our credit grading system require both individual analysis and specific allocation.  Loans in the substandard category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action such as declining or negative earnings trends and declining or inadequate liquidity.  Loans in the doubtful category exhibit the same weaknesses found in the substandard loan; however, the weaknesses are more pronounced.  However, these loans are not yet rated as loss because certain events may occur which could salvage the debt such as injection of capital, alternative financing or liquidation of assets.  As of December 31, 2006 and 2005, the Company had no specific allocations on its significant credits in its calculation of the allowance for loan losses.

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

The Bank has developed a loan risk monitoring system that assesses the potential risk the Bank may have in its loan portfolio.  This system is monitored monthly by management to insure that adequate provisions and loan allowances are maintained.  In addition, various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require us to record additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time. As of December 31, 2006, the Company’s general reserves totaled $4,001,881, an increase of $582,513 from 2005.  As of December 31, 2005, the Company’s general reserves totaled $3,419,368, an increase of $661,143 from 2004.  The categories and concentrations of loans have been consistent between the past two years.

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the years ended December 31, 2006, 2005, 2004, 2003 and 2002.

Allowance for Loan Losses

(Dollars in thousands)	2006	2005	2004	2003	2002

Total loans outstanding at end of year	$353,491	$311,544	$238,362	$139,389	$81,558

Average loans outstanding	$348,709	$294,740	$182,996	$100,051	$73,777

Balance of allowance for loan losses at beginning of year	$3,419	$2,758	$1,752	$1,137	$1,045
Loans charged off:
Real estate - construction	17	142	—	—	—
Real estate - mortgage	718	472	166	47	32
Commercial and industrial	170	317	44	42	78
Consumer and other	151	300	181	106	185

Total loan losses	1,056	1,231	391	195	295

Recoveries of previous loan losses:
Real estate - construction	—	—	—	—	—
Real estate - mortgage	105	38	—	—	2
Commercial and industrial	111	12	—	—	—
Consumer and other	31	31	35	18	36

Total recoveries	247	81	35	18	38

Net charge-offs	809	1,150	356	177	257
Provision for loan losses	1,392	1,811	1,362	792	349

Balance of allowance for loan losses at end of year	$4,002	$3,419	$2,758	$1,752	$1,137

Ratios:
Net charge-offs to average loans outstanding	0.23%	0.39%	0.20%	0.18%	0.35%
Net charge-offs to loans at end of year	0.23	0.37	0.15	0.13	0.32
Allowance for loan losses to average loans	1.15	1.16	1.51	1.75	1.54
Allowance for loan losses to loans at end of year	1.13	1.10	1.16	1.26	1.39
Net charge-offs to allowance for loan losses	20.21	33.64	12.90	10.10	22.60
Net charge-offs to provisions for loan losses	58.11	63.50	26.13	22.35	73.64

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Nonperforming Assets

Nonperforming Assets. There were $670,650 and $1,792,702 loans in nonaccrual status at December 31, 2006 and 2005, respectively.  There were $463,991 and $704,800 in loans ninety days or more overdue and still accruing interest at December 31, 2006 and 2005, respectively.  There were $137,421 and $285,000 in restructured loans at December 31, 2006 and 2005, respectively.

The following table shows the nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses for the five years ended December 31, 2006.  All loans over 90 days past due are on and included in loans on nonaccrual.

(Dollars in thousands)	2006	2005	2004	2003	2002

Loans over 90 days past due and still accruing	$464	$705	$59	$460	$585

Loans on nonaccrual:
Mortgage	637	1,619	1,078	—	90
Commercial	0	95	17	—	155
Consumer	34	78	91	—	47

Total nonaccrual loans	671	1,792	1,186	—	292

Total of nonperforming loans	1,135	2,497	1,245	460	877
Other nonperforming assets	1,386	346	321	279	121

Total nonperforming assets	$2,521	$2,843	$1,566	$739	$998

Percentage of total assets	0.55%	0.71%	0.55%	0.41%	0.86%
Percentage of nonperforming loans and assets to gross loans	0.71%	0.91%	0.66%	0.53%	1.25%
Allowance for loan losses to gross loans	1.13%	1.10%	1.16%	1.26%	1.39%
Net charge-offs to average loans	0.23%	0.39%	0.19%	0.18%	0.35%

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

Potential Problem Loans.  At December 31, 2006, the Company had classified loans totaling $2,697,063 as compared to $3,767,776 at December 31, 2005.  Classified loans as a percentage of total loans was 0.76% at December 31, 2006 as compared to 1.21% at December 31, 2005.  The loan portfolio increased 13.46% during the same period.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Noninterest Income and Expense

Noninterest Income.  Noninterest income for year ended December 31, 2006 was $4,590,693, an increase of $1,719,406 from $2,871,287 in 2005.  The increase is primarily attributable to increased service charges on deposit accounts and gain on sale of mortgage loans.  Deposit service charges increased $334,699 or 24.66% from 2005, to $1,691,913 for the year ended December 31, 2006.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2006.  This increase is attributable to market conditions and a successful marketing campaign.  The gain on sale of mortgage loans increased $1,024,124 or 116.67% to $1,901,967 in 2006, from $877,843 in 2005.  Noninterest income for year ended December 31, 2005 was $2,871,287, an increase of $491,764 from $2,379,523 in 2004.  The increase is primarily attributable to increased service charges on deposit accounts and gain on sale of mortgage loans.  Service charges increased $125,455, or 10.19% from 2004, to $1,357,214 for the year ended December 31, 2005.  The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts in 2005.  This increase is attributable to market conditions and a successful marketing campaign.  The gain on sale of mortgage loans increased $293,820, or 50.31%, to $877,843 in 2005, from $584,023 in 2004.  Securities and brokerage commissions increased $28,943, or 21.99%, to $160,569 in 2005 from $131,626 in 2004.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2006, 2005 and 2004.

(Dollars in thousands)	2006	2005	2004

Service charges on deposit accounts	$1,692	$1,357	$1,232
Credit life insurance commissions	23	33	82
Gain on sale of mortgage loans	1,902	878	584
Securities and insurance brokerage commissions	138	161	132
Other income	836	442	350

Total noninterest income	$4,591	$2,871	$2,380

Noninterest Expense.  Noninterest expense increased $3,796,943 or 30.44%, to $16,272,384 for year ended December 31, 2006 as compared to 2005.  Of this total, other operating expenses increased $1,219,663 or 32.90%, to $4,926,835 in 2006 from $3,707,173 in 2005.  Salaries and employee benefits increased $2,351,011 or 32.94%, to $9,487,387 in 2006 from $7,136,376 in 2005.  This increase is primarily attributable to new hire employee compensation as the Bank expands into different markets.  Net occupancy and equipment expense increased $226,270 or 13.87%, to $1,858,162 in 2006 largely due to operating costs associated with the Bank’s branch expansion effort in 2006. Noninterest expense increased $4,137,499, or 49.62%, to $12,475,441 for year ended December 31, 2005 as compared to 2004.  Of this total, other operating expenses increased $1,285,138, or 53.06%, to $3,707,173 in 2005 from $2,422,035 in 2004.  Salaries and employee benefits increased $2,262,341, or 46.42%, to $7,136,376 in 2005 from $4,874,035 in 2004.  This increase is primarily attributable to new hire employee compensation as the Bank expands into different markets.  Net occupancy and equipment expense increased $590,020, or 56.63%, to $1,631,892 in 2005 largely due to operating costs associated with the Bank’s branch expansion effort in 2005.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Noninterest Income and Expense - continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2006, 2005 and 2004.

(Dollars in thousands)	2006	2005	2004

Salaries and employee benefits	$9,487	$7,136	$4,874
Net occupancy	1,131	920	426
Furniture and equipment	727	712	616
Advertising and public relations	373	292	101
Office supplies, stationery, and printing	275	224	145
Data processing and supplies	32	21	13
Computer and software	441	483	342
Professional fees and services	471	431	193
Employee education and conventions	65	60	49
Loan origination costs	208	106	103
Other	3,062	2,090	1,476

Total noninterest expense	$16,272	$12,475	$8,338

Efficiency ratio	73.65%	73.28%	71.82%

Earning Assets

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets.  Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance.  Loans averaged $348,709,226 in 2006 compared to $294,740,266 in 2005, an increase of $53,968,960 or 18.31%.  At December 31, 2006, total loans were $353,491,036 compared to $311,544,385 at December 31, 2005, an increase of $41,946,651 or 13.46%.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

Composition of Loan Portfolio

	2006		2005		2004

December 31, (Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total

Commercial and industrial	$51,710	14.63%	$50,320	16.15	$47,890	20.09%
Real estate
Construction	64,118	18.14	52,268	16.78	39,023	16.37
Mortgage-residential	91,039	25.75	86,716	27.83	69,921	29.33
Mortgage-nonresidential	127,214	35.99	106,125	34.06	63,189	26.51
Consumer	12,729	3.60	13,953	4.48	13,931	5.84
Other	6,681	1.89	2,162	0.70	4,408	1.86

Total loans	353,491	100.00%	311,544	100.00%	238,362	100.00%
Allowance for loan losses	(4,002)		(3,419)		(2,758)

Net loans	$349,489		$308,125		$235,604

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

Composition of Loan Portfolio - continued

	2003		2002

December 31, (Dollars in thousands)	Amount	Percent of Total	Amount	Percent of Total

Commercial and industrial	$27,893	20.00%	$15,628	19.16%
Real estate
Construction	18,343	13.16	9,799	12.01
Mortgage-residential	42,267	30.32	24,994	30.65
Mortgage-nonresidential	32,826	23.56	20,632	25.30
Consumer	13,200	9.47	9,944	12.19
Other	4,860	3.49	561	0.69

Total loans	139,389	100.00%	81,558	100.00%
Allowance for loan losses	(1,752)		(1,137)

Net loans	$137,637		$80,421

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

The largest component of the Company’s loan portfolio is real estate mortgage loans.  At December 31, 2006, real estate mortgage loans totaled $218,252,208 and represented 61.74% of the total loan portfolio, compared to $192,840,976 or 61.90%, at December 31, 2005.

Residential mortgage loans totaled $91,038,240 at December 31, 2006, and represented 25.75% of the total loan portfolio, compared to $86,715,873 at December 31, 2005 or 27.83%.  Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings.  Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $127,213,968 at December 31, 2006, compared to $106,125,103 at December 31, 2005.  This represents an increase of $21,088,865, or 5.97%, from the December 31, 2005 balance.  Construction loans increased $11,850,339, or 22.67%, from $52,267,759 at December 31, 2005 to $64,118,098 at December 31, 2006.  The demand for residential and commercial real estate loans in the Bank’s market area remained strong.

Commercial and industrial loans increased $1,389,816 or 2.76%, to $51,710,250 at December 31, 2006, from $50,320,434 at December 31, 2005.

The Company’s loan portfolio is also comprised of consumer loans.  Consumer loans decreased $1,225,274, or 8.78%, to $12,728,353 at December 31, 2006, from $13,953,632 at December 31, 2005.

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

Earning Assets - continued

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company.  The following table sets forth the Company’s loans maturing within specified intervals at December 31, 2006.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

December 31, 2006 (Dollars in thousands)	One Year or Less	Over One Year Through Five Years	Over Five Years	Total

Commercial and industrial	$15,920	$32,996	$2,791	$51,707
Real estate	81,908	166,411	33,720	282,039
Consumer and other	6,544	12,460	741	19,745

	$104,372	$211,867	$37,252	$353,491

Loans maturing after one year with:
Fixed interest rates				$108,299
Floating interest rates				140,820

				$249,119

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets. Total securities available-for-sale averaged $36,711,400 in 2006, compared to $30,497,571 in 2005. Investment securities also contains Federal Home Loan Bank stock and the stock of several unrelated financial institutions.  These stocks are recorded at their original cost and totaled $2,187,600 and $1,627,100 at December 31, 2006 and 2005, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Bank at December 31, 2006, 2005 and 2004.

Fair Value of Securities available-for-sale

December 31, (Dollars in thousands)	2006	2005	2004

Government sponsored enterprises	$4,950	$4,921	$—
U.S. government agencies and corporations	381	536	2,410
Municipals	15,086	14,252	11,311
Mortgage-backed securities	15,202	17,412	14,783
Other Securities	312	119	64

Total securities available-for-sale	$35,931	$37,240	$28,568

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2005.

Investment Securities Maturity Distribution and Yields

December 31, 2006 (Dollars in thousands)	Within One Year		After One But Within Five Years			After Five But Within Ten Years		After Ten Years		Total

	Amount	Yield	Amount		Yield	Amount	Yield	Amount	Yield	Amount	Yield

Government sponsored enterprises	$—	—%		$4,950	5.08%	$—	—%	$—	—%	$4,950	5.08%
U.S. government agencies and corporations	—	—			—	—	—	—	—	381	5.85
Municipals(2)	—	—		762	5.40	596	5.34	13,728	6.59	15,086	6.40

Total securities(1)	$—	—%	$		5.17%	$596	5.34%	$17,565	6.32%	$20,417	6.13%

(1)	Excludes mortgage-backed securities totaling $15,202,326 with a yield of 4.63% and other and non-marketable equity securities totaling $312,000.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “Net Interest Income-Interest Sensitivity Analysis.”

Federal Funds Sold and Other.  Federal funds sold and other, which consists of federal funds sold, interest earning deposits and an investment in trust, averaged $13,806,773 in 2006 compared to $14,461,843 in 2005.  At December 31, 2006 and 2005, federal funds sold totaled $14,135,000 and $22,442,000. The investment in trust totaled $310,000 at December 31, 2006 and 2005.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $60,347,474, or 20.46%, to $355,370,474 in 2006, from $295,023,000 in 2005.  The increase is primarily a result of the continued growth of the Company.

Deposits.  Average total deposits increased $71,247,501, or 24.67%, to $360,006,622 in 2006, from $288,759,121 in 2005. At December 31, 2006, total deposits were $372,938,083 compared to $334,436,898 a year earlier, an increase of 11.51%.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth the average balance amounts and the average rates paid on deposits of the Company by category at December 31, 2006, 2005 and 2004.

Deposits

December 31, (Dollars in thousands)	2006		2005		2004

	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid	Average Amount	Average Rate Paid

Demand deposit accounts	$42,100	—%	$33,652	—%	$24,474	—%
NOW accounts	27,084	0.68	20,067	0.76	15,985	1.66
Savings accounts	85,887	3.78	68,499	2.74	29,544	2.59
Time deposits $100,000 and over	112,132	4.23	105,628	3.30	73,472	2.55
Other time deposits	92,803	4.66	60,913	3.39	37,422	2.68

Total deposits	$360,006	3.47%	$288,759	2.63%	$180,897	1.93%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets.  The Company’s core deposits were $260,946,219 and $221,167,977 at December 31, 2006 and 2005, respectively.  Included in time deposits at December 31, 2006 and 2005 are brokered time deposits of $29,515,694 and $39,213,743, respectively.

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs.  Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future.  However, advances from the Federal Home Loan Bank are being used as an alternative source of funds.  The Company’s loan-to-deposit ratio was 94.79 % at December 31, 2006, and 93.15% at December 31, 2005.  The maturity distribution of the Company’s time deposits over $100,000 at December 31, 2006, is set forth in the following table:

Maturities of Time Deposits of $100,000 or More

(Dollars in thousands)	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total

Certificates of deposit of $100,000 or more	$30,320	$22,574	$39,902	$19,196	$111,992

Approximately 27.07% of the Company’s time deposits of $100,000 or more had scheduled maturities within three months, and 20.16% had maturities within three to six months.  Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.  The current interest rate environment has led depositors to invest in short term deposit accounts.  The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed.  Management believes that, should that occur, the impact would be minimal on the Company’s operations and liquidity due to the availability of other funding sources.  The Company has an available line to borrow funds from the Federal Home Loan Bank up to 30% of the Bank’s total assets which provided additional available funds of $136,496,975 at December 31, 2006 and available lines to purchase federal funds with various financial institutions up to $ 32,500,000 at December 31, 2006.  Management believes that these funds would be sufficient to meet future liquidity needs.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Other Borrowings.  The following table summarizes the Company’s borrowings for the years ended December 31, 2006, 2005 and 2004  These borrowings consist of securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, federal funds purchased and junior subordinated debentures.  Securities sold under agreements to repurchase mature on a one to seven day basis.  These agreements are secured by U.S. government agencies.  Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Company’s one to four family residential mortgage loans and the Company’s investment in Federal Home Loan Bank stock.  Federal funds purchased are short-term borrowings from other financial institutions that mature daily.

(Dollars in thousands)	Maximum Outstanding at any Month End	Average Balance	Weighted Average Interest Rate	Balance December 31,	Interest Rate at December 31,

December 31, 2006
Securities sold under agreement to repurchase	$8,190	$6,065	4.27%	$8,120	6.02%
Advances from Federal Home Loan Bank	29,800	21,028	4.24	28,500	3.81
Federal funds purchased	955	61	3.72	—	—
Junior subordinated debentures	10,310	10,310	5.99	10,310	5.93
December 31, 2005
Securities sold under agreement to repurchase	$4,223	$3,600	2.54%	$3,860	3.88%
Advances from Federal Home Loan Bank	36,000	31,301	3.28	23,500	3.28
Federal funds purchased	—	—	—	—	—
Junior subordinated debentures	10,310	4,875	6.28	10,310	5.93
December 31, 2004
Securities sold under agreement to repurchase	$3,062	$2,460	0.83%	$3,062	1.86%
Advances from Federal Home Loan Bank	27,900	21,106	2.53	27,900	2.44
Federal funds purchased	3,960	922	1.01	—	2.44

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

The Company and the Bank exceeded the regulatory capital requirements at December 31, 2006  The following table shows the Company’s and the Bank’s ratios at December 31, 2006

Analysis of Capital and Capital Ratios

(Dollars in thousands)	Company	Bank

Tier 1 capital	$44,456	$42,442
Tier 2 capital	4,002	4,002

Total qualifying capital	$48,458	$46,444

Risk-adjusted total assets (including off-balance-sheet exposures)	$333,378	$332,815

Risk-based capital ratios:
Tier 1 risk-based capital ratio	11.42%	10.84%
Total risk-based capital ratio	12.45%	11.86%
Tier 1 leverage ratio	9.90%	9.45%

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

As of December 31, 2006, commitments to extend credit totaled $67,370,404 and its standby letters of credit totaled $3,543,270.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Impact of Off-Balance Sheet Instruments - continued

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2006.

(Dollars in thousands)	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total

Unused commitments to extend credit	$3,062	$235	$21,873	$25,170	$42,200	$67,370
Standby letters of credit	32	727	2,645	3,404	139	3,543

Totals	$3,094	$962	$24,518	$28,574	$42,339	$70,913

The Company evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower.  Collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.  Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner.  Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold).  However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company’s service area.  Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 57.20% of total assets at December 31, 2006.  Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, securities available for sale, and funds from maturing loans. The Company had $31,463,075 in cash and cash equivalents and $35,931,271 in securities available for sale at December 31, 2006.  The Company has $32,500,000 available through a line of credit with other banks as an additional source of liquidity funding.  The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to $136,496,975 of which $107,996,975 is available at December 31, 2006.

During 2006, the Company's primary sources of cash were $38,501,185 from deposits. The Company's primary uses of cash resources were to fund loans of approximately $45,103,300. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Company's overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business. Accordingly, the Company does not expect to have to raise additional funds in 2007 to meet either short or long-term needs.

Contractual Obligations

The following table provides payments due by period for various contractual obligations as of December 31, 2006:

(Dollars in thousands)	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total

Certificate accounts (1)	$194,137	$17,677	$4,568	$2,374	$—	$218,756
Short-term borrowings (2)	8,120	—	—	—	—	8,120
Long-term debt (3)	12,500	1,000	8,000	—	17,310	38,810
Purchases	—	—	—	—	—	—
Operating lease obligations (4)	500	476	443	441	421	2,281

Totals	$212,257	$19,153	$13,011	$2,815	$17,731	$267,967

(1)

Certificates of deposit give customers rights to early withdrawal.  Early withdrawals may be subject to penalties. The penalty amount depends on the remaining time to maturity at the time of early withdrawal.

(2)

Short-term borrowings consist of securities sold under agreements to repurchase.  We expect securities repurchase agreements to be re-issued and, as such, do not necessarily represent an immediate need for cash.

(3)	Long term debt consists of FHLB borrowings and junior subordinated debentures.
(4)	Operating lease obligations include existing and future property and equipment non-cancelable lease commitments.

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

Accounting and Financial Reporting Issues

The Company has adopted various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of its financial statements.  The significant accounting policies are described in the footnotes to the financial statements at December 31, 2006 as filed on the annual report on Form 10-K. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities.  The Company considers these accounting policies to be critical accounting policies.  The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Reliance Bancshares, Inc. and Subsidiary
Florence, South Carolina

We have audited the accompanying consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

Elliott Davis, LLC
Columbia, South Carolina
March 21, 2007

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,

	2006	2005

Assets:
Cash and cash equivalents:
Cash and due from banks	$17,328,075	$7,264,897
Federal funds sold	14,135,000	22,442,000

Total cash and cash equivalents	31,463,075	29,706,897

Investment securities:
Securities available-for-sale	35,931,271	37,240,229
Nonmarketable equity securities	2,187,600	1,627,100
Investment in trust	310,000	310,000

Total investment securities	38,428,871	39,177,329

Mortgage loans held for sale	6,632,010	7,994,603

Loans receivable	353,491,036	311,544,385
Less allowance for loan losses	(4,001,881)	(3,419,368)

Loans, net	349,489,155	308,125,017
Premises, furniture and equipment, net	13,770,135	10,020,537
Accrued interest receivable	2,464,531	2,189,742
Other real estate owned	1,386,380	345,550
Cash surrender value of life insurance	10,134,036	3,752,165
Other assets	2,442,529	1,726,044

Total assets	$456,210,722	$403,037,884

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$42,107,434	$39,222,574
Interest-bearing transaction accounts	33,243,099	29,437,107
Savings	78,831,730	79,663,175
Time deposits $100,000 and over	111,991,864	113,268,921
Other time deposits	106,763,956	72,845,121

Total deposits	372,938,083	334,436,898
Securities sold under agreements to repurchase	8,120,014	3,859,904
Advances from Federal Home Loan Bank	28,500,000	23,500,000
Junior subordinated debentures	10,310,000	10,310,000
Accrued interest payable	766,276	446,303
Other liabilities	1,483,086	834,144

Total liabilities	422,117,459	373,387,249

Commitments and contingencies (Notes 4, and 14)
Shareholders’ Equity:
Common stock, $0.01 par value, 20,000,000 shares authorized; 3,424,878 and 3,306,117 shares issued and outstanding at December 31, 2006 and 2005, respectively	34,249	33,061
Nonvested restricted stock	(66,131)	—
Capital surplus	25,257,814	24,127,329
Treasury stock	—	(9,896)
Retained earnings	8,857,755	5,611,847
Accumulated other comprehensive income (loss)	9,576	(111,706)

Total shareholders’ equity	34,093,263	29,650,635

Total liabilities and shareholders’ equity	$456,210,722	$403,037,884

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	For the years ended December 31,

	2006	2005	2004

Interest income:
Loans, including fees	$29,222,425	$21,236,608	$12,094,388
Investment securities:
Taxable	1,029,560	770,863	723,439
Tax exempt	639,710	553,993	415,347
Federal funds sold	687,352	478,597	16,942
Other interest income	137,538	91,051	40,365

Total	31,716,585	23,131,112	13,290,481

Interest expense:
Time deposits $100,000 and over	4,747,647	3,485,397	1,870,930
Other deposits	7,748,192	4,097,836	1,627,009
Other interest expense	1,717,860	1,395,446	563,129

Total	14,213,699	8,978,679	4,061,068

Net interest income	17,502,886	14,152,433	9,229,413
Provision for loan losses	1,392,491	1,811,317	1,361,762

Net interest income after provision for loan losses	16,110,395	12,341,116	7,867,651

Noninterest income:
Service charges on deposit accounts	1,691,913	1,357,214	1,231,759
Gain on sale of mortgage loans	1,901,967	877,843	584,023
Brokerage fees	138,340	160,569	131,626
Credit life insurance commissions	23,173	32,606	82,090
Other service charges, commissions, and fees	263,610	206,783	145,403
Gain on sale of securities available-for-sale	—	—	5,971
Gain (loss) on sale of other real estate	7,387	(66,815)	(55,966)
Loss on sale of fixed assets	(13)	(287)	(20,000)
Other	564,316	303,374	274,617

Total	4,590,693	2,871,287	2,379,523

Noninterest expenses:
Salaries and benefits	9,487,387	7,136,376	4,874,035
Occupancy	1,130,705	919,584	425,686
Furniture and equipment related expenses	727,457	712,308	616,186
Other operating	4,926,835	3,707,173	2,422,035

Total	16,272,384	12,475,441	8,337,942

Income before income taxes	4,428,704	2,736,962	1,909,232
Income tax expense	1,182,796	789,416	570,533

Net income	$3,245,908	$1,947,546	$1,338,699

Earnings per share:
Basic	$0.96	$0.60	$0.52

Diluted	$0.91	$0.57	$0.48

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2006, 2005 and 2004

							Accumulated Other Compre- hensive Income (Loss)

	Common Stock				Nonvested Restricted Stock
			Capital Surplus	Treasury Stock		Retained Earnings
	Shares	Amount						Total

Balance, December 31, 2003	2,466,660	$24,667	$15,106,070	$—	$—	$2,325,602	$246,300	$17,702,639

Net income						1,338,699		1,338,699
Other comprehensive loss, net of tax benefit of $2,384							(4,629)	(4,629)

Comprehensive income								1,334,070
Proceeds from stock issuance	700,000	7,000	8,043,000					8,050,000
Costs associated with
Stock offering			(75,960)					(75,960)
Issuance of shares to 404(c) plan	37,282	372	354,924					355,296
Purchase of treasury stock				(7,396)				(7,396)

Balance, December 31, 2004	3,203,942	32,039	23,428,034	(7,396)	—	3,664,301	241,671	27,358,649
Net income						1,947,546		1,947,546
Other comprehensive loss, net of tax benefit of $182,043							(353,377)	(353,377)

Comprehensive income								1,594,169
Purchase of treasury stock				(2,500)				(2,500)
Issuance of shares to 404(c) plan	23,175	232	298,725					298,957
Exercise of stock options	79,000	790	400,570					401,360

Balance, December 31, 2005	3,306,117	33,061	24,127,329	(9,896)	—	5,611,847	(111,706)	29,650,635
Net income						3,245,908		3,245,908
Other comprehensive unrealized holding gains, net of tax expense of $63,441							121,282	121,282

Comprehensive income								3,367,190
Sale of treasury stock				9,896				9,896
Issuance of advisory board shares	945	9	15,016					15,025
Restricted stock issuance	6,771	68	99,695		(66,131)			33,632
Issuance of shares to 404(c) plan	32,674	327	472,420					472,747
Exercise of stock options	78,371	784	543,354					544,138

Balance, December 31, 2006	3,424,878	$34,249	$25,257,814	$—	$(66,131)	$8,857,755	$9,576	$34,093,263

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended December 31,

	2006	2005	2004

Cash flows from operating activities:
Net income	$3,245,908	$1,947,546	$1,338,699
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	1,392,491	1,811,317	1,361,762
Depreciation and amortization expense	904,367	658,255	548,822
Gain on sales of securities available-for-sales	—	—	(5,971)
Discount accretion and premium amortization	62,497	86,839	108,066
Disbursements for mortgages held for sale	(129,199,377)	(74,459,914)	(25,160,598)
Proceeds from sales of mortgages held for sale	130,561,970	67,798,201	24,799,335
Writedown of other real estate owned	169,146	45,750	58,000
(Gain) loss on sale of other real estate owned	(7,387)	(8,735)	18,815
Deferred income tax (benefit)	(276,141)	(136,148)	(50,801)
Increase in interest receivable	(274,789)	(774,975)	(509,010)
Decrease in interest payable	319,973	(251,808)	299,784
(Increase) decrease in other assets and cash surrender value of life insurance	(7,211,901)	75,534	(3,989,862)
Increase in other liabilities	648,942	419,657	116,997

Net cash provided (used) by operating activities	335,699	(2,788,481)	(1,065,962)

Cash flows from investing activities:
Purchases of securities available-for-sale	(1,521,226)	(13,757,943)	(11,232,623)
Maturities of securities available-for-sale	2,952,409	4,581,871	4,268,455
Proceeds from sales of nonmarketable equity securities	711,000	1,629,000	5,976,385
Purchases of nonmarketable equity securities	(1,271,500)	(1,660,150)	(839,700)
Purchase of junior subordinated debentures	—	(310,000)	—
Proceeds from the sales of nonmarketable equity securities	—	—	180,000
Net increase in loans receivable	(45,103,300)	(74,687,811)	(99,855,322)
Purchases of premises, furniture and equipment	(4,347,627)	(4,815,411)	(643,405)
Proceeds from disposal of premises, furniture and equipment	19,908	28,021	—
Proceeds from sale of other real estate owned	1,144,082	293,377	408,455

Net cash used by investing activities	(47,416,254)	(88,699,046)	(101,737,755)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	5,859,407	58,937,487	36,217,217
Net increase in certificates of deposit and other time deposits	32,641,778	50,005,584	49,861,660
Increase (decrease) in advances from Federal Home Loan Bank	5,000,000	(4,400,000)	8,800,000
Increase (decrease) in federal funds purchased	—	—	(1,043,000)
Net increase (decrease) in securities sold under agreements to repurchase	4,260,110	798,001	698,333
Proceeds from junior subordinated debentures	—	10,310,000	—
Stock issuance costs	—	—	(75,960)
Exercise of stock options	544,138	401,360	—
Proceeds from stock issuance	—	—	8,050,000
Advisory board stock	15,025	—	—
401(k) purchase	472,747	298,957	355,296
Restricted stock	33,632	—	—
Purchase of treasury stock	9,896	(2,500)	(7,396)

Net cash provided by financing activities	48,836,733	116,348,889	102,856,150

Net increase (decrease) in cash and cash equivalents	1,756,178	24,861,362	52,433
Cash and cash equivalents, beginning of year	29,706,897	4,845,535	4,793,102

Cash and cash equivalents, end of year	$31,463,075	$29,706,897	$4,845,535

Cash paid during the year for:
Income taxes	$1,475,090	$763,000	$658,331

Interest	$13,893,726	$9,274,393	$3,761,284

Supplemental noncash investing and financing activities:
Foreclosures on loans	$2,346,671	$355,344	$526,475

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, First Reliance Bank (the Bank).  First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence, Lexington, and Charleston Counties in South Carolina.  The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation.  The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.  In 2005, the Company formed First Reliance Capital Trust I (the “Trust”) for the purpose of issuing trust preferred securities.  In accordance with current accounting guidance, the Trust is not consolidated in these financial statements.

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

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in Florence, Lexington, Charleston and Mount Pleasant, South Carolina.  At December 31, 2006, the majority of the total loan portfolio was to borrowers from within these areas.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank and the stock of another community bank holding company.  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings.  At December 31, 2006 and 2005, the Company’s investment in Federal Home Loan Bank stock was $2,087,600 and $1,627,100, respectively. Dividends received on this stock are included as a separate component of interest income.  In 2006, the Company purchased $100,000 of common stock in Harbor Bank Group, Inc.

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

Cash Surrender Value of Life Insurance - Cash surrender value of life insurance represents the cash value of policies on certain officers of the Bank.

Residential Mortgage Origination Fees  Residential mortgage origination fees include fees from residential mortgage loans originated by the Company and subsequently sold in the secondary market.  These fees are recognized as income at the time of the sale to the investor.

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

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent.  Advertising and public relations costs of $373,005, $291,903 and $124,448 were included in the Company’s results of operations for 2006, 2005 and 2004.

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  In 2004, the Company converted the 401(k) plan to a 404(c) plan.  The 404 (c) plan changes investment alternatives to include the Company’s stock.  Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation.  At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation.  The Company charged $229,032, $169,112 and $112,636 to earnings for the retirement savings plan in 2006, 2005 and 2004, respectively.

During 2006, the Board of Directors approved a supplemental retirement plan for the directors and certain officers. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, certain funding is provided informally and indirectly by life insurance policies. The cash surrender value of the life insurance policies are recorded as a separate line item in the accompanying balances sheets at $3,424,586 and $3,301,417 at December 31, 2006 and 2005, respectively. Income earned on these policies is reflected as a separate line item in the Consolidated Statements of Income. The Company recorded expense related to these benefits of $151,631 in 2006.

Equity Incentive Plan - On January 19, 2006, the Company approved the 2006 Equity Incentive Plan.  This plan provides for the granting of dividend equivalent rights, options, performance unit awards, phantom shares, stock appreciation rights and stock awards, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria or other criteria as permitted by the plan.  The plan allows granting up to 350,000 shares of stock, to officers, employees, and directors, consultants and service providers of the Company or its affiliates.  Awards may be granted for a term of up to ten years from the effective date of grant. Under this Plan, our Board of Directors has sole discretion as to the exercise date of any awards granted.  The per-share exercise price of incentive stock options may not be less than the market value of a share of common stock on the date the option is granted.  Any options that expire unexercised or are canceled become available for re-issuance.  No awards may be made on or after January 19, 2016.  The Company’s equity incentive plan is further described in Note 16.

Stock-Based Compensation - On January 1, 2006, the Company adopted the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment,” (“SFAS 123(R)”) to account for compensation costs under its stock option and other equity incentive plans.  The Company previously utilized the intrinsic value method under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (as amended) (“APB 25”).  Under the intrinsic value method prescribed by APB 25, no compensation costs were recognized for the Company’s stock options because the option exercise price in its plans equals the market price on the date of grant.  Prior to January 1, 2006, the Company only disclosed the pro forma effects on net income and earnings per share as if the fair value recognition provisions of SFAS 123(R) had been utilized.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Stock-Based Compensation - continued

During the second quarter of 2005, the Company accelerated the vesting of all options outstanding under the plan established in 2003 and no options have been granted since June 2005.  The following table illustrates the effect on net income and earnings per share as if the fair value based method had been applied to all outstanding and unvested awards in each period.  For 2005 and 2004, pro forma compensation expense is attributed to the 2003 plan.  The stock-based compensation expense for 2006 results from the issuance of stock appreciation rights and restricted stock under the 2006 Equity Incentive Plan.  The Company’s 2006 Equity Incentive Plan is further described in Note 16.  The Company’s 2003 plan is further described in Note 17.

	For the years ended December 31,

	2006	2005	2004

Net income, as reported	$3,245,908	$1,947,546	$1,338,699
Add: Stock-based compensation expense included in reported net income, net of related tax effects	61,037	—	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(61,037)	(767,326)	(234,770)

Pro forma net income	$3,245,908	$1,180,220	$1,103,929

Earnings per share:
Basic - as reported	$0.96	$0.60	$0.52

Basic - pro forma	$0.96	$0.36	$0.43

Diluted - as reported	$0.91	$0.57	$0.48

Diluted - pro forma	$0.91	$0.34	$0.40

In calculating the pro forma disclosures for 2005 and 2004, and the stock appreciation rights granted in 2006, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions:

	2006	2005	2004

Dividend yield	0.00%	0.00%	0.00%
Expected volatility	20.0%	38.22%	44.47%
Risk-free interest rate	4.38%	4.17%	4.38%
Expected life	10 years	8 years	10 years

The decision to accelerate vesting in 2005 of the 2003 plan-related options avoided recognition of pre-tax compensation expense by the Company upon the adoption of SFAS 123(R).  In the Company’s view, the future compensation expense could outweigh the incentive and retention value associated with the stock options.  The future pre-tax compensation expense that was or will be avoided, based upon the effective date of January 1, 2006, is approximately $419,263 and $108,981 in fiscal years 2006 and 2007, respectively.  The Company believes that the acceleration of vesting stock options meets the criteria for variable accounting under FIN No. 44.  Based upon past experience, the Company believes the grantees of these stock options will remain as a director or employee of the Company.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Common Stock Owned by the 401(k) Plan and Employee Stock Ownership Plan (ESOP) - All shares held by the 401(k) and ESOP Plans, collectively referred to as the “404(c),” are treated as outstanding for purposes of computing earnings per share. 404(c) purchases and redemptions of the Company’s common stock are at estimated fair value as determined by independent valuations.  Dividends on 404 (c) shares are charged to retained earnings.  At December 31, 2006, the 404 (c) owned 107,445 shares of the Company’s common stock with an estimated value of $1,676,142.  All of these shares were allocated.  At December 31, 2005, the 404 (c) owned 66,991 shares of the Company’s common stock with an estimated value of $1,038,361.  Contributions to the 404 (c) in 2006, 2005 and 2004 were $229,032, $169,112 and $112,636, respectively.

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

The components of other comprehensive income and related tax effects are as follows:

	For the years ended December 31,

	2006	2005	2004

Unrealized gains (losses) on securities available-for-sale:	$184,723	$(535,420)	$(7,014)
Reclassification adjustment for gains realized in net income	—	—	(5,971)

Net unrealized gains (losses) on securities	184,723	(535,420)	(12,985)
Tax effect	(63,441)	182,043	8,356

Net-of-tax amount	$121,282	$(353,377)	$(4,629)

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that may affect accounting, reporting, and disclosure of financial information by the Company:

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140.”  This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.”  This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”  FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.  SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006.  The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140.”  This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities.  SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006.  The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”.  FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions.  FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company is currently analyzing the effects of FIN 48 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements.  This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS 158”), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet.  Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost.  The measurement date - the date at which the benefit obligation and plan assets are measured - is required to be the company’s fiscal year end. SFAS 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008.  The Company does not have a defined benefit pension plan.  Therefore, SFAS 158 will not impact  the Company’s financial conditions or results of operations.

In September, 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”.  EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion-1967”.  EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods.  The Company does not believe the adoption of EITF 06-4 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5,“Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.”  EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract.  EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy).  EITF 06-5 is effective for fiscal years beginning after December 15, 2006.  The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations or cash flows.

In September 2006, the SEC issued Staff Accounting Bulleting No. 108 (“SAB 108”).  SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement.  Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet.  Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected.  SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach.  The Company has analyzed SAB 108 and determined that upon adoption it will have no impact on the reported results of operations or financial condition.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements (continued) - In December 2006, the FASB issued a Staff Position (“FSP”) on EITF 00-19-2, “Accounting for Registration Payment Arrangements (“FSP EITF 00-19-2”).  This FSP specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” If the transfer of consideration under a registration payment arrangement is probable and can be reasonably estimated at inception, the contingent liability under the registration payment arrangement is included in the allocation of proceeds from the related financing transaction (or recorded subsequent to the inception of a prior financing transaction) using the measurement guidance in SFAS No. 5.  This FSP is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the issuance of the FSP.  For prior arrangements, the FSP is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those years.  The Company does not believe the adoption of this FSP will have a material impact on its financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an amendment of FASB Statement No. 115.”  This statement permits, but does not require, entities to measure many financial instruments at fair value.  The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions.  Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement (1) applies to all entities, (2) specifies certain election dates, (3) can be applied on an instrument-by-instrument basis with some exceptions, (4) is irrevocable, and (5) applies only to entire instruments.  One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value.  With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date.  If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities.  SFAS 159 is effective for the Company on January 1, 2008.  Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.”  The Company is currently analyzing the fair value option provided under SFAS 159.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

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

Reclassifications - Certain captions and amounts in the 2005 and 2004 consolidated financial statements were reclassified to conform with the 2006 presentation.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Federal Reserve computed as a percentage of deposits.  At December 31, 2006 and 2005, this requirement was $1,389,000 and $1,205,000, respectively.  This requirement was met by vault cash and balances on deposit with the Federal Reserve.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

		Gross Unrealized
	Amortized Cost			Estimated Fair Value
		Gains	Losses

December 31, 2006
Government sponsored enterprises	$4,990,352	$—	$40,039	$4,950,313
U.S. Government agencies	380,315	1,226	321	381,220
Mortgage-backed securities	15,521,860	20,151	339,685	15,202,326
Municipals	14,805,485	281,449	1,027	15,085,907
Other	218,750	92,755	—	311,505

	$35,916,762	$395,581	$381,072	$35,931,271

December 31, 2005
Government sponsored enterprises	$4,985,506	$—	$64,160	$4,921,346
U.S. Government agencies	549,485	—	13,748	535,737
Mortgage-backed securities	17,809,080	17,682	414,987	17,411,775
Municipals	13,947,622	327,337	22,338	14,252,621
Other	118,750	—	—	118,750

	$37,410,443	$345,019	$515,233	$37,240,229

The following is a summary of maturities of securities available-for-sale as of December 31, 2006.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities Available-For-Sale

	Amortized Cost	Estimated Fair Value

Due within one year	$—	$—
Due after one year but within five years	6,131,364	6,093,861
Due after five years but within ten years	595,577	596,262
Due after ten years	13,449,211	13,727,317

	20,176,152	20,417,440
Mortgage-backed securities	15,521,860	15,202,326
Other	218,750	311,505

Total	$35,916,762	$35,931,271

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

Securities Available for Sale

	Less than twelve months		Twelve months or more		Total

	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses

December 31, 2006
Government sponsored enterprises	$—	$—	$4,950,313	$(40,039)	$4,950,313	$(40,039)
U.S. government agencies	—	—	69,742	(321)	69,742	(321)
Municipals	2,035,393	(1,027)	—	—	2,035,393	(1,027)
Mortgage-backed securities	—	—	11,363,211	(339,685)	11,363,211	(339,685)

Total	$2,035,393	$(1,027)	$16,383,266	$(380,045)	$18,418,659	$(381,072)

December 31, 2005
Government sponsored enterprises	$4,921,346	$64,160	$—	$—	$4,921,346	$64,160
U.S. government agencies	535,736	13,748	—	—	535,736	13,748
Municipals	2,298,360	22,338	—	—	2,298,360	22,338
Mortgage-backed securities	5,223,283	53,361	10,232,228	361,626	15,455,511	414,987

Total	$12,978,725	$153,607	$10,232,228	$361,626	$23,210,953	$515,233

Securities classified as available-for-sale are recorded at fair market value.  Approximately 99.73% of the unrealized losses, or 14 individual securities, consisted of securities in a continuous loss position for twelve months or more.  The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2006 and 2005, securities with amortized costs of $6,224,406 and $6,249,272 and estimated fair values of $6,272,303 and $6,197,692 , respectively, were pledged to secure public deposits and for other purposes as required and permitted by law.

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:

	December 31,

	2006	2005

Mortgage loans on real estate:
Residential 1-4 family	$50,844,955	$50,937,658
Multifamily	7,826,863	6,322,957
Commercial	127,213,968	106,125,103
Construction	64,118,098	52,267,759
Second mortgages	4,513,048	4,885,095
Equity lines of credit	27,853,374	24,570,163

	282,370,306	245,108,735
Commercial and industrial	51,710,250	50,320,434
Consumer	12,728,353	13,953,632
Other	6,682,127	2,161,584

Total gross loans	$353,491,036	$311,544,385

The Company has pledged certain loans as collateral to secure its borrowings from the Federal Home Loan Bank.  The total of loans pledged was $158,978,811 at December 31, 2006.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

The Company identifies impaired loans through its normal internal loan review process.  Loans on the Company’s problem loan watch list are considered potentially impaired loans.  These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected.  Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected.  At December 31, 2006, impaired loans totaled $1,313,993, and specific collected write downs on these loans totaled $189,992.  Accrued interest related to these loans totaled $6,115.

Transactions in the allowance for loan losses are summarized below:

	For the years ended December 31,

	2006	2005	2004

Balance, beginning of year	$3,419,368	$2,758,225	$1,752,282
Provision charged to operations	1,392,491	1,811,317	1,361,762
Recoveries on loans previously charged-off	246,600	81,813	35,156
Loans charged-off	(1,056,578)	(1,231,987)	(390,975)

Balance, end of year	$4,001,881	$3,419,368	$2,758,225

There were $463,991 in loans past due ninety days or more and still accruing interest and $670,650 in loans in nonaccrual status at December 31, 2006.  As of December 31, 2005, there were $704,800 in loans past due ninety days or more and still accruing interest and $1,792,702 in loans on nonaccrual status.

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions.  These loans are sold with the agreement that a loan may be returned to the Company at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers.  Loans sold under these agreements in 2006 total $3,036,057.  The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:

	December 31,

	2006	2005

Commitments to extend credit	$67,370,404	$59,196,000
Standby letters of credit	3,543,270	1,699,000

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:

	December 31,

	2006	2005

Land	$4,835,609	$4,655,609
Building	4,349,778	4,066,613
Leasehold improvements	141,517	117,197
Furniture and equipment	2,676,121	2,262,900
Construction in progress	4,425,102	1,017,947

Total	16,428,127	12,120,266
Less, accumulated depreciation	2,657,992	2,099,729

Premises and equipment, net	$13,770,135	$10,020,537

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 amounted to $558,262, $658,255 and $548,822, respectively.

Construction in process consists of renovations to the Company’s corporate office and architect fees and site work for the Lexington and Mount Pleasant branches.

NOTE 6 - DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits were as follows:

Maturing In	Amount

2007	$194,136,765
2008	17,676,538
2009	4,568,315
2010	561,608
2011	1,812,594

Total	$218,755,820

Included in total time deposits at December 31, 2006 and 2005 were brokered time deposits of $29,515,694 and $39,213,743, respectively.

NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended December 31,

	2006	2005

Balance at end of the year	$8,120,014	$3,859,904
Average balance during the year	6,064,366	3,599,716
Average interest rate during the year	4.27%	2.54%
Maximum month-end balance during the year	8,190,397	4,223,149

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day.  As of December 31, 2006 and 2005, the par value and market value of the securities held by the third-party for the underlying agreements were $6,087,273 and $4,818,637, respectively, and $6,148,139 and $4,791,987, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

		December 31,

Description	Interest Rate	2006	2005

Fixed rate advances maturing:
February 3, 2006	3.40%	$—	$5,000,000
April 10, 2006	2.60%	—	1,000,000
December 19, 2006	2.87%	—	1,500,000
January 12, 2007	3.72%	2,000,000	2,000,000
April 9, 2007	3.13%	1,000,000	1,000,000
July 2, 2007	3.56%	500,000	500,000
December 19, 2007	3.44%	1,500,000	1,500,000
April 8, 2008	3.46%	1,000,000	1,000,000
Variable rate advances maturing:
March 19, 2009	2.48%	3,000,000	3,000,000
June 29, 2009	5.30%	5,000,000	—
July 5, 2012	4.08%	1,000,000	1,000,000
March 10, 2015	3.44%	6,000,000	6,000,000
Daily variable rate advances maturing:
Daily	Variable	7,500,000	—

		$28,500,000	$23,500,000

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:

Amount

2007	$12,500,000
2008	1,000,000
2009	8,000,000
2010	—
2011	—
Thereafter	7,000,000

Total	$28,500,000

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 9 - JUNIOR SUBORDINATED DEBENTURES

On June 30, 2005 the Company formed First Reliance Capital Trust I (the “Trust”) for the purpose of issuing trust preferred securities, which enabled the Company to obtain Tier 1 capital on a consolidated basis for regulatory purposes. On July 1, 2005, the Company closed a private offering of $10,000,000 of floating rate preferred securities offered and sold by the Trust.  The proceeds from such issuance, together with the proceeds from a related issuance of common securities of the Trust purchased by the Company in the amount of $310,000, were invested by the Trust in floating rate Junior Subordinated Debentures issued by the Company (the “Debentures”) totaling $10,310,000.  The Debentures are due and payable on November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events, including in the event that certain circumstances render the Debentures ineligible for treatment as Tier 1 capital, subject to prior approval by the Federal Reserve Board, if then required.  The Debentures presently qualify as Tier 1 capital for regulatory reporting.  The sole assets of the Trust are the Debentures.  The Company owns 100% of the common securities of the Trust.  The Debentures are unsecured and rank junior to all senior debt of the Company.  At December 31, 2006, the floating rate preferred securities and the Debentures had an annual interest rate of 5.93%.  This interest rate is fixed until August 23, 2010, when the interest rate will adjust quarterly.  After August 23, 2010, the interest rate will equal three-month LIBOR plus 1.83%.

NOTE 10 - RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank.  At December 31, 2006, the Bank had undivided profits of $9,284,761.  The Bank is authorized to upstream 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 11 - OTHER OPERATING EXPENSE

Other operating expenses are summarized below:

	For the years ended December 31,

	2006	2005	2004

Professional fees	$470,927	$431,305	$193,094
Office supplies, forms, and stationery	275,028	224,235	144,798
Advertising	373,005	291,903	124,448
Data processing and supplies	32,067	20,616	12,597
Employee education and conventions	65,239	60,015	48,502
Computer supplies and software amortization	441,276	483,168	342,487
Telephone	197,085	153,922	121,249
Directors fees	172,426	138,600	91,100
Other	2,899,782	1,903,409	1,343,760

Total	$4,926,835	$3,707,173	$2,422,035

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES

Income tax expense is summarized as follows:

	For the years ended December 31,

	2006	2005	2004

Currently payable
Federal	$1,294,202	$828,285	$707,796
State	164,735	97,745	66,667

Total current	1,458,937	926,030	774,463

Deferred income taxes	(212,700)	(318,657)	(206,314)

Total income tax expense	$1,246,237	$607,373	$568,149

Income tax expense is allocated as follows:
To continuing operations	$1,182,796	$789,416	$570,533
To shareholders’ equity	63,441	(182,043)	(2,384)

	$1,246,237	$607,373	$568,149

The components of deferred tax assets and deferred tax liabilities are as follows:

	December 31,

	2006	2005	2004

Deferred tax assets:
Allowance for loan losses	$1,072,758	$914,956	$814,656
Organizational costs	1,202	6,013	15,349
Non-accrual interest	44,645	65,027	—
Unrealized loss on securities available for sale	26,604	58,508	—
Deferred compensation	51,555	—	—
Other	86,410	35,882	26,996

Total gross deferred tax assets	1,256,570	1,080,386	857,001
Deferred tax liabilities:
Unrealized gain on securities available-for-sale	—	—	123,535
Accumulated depreciation	106,937	180,792	241,387
Prepaid expenses	67,603	57,232	—
Other	53,661	31,626	—

Total gross deferred tax liabilities	233,134	269,650	364,922

Net deferred tax asset recognized	$1,023,436	$810,736	$492,079

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  As of December 31, 2006, management has determined that it is more likely than not that the total deferred tax asset will be realized and, accordingly, has not established a valuation allowance.  Net deferred tax assets are included in other assets at December 31, 2006 and 2005.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 12 - INCOME TAXES - continued

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

	For the years ended December 31,

	2006	2005	2004

Tax expense at statutory rate	$1,505,759	$930,567	$649,139
State income tax, net of federal income tax benefit	108,725	64,512	40,785
Tax-exempt interest income	(217,501)	(188,419)	(141,973)
Disallowed interest expense	31,004	21,503	11,918
Life insurance surrender value	(129,836)	—	—
Stock based compensation	(94,477)	—	—
Other, net	(20,878)	(38,747)	10,664

	$1,182,796	$789,416	$570,533

NOTE 13 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.  As of December 31, 2006 and 2005, the Company had related party loans totaling $2,929,127 and $2,506,020, respectively. During 2006, $1,454,904 of advances were made to related parties and repayments totaled $1,031,797.  During 2005, $457,195 of advances were made to related parties and repayments totaled $704,942.

At December 31, 2006 and 2005, the Company had securities sold under agreements to repurchase with related parties of $0 and $2,740,443, respectively.

Deposits from directors and executive officers and their related interests totaled $4,324,992 and $4,663,922 at December 31, 2006 and 2005, respectively.

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

NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2006, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

The Company has entered into six separate lease agreements for properties in Florence, Charleston, Mount Pleasant and Lexington, South Carolina for branch banking and mortgage operations.  The leases have various initial terms and expire on various dates. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance and real estate taxes.  The leases also provide for renewal options and certain scheduled increases in monthly lease payments. Rental expenses recorded under leases for the years ended December 31, 2006, 2005 and 2004 were $528,230, $341,339 and $33,000, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - COMMITMENTS AND Contingencies - continued

Under this scenario, minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

2007	$500,068
2008	476,021
2009	442,747
2010	441,432
2011	421,081

$2,281,349

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

	For the years ended December 31,

	2006	2005	2004

Basic earnings per share:
Net income available to common shareholders	$3,245,908	$1,947,546	$1,338,699

Average common shares outstanding - basic	3,388,457	3,251,457	2,580,251

Basic earnings per share	$0.96	$0.60	$0.52

Diluted earnings per share:
Net income available to common shareholders	$3,245,908	$1,947,546	$1,338,699

Average common shares outstanding - basic	3,388,457	3,251,457	2,580,251
Incremental shares from assumed conversion of stock options	171,100	185,293	182,636

Average common shares outstanding - diluted	3,559,557	3,436,750	2,762,887

Diluted earnings per share	$0.91	$0.57	$0.48

NOTE 16 - EQUITY INCENTIVE PLAN

The 2006 Equity Incentive Plan provides for the granting of dividend equivalent rights options, performance unit awards, phantom shares, stock appreciation rights and stock awards, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria or other criteria as permitted by the plan.  The plan allows granting up to 350,000 shares of stock, to officers, employees, and directors, consultants and service providers of the Company or its affiliates.  Awards may be granted for a term of up to ten years from the effective date of grant. Under this Plan, our Board of Directors has sole discretion as to the exercise date of any awards granted.  The per-share exercise price of incentive stock options may not be less than the market value of a share of common stock on the date the option is granted.  Any options that expire unexercised or are canceled become available for re-issuance.  No awards may be made on or after January 19, 2016.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - EQUITY INCENTIVE PLAN - continued

The Company can issue the restricted shares as of the grant date either by the issuance of share certificate(s) evidencing restricted shares or by documenting the issuance in uncertificated or book entry form on the Company’s stock records. Except as provided by the Plan, the employee does not have the right to make or permit to exist any transfer or hypothecation of any restricted shares.  When restricted shares vest the employee must either pay the Company within two business days the amount of all tax withholding obligations imposed on the Company or make an election pursuant to Section 83(b) of the Internal Revenue Code to pay taxes at grant date.

Restricted shares may be subject to one or more objective employment, performance or other forfeiture conditions as established by the Plan Committee at the time of grant.  Any shares of restricted stock that are forfeited will again become available for issuance under the Plan.  An employee or director has the right to vote the shares of restricted stock after grant until they are forfeited or vested.  Compensation cost for restricted stock is equal to the market value of the shares at the date of the award and is amortized to compensation expense over the vesting period.  Dividends, if any, will be paid on awarded but unvested stock.

During 2006 we issued 6,771 shares of restricted stock pursuant to the 2006 Equity Incentive Plan.  The shares cliff vest in three years and are fully vested on January 19, 2009.  The weighted-average market value of restricted stock issued during 2006 was $14.87.  Compensation cost associated with this issuance was $100,549 for the year ended December 31, 2006.  There was $34,418 compensation expense recognized in 2006 and $66,131 of total unrecognized compensation cost related to nonvested share based compensation.  The remaining cost is expected to be recognized over a weighted-average period of 2.1 years.  During 2006 there were 25 restricted shares forfeited. At December 31, 2006, we had 296,539 stock awards available for grant under the 2006 Equity Incentive Plan.

During 2006 we also granted 45,501 shares of Stock Appreciation Rights (“SARs”) under the 2006 Equity Incentive Plan.  The SARs entitle the participant to receive the excess of (1) the market value of a specified or determinable number of shares of the stock at the exercise date over the fair value at grant date or (2) a specified or determinable price which may not in any event be less than the fair market value of the stock at the time of the award.  Upon exercise, the Company can elect to settle the award using either Company stock or cash. The compensation cost are classified as liabilities .  The shares start vesting after five years and vest at 20% per year until fully vested.  A summary of the status of the Company’s SARs as of December 31, 2006 is presented below:

	December 31, 2006

	Shares	Weighted- Average Exercise Price

Outstanding at January 1	—	$—
Granted	45,774	14.87
Exercised	—	—
Forfeited	(273)	14.85

Outstanding at December 31, 2006	45,501	14.87

The Company measures compensation cost based on the fair value of SARs awards on the date of grant using the Black-Scholes option pricing model using the following assumptions:  the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; the dividend yield is based on the Company’s dividend yield at the time of the grant subject to adjustment if the dividend yield on the grant date is not expected to approximate the dividend yield over the expected life of the options; the volatility factor is based on the historical volatility of the Company’s stock (subject to adjustment if historical volatility is reasonably expected to differ from the past); the weighted-average expected life is based on the historical behavior of employees related to exercises, forfeitures and cancellations.  These assumptions are summarized in the table appearing in Note 1 to these financial statements.

Compensation expense associated with the SARs grant was $27,404 for the year ended December 31, 2006.  The grant date per share weighted average fair value of the SARs granted during 2006 was $6.32.  As of December 31, 2006, there was $261,382 of total unrecognized compensation cost related to nonvested SARs.  The cost is expected to be recognized over a weighted-average period of 9.1 years.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 17 - STOCK COMPENSATION PLAN

On June 19, 2003, the Company established the 2003 First Reliance Bank Employee Stock Option Plan (Stock Plan) that provides for the granting of options to purchase up to 250,000 shares of the Company’s common stock to directors, officers, or employees of the Company.  This plan was preceded by the 1999 First Reliance Bank Employee Stock Option Plan, which provided for the granting of options to purchase up to 238,000 shares of the Company’s common stock to directors, officers, or employees of the Company.  The per-share exercise price of incentive stock options granted under the Stock Plan may not be less than the fair market value of a share on the date of grant.  The per-share exercise price of stock options granted is determined by the Board of Directors.  The expiration date of any option may not be greater than ten years from the date of grant.  Options that expire unexercised or are canceled become available for reissuance.  At December 31, 2006, there were no options available for grant under the 2003 plan and no options available for grant under the 1999 plan.

A summary of the status of the Company’s 2003 stock option plan as of December 31, 2006, 2005 and 2004, and changes during the period is presented below:

	2006		2005		2004

	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price

Outstanding at beginning of year	400,363	$7.75	409,063	$6.59	390,918	$6.38
Granted	—	70,300	11.51	18,145	11.15
Exercised	(78,371)	6.94	(79,000)	5.08	—
Expired	—	—	—

Outstanding at end of year	321,992	7.95	400,363	7.75	409,063	6.59

The total intrinsic value of options exercised during December 31, 2006 and 2005 was $678,693 and $823,180, respectively. There were no options exercised during 2004.

The following table summarizes information about stock options outstanding under the Company’s plan at December 31, 2006:

	Outstanding	Exercisable

Number of options	321,992	321,992
Weighted average remaining life	5.71	5.71
Weighted average exercise price	$7.95	$7.95

The aggregate intrinsic value of options outstanding at December 31, 2006 was $2,463,239.

The Company measures the fair value of each option award on the date of grant using the Black-Scholes option pricing model with the following assumptions:  the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; the dividend yield is based on the Company’s dividend yield at the time of the grant (subject to adjustment if the dividend yield on the grant date is not expected to approximate the dividend yield over the expected life of the options); the volatility factor is based on the historical volatility of the Company’s stock (subject to adjustment if historical volatility is reasonably expected to differ from the past); the weighted-average expected life is based on the historical behavior of employees related to exercises, forfeitures and cancellations.  These assumptions are summarized in a table appearing in Note 1 to these financial statements.

The per share weighted average fair value of options granted during 2005 and 2004 was $6.91 and $6.99, respectively. The total fair value of shares vested during the years ended December 31, 2005 and 2004 was $1,137,566 and $181,839, respectively.

There were no stock options granted in 2006.  The Company received $543,354 and $400,570 as a result of stock option exercises during the years ended December 31, 2006 and 2005, respectively.  In accordance with SFAS 123(R), the amounts received upon exercise will be included as a financing activity in the accompanying statements of cash flows for the period subsequent to the adoption of SFAS 123(R), and is reported as an operating activity in periods prior to its adoption.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 18 - REGULATORY MATTERS

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

The following table summarizes the capital amounts and ratios of the Company and the Bank and the regulatory minimum requirements.

	Actual		Minimum Requirement For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions

(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2006
The Company
Total capital (to risk-weighted assets)	$48,458	12.45%	31,149	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	44,456	11.42%	15,575	4.00%	N/A	N/A
Tier 1 capital (to average assets)	44,456	9.90%	17,968	4.00%	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$46,444	11.86%	31,333	8.00%	39,166	10.00%
Tier 1 capital (to risk-weighted assets)	42,442	10.84%	15,666	4.00%	23,500	6.00%
Tier 1 capital (to average assets)	42,442	9.45%	17,968	4.00%	22,460	5.00%
December 31, 2005
The Company
Total capital (to risk-weighted assets)	$43,491	13.05%	$26,670	8.00%	N/A	N/A
Tier 1 capital (to risk-weighted assets)	40,072	12.02	13,335	4.00	N/A	N/A
Tier 1 capital (to average assets)	40,072	10.02	15,998	4.00	N/A	N/A
The Bank
Total capital (to risk-weighted assets)	$42,199	12.68%	$26,625	8.00%	$33,282	10.00%
Tier 1 capital (to risk-weighted assets)	38,780	11.65	13,312	4.00	19,969	6.00
Tier 1 capital (to average assets)	38,780	9.80	15,832	4.00	19,790	5.00

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 19 - UNUSED LINES OF CREDIT

As of December 31, 2006, the Company had unused lines of credit to purchase federal funds from unrelated companies totaling $32,500,000.  These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank of up to $136,496,975.  As of December 31, 2006 and 2005, the Company had borrowed $28,500,000 and $23,500,000, respectively, on this line. Additionally, the Company has the ability to buy brokered time deposits at December 31, 2006.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 20 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,

	2006		2005

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Financial Assets:
Cash and due from banks	$17,328,075	$17,328,075	$7,264,897	$7,264,897
Federal funds sold	14,135,000	14,135,000	22,442,000	22,442,000
Securities available-for-sale	35,931,271	35,931,271	37,240,229	37,240,229
Nonmarketable equity securities	2,187,600	2,187,600	1,627,100	1,627,100
Loans, including loans held for sale	360,123,046	350,547,000	319,538,988	314,694,000
Accrued interest receivable	2,464,531	2,464,531	2,189,742	2,189,742
Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$154,182,263	$154,182,263	$148,322,856	$148,322,856
Certificates of deposit	218,755,820	219,450,000	186,114,042	186,472,000
Securities sold under agreements to repurchase	8,120,014	8,120,014	3,859,904	3,859,904
Advances from Federal Home Loan Bank	28,500,000	28,465,000	23,500,000	23,372,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000	10,310,000
Accrued interest payable	766,276	766,276	446,303	446,303

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value

Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$67,370,404	$—	$59,196,000	$—
Standby letters of credit	3,543,270	—	1,699,000	—

NOTE 21 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)

Condensed Balance Sheets

	December 31,

	2006	2005

Assets
Cash	$923,308	$739,230
Investment in banking subsidiary	42,389,421	38,668,573
Marketable Investments	311,505	—
Nonmarketable equity securities	100,000	118,750
Investment in trust	310,000	310,000
Other assets	499,301	188,876

Total assets	$44,533,535	$40,025,429

Liabilities
Accounts payable	$130,272	$64,794
Junior subordinated debentures	10,310,000	10,310,000

Total liabilities	10,440,272	10,374,794

Shareholders’ equity	34,093,263	29,650,635

Total liabilities and shareholders’ equity	$44,533,535	$40,025,429

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 21 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Income

	December 31,

	2006	2005	2004

Income	$24,623	$7,264	$—
Expenses	755,001	367,981	54,783

Income (loss) before income taxes and equity in undistributed earnings of banking subsidiary	(730,378)	(360,717)	(54,783)
Income tax benefit	315,501	136,148	20,270

Income before equity in undistributed earning of banking subsidiary	(414,877)	(224,569)	(34,513)
Equity in undistributed earnings of banking subsidiary	3,660,785	2,172,115	1,373,212

Net income	$3,245,908	$1,947,546	$1,338,699

Condensed Statements of Cash Flows

	December 31,

	2006	2005	2004

Cash flows from operating activities
Net income	$3,245,908	$1,947,546	$1,338,699
Adjustments to reconcile net income to net cash provided by operating activities:
Increase in other assets	(441,960)	(131,246)	(6,175)
Increase in other liabilities	65,476	64,794	—
Equity in undistributed earnings of banking subsidiary	(3,660,785)	(2,172,115)	(1,373,212)

Net cash used by operating activities	(791,361)	(291,021)	(40,688)

Cash flows from investing activities
Purchase of nonmarketable equity securities	(100,000)	(18,750)	—
Investment in trust	—	(310,000)	—

Net cash used by investing activities	(100,000)	(328,750)	—

Cash flows from financing activities
Stock issuance costs	—	—	(75,960)
Proceeds from exercise of stock options	544,138	401,360	—
Proceeds from stock issuance	—	—	8,050,000
Issuance of shares to ESOP	472,747	298,957	355,296
Sale of treasury stock	9,896	(2,500)	(7,396)
Issuance of restricted stock	33,632	—	—
Issuance of shares to Advisory Board	15,026	—	—
Proceeds from issuance of junior subordinated debentures	—	10,310,000	—
Transfer of capital to the Bank	—	(14,974,040)	(3,000,000)

Net cash provided (used) by financing activities	1,075,439	(3,966,223)	5,321,940

(Decrease) increase in cash	184,078	(4,585,994)	5,281,252
Cash and cash equivalents, beginning of year	739,230	5,325,224	43,972

Cash and cash equivalents, ending of year	$923,308	$739,230	$5,325,224

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 22 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The tables below represent the quarterly results of operations for the years ended December 31, 2006 and 2005, respectively:

	December 31, 2006

	Fourth	Third	Second	First

Total interest and fee income	$8,571,562	$8,484,778	$7,635,918	$7,024,327
Total interest expense	4,001,265	3,938,100	3,258,676	3,015,658

Net interest income	4,570,297	4,546,678	4,377,242	4,008,669
Provision for loan losses	224,500	477,205	440,501	250,285

Net interest income after provisions for loan losses	4,345,797	4,069,473	3,936,741	3,758,384
Other income	1,166,574	1,232,896	1,252,768	938,455
Other expense	4,340,612	4,024,389	4,022,098	3,885,285

Income before income tax expense	1,171,759	1,277,980	1,167,411	811,554
Income tax expense	187,382	413,068	344,495	237,851

Net income	$984,377	$864,912	$822,916	$573,703

Basic income per common share	$.30	$.25	$.24	$.17

Diluted income per common share	$.27	$.25	$.23	$.16

	December 31, 2005

	Fourth	Third	Second	First

Total interest and fee income	$6,648,481	$6,229,357	$5,620,304	$4,632,970
Total interest expense	2,885,292	2,359,451	2,141,474	1,592,462

Net interest income	3,763,189	3,869,906	3,478,830	3,040,508
Provision for loan losses	794,772	450,393	393,600	172,552

Net interest income after provisions for loan losses	2,968,417	3,419,513	3,085,230	2,867,956
Other income	558,597	926,281	780,899	605,510
Other expense	2,633,386	3,649,041	3,278,056	2,914,958

Income before income tax expense	893,628	696,753	588,073	558,508
Income tax expense	251,512	206,325	158,670	172,909

Net income	$642,116	$490,428	$429,403	$385,599

Basic income per common share	$.20	$.15	$.13	$.12

Diluted income per common share	$.19	$.14	$.13	$.11

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. and Subsidiary will be held at First Reliance Bank on June 21, 2007.

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

High and Low Stock Price Information for First Reliance Bancshares, Inc. and Subsidiary

	2006		2005		2004

Applicable Period	High	Low	High	Low	High	Low

First Quarter	$16.60	$14.60	$14.25	$12.51	$12.71	$11.75
Second Quarter	$19.50	$16.35	$14.00	$12.00	$11.85	$9.50
Third Quarter	$17.00	$16.60	$14.25	$13.10	$21.00	$10.85
Fourth Quarter	$17.25	$15.60	$16.00	$13.00	$14.25	$11.50

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data - continued

As of March 8, 2004, the Company’s common stock began trading in the over-the-counter market under the symbol FSRL. The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. The Company’s current reported average daily trading volume is approximately 1,417 shares.  This level of trading volume in the secondary market for the Company’s common stock may materially impact a shareholder’s ability to promptly sell a large block of the Company’s common stock at a price acceptable to the selling shareholder.  According to the Company’s transfer agent, there are approximately 1,310 shareholders of record as of January 1, 2007.

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

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the period ended December 31, 2006.  Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

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

Paul C. Saunders
Senior Vice President of First Reliance Bancshares, Inc. and First Reliance Bank

A. Dale Porter
Senior Branch Administration Manager, First Reliance Bank

Leonard A. Hoogenboom
Chairman of the Board of Directors of First Reliance Bancshares, Inc.; Owner and Chief Executive Officer of L. Hoogenboom CPA

John M. Jebaily
Owner and President of Jebaily Properties, Inc, a real estate agency

Andrew G. Kampiziones
Owner, President and Treasurer of Fairfax Development Corporation, a real estate development corporation; Professor, Florence-Darlington Technical College and Francis Marion University

C. Dale Lusk, MD
Physician and Owner/Partner of Advanced Women’s Care

J. Munford Scott, Jr.
Special Counsel - Turner Padget Graham & Laney, P.A

T. Daniel Turner
Owner and President of Turner’s Custom Auto Glass Inc.; Owner of Glass Connection USA, a billing service company

A. Joe Willis, DC
Retired and former President of Willis Chiromed, a chiropractic practice

J. Munford Scott, Jr.
Attorney, Turner Padget Graham & Laney Attorneys