Form 10-K, Exhibit 13
period 2008-12-31
FIRST RELIANCE BANCSHARES INC
filed 2009-03-31
CIK 1172102

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Table of Contents

Page

Selected Financial Data	2
Management’s Discussion and Analysis	3-22
Management's Annual Report on Internal Control Over Financial Reporting	23
Report of Independent Registered Public Accounting Firm	24
Consolidated Balance Sheets	25
Consolidated Statements of Income	26
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	27
Consolidated Statements of Cash Flows	28
Notes to Consolidated Financial Statements	29-54
Corporate Data	55-57

Selected Financial Data

The following selected financial data is derived from the consolidated financial statements and other data of First Reliance Bancshares, Inc. and Subsidiary (the “Company”).  The selected financial data should be read in conjunction with the consolidated financial statements, including the accompanying notes, included elsewhere herein.

(Dollars in thousands, except per share data)	2008	2007	2006	2005	2004
Income Statement Data:
Interest income	$36,243	$37,540	$31,717	$23,131	$13,291
Interest expense	17,298	18,433	14,214	8,979	4,061

Net interest income	18,945	19,107	17,503	14,152	9,230
Provision for loan losses	4,935	1,643	1,393	1,811	1,362
Net interest income after provision for loan losses	14,010	17,464	16,110	12,341	7,868
Noninterest income	5,009	5,302	4,591	2,871	2,380
Noninterest expense	18,852	18,961	16,272	12,475	8,338
Income before income taxes	167	3,805	4,429	2,737	1,910
Income tax expense (benefit)	(459)	1,245	1,183	789	571

Net income	$626	$2,560	$3,246	$1,948	$1,339

Balance Sheet Data:
Assets	$603,434	$591,704	$456,211	$403,038	$284,971
Earning assets	560,032	550,559	412,687	381,158	271,020
Securities available for sale(1)	76,311	58,580	35,931	37,121	28,568
Loans (2)	478,579	487,739	360,123	319,539	239,695
Allowance for loan losses	8,224	5,271	4,002	3,419	2,758
Deposits	461,135	449,498	372,938	334,437	225,494
Shareholders’ equity	37,426	37,028	34,093	29,651	27,359

Per-Share Data:
Basic earnings	$0.18	$0.74	$0.96	$0.60	$0.52
Diluted earnings	0.18	0.72	0.91	0.57	0.48
Book value (period end)	10.65	10.63	9.95	8.97	8.54

Performance Ratios:
Return on average assets	0.11%	0.52%	0.75%	0.54%	0.59%
Return on average equity	1.65	7.16	10.19	6.82	7.04
Net interest margin (3)	3.53	4.20	4.42	4.20	4.41
Efficiency (4)	78.80	77.69	73.65	73.28	71.82

Capital and Liquidity Ratios:
Average equity to average assets	6.42%	7.15%	7.39%	7.96%	8.43%
Leverage (4.00% required minimum)	9.28	9.46	9.90	10.02	10.11
Risk-based capital
Tier 1	10.73	9.26	11.42	12.02	11.36
Total	11.97	10.29	12.45	13.05	12.52
Average loans to average deposits	106.63	99.37	96.86	102.07	101.16

(1)	Securities available-for-sale are stated at fair value.
(2)	Loans are stated at gross amounts before allowance for loan losses and include loans held for sale.
(3)	Tax equivalent net interest income divided by average earning assets.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income, excluding gains and losses on sales of assets.

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

General

First Reliance Bank (the “Bank”) is a state-chartered bank headquartered in Florence, South Carolina.  The Bank opened for business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence County, Lexington County, and Charleston County, South Carolina. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”).

On June 7, 2001, the shareholders of the Bank approved a plan of corporate reorganization (the “Reorganization”) under which the Bank would become a wholly owned subsidiary of First Reliance Bancshares, Inc. (the “Company”), a South Carolina corporation.  The Reorganization was accomplished through a statutory share exchange between the Bank and the Company, whereby each outstanding share of common stock of the Bank was exchanged for one share of common stock of the Company.  The Reorganization was completed on April 1, 2002, and the Bank became a wholly-owned subsidiary of the Company.

Organizing activities for the Bank began on November 23, 1998.  Upon the completion of the application process with the South Carolina State Board of Financial Institutions for a state charter and with the FDIC for deposit insurance, the Bank issued 723,518 shares of common stock at a price of $10.00 per share, resulting in capital totaling $7,173,293, net of selling expenses of $61,887.

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

On November 12, 2002, the Company commenced a stock offering whereby a minimum of 125,000 shares and a maximum of 1,250,000 shares of common stock were offered to fund continued expansion.  The offering price was $8.00 per share.  This was a best efforts offering and was conducted without an underwriter.  The Company had sold 1,007,430 shares resulting in additional capital of $8,059,439 net of selling expenses of $162,965, at the close of the offering in May 2003.  Also 10,400 stock options were exercised in 2003 for a total amount of $52,000.

During the second quarter of 2004, the Bank opened its third branch in Lexington, South Carolina.  On March 15, 2005, the Bank opened its fourth branch in Charleston, South Carolina located at 51 State Street.  The Bank also opened its fifth branch in Mount Pleasant, South Carolina located at 800 South Shelmore Blvd on October 3, 2005.

On June 30, 2005, First Reliance Capital Trust I (a non-consolidated affiliate) issued $10,000,000 in trust preferred securities with a maturity of November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events.  The rate is fixed at 5.93% until August 23, 2010, at which point the rate adjusts quarterly to the three-month LIBOR plus 1.83%, and can be called without penalty beginning on June 15, 2011.  In accordance with the revised FIN 46, the Trust has not been consolidated in these financial statements.  The Company received from the trust the $10,000,000 proceeds from the issuance of the securities and the $310,000 initial proceeds from the capital investment in the trust, and accordingly has shown the funds due to the trust as $10,310,000 junior subordinated debentures.  Current regulations allow the entire amount of junior subordinated debentures to be included in the calculation of regulatory capital.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

General - continued

On December 28, 2007, the Company injected $3,000,000 into the Bank as permanent capital.

On March 6, 2009, as part of the capital purchase component of the U.S. Department of the Treasury’s (the “Treasury”) Troubled Asset Relief Program, the Company entered into a Letter Agreement and a Securities Purchase Agreement – Standard Terms attached thereto with the Treasury, pursuant to which the Company agreed to issue and sell, and the Treasury agreed to purchase (i) 15,349 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase up to 767.00767 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (“Series B Preferred Shares”), at an exercise price of $0.01 per share, for an aggregate purchase price of $15,349,000 in cash.  The Warrant was exercised by the Treasury on a net basis immediately following the closing of the transaction, resulting in the issuance of 767 Series B Preferred Shares.  The investment amount approved by the Treasury was increased from the previously announced $14.9 million due to an increase in the Company’s total risk-weighted assets from September 30, 2008 to December 31, 2008.  The Series A Preferred Shares will qualify as Tier 1 capital and pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series B Preferred Shares will pay cumulative dividends at a rate of 9% per annum.  Dividends are payable on both the Series A Preferred Shares and the Series B Preferred Shares (collectively, the “Preferred Shares”) quarterly and are payable on February 15, May 15, August 15, and November 15 of each year.

Like most financial institutions, the Company’s profitability depends largely upon net interest income, which is the difference between the interest received on earning assets, such as loans and investment securities, and the interest paid on interest-bearing liabilities, principally deposits and borrowings.  The Company’s results of operations are also affected by the provision for loan losses; non-interest expenses, such as salaries, employee benefits, and occupancy expenses; and non-interest income, such as mortgage loan fees and service charges on deposit accounts.

Economic conditions, competition and federal monetary and fiscal policies also affect financial institutions. Lending activities are also influenced by regional and local economic factors, such as housing supply and demand, competition among lenders, customer preferences and levels of personal income and savings in our primary market area.

Our balanced growth continued during 2008, with increases in assets, loans, investment securities, deposits and shareholders’ equity.  The following chart shows our growth in these areas from December 31, 2007 to December 31, 2008:

			Percent
	December 31,		Increase
(Dollars in millions)	2008	2007	(Decrease)

Total assets	$603.4	$591.7	1.98%
Loans, excluding mortgage loans held for sale	469.0	468.1	0.19
Investment securities	80.9	62.5	29.44
Deposits	461.1	449.5	2.58
Shareholders' equity	37.4	37.0	1.08

The additional capital received from the Treasury on March 9, 2009, increased our legal lending limit, thereby allowing us to extend larger loans to our customers.   Our loan portfolio increased $0.9 million from December 31, 2007 to December 31, 2008.  Our deposit base also increased in 2008 by $11.6 million from $449.5 million in 2007 to $461.1 million in 2008.  The significant increase in average earning assets had a positive impact on our results of operations for 2008.  Average earning assets increased from $461.0 million in 2007 to $549.7 million in 2008.  Our increased volume in deposits also increased our fees from service charges and deposit accounts by approximately $116,967 from 2007 to 2008.  Gains on sales of mortgage loans were also an important source of noninterest income in 2008.  However, due to the decline in the residential real estate market, gains on the sale of mortgage loans decreased by $472,978, or 21.76% from $2.2 million in 2007 to $1.7 million in 2008.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Results of Operations

Year ended December 31, 2008, compared with year ended December 31, 2007

Net interest income decreased $162,932 or 0.85%, to $18,944,346 in 2008 from $19,107,278 in 2007.  The decrease in the net interest income was partially attributable to the numerous declines in the prime interest rate that occurred during 2008. These declines negatively impacted interest income, since approximately 55% of the average volume of our loan portfolio included variable interest rate loans.  Also, the decrease in net interest income was significantly impacted by the increase in our nonaccruing loans, which increased $17,934,375 during 2008.  Net interest income would have been $1,423,361 higher if interest on our nonaccruing loans had been recognized on a fully accruing basis.  For 2008 and 2007, the primary components of interest income were interest on loans, including fees, of $33,150,366 and $35,325,242 and interest on investment securities of $2,818,078 and $1,672,468, respectively.  Average earning assets increased $88,604,493 or 19.22%, mainly due to continued growth in the loan portfolio.  The average balance of our loans increased $66,665,000 during 2008.  Our average interest bearings liabilities increased $89,618,000 from 2007 to $506,359,000.  This increase was mainly due to the increase in the average balance of other borrowings, which increased $56,926,000 during 2008.

The Company’s net interest spread and net interest margin were 3.25% and 3.53%, respectively, in 2008, compared to 3.78% and 4.20%, respectively, in 2007.  The decrease in the net interest spread was primarily the result of the negative impact of the numerous declines in the prime interest rate that occurred during 2008 and the lost interest income on our nonaccruing loans.  Yields on loans, our largest category of earnings assets, decreased from 8.51% in 2007 to 6.88% in 2008.  Overall, yields on earning assets decreased from 8.20% in 2007 to 6.67% in 2008.  If the lost interest income attributable to the nonaccruing loans was recognized then the average yields for 2008 on our loans and earnings assets would have been 7.18% and 6.93%, respectively. Yields on interest-bearing liabilities decreased from 4.42% in 2007 to 3.42% in 2008.

The provision for loan losses was $4,934,912 in 2008 compared to $1,643,100 in 2007.  The allowance for loan losses was 1.75% and 1.13% of total loans at December 31, 2008 and 2007, respectively.  The Company continues to maintain the allowance for loan losses at a level management believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income decreased $292,995, or 5.53%, to $5,008,804 in 2008 from $5,301,799 in 2007.  The decrease is primarily attributable to a reduction in gains on sales of mortgage loans, which decreased $472,978 or 21.76% to $1,700,162 for the year ended December 31, 2008.  This decrease is attributable to the decline in the residential real estate market, which resulted in a weak demand for new mortgage loans and refinancings.  The increase in total income from service charges, commissions and fees partially offset the decrease in income from gains on sale of mortgage loans.  Total service charges, commissions and fees increased $222,113 or 9.77% from 2007, to $2,496,143 for the year ended December 31, 2008.  This increase is attributable to the increase in the number of customers we served and the increase in fees for certain services

Noninterest expense decreased $109,629, or 0.58%, to $18,851,646 in 2008 from $18,961,275 in 2007.  Except for occupancy expense, all other major category of noninterest expense decreased $675,881, or 3.84% in 2008, as compared to 2007.  The primarily reason for this decline is our continual emphasis on expense management.  Occupancy expense increased $566, 252, or 41.63% in 2008 as compared to 2007.  This increase is primarily associated with the Bank’s extended operating hours.  The Company’s efficiency ratio was 78.80% in 2008, compared to 77.69% in 2007.

Net income was $625,632 in 2008, compared to $2,559,520 in 2007.  The decrease in net income can be attributed to net interest margin compression due to declining interest rate movements, the lost income on our nonaccruing loans and the higher than normal amount of the addition to the provision loan losses, which is the result of the depressed economy.  In 2009, we intend to focus on growing our no cost/low cost deposit accounts, improving operational efficiencies with an emphasis on expense management, and leveraging our customer loyalty ratings. Return on average assets during 2008 was 0.11%, compared to 0.52% in 2007, and return on average equity was 1.65% during 2008, compared to 7.16% during 2007.

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

Average Balances, Income and Expenses, and Rates

Year ended December 31,	2008			2007
		Average	Income/	Yield/	Average	Income/
(Dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Earning Assets:
Loans(1)(2)	$481,572	$33,150	6.88%	$414,907	$35,325	8.51%
Securities, taxable(2)	30,075	1,519	5.05%	17,967	892	4.96%
Securities, tax exempt(2)	30,112	1,741	5.78%	18,204	1,045	5.74%
Federal funds sold	2,838	56	1.97%	7,479	391	5.23%
Other	5,095	218	4.28%	2,529	152	6.01%

Total earning assets	549,692	36,684	6.67%	461,086	37,805	8.20%

Cash and due from banks	5,524			8,586
Premises and equipment	23,983			18,049
Other assets	17,882			16,758
Allowance for loan losses	(5,819)			(4,433)

Total assets	$591,262			$500,046

Liabilities:
Interest-bearing liabilities:
Interest-bearings deposits:
Interest-bearing transaction accounts	$28,760	$184	0.64%	$36,625	$710	1.94%
Savings deposits	98,210	2,123	2.16%	80,943	3,184	3.93%
Time deposits	280,843	11,313	4.03%	254,934	12,874	5.05%
Other interest-bearing liabilities:
Note payable	3,389	136	4.01%	8	-	6.00%
Junior subordinated debentures	10,310	616	5.97%	10,310	620	6.01%
Other borrowings	84,847	2,926	3.45%	33,923	1,045	3.08%

Total interest-bearing liabilities	506,359	17,298	3.42%	416,743	18,433	4.42%

Non-interest bearing deposits	43,812			45,038
Other liabilities	3,124			2,513
Shareholders’ equity	37,967			35,752

Total liabilities and shareholders’ equity	$591,262			$500,046

Net interest spread			3.25%			3.78%

Net interest income		$19,386			$19,372

Net interest margin			3.53%			4.20%

(1)	Nonaccrual loans are included in the balances. The effect of these loans is not significant to the computations. All loans and deposits are domestic.
(2)	Fully tax-equivalent basis at 34% tax rate for non-taxable securities and loans.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Rate/Volume Analysis

Analysis of Changes in Net Interest Income.  Net interest income can also be analyzed in terms of the impact of changing rates and changing volume.  The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated.  Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate/volume (change in rate multiplied by the change in volume) is provided in the table below.  Changes to both rate and volume (in iii above) which cannot be segregated have been allocated proportionately.

	2008 Compared to 2007
	Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$5,178	$(7,353)	$(2,175)
Securities, taxable	611	16	627
Securities, tax exempt	689	7	696
Federal funds sold and other	(167)	(168)	(335)
Other	120	(54)	66

Total interest income	6,431	(7,552)	(1,121)

Interest expense:
Interest-bearing deposits	(128)	(398)	(526)
Savings deposits	580	(1,641)	(1,061)
Time deposits	1,218	(2,779)	(1,561)
Note payable	136	0	136
Junior subordinated debentures	0	(4)	(4)
Other borrowings	1,741	140	1,881

Total interest expense	3,547	(4,682)	(1,135)

Net interest income	$2,884	$(2,870)	$14

	2007 Compared to 2006
	Due to increase (decrease) in
(Dollars in thousands)	Volume	Rate	Total
Interest income:
Loans	$5,642	$461	$6,103
Securities, taxable	(191)	53	(138)
Securities, tax exempt	194	(6)	188
Federal funds sold and other	(329)	33	(296)
Other	47	(33)	14

Total interest income	5,363	508	5,871

Interest expense:
Interest-bearing deposits	84	441	525
Savings deposits	(188)	129	(59)
Time deposits	2,403	1,403	3,806
Junior subordinated debentures	0	2	2
Other borrowings	240	(295)	(55)

Total interest expense	2,539	1,680	4,219

Net interest income	$2,824	$(1,172)	$1,652

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

The following table sets forth the Company’s interest rate sensitivity at December 31, 2008.

Interest Sensitivity Analysis

					Greater
		After One	After Three		Than One
		Through	Through	Within	Year or
December 31, 2008	Within One	Three	Twelve	One	Non-
(Dollars in thousands)	Month	Months	Months	Year	Sensitive	Total
Assets
Interest-earning assets
Loans, including held for sale	$59,236	$32,006	$109,241	$200,483	$278,096	$478,579
Securities, taxable	124	63		187	47,599	47,786
Securities, nontaxable					28,525	28,525
Nonmarketable securities	4,575			4,575		4,575
Federal funds sold	257			257		257
Investment in trust					310	310
Total earning assets	64,192	32,069	109,241	205,502	354,530	560,032

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	34,709			34,709		34,709
Savings deposits	110,629			110,629		110,629
Time deposits	33,911	51,904	132,288	218,103	58,227	276,330

Total interest-bearing deposits	179,249	51,904	132,288	363,441	58,227	421,668

Advances from Federal
Home Loan Bank	8,500	9,000	35,500	53,000	25,000	78,000
Note payable	6,950			6,950		6,950
Junior subordinated debentures					10,310	10,310
Repurchase agreements	8,197			8,197		8,197

Total interest-bearing liabilities	202,896	60,904	167,788	431,588	93,537	525,125

Period gap	$(138,704)	$(28,835)	$(58,547)	$(226,086)	$260,993

Cumulative gap	$(138,704)	$(167,539)	$(226,086)	$(226.086)	$34,907
Ratio of cumulative gap to total earning assets	(24.77)%	(29.92)%	(40.37)%	(40.37)%	6.23%

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

The Company is in a liability sensitive position (or a negative gap) of $226.1 million over the 12 month time frame.  The gap is negative when interest-bearing liabilities exceed interest sensitive earning assets, as was the case at the end of 2008 with respect to the one-year time horizon. When interest sensitive earning assets exceed interest-bearing liabilities for a specific repricing "horizon,” a positive interest sensitivity gap is the result.

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

The Company's Board of Directors and management review the asset liability management with information obtained from our system which measure the interest rate sensitivity.  The Company's asset and liability policies are focused upon maximizing long term profitability while managing acceptable interest rate risk.

However, the Company’s gap analysis is not a precise indicator of its interest sensitivity position.  The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally.  For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits.  Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.  Management believes the Company has positioned itself where there is minimal impact on interest income in a rising or falling rate environment.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses

General.  The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits.  On a quarterly basis, the Company’s Board of Directors reviews and approves the appropriate level for the Company’s allowance for loan losses based upon management’s recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market.  The objective of management has been to fund the allowance for loan losses at a level greater or equal to the Company's internal risk measurement system for loan risk. The Board maintained an allowance for loan losses level of 1.75% and 1.13% of total loans at December 31, 2008 and 2007, respectfully.  Management and the Board believe the allowance at December 31, 2008, is adequate to meet potential loan losses inherent in the loan portfolio.

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

The allowance represents an amount which management believes will be adequate to absorb inherent losses on existing loans that may become uncollectible.  Our judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans, including consideration of factors such as the balance of impaired loans; the quality, mix and size of our overall loan portfolio; economic conditions that may affect the borrower's ability to repay the amount and quality of collateral securing the loans; our limited historical loan loss experience and a review of specific problem loans.

The Company adjusts the amount of the allowance periodically based on changing circumstances as a component of the provision for loan losses.  We charge recognized losses against the allowance and add subsequent recoveries back to the allowance.  Under the Company’s policy, it evaluates the allowance for loan losses needs using three categories; specific reserves, historical losses base on loan category, and environmental factors.  Detailed calculations are documented on a monthly basis and submitted through appropriate areas for approval to ensure adequate levels for the allowance for loan losses. Management and the Board agree that the current methodology meets regulatory requirements and industry standards.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Provision and Allowance for Loan Losses - continued

Our various regulatory agencies review the Company’s allowance for loan losses through their periodic examinations, and they may require additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. The Company’s losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

As of December 31, 2008, the Company's allowance for loan losses was $8,223,899, an increase of $2,953,292 from 2007.  The increase in the allowance for loan losses was driven primarily by a higher level of required reserves for all categories of loans due to depressed economic conditions in our market areas.  The categories and concentrations of loans have been consistent between the past two years.

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of chargeoffs and recoveries for the five years ended December 31, 2008.

Allowance for Loan Losses

(Dollars in thousands)	2008	2007	2006	2005	2004

Total loans outstanding at end of year	$468,990	$468,138	$353,491	$311,544	$238,362

Average loans outstanding	$481,572	$414,907	$348,709	$294,740	$182,996

Balance of allowance for loan losses at beginning of year	$5,271	$4,002	$3,419	$2,758	$1,752
Loans charged off:
Real estate - construction	-	-	17	142	-
Real estate - mortgage	1,136	205	718	472	166
Commercial and industrial	997	58	170	317	44
Consumer and other	235	193	151	300	181

Total loan losses	2,368	456	1,056	1,231	391

Recoveries of previous loan losses:
Real estate - construction	-	-	-	-	-
Real estate – mortgage	322	36	105	38	-
Commercial and industrial	10	24	111	12	-
Consumer and other	54	22	31	31	35
Total recoveries	386	82	247	81	35

Net charge-offs	1,982	374	809	1,150	356
Provision for loan losses	4,935	1,643	1,392	1,811	1,362

Balance of allowance for loan losses at end of year	$8,224	$5,271	$4,002	$3,419	$2,758

Ratios:
Net charge-offs to average loans outstanding	0.41%	0.09%	0.23%	0.39%	0.20%
Net charge-offs to loans at end of year	0.42	0.08	0.23	0.37	0.15
Allowance for loan losses to average loans	1.71	1.27	1.15	1.16	1.51
Allowance for loan losses to loans at end of year	1.75	1.13	1.13	1.10	1.16
Net charge-offs to allowance for loan losses	24.10	7.10	20.21	33.64	12.90
Net charge-offs to provisions for loan losses	40.16	22.76	58.11	63.50	26.13

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Nonperforming Assets

Nonperforming Assets. There were $19,591,982 and $1,657,607 loans in nonaccrual status at December 31, 2008 and 2007, respectively.  There were $2,097,426 and $1,780,505 in loans ninety days or more overdue and still accruing interest at December 31, 2008 and 2007, respectively.  There were $566,161 and $218,616 in restructured loans at December 31, 2008 and 2007, respectively.

The following table shows the nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses for the five years ended December 31, 2008.

(Dollars in thousands)	2008	2007	2006	2005	2004

Loans over 90 days past due and still accruing	$2,097	$1,781	$464	$705	$59
Loans on nonaccrual:
Real Estate Construction	6,250	-	-	-	-
Real Estate Mortgage	12,573	1,465	637	1,619	1,078
Commercial	563	114	-	95	17
Consumer	206	79	34	78	91

Total nonaccrual loans	19,592	1,658	671	1,792	1,186

Total of nonperforming loans	21,689	3,439	1,135	2,497	1,245

Other nonperforming assets	380	197	1,386	346	321

Total nonperforming assets	$22,069	$3,636	$2,521	$2,843	$1,566

Percentage of nonperforming assets to total assets	3.66%	0.61%	0.55%	0.71%	0.55%

Percentage of nonperforming loans to total loans	4.62%	0.73%	0.32%	0.80%	0.52%

Allowance for loan losses as a percentage of non-performing loans	37.92%	153.27%	352.60%	136.92%	221.53%

Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due and/or we deems the collectibility of the principal and/or interest to be doubtful.  Once a loan is placed in nonaccrual status, all previously accrued and uncollected interest is reversed against interest income.  Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectability is no longer considered doubtful.  Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  If interest on our loans classified as nonaccrual at December 31, 2008 had been recognized on a fully accruing basis, we would have recorded an additional $1,423,361 of interest income for the year ended December 31, 2008.  All nonaccruing loans at December 31, 2008, were included in our impaired loans.

Impaired loans.  At December 31, 2008, we had impaired loans totaling $26,183,601 as compared to $1,876,221 at December 31, 2007.  Included in the impaired loans at December 31, 2008, were 22 borrowers that accounted for approximately 80% of the total amount of the impaired loans at that date.  These borrowers were isolated to the coastal area of South Carolina and their loans were mostly commercial real estate loans.  Impaired loans, as a percentage of total loans, were 5.58% at December 31, 2008 as compared to 0.40% at December 31, 2007.  The loan portfolio increased 0.18% during the same period.

The recent downturn in the real estate market has resulted in an increase in loan delinquencies, defaults and foreclosures, and management believes these trends are likely to continue. In some cases, this downturn has resulted in a significant impairment to the value of the Company’s collateral and ability to sell the collateral upon foreclosure at its appraised value, and there is a risk that this trend will continue.  If real estate values continue to decline, it is also more likely that the Company would be required to increase its allowance for loan losses.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Impaired loans. - (continued)

In early 2008, the Company refined its system to track impaired loans and reserves related to these loans.  At December 31, 2008, nonaccrual loans were $19,591,982 and total recorded investments in impaired loans were $26,183,601 versus $1,876,221 for 2007.  For 2008, the average investments in impaired loans were $8,509,024 as compared to $903,980 for 2007.  Impaired loans with a specific allocation of the allowance for loan losses totaled $20,235,727 at December 31, 2008. The amount of the specific allocation was $3,658,653.  There was no specific allocation of the allowance for loan losses at December 31, 2007.

Monthly, management analyzes each loan that is classified as impaired to determine the potential for possible loan losses.  This analysis is focused upon determining the then current estimated value of the collateral, local market condition and estimated costs to foreclose, repair and resell the property.  The net realizable value of the property is then computed and compared to the loan balance to determine the appropriate amount of specific reserve for each loan.

Interest income recognized on impaired loans for 2008 was $568,735.

Noninterest Income and Expense

Noninterest Income. Noninterest income decreased $292,995, or 5.53%, to $5,008,804 in 2008 from $5,301,799 in 2007.  The decrease is primarily attributable to a reduction in gains on sales of mortgage loans, which decreased $472,978 or 21.76% to $1,700,162 for the year ended December 31, 2008.  This decrease is attributable to the decline in the residential real estate market, which resulted in a weak demand for new mortgage loans and refinancings.  The increase in total income from service charges, commissions and fees partially offset the decrease in income from gains on sale of mortgage loans.  Total service charges, commissions and fees increased $222,113 or 9.77% from 2007, to $2,496,143 for the year ended December 31, 2008.  This increase is attributable to the increase in the number of customers we served and the increase in fees for certain services.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2008 and 2007.

(Dollars in thousands)	2008	2007

Service charges on deposit accounts	$2,019	$1,902
Other service charges, commissions, and fees	478	372
Gain on sale of mortgage loans	1,700	2,173
Brokerage fees	146	150
Income from bank owned life insurance	446	406
Other	220	299

Total noninterest income	$5,009	$5,302

Noninterest Expense.  Noninterest expense decreased $109,629, or 0.58%, to $18,851,646 in 2008 from $18,961,275 in 2007.  Except for occupancy expense, all other major category of noninterest expense decreased $675,881, or 3.84% in 2008, as compared to 2007.  The primarily reason for this decline is management’s continual emphasis on expense management.  Occupancy expense increased $566, 252, or 41.63% in 2008 as compared to 2007.  This increase is primarily associated with the Bank’s extended operating hours.  The Company’s efficiency ratio was 78.80% in 2008, compared to 77.69% in 2007.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Noninterest Income and Expense - continued

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2008 and 2007.

(Dollars in thousands)	2008	2007

Salaries and employee benefits	$10,266	$10,661
Net occupancy	1,927	1,360
Furniture and equipment	1,068	1,062
Advertising	345	526
Office supplies and printing	237	328
Computer supplies and software amortization	482	267
Telephone	262	315
Professional fees and services	820	634
Meetings and travel expenses	372	504
Supervisory fees and assessments	379	263
Debit and credit card expenses	353	291
Other	2,341	2,750

Total noninterest expense	$18,852	$18,961

Efficiency ratio	78.80%	77.69%

Earning Assets

Loans. Loans, including loans held for sale, are the largest category of earning assets and typically provide higher yields than the other types of earning assets.  Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance.  Loans averaged $481,572,108 in 2008 compared to $414,907,406 in 2007, an increase of $66,664,702 or 16.07%.  At December 31, 2008, total loans were $478,579,283 compared to $487,738,540 at December 31, 2007, a decrease of $9,159,257 or 1.88%.  Excluding loans held for sale, loans were $468,990,202, compared to $468,137,690, an increase of $852,512 or 0.18%

The following table sets forth the composition of the loan portfolio, excluding loans held for sale, by category at the dates indicated and highlights the Company’s general emphasis on all types of lending.

Composition of Loan Portfolio

December 31,	2008		2007		2006
(Dollars in thousands)		Percent		Percent		Percent
	Amount	of Total	Amount	of Total	Amount	of Total

Commercial and industrial	$70,878	15.11%	$67,772	14.48%	$51,710	14.63%
Real estate
Construction	60,744	12.95	65,432	13.98	64,118	18.14
Mortgage-residential	122,133	26.04	120,198	25.67	91,039	25.75
Mortgage-nonresidential	201,318	42.94	195,992	41.87	127,214	35.99
Consumer	8,974	1.91	11,342	2.42	12,729	3.60
Other	4,943	1.05	7,402	1.58	6,681	1.89

Total loans	468,990	100.00%	468,138	100.00%	353,491	100.00%
Allowance for loan losses	(8,224)		(5,271)		(4,002)

Net loans	$460,766		$462,867		$349,489

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

Composition of Loan Portfolio - continued

December 31,	2005		2004
(Dollars in thousands)		Percent		Percent
	Amount	of Total	Amount	of Total

Commercial and industrial	$50,320	16.15%	$47,890	20.09%
Real estate
Construction	52,268	16.78	39,023	16.37
Mortgage-residential	86,716	27.83	69,921	29.33
Mortgage-nonresidential	106,125	34.06	63,189	26.51
Consumer	13,953	4.48	13,931	5.84
Other	2,162	0.70	4,408	1.86

Total loans	311,544	100.00%	238,362	100.00%
Allowance for loan losses	(3,419)		(2,758)

Net loans	$308,125		$235,604

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

The largest component of the Company’s loan portfolio is real estate mortgage loans.  At December 31, 2008, real estate mortgage loans totaled $323,450,913 and represented 68.97% of the total loan portfolio, compared to $316,189,973 or 67.54%, at December 31, 2007.

Residential mortgage loans totaled $122,132,568 at December 31, 2008, and represented 26.04% of the total loan portfolio, compared to $120,197,668 at December 31, 2007 or 25.67%.  Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings.  Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, totaled $201,318,345 at December 31, 2008, compared to $195,992,305 at December 31, 2007.  This represents an increase of $5,326,040 or 2.72%, from the December 31, 2007 balance.  Construction loans decreased $4,686,870, or 7.16%, from $65,431,302 at December 31, 2007 to $60,744,432 at December 31, 2008.  The demand for residential and commercial real estate loans in the Bank's market area remained strong.

Commercial and industrial loans increased $3,106,225 or 4.58%, to $70,877,890 at December 31, 2008, from $67,771,665 at December 31, 2007.

The Company’s loan portfolio is also comprised of consumer loans.  Consumer loans decreased $2,367,987, or 20.88%, to $8,974,448 at December 31, 2008, from $11,342,435 at December 31, 2007.

The Company’s loan portfolio reflects the diversity of its markets.  The economies of the Company’s markets contain elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Management expects the area to remain stable with continued growth in the near future.  The diversity of the economy creates opportunities for all types of lending.  The Company does not engage in foreign lending.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company.  The following table sets forth the Company's loans maturing within specified intervals at December 31, 2008.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

		Over One Year
December 31, 2008	One Year or	Through	Over Five
(Dollars in thousands)	Less	Five Years	Years	Total

Commercial and industrial	$43,700	$26,536	$642	$70,878
Real estate	153,110	182,215	48,870	384,195
Consumer and other	5,445	8,251	221	13,917

	$202,255	$217,002	$49,733	$468,990
Loans maturing after one year with:
Fixed interest rates				$148,464
Floating interest rates				118,271

				$266,735

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

Investment Securities. The investment securities portfolio is also a component of the Company’s total earning assets.  Investment securities consist of securities available-for-sale and nonmarketable equity securities. Total securities available-for-sale averaged $60,386,067 in 2008, compared to $36,170,565 in 2007.  At December 31, 2008 and 2007, nonmarketable equity securities consists of Federal Home Loan Bank stock, which is recorded at its original cost of $4,574,700 and $3,930,400 at December 31, 2008 and 2007, respectively.

The following table sets forth the fair market value of the securities available-for-sale held by the Company at December 31, 2008 and 2007.

Fair Value of Securities available-for-sale

December 31,	2008	2007
(Dollars in thousands)
U.S. government agencies and corporations	$88	$193
Municipals	28,525	31,069
Mortgage-backed securities	47,574	27,066
Other Securities	124	252

Total securities available-for-sale	$76,311	$58,580

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Earning Assets - continued

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2008.

Investment Securities Maturity Distribution and Yields

			After One But		After Five But
December 31, 2008	Within One Year		Within Five Years		Within Ten Years		After Ten Years		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

U.S. government agencies and corporations	$63	6.09%	$25	6.32%	$-%		$-	-%	$88	6.16%

Municipals(2)	-	-	1,098	5.50	1,753	6.60	25,673	6.22	28,524	6.19

Total securities(1)	$63	6.09%	$1,123	5.51%	$1,753	6.60%	$25,673	6.22%	$28,612	6.19%

(1)	Excludes mortgage-backed securities totaling $47,574,021 with a yield of 4.69 % and other securities totaling $124,300.
(2)	Yields are based on a tax equivalent basis of 34%.

Other attributes of the securities portfolio, including yields and maturities, are discussed above in “Net Interest Income-Interest Sensitivity Analysis.”

Federal Funds Sold.  Federal funds sold averaged $2,837,541 in 2008 compared to $7,479,356 in 2007.  At December 31, 2008 and 2007, federal funds sold totaled $257,000 and $0, respectively.

Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $89,616,706 or 21.50%, to $506,359,426 in 2008, from $416,742,720 in 2007.  The increase is primarily a result of the continued growth of the Company.

Deposits.  Average total deposits increased $34,083,921, or 8.16%, to $451,624,870 in 2008, from $417,540,949 in 2007.  At December 31, 2008, total deposits were $461,135,384 compared to $449,497,715 a year earlier, an increase of 2.59%.

Average interest-bearing deposits increased $35,310,354, or 9.48%, to $407,813,353 in 2008, from $372,502,999 in 2007.
The average balance of non-interest bearing deposits decreased $1,226,433, or 2.72%, to $43,811,517 in 2008, from $45,037,950 in 2007.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

The following table sets forth the average balance amounts and the average rates paid on deposits of the Company by category at December 31, 2008 and 2007.

Deposits

	2008		2007
		Average		Average
	Average	Rate	Average	Rate
(Dollars in thousands)	Amount	Paid	Amount	Paid

Demand deposit accounts	$43,812	-%	$45,038	-%
NOW accounts	28,760	0.64	36,625	1.94
Savings accounts	98,210	2.16	80,943	3.93
Time deposits $100,000 and over	164,409	4.08	140,926	4.97
Other time deposits	116,434	3.95	114,008	5.15

Total deposits	$451,625	3.02%	$417,540	4.02%

Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets.  The Company’s core deposits were $323,690,517 and $279,672,463 at December 31, 2008 and 2007, respectively.  Included in time deposits $100,000 and over, at December 31, 2008 and 2007 are brokered time deposits of $96,652,000 and $85,330,473, respectively.

Deposits, and particularly core deposits, have been the Company’s primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs.  Management anticipates that such deposits will continue to be the Company’s primary source of funding in the future.  However, advances from the Federal Home Loan Bank are being used as an alternative source of funds.  The Company’s loan-to-deposit ratio was 101.70% at December 31, 2008, and 104.15% at December 31, 2007.  The maturity distribution of the Company’s time deposits over $100,000 and over at December 31, 2008, is set forth in the following table:

Maturities of Time Deposits of $100,000 or over

After Six
		After Three	Through
	Within Three	Through Six	Twelve	After Twelve
(Dollars in thousands)	Months	Months	Months	Months	Total
Certificates of deposit of $100,000 or over	$41,992	$74,905	$20,072	$476	$137,445

Approximately 30.55% of the Company’s time deposits of $100,000 or more had scheduled maturities within three months, and 54.50% had maturities within three to six months.  Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.  The current interest rate environment has led depositors to invest in short term deposit accounts.  The Company expects most certificates of deposits with maturities less than twelve months to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed.  Management believes that, should that occur, the impact would be minimal on the Company’s operations and liquidity due to the availability of other funding sources.  The Company has an available line to borrow funds from the Federal Home Loan Bank up to 30% of the its total assets which provided additional available funds of $37,661,261 at December 31, 2008 and available lines to purchase federal funds with various financial institutions up to $44,500,000 at December 31, 2008.  Management believes that these funds would be sufficient to meet future liquidity needs.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Deposits and Other Interest-Bearing Liabilities - continued

Other Borrowings.  The following table summarizes the Company's borrowings for the years ended December 31, 2008 and 2007.  These borrowings consist of securities sold under agreements to repurchase, advances from the Federal Home Loan Bank, federal funds purchased, a note payable and junior subordinated debentures.  Securities sold under agreements to repurchase mature on a one to seven day basis.  These agreements are secured by U.S. government agencies.  Advances from Federal Home Loan Bank mature at different periods as discussed in the footnotes to the financial statements and are secured by the Company's one to four family residential mortgage loans and the Company's investment in Federal Home Loan Bank stock.  Federal funds purchased are short-term borrowings from other financial institutions that mature daily.

	Maximum
	Outstanding	Weighted			Interest
(Dollars in thousands)	at any	Average	Average	Balance	Rate at
	Month End	Balance	Interest Rate	December 31,	December 31,
December 31, 2008
Securities sold under agreement to repurchase	$9,291	$7,845	1.54%	$8,198	0.25%
Advances from Federal Home Loan Bank	83,500	72,617	3.77	78,000	3.43
Federal funds purchased	11,482	4,359	2.99	-	-
Note payable	6,950	3,389	4.01	6,950	2.00
Junior subordinated debentures	10,310	10,310	5.97	10,310	5.93

December 31, 2007
Securities sold under agreement to repurchase	$11,651	$9,128	4.38%	$7,928	4.43%
Advances from Federal Home Loan Bank	69,000	22,985	3.61	69,000	4.40
Federal funds purchased	13,359	1,809	5.11	13,359	4.50
Note payable	3,000	8	6.00	3,000	6.00
Junior subordinated debentures	10,310	10,310	6.01	10,310	5.93

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

The Company and the Bank exceeded the regulatory minimum capital requirements at December 31, 2008.  The following table shows the Company's and the Bank's ratios at December 31, 2008.

Analysis of Capital and Capital Ratios

	Company	Bank
(Dollars in thousands)
Tier 1 capital	$54,888	$48,678
Tier 2 capital	6,359	6,359

Total qualifying capital	$61,247	$55,037

Risk-adjusted total assets (including off-balance-sheet exposures)	$511,661	$506,827

Risk-based capital ratios:
Total risk-based capital ratio	11.97%	10.86%
Tier 1 risk-based capital ratio	10.73	9.60
Tier 1 leverage ratio	9.28	8.18

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

As of December 31, 2008, commitments to extend credit totaled $53,812,183 and its standby letters of credit totaled $3,006,214. These Commitments include $46,105,448 of credits with variable interest rates.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Impact of Off-Balance Sheet Instruments - continued

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2008.

		After One	After Three
		Through	Through		Greater
	Within One	Three	Twelve	Within One	Than
(Dollars in thousands)	Month	Months	Months	Year	One Year	Total

Unused commitments to extend credit	$9,650	$2,854	$16,898	$29,402	$24,410	$53,812
Standby letters of credit	188	25	1,195	1,408	1,598	3,006

Totals	$9,838	$2,879	$18,093	$30,810	$26,008	$56,818

The Company evaluates each customer’s credit worthiness on a case-by-case basis.  The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on its credit evaluation of the borrower.  Collateral varies but may include accounts receivable, inventory, premises, furniture and equipment, and commercial and residential real estate.

Liquidity Management and Capital Resources

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities.  Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner.  Some liquidity is ensured by maintaining assets that may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold).  However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's service area.  Core deposits (total deposits less time deposits greater than $100,000) provide a relatively stable funding base, and were equal to 53.64% of total assets at December 31, 2008.  Asset liquidity is provided from several sources, including amounts due from banks, federal funds sold, securities available for sale, and funds from maturing loans.  The Company had $5,708,607 in cash and cash equivalents and $76,310,816 in securities available for sale at December 31, 2008.  The Company has $44,500,000 available through a line of credit with other banks as an additional source of liquidity funding.  The Company also has a line of credit to borrow funds from the Federal Home Loan Bank up to $115,661,261 of which $37,661,261 is available at December 31, 2008.

Contractual Obligations

The following table provides payments due by period for various contractual obligations as of December 31, 2008:

		Over One	Over Two	Over Three	After
	Within One	to Two	to Three	to Five	Five
(Dollars in thousands)	Year	Years	Years	Years	Years	Total

Certificate accounts (1)	$218,103	$51,206	$6,295	$726	$-	$276,330
Short-term borrowings (2)	15,147	-	-	-	-	15,147
Long-term debt (3)	53,000	14,000	10,000	1,000	10,310	88,310
Purchases	-	-	-	-	-	-
Operating lease obligations (4)	397	347	328	597	6,047	7,716

Totals	$286,647	$65,553	$16,623	$2,323	$16,357	$388,503

(1)
Certificates of deposit give customers rights to early withdrawal.  Early withdrawals may be subject to penalties. The penalty amount depends on the remaining time to maturity at the time of early withdrawal.

(2)
Short-term borrowings consist of securities sold under agreements to repurchase and a note payable.  We expect securities repurchase agreements to be re-issued and, as such, do not necessarily represent an immediate need for cash.

(3)	Long term debt consists of Federal Home Loan Bank borrowings and junior subordinated debentures.
(4)	Operating lease obligations include existing and future property and equipment non-cancelable lease commitments.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Management’s Discussion and Analysis
of Financial Condition and Results of Operations

Liquidity Management and Capital Resources - continued

During 2008, the Company’s primary sources of cash were generated from operating activities of $16,174,259 and $11,637,669 from deposits.  The Company’s primary uses of cash resources were to fund loans of $3,389,932, purchases of premises, furniture and equipment of $7,179,668 and to fund the net acquisition of securities available-for sale of $18,086,628. These trends are consistent with those of a growing bank operation and consistent with past cash uses and sources. Management believes that the Company's overall liquidity sources are adequate to meet its operating needs in the ordinary course of its business.

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

Accounting and Financial Reporting Issues

The Company has adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of its consolidated financial statements.  The significant accounting policies are described in the footnotes to the financial statements at December 31, 2008 as filed in the Annual Report on Form 10-K. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities.  The Company considers these accounting policies to be critical accounting policies.  The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances.  Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

Of these significant accounting policies, the Company considers its policies regarding the allowance for loan losses (the “Allowance”) to be its most critical accounting policy due to the significant degree of management judgment involved  in determining the amount of Allowance.  The Company has developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio.  The Company's assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements.  Refer to the discussion under Provision and Allowance for Loan Losses for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

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

MANAGEMENT'S ANNUAL REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934.  Our internal control over financial reporting is a process designed to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are executed in accordance with appropriate management authorization and accounting records are reliable for the preparation of financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008.  Management based this assessment on criteria for effective internal control over financial reporting described in  "Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.”  Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting.  Management reviewed the results of its assessment with the Audit Committee of the Board of Directors.  Based on this assessment, management believes that First Reliance Bancshares, Inc. maintained effective internal control over financial reporting as of December 31, 2008.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting.  Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
First Reliance Bancshares, Inc. and Subsidiary
Florence, South Carolina

We have audited the accompanying consolidated balance sheets of First Reliance Bancshares, Inc. and subsidiary (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First Reliance Bancshares, Inc. and subsidiary as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

We were not engaged to examine management's assessment of the effectiveness of First Reliance Bancshares, Inc.'s internal control over financial reporting as of December 31, 2008 included in the accompanying Management's Annual Report on Internal Control Over Financial Reporting and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC
Columbia, South Carolina
March 24, 2009

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2008	2007
Assets:
Cash and cash equivalents:
Cash and due from banks	$5,451,607	$7,164,650
Federal funds sold	257,000	-

Total cash and cash equivalents	5,708,607	7,164,650

Investment securities:
Securities available-for-sale	76,310,816	58,580,313
Nonmarketable equity securities	4,574,700	3,930,400

Total investment securities	80,885,516	62,510,713

Mortgage loans held for sale	9,589,081	19,600,850

Loans receivable	468,990,202	468,137,690
Less allowance for loan losses	(8,223,899)	(5,270,607)

Loans, net	460,766,303	462,867,083

Premises, furniture and equipment, net	28,612,022	22,233,746
Accrued interest receivable	2,653,260	3,092,767
Other real estate owned	379,950	196,950
Cash surrender value of life insurance	10,986,484	10,540,273
Other assets	3,852,660	3,497,180

Total assets	$603,433,883	$591,704,212

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$39,467,609	$43,542,528
Interest-bearing transaction accounts	34,708,951	39,450,393
Savings	110,629,005	85,819,481
Time deposits $100,000 and over	137,444,867	169,825,252
Other time deposits	138,884,952	110,860,061

Total deposits	461,135,384	449,497,715

Securities sold under agreements to repurchase	8,197,451	7,927,754
Federal Funds Purchased	-	13,359,000
Advances from Federal Home Loan Bank	78,000,000	69,000,000
Note payable	6,950,000	3,000,000
Junior subordinated debentures	10,310,000	10,310,000
Accrued interest payable	623,330	767,577
Other liabilities	791,960	814,262

Total liabilities	566,008,125	554,676,308

Commitments and contingencies (Notes 4, and 15)

Shareholders' Equity:
Common stock, $0.01 par value, 20,000,000 shares authorized; 3,525,004 and 3,494,646 shares issued and outstanding at December 31, 2008 and 2007, respectively	35,250	34,946
Nonvested restricted stock	(207,653)	(152,762)
Capital surplus	26,120,460	25,875,012
Treasury stock at cost; 10,829 and 9,667 shares at December 31, 2008 and 2007, respectively	(159,777)	(145,198)
Retained earnings	11,839,005	11,417,275
Accumulated other comprehensive loss	(201,527)	(1,369)

Total shareholders' equity	37,425,758	37,027,904

Total liabilities and shareholders' equity	$603,433,883	$591,704,212

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

	For the years ended
	December 31,
	2008	2007
Interest income:
Loans, including fees	$33,150,366	$35,325,242
Investment securities:
Taxable	1,519,466	892,277
Tax exempt	1,298,612	780,191
Federal funds sold	56,343	390,944
Other interest income	217,931	151,833

Total	36,242,718	37,540,487

Interest expense:
Time deposits $100,000 and over	6,714,460	7,002,414
Other deposits	6,905,884	9,765,871
Other interest expense	3,678,028	1,664,924

Total	17,298,372	18,433,209

Net interest income	18,944,346	19,107,278

Provision for loan losses	4,934,912	1,643,100

Net interest income after provision for loan losses	14,009,434	17,464,178

Noninterest income:
Service charges on deposit accounts	2,018,725	1,901,758
Gain on sale of mortgage loans	1,700,162	2,173,140
Brokerage fees	146,343	149,268
Income from bank owned life insurance	446,211	406,237
Other service charges, commissions, and fees	477,418	372,272
Gain on sale of investment securities	-	5,996
Gain on sale of other real estate	22,000	29,186
Gain on sale of fixed assets	7,091	59,318
Other	190,854	204,624

Total	5,008,804	5,301,799

Noninterest expenses:
Salaries and benefits	10,265,635	10,661,153
Occupancy	1,926,547	1,360,295
Furniture and equipment related expenses	1,067,845	1,061,919
Other operating	5,591,619	5,877,908

Total	18,851,646	18,961,275

Income before income taxes	166,592	3,804,702

Income tax expense (benefit)	(459,040)	1,245,182

Net income	$625,632	$2,559,520

Earnings per share:
Basic	$0.18	$0.74

Diluted	$0.18	$0.72

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income
For the years ended December 31, 2008 and 2007

							Accumulated
							Other
							Compre-
					Nonvested		hensive
	Common Stock		Capital	Treasury	Restricted	Retained	Income
	Shares	Amount	Surplus	Stock	Stock	Earnings	(Loss)	Total
Balance, December 31, 2006	3,424,878	$34,249	$25,257,814	$-	$(66,131)	$8,857,755	$9,576	$34,093,263

Net income						2,559,520		2,559,520

Other comprehensive loss,
net of tax benefit of $5,639							(10,945)	(10,945)

Comprehensive income								2,548,575

Purchase of treasury stock				(145,198)				(145,198)

Issuance of shares to advisory board	1,559	15	16,744					16,759

Restricted stock issuance	11,681	117	162,893		(86,631)			76,379

Issuance of shares to 404(c) plan	13,383	134	198,246					198,380

Exercise of stock options	43,145	431	239,315					239,746

Balance, December 31, 2007	3,494,646	34,946	25,875,012	(145,198)	(152,762)	11,417,275	(1,369)	37,027,904

Adjustment to reflect the
cumulative-effect of change in
accounting for Life insurance
arrangements						(203,902)		(203,902)

Net income						625,632		625,632

Other comprehensive loss,
net of tax benefit of $103,112							(200,158)	(200,158)

Comprehensive income								425,474

Purchase of treasury stock				(14,579)				(14,579)

Issuance of shares to advisory board	1,083	11	5,675					5,686

Issuance of shares to employees	100	1	1,009					1,010

Restricted stock issuance	22,275	223	201,163		(54,891)			146,495

Exercise of stock options	6,900	69	37,601					37,670

Balance, December 31, 2008	3,525,004	$35,250	$26,120,460	$(159,777)	$(207,653)	$11,839,005	$(201,527)	$37,425,758

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	For the years ended
	December 31,
	2008	2007
Cash flows from operating activities:
Net income	$625,632	$2,559,520
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Provision for loan losses	4,934,912	1,643,100
Depreciation and amortization expense	1,033,696	812,762
Gain on sales of securities available-for sale	-	(3,496)
Gain on nonmarketable securities	-	(2,500)
Gain on sale of fixed assets	(7,091)	(59,318)
Gain on sale of other real estate owned	(22,000)	(29,186)
Discount accretion and premium amortization	52,856	49,316
Disbursements for mortgages held for sale	(115,615,922)	(146,067,873)
Proceeds from sales of mortgages held for sale	125,627,691	133,099,033
Writedown of other real estate owned	277,000	-
Deferred income tax benefit	(1,613,849)	(413,004)
(Increase) decrease in interest receivable	439,507	(628,236)
Increase (decrease) in interest payable	(144,247)	1,301
Increase for cash surrender value of life insurance	(446,211)	(406,237)
Amortization of deferred compensation on restricted stock	146,495	76,379
(Increase) decrease in other assets	1,008,883	(588,945)
Decrease in other liabilities	(123,093)	(663,890)
Net cash provided (used) by operating activities	16,174,259	(10,621,274)

Cash flows from investing activities:
Purchases of securities available-for-sale	(24,151,692)	(34,969,570)
Maturities of securities available-for-sale	6,065,064	2,472,556
Proceeds from sales of nonmarketable equity securities	-	2,186,000
Proceeds on sale of securities available-for-sale	-	9,785,569
Purchases of nonmarketable equity securities	(644,300)	(3,926,300)
Net increase in loans receivable	(3,389,932)	(115,426,100)
Purchases of premises, furniture and equipment	(7,179,668)	(9,043,619)
Proceeds from disposal of premises, furniture and equipment	24,273	84,566
Proceeds from sale of other real estate owned	117,800	1,623,689
Net cash used by investing activities	(29,158,455)	(147,213,209)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	15,993,163	14,630,138
Net increase (decrease) in certificates of deposit and other time deposits	(4,355,494)	61,929,493
Increase in advances from Federal Home Loan Bank	9,000,000	40,500,000
Increase (decrease) in federal funds purchased	(13,359,000)	13,359,000
Net increase (decrease) in securities sold under agreements to repurchase	269,697	(192,260)
Proceeds from note payable	3,950,000	3,000,000
Exercise of stock options	37,670	239,746
Issuance of shares to employees	1,010	-
Issuance of shares to advisory board	5,686	16,759
Issuance of shares to 404(c) plan	-	198,380
Purchase of treasury stock	(14,579)	(145,198)
Net cash provided by financing activities	11,528,153	133,536,058

Net decrease in cash and cash equivalents	(1,456,043)	(24,298,425)

Cash and cash equivalents, beginning of year	7,164,650	31,463,075

Cash and cash equivalents, end of year	$5,708,607	$7,164,650

Cash paid during the year for:

Income taxes	$1,404,499	$1,431,042
Interest	$17,442,619	$18,431,908

Supplemental noncash investing and financing activities:

Foreclosures on loans	$555,800	$405,072

The accompanying notes are an integral part of the consolidated financial statements.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization - First Reliance Bancshares, Inc. (the Company) was incorporated to serve as a bank holding company for its subsidiary, First Reliance Bank (the Bank).  First Reliance Bank was incorporated on August 9, 1999 and commenced business on August 16, 1999.  The principal business activity of the Bank is to provide banking services to domestic markets, principally in Florence, Lexington, and Charleston Counties in South Carolina.  The Bank is a state-chartered commercial Bank, and its deposits are insured by the Federal Deposit Insurance Corporation.  The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.  In 2005, the Company formed First Reliance Capital Trust I (the "Trust") for the purpose of issuing trust preferred securities.  In accordance with current accounting guidance, the Trust is not consolidated in these financial statements.

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

The Company makes loans to individuals and small businesses for various personal and commercial purposes primarily in Florence, Lexington, Charleston and Mount Pleasant, South Carolina.  At December 31, 2008, the majority of the total loan portfolio was to borrowers from within these areas.

The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers.  Additionally, management is not aware of any concentrations of loans to groups of borrowers or industries that would be similarly affected by sector specific economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios.  Management has determined that there is minimal concentration of credit risk associated with its lending policies or practices.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Securities Available-for-Sale - Securities available-for-sale are carried at amortized cost and adjusted to estimated market value by recognizing the aggregate unrealized gains or losses in a valuation account.  Aggregate market valuation adjustments are recorded as part of the comprehensive income in shareholders’ equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company’s investment in the stock of Federal Home Loan Bank.  The stock has no quoted market value and no ready market exists.  Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings.  At December 31, 2008 and 2007, the Company’s investment in Federal Home Loan Bank stock was $4,574,700 and $3,930,400, respectfully. Dividends received on this stock are included as a separate component of interest income.

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

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions.  This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components.  The specific component relates to loans that are classified as either doubtful, substandard or special mention.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan.  The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.  An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses.  The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Allowance for Loan Losses (continued) - A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.  Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due.  Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed.  Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment.  Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

Mortgage Loans Held For Sale - The Company’s mortgage activities are comprised of accepting residential mortgage loan applications, qualifying borrowers to standards established by investors, funding residential mortgages and selling mortgages to investors under pre-existing commitments.  Funded residential mortgages held temporarily for sale to investors are recorded at the lower of cost or market value.  Gains or losses are recognized when control over these assets has been surrendered in accordance with SFAS No. 140 "Accounting for Transfer and Servicing of Financial Assets and Extinguishment of Liabilities," and are included in gain on sale of mortgage loans in the consolidated statements of income.

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

Premises, Furniture and Equipment - Premises, furniture and equipment are stated at cost, less accumulated depreciation.  The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years.  Leasehold improvements are being amortized over 20 years.  The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred.  Maintenance and repairs are charged to current expense.  The costs of major renewals and improvements are capitalized based upon the Company's policy.

Cash Surrender Value of Life Insurance - Cash surrender value of life insurance represents the cash value of policies on certain current and former officers of the Bank.

Residential Mortgage Origination Fees - Residential mortgage origination fees include fees from residential mortgage loans originated by the Company and subsequently sold in the secondary market.  These fees are recognized as income at the time of the sale to the investor.

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

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Income Taxes –continued

In 2006, the FASB issued Interpretation No. 48 (FIN 48), "Accounting for Uncertainty in Income Taxes - an Interpretation of SFAS No. 109."  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes."  FIN 48 also prescribes a recognition threshold and measurement of a tax position taken or expected to be taken in an enterprise's tax return.  The Company adopted FIN 48 effective January 1, 2007.  The adoption of FIN 48 did not have any impact on the Company's consolidated financial position.

Advertising Expense - Advertising and public relations costs are generally expensed as incurred.  External costs incurred in producing media advertising are expensed the first time the advertising takes place.  External costs relating to direct mailing costs are expended in the period in which the direct mailings are sent.  Advertising and public relations costs of $345,389 and $525,787 were included in the Company's results of operations for 2008 and 2007, respectively.

Retirement Benefits - A trusteed retirement savings plan is sponsored by the Company and provides retirement benefits to substantially all officers and employees who meet certain age and service requirements.  The plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code.  In 2004, the Company converted the 401(k) plan to a 404(c) plan.  The 404 (c) plan changes investment alternatives to include the Company's stock.  Under the plan and present policies, participants are permitted to make contributions up to 15% of their annual compensation.  At its discretion, the Company can make matching contributions up to 6% of the participants’ compensation.  The Company charged $121,972 and $152,243 to earnings for the retirement savings plan in 2008 and 2007, respectively.

During 2006, the Board of Directors approved a supplemental retirement plan for the directors and certain officers. These benefits are not qualified under the Internal Revenue Code and they are not funded.  For 2008 and 2007 the supplemental retirement expense was $237,000 and $209,746, respectively.  The current accrued but unfunded amount is $598,377 and $361,377 at December 31, 2008 and 2007, respectively.  However, certain funding is provided informally and indirectly by bank owned life insurance policies.  The cash surrender value of the life insurance policies are recorded as a separate line item in the accompanying consolidated balances sheets at $10,986,484 and $10,540,273 at December 31, 2008 and 2007, respectively.

In September 2006, the EITF reached a final consensus on Issue 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements.”  EITF 06-4 requires that for a split-dollar life insurance arrangement, an employer should recognize a liability for future benefits in accordance with SFAS 106, “Employers’ Account for Postretirement Benefits Other Than Pensions.”  The Company adopted EITF 06-4 as of January 1, 2008 as a change in accounting principle through a cumulative-effect adjustment to retained earnings.  The amount of the adjustment was $203,902.  For the year ended December 31, 2008, the split-dollar liability totaled $216,647 and the related expense for 2008 was $12,745.

Equity Incentive Plan - On January 19, 2006, the Company approved the 2006 Equity Incentive Plan.  This plan provides for the granting of dividend equivalent rights, options, performance unit awards, phantom shares, stock appreciation rights and stock awards, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria or other criteria as permitted by the plan.  The plan allows granting up to 350,000 shares of stock, to officers, employees, and directors, consultants and service providers of the Company or its affiliates.  Awards may be granted for a term of up to ten years from the effective date of grant. Under this Plan, our Board of Directors has sole discretion as to the exercise date of any awards granted.  The per-share exercise price of incentive stock options may not be less than the market value of a share of common stock on the date the option is granted.  Any options that expire unexercised or are canceled become available for re-issuance. The Company's equity incentive plan is further described in Note 17.

Stock-Based Compensation - The Company uses the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 123(R), "Share-Based Payment," ("SFAS 123(R)") to account for compensation costs under its stock option and other equity incentive plans.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Common Stock Owned by the 401(k) Plan and Employee Stock Ownership Plan (ESOP) - All shares held by the 401(k) and ESOP Plans, collectively referred to as the "404(c)," are treated as outstanding for purposes of computing earnings per share. 404(c) purchases and redemptions of the Company's common stock are at estimated fair value as determined by independent valuations.  Dividends on 404 (c) shares are charged to retained earnings.  At December 31, 2008, the 404 (c) owned 143,240 shares of the Company’s common stock with an estimated value of $928,086.  At December 31, 2007, the 404 (c) owned 116,227 shares of the Company’s common stock with an estimated value of $1,361,664.  All of these shares were allocated.  Contributions to the 404 (c) in 2008 and 2007 were $121,972 and $152,243, respectively.

Earnings Per Share - Basic earnings per share represents income available to shareholders divided by the weighted-average number of common shares outstanding during the period.  Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued.  Potential common shares that may be issued by the Company relate to outstanding stock options and similar share-based compensation instruments and are determined using the treasury stock method (see Note 16).

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

The components of other comprehensive income (loss) and related tax effects are as follows:
	Pre-tax	Tax	Net-of-tax
	Amount	Benefit	Amount
For the Year Ended December 31, 2008:
Net unrealized losses on securities available-for-sale	$(303,270)	$103,112	$(200,158)

For the Year Ended December 31, 2007:
Net unrealized losses on securities available-for-sale	$(20,080)	$6,828	$(13,252)
Reclassification adjustment for gains (losses)
realized in net income	3,496	(1,189)	2,307
	$(16,584)	$5,639	$(10,945)

Derivative Instruments - SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes comprehensive accounting and reporting standards for derivative instruments and hedging activities.  SFAS No. 133 requires that all derivative instruments be recorded in the statement of financial position at fair value.  The accounting for the gain or loss due to change in fair value of the derivative instrument depends on whether the derivative instrument qualifies as a hedge.  If the derivative does not qualify as a hedge, the gains or losses are reported in earnings when they occur.  However, if the derivative instrument qualifies as a hedge, the accounting varies based on the type of risk being hedged.

The Company has no material embedded derivative instruments requiring separate accounting treatment.  The Company has freestanding derivative instruments consisting of fixed rate conforming loan commitments and commitments to sell fixed rate conforming loans.  The Company does not currently engage in hedging activities.

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

Recently Issued Accounting Pronouncements –The following is a summary of recent authoritative pronouncement that may affect accounting, reporting and disclosure of financial information by the Company:

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, thereby improving the transparency of financial reporting.  It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure is intended to convey the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 was effective for the Company on January 1, 2009 and will result in additional disclosures if the Company enters into any material derivative or hedging activities.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”).  This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset.  This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS
140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140.  FSP 140-3 was effective for the Company on January 1, 2009.  The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FASB Staff Position No. 142-3, “Determination of the Useful Life of Intangible Assets,” (“FSP 142-3”).  This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”).  The intent of this FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141(R) and other U.S. generally accepted accounting principles.  This FSP was effective for the Company on January 1, 2009 and had no material impact on the Company’s financial position, results of operations or cash flows.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Recently Issued Accounting Pronouncements - continued

In May, 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” (“SFAS 162”).  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy).  SFAS 162 is effective November 15, 2008.  The FASB has stated that it does not expect SFAS 162 will result in a change in current practice. The application of SFAS 162 had no effect on the Company’s financial position, results of operations or cash flows.

The FASB issued FASB Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement),” (“FSP APB 14-1”). The Staff Position specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods.  FSP APB 14-1 provides guidance for initial and subsequent measurement as well as derecognition provisions.  The Staff Position was effective as of January 1, 2009 and had no material effect on the Company’s financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”).  The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation.  FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company’s financial position, results of operations, earnings per share or cash flows.

FSP SFAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” (“FSP SFAS 133-1 and FIN 45-4”) was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008.  FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions.  Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The Staff Position also amends FASB Interpretation No. (“FIN”) 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee.  If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The Staff Position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption.  After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008.  The adoption of this Staff Position had no material effect on the Company’s financial position, results of operations or cash flows.

The SEC’s Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting.  The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes.  It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Recently Issued Accounting Pronouncements - continued

On October 10, 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” (see Note 21) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active.  The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008 as discussed in Note 21.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (“FSP SFAS 140-4 and FIN 46(R)-8”) was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities.  The FSP also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities.  The FSP is effective for the first reporting period ending after December 15, 2008.  This FSP had no material impact on the financial position of the Company.

FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (“FSP SFAS 132(R)-1”) issued in December 2008, provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan to provide the users of financial statements with an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets.  FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009.  The Staff Position will require the Company to provide additional disclosures related it to its benefit plans.

FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EIFT Issue No. 99-20,” (“FSP EITF 99-20-1”) was issued in January 2009.  Prior to the Staff Position, other-than-temporary impairment was determined by using either EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets,” (“EITF 99-20”) or SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS 115”) depending on the type of security.  EITF 99-20 required the use of market participant assumptions regarding future cash flows regarding the probability of collecting all cash flows previously projected.  SFAS 115 determined impairment to be other than temporary if it was probable that the holder would be unable to collect all amounts due according to the contractual terms. To achieve a more consistent determination of other-than-temporary impairment, the Staff Position amends EITF 99-20 to determine any other-than-temporary impairment based on the guidance in SFAS 115, allowing management to use more judgment in determining any other-than-temporary impairment.  The Staff Position is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively.  Retroactive application is not permitted.  Management has reviewed the Company’s security portfolio and evaluated the portfolio for any other-than-temporary impairments as discussed in Note 3.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Recently Issued Accounting Pronouncements - continued

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Risks and Uncertainties - In the normal course of its business, the Company encounters two significant types of risks: economic and regulatory.  There are three main components of economic risk:  interest rate risk, credit risk and market risk.  The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature or reprice at different speeds, or on different basis, than its interest-earning assets.  Credit risk is the risk of default on the Company's loan portfolio that results from borrower's inability or unwillingness to make contractually required payments.  Market risk reflects changes in the value of collateral underlying loans receivable and the valuation of real estate held by the Company.

The Company is subject to the regulations of various governmental agencies.  These regulations can and do change significantly from period to period.  The Company also undergoes periodic examinations by the regulatory agencies, which may subject it to further changes with respect to asset valuations, amounts of required loss allowances and operating restrictions from the regulators' judgments based on information available to them at the time of their examination.

Reclassifications - Certain captions and amounts in the 2007 consolidated financial statements were reclassified to conform with the 2008 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required to maintain balances with The Federal Reserve computed as a percentage of deposits.  At December 31, 2008 and 2007, this requirement was $25,000.  This requirement was met by vault cash and balances on deposit with the Federal Reserve.

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2008
U.S. Government agencies	$88,013	$-	$16	$87,997
Mortgage-backed securities	46,465,667	1,108,354	-	47,574,021
Municipals	29,843,730	155,047	1,474,279	28,524,498
Other	218,750	-	94,450	124,300
	$76,616,160	$1,263,401	$1,568,745	$76,310,816

December 31, 2007
U.S. Government agencies	$189,745	$3,001	$-	$192,746
Mortgage-backed securities	27,028,064	152,788	113,890	27,066,962
Municipals	31,145,829	181,973	258,847	31,068,955
Other	218,750	32,900	-	251,650
	$58,582,388	$370,662	$372,737	$58,580,313

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES – continued

The following is a summary of maturities of securities available-for-sale as of December 31, 2008.  The amortized cost and estimated fair values are based on the contractual maturity dates.  Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

	Securities
	Available-For-Sale
	Amortized	Estimated
	Cost	Fair Value
Due within one year	$63,362	$63,360
Due after one year but within five years	1,115,672	1,123,032
Due after five years but within ten years	1,714,721	1,753,147
Due after ten years	27,037,988	25,672,956
	29,931,743	28,612,495
Mortgage-backed securities	46,465,667	47,574,021
Other	218,750	124,300
Total	$76,616,160	$76,310,816

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007.

	Less than		Twelve months
	twelve months		or more		Total
		Unrealized		Unrealized		Unrealized
December 31, 2008	Fair value	losses	Fair value	losses	Fair value	losses
U.S. government agencies	$87,997	$16	$-	$-	$87,997	$16
Municipals	16,846,808	836,446	3,719,646	637,833	20,566,454	1,474,279
Other	124,300	94,450	-	-	124,300	94,450
Total	$17,059,105	$930,912	$3,719,646	$637,833	$20,778,751	$1,568,745
December 31, 2007
Municipals	$10,733,254	$258,847	$-	$-	$10,733,254	$258,847
Mortgage-backed securities	-	-	6,426,610	113,890	6,426,610	113,890
Total	$10,733,254	$258,847	$6,426,610	$113,890	$17,159,864	$372,737

At December 31, 2008, securities classified as available-for-sale are recorded at fair market value.  Approximately 40.66% of the unrealized losses, or 6 individual securities, consisted of securities in a continuous loss position for twelve months or more.  The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature. The Company believes, based on industry analyst reports and credit ratings, that the deterioration in value is attributable to changes in market interest rates and is not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary.

At December 31, 2008 and 2007, investment securities with a par value of $74,210,000 and $27,303,216 and a fair market value of $73,204,733 and $27,602,849, respectively, were pledged as collateral to secure public deposits and borrowings.  There were no sales of investment securities for the year ended December 31, 2008.  During 2007, $9,785,569 of available-for-sale securities were sold at a gain of $3,496.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE

Major classifications of loans receivable are summarized as follows:
	December 31,
	2008	2007
Mortgage loans on real estate:
Residential 1-4 family	$72,245,289	$66,259,730
Multifamily	7,104,889	9,822,699
Commercial	201,318,345	195,992,305
Construction	60,744,432	65,431,302
Second mortgages	4,989,538	4,611,341
Equity lines of credit	37,792,852	39,503,898
	384,195,345	381,621,275
Commercial and industrial	70,877,890	67,771,665
Consumer	8,974,448	11,342,435
Other	4,942,519	7,402,315

Total gross loans	$468,990,202	$468,137,690

Included in the gross loans above are:
Nonaccrual loans	$19,591,982	$1,657,607
Loans past due 90 days still accruing interest	2,097,426	1,780,505

The Company has pledged certain loans as collateral to secure its borrowings from the Federal Home Loan Bank.  The total of loans pledged was $142,883,621 at December 31, 2008.

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

The following tables summarize information on impaired loans at and for the years ended December 31, 2008 and 2007.

	2008	2007
Impaired loans with specific allowance	$20,235,727	$1,876,221
Impaired loans with no specific allowance	5,947,874	-

Total impaired loans – year end	$26,183,601	$1,876,221

Related specific allowance – year end	$3,658,653	$-
Average recorded investment in impaired loans – year end	8,509,024	903,980
Impaired loans included in non accrual	19,591,982	1,657,607

Interest income recognized on impaired loans during 2008 was $568,735.  If the impaired loans had been accruing interest at their original contracted rates, related income would have been $1,972,354.

Transactions in the allowance for loan losses are summarized below:

	For the years ended
	December 31,
	2008	2007
Balance, beginning of year	$5,270,607	$4,001,881
Provision charged to operations	4,934,912	1,643,100
Recoveries on loans previously charged-off	386,017	81,761
Loans charged-off	(2,367,637)	(456,135)
Balance, end of year	$8,223,899	$5,270,607

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE - continued

Loans sold with limited recourse are 1-4 family residential mortgages originated by the Company and sold to various other financial institutions.  These loans are sold with the agreement that a loan may be returned to the Company within 90 days of purchase, or at any time in the event the Company fails to provide necessary documents related to the mortgages to the buyers, or if it makes false representations or warranties to the buyers.  Loans sold under these agreements in 2008 totaled $121,738,883.  The Company uses the same credit policies in making loans held for sale as it does for on-balance-sheet instruments.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers.  These financial instruments consist of commitments to extend credit and standby letters of credit.  Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.  Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.  A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet.  The Company’s exposure to credit loss in the event of nonperformance by the other parties to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.  The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments.  Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contract amounts represent credit risk:
	December 31,
	2008	2007
Commitments to extend credit	$53,812,183	$76,545,909
Standby letters of credit	3,006,214	2,721,249

The Company originates certain fixed rate residential mortgage loans and commits these loans for sale based on best efforts contracts.  The commitments to originate fixed rate residential mortgage loans and the sales commitments are freestanding derivative instruments.  At December 31, 2008 and 2007, the Company has no material embedded derivative instruments requiring separate accounting treatment.  At December 31, 2008 and 2007, the amount of the forward sales commitments approximates the carrying value of the mortgage loans held for sale of $9,589,081 and $19,600,850, respectively.  Sales commitments are to sell loans at par value and are generally funded within 60 days.

NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

Premises, furniture and equipment consisted of the following:
	December 31,
	2008	2007
Land	$13,032,561	$6,446,267
Building	13,645,412	6,679,702
Leasehold improvements	145,497	145,497
Furniture and equipment	5,045,108	4,367,496
Construction in progress	575,979	7,689,612

Total	32,444,557	25,328,574
Less, accumulated depreciation	3,832,535	3,094,828

Premises and equipment, net	$28,612,022	$22,233,746

Depreciation expense for the years ended December 31, 2008 and 2007 amounted to $784,210 and $554,760, respectively.

At December 31, 2008 and 2007, construction in progress consists mainly of architect fees and site work for new branches.  Construction in progress also included renovations to the Company's corporate office.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 6 - DEPOSITS

At December 31, 2008, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2009	$218,102,607
2010	51,206,198
2011	6,294,632
2012	440,353
2013	286,029

Total	$276,329,819

Included in total time deposits at December 31, 2008 and 2007 were brokered time deposits of $96,652,000 and $85,330,473, respectively.

NOTE 7 – Securities Sold Under Agreements To Repurchase

Short-term borrowings payable are securities sold under agreements to repurchase which generally mature on a one to thirty day basis.  Information concerning securities sold under agreements to repurchase is summarized as follows:

	For the years ended
	December 31,
	2008	2007
Balance at end of the year	$8,197,451	$7,927,754
Maximum month-end balance during the year	9,290,691	11,651,480
Average balance during the year	7,844,809	9,127,643
Average interest rate at the end of the year	0.25%	4.43%
Average interest rate during the year	1.54%	4.39%

Under the terms of the repurchase agreement, the Company sells an interest in securities issued by United States Government agencies and agrees to repurchase the same securities the following business day.  As of December 31, 2008 and 2007, the par value and market value of the securities held by the third-party for the underlying agreements were $13,240,000 and $8,303,216, respectively, and $12,713,996 and $8,391,834, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 8 - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following:

		December 31,
Description	Interest Rate	2008	2007
Fixed rate advances maturing:
January 28, 2008	4.59%	$-	$5,000,000
February 28, 2008	4.58%	-	5,000,000
March 28, 2008	4.57%	-	5,000,000
April 8, 2008	3.46%	-	1,000,000
September 27, 2008	4.71%	-	5,000,000
October 14, 2008	4.86%	-	5,000,000
December 22, 2008	4.14%	-	5,000,000
January 22, 2009	2.875%	4,000,000	-
March 09, 2009	4.94%	6,000,000	6,000,000
May 28, 2009	2.957%	5,000,000	-
May 29, 2009	4.078%	8,000,000	8,000,000
July 30, 2009	2.87%	5,500,000	-
August 13, 2009	2.59%	3,000,000	-
November 5, 2009	2.76%	5,000,000	-
November 30, 2009	4.028%	9,000,000	9,000,000
April 8, 2010	2.66%	1,000,000	-
November 5, 2010	3.457%	5,000,000	-
November 29, 2010	4.11%	8,000,000	8,000,000
November 7, 2011	3.886%	10,000,000	-
Variable rate advances maturing:
March 19, 2009	2.48%	3,000,000	3,000,000
July 5, 2012	4.08%	1,000,000	1,000,000
Daily variable rate advances maturing:
Daily	Variable	4,500,000	3,000,000
		$78,000,000	$69,000,000

Scheduled principal reductions of Federal Home Loan Bank advances are as follows:
Amount
2009	$53,000,000
2010	14,000,000
2011	10,000,000
2012	1,000,000
Total	$78,000,000

The Company has pledged certain loans as collateral to secure its borrowings from the Federal Home Loan Bank.  The total of loans pledged was $142,883,621 and $147,655,969 at December 31, 2008 and 2007, respectively.  At December 31, 2008 and 2007, investment securities with a par value of $45,000,000 and $19,000,000 and a fair market value of $45,300,859 and $19,211,015, respectively, were also pledged as collateral to secure the borrowings.  Finally, the Company’s Federal Home Loan Bank stock is pledged to secure the borrowings.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 9 - JUNIOR SUBORDINATED DEBENTURES

On June 30, 2005, First Reliance Capital Trust I (a non-consolidated affiliate) issued $10,000,000 in trust preferred securities with a maturity of November 23, 2035 and may be redeemed by the Company after five years, and sooner in certain specific events.  The rate is fixed at 5.93% until August 23, 2010, at which point the rate adjusts quarterly to the three-month LIBOR plus 1.83%, and can be called without penalty beginning on June 15, 2011.  In accordance with the revised FIN 46, the Trust has not been consolidated in these financial statements.  The Company received from the trust the $10,000,000 proceeds from the issuance of the securities and the $310,000 initial proceeds from the capital investment in the trust, and accordingly has shown the funds due to the trust as $10,310,000 junior subordinated debentures.  Current regulations allow the entire amount of junior subordinated debentures to be included in the calculation of regulatory capital.

NOTE 10 – NOTE PAYABLE

Note payable consists of a $20,000,000 revolving line of credit, that expires on June 23, 2009, with interest payable quarterly at a fluctuating rate equal to the prime rate minus 1.25%.  The note is secured by 100% of the outstanding capital stock of the Company’s banking subsidiary, First Reliance Bank.  The note is subject to certain financial covenants relating to performance ratios the Company must meet and restriction on indebtedness of the banking subsidiary.  At December 31, 2008 and 2007, $6,950,000 and $3,000,000 had been drawn on this line, respectively.  See Note 22 for additional information regarding this line of credit.

NOTE 11 - RESTRICTIONS ON SHAREHOLDERS’ EQUITY

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders.  All of the Bank’s dividends to First Reliance Bancshares, Inc. are payable only from the undivided profits of the Bank.  At December 31, 2008, the Bank had undivided profits of $12,522,545. The Bank is authorized to upstream 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination.  Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12- OTHER OPERATING EXPENSE

Other operating expenses are summarized below:
	For the years ended
	December 31,
	2008	2007
Advertising	$345,389	$525,787
Office supplies and printing	236,940	327,537
Computer supplies and software amortization	482,577	266,634
Telephone	261,604	315,201
Professional fees and services	819,835	634,214
Meetings and travel expenses	372,418	503,792
Supervisory fees and assessments	378,904	263,219
Debit and credit card expenses	352,731	290,845
Other	2,341,221	2,750,679

Total	$5,591,619	$5,877,908

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense is summarized as follows:
	For the years ended
	December 31,
	2008	2007
Currently payable
Federal	$1,018,874	$1,534,994
State	32,823	117,553

Total current	1,051,697	1,652,547

Deferred income taxes	(1,613,849)	(413,004)

Total income tax expense (benefit)	$(562,152)	$1,239,543

Income tax expense (benefit) is allocated as follows:
To continuing operations	$(459,040)	$1,245,182
To shareholders' equity	(103,112)	(5,639)
	$(562,152)	$1,239,543

The components of deferred tax assets and deferred tax liabilities are as follows:
	December 31,
	2008	2007
Deferred tax assets:
Allowance for loan losses	$2,594,609	$1,532,913
Net operating losses	93,771	66,384
Non-accrual interest	483,766	44,936
Unrealized loss on securities available for sale	103,817	705
Deferred compensation	313,588	122,868
Other	71,210	42,913

Gross deferred tax assets	3,660,761	1,810,719

Less, valuation allowance	(93,771)	(66,384)

Net deferred tax assets	3,566,990	1,744,335

Deferred tax liabilities:
Accumulated depreciation	361,336	159,140
Prepaid expenses	93,002	88,657
Other	62,363	60,098

Total gross deferred tax liabilities	516,701	307,895

Net deferred tax asset recognized	$3,050,289	$1,436,440

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value.  As of December 31, 2008, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with State net operating loss carryforwards, and, accordingly, has established a valuation allowance only for this item.  Net deferred tax assets are included in other assets at December 31, 2008 and 2007.

The Company has state net operating losses of $2,841,542 and $2,011,636 for the years ended December 31, 2008 and 2007, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES - continued

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:
	For the years ended
	December 31,
	2008	2007
Tax expense at statutory rate	$56,641	$1,293,599
State income tax, net of federal income tax benefit	21,663	77,585
Tax-exempt interest income	(441,528)	(265,265)
Disallowed interest expense	57,486	43,884
Life insurance surrender value	(151,712)	(138,121)
Other, net	(1,590)	233,500
	$(459,040)	$1,245,182

The Company had analyzed the tax positions taken or expected to be taken in an its tax returns and concluded it has no liability related to uncertain tax positions in accordance with FIN 48.

NOTE 14 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company.  Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility.  As of December 31, 2008 and 2007, the Company had related party loans totaling $3,159,586 and $3,433,523, respectively. During 2008, $654,657 of advances were made to related parties and repayments totaled $928,594.  As of December 31, 2008, all related party loans were current.

Deposits from directors and executive officers and their related interests totaled $2,262,296 and $4,591,514 at December 31, 2008 and 2007, respectively.

In 2008, real estate commissions of $175,393, relating to the purchase of properties by the Company, were paid to a director of the Company.  There were no real estate commissions paid to a related party during 2007.

During 2005, the Company entered into a lease agreement with SP Financial LLC (the LLC), a limited liability company owned by two of the Bank's executive officers.  The LLC obtained third party financing to purchase the property, which was leased, to the Bank until December 1, 2008, at which time the Company acquired the property from the LLC for $3,959,268.   The LLC was not considered a Variable Interest Entity under FIN 46(R), and accordingly its financial statements have not been previously consolidated with the Company’s.  Total lease and property tax payments to the LLC during 2008 and 2007 were $281,004 and $288,000, respectively.

 NOTE 15 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes.  At December 31, 2008, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the consolidated financial statements.

The Company has entered into a number of operating leases for properties relating to its branch banking and mortgage operations.  The leases have various initial terms and expire on various dates. The lease agreements generally provide that the Bank is responsible for ongoing repairs and maintenance, insurance and real estate taxes.  The leases also provide for renewal options and certain scheduled increases in monthly lease payments. Rental expenses recorded under leases for the years ended December 31, 2008 and 2007 were $638,839 and $645,353, respectively.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 15 - COMMITMENTS AND CONTINGENCIES - continued

The minimal future rental payments under non-cancelable operating leases having remaining terms in excess of one year, for each of the next five years in the aggregate are:

2009	$396,603
2010	347,465
2011	327,804
2012	295,266
2013	301,945
Greater than five years	6,047,029
$7,716,112

NOTE 16 - EARNINGS PER SHARE

Earnings per share - basic is computed by dividing net income by the weighted average number of common shares outstanding.  Earnings per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method.  Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options and similar share-based compensation instruments.
	For the years ended
	December 31,
	2008	2007
Basic earnings per share:
Net income available to common shareholders	$625,632	$2,559,520
Average common shares outstanding - basic	3,513,201	3,466,008
Basic earnings per share	$0.18	$0.74
Diluted earnings per share:
Net income available to common shareholders	$625,623	$2,559,520
Average common shares outstanding - basic	3,513,201	3,466,008
Dilutive potential common shares	2,482	70,953
Average common shares outstanding - diluted	3,515,683	3,536,961
Diluted earnings per share	$0.18	$0.72

For 2008 and 2007, options to purchase 97,950 shares and 0 shares, respectively, were not included in the computation of diluted earnings per share because the options average exercise price was greater than the average market price.

NOTE 17 - EQUITY INCENTIVE PLAN

On January 19, 2006, the Company adopted the 2006 Equity Incentive Plan, which provides for the granting of dividend equivalent rights options, performance unit awards, phantom shares, stock appreciation rights and stock awards, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria or other criteria as permitted by the plan. The plan allows granting up to 350,000 shares of stock, to officers, employees, and directors, consultants and service providers of the Company or its affiliates.  Awards may be granted for a term of up to ten years from the effective date of grant. Under this Plan, our Board of Directors has sole discretion as to the exercise date of any awards granted.  The per-share exercise price of incentive stock awards may not be less than the market value of a share of common stock on the date the award is granted.  Any awards that expire unexercised or are canceled become available for re-issuance.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 17 - EQUITY INCENTIVE PLAN - continued

The Company can issue the restricted shares as of the grant date either by the issuance of share certificate(s) evidencing restricted shares or by documenting the issuance in uncertificated or book entry form on the Company's stock records. Except as provided by the Plan, the employee does not have the right to make or permit to exist any transfer or hypothecation of any restricted shares.  When restricted shares vest the employee must either pay the Company within two business days the amount of all tax withholding obligations imposed on the Company or make an election pursuant to Section 83(b) of the Internal Revenue Code to pay taxes at grant date.

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

During 2008 and 2007, the Company issued 22,275 and 12,987 shares, respectively, of restricted stock pursuant to the 2006 Equity Incentive Plan.  The shares cliff vest in three years and are fully vested in, 2011 and 2010, respectively.  The weighted-average fair value of restricted stock issued during 2008 and 2007 was $9.04 and $13.99, respectively.  Compensation cost associated with the issuances was $201,385 and $178,574 for the years ended December 31, 2008 and 2007, respectively.  There were no restricted stock forfeitures during 2008.  During 2007 there were 1,306 shares forfeited with a weighted average exercised price of $14.30.  The restricted stock compensation expense for 2008 and 2007 was $146,495 and $76,379, respectively.

The 2006 Equity Incentive Plan allows for the issuance of Stock Appreciation Rights ("SARs").  The SARs entitle the participant to receive the excess of (1) the market value of a specified or determinable number of shares of the stock at the exercise date over the fair value at grant date or (2) a specified or determinable price which may not in any event be less than the fair market value of the stock at the time of the award.  Upon exercise, the Company can elect to settle the awards using either Company stock or cash.  The shares start vesting after five years and vest at 20% per year until fully vested.  Compensation cost for SARs is amortized to compensation expense over the vesting period.

The Company measures compensation cost based on the fair value of SARs awards on the date of grant using the Black-Scholes option pricing model using the following assumptions:  the risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of the grant; the dividend yield is based on the Company's dividend yield at the time of the grant subject to adjustment if the dividend yield on the grant date is not expected to approximate the dividend yield over the expected life of the options; the volatility factor is based on the historical volatility of the Company's stock (subject to adjustment if historical volatility is reasonably expected to differ from the past); the weighted-average expected life is based on the historical behavior of employees related to exercises, forfeitures and cancellations.

There were no SARs awarded in 2008.  For 2007, the fair value of the SARs granted is estimated as of the date granted using the Black-Scholes option pricing model using the following weighted-average assumptions: Dividend yield of 0.00%, expected volatility of 26.00%, risk-free interest rate of 4.78% and expected life of 10 years.

The SARs compensation expense for 2008 and 2007 was $74,649 and $74,487, respectively.

As of December 31, 2008, there was $566,850 of total unrecognized compensation cost related to nonvested SARs.  The cost is expected to be recognized over a weighted-average period of 7.64 years.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 17 - EQUITY INCENTIVE PLAN – continued

A summary of the status of the Company’s SARs as of December 31, 2008 and 2007 is presented below.

	2008		2007
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	93,981	$14.95	45,501	$14.87
Granted	-	-	62,481	15.00
Exercised	-	-	-	-
Forfeited	-	-	(14,001)	14.94

Outstanding at end of year	93,981	$14.95	93,981	$14.95

At December 31, 2008, we had 305,586 stock awards available for grant under the 2006 Equity Incentive Plan.

NOTE 18 – STOCK-BASED COMPENSATION

The Company terminated its 2003 Employee Stock Option Plan and replaced it with the 2006 Equity Incentive Plan.  Outstanding options issued under any former stock option plans will be honored in accordance with the terms and conditions in effect at the time they were granted, except that they are not subject to reissuance.  At December 31, 2008, 269,447 options were outstanding, which had been previously issued.

A summary of the status of the Company’s 2003 stock option plan as of December 31, 2008 and 2007, and changes during the period is presented below:
	2008		2007
		Weighted-		Weighted-
		Average		Average
		Exercise		Exercise
	Shares	Price	Shares	Price
Outstanding at beginning of year	278,847	$8.32	321,992	$7.95
Granted	-	-	-
Exercised	(6,900)	5.46	(43,145)	5.56
Forfeited	(2,500)	11.00	-	-
Expired	-	-

Outstanding at end of year	269,447	$8.36	278,847	$8.32

No stock options have been granted since June 2005.

The fair value of each outstanding option was measured on the date of grant using the Black-Scholes option pricing model.

 The Company received $37,670 and $239,746 from the stock options exercised during the years ended December 31, 2008 and 2007, respectively.  The intrinsic value of options exercised during 2008 and 2007 was $26,540 and $375,627, respectively

At December 31, 2008, all options outstanding were exercisable and had a weighted average remaining life of 4.10 years. The exercise price for the outstanding options range from $5.09 to $10.29.

The aggregate intrinsic value of options outstanding at December 31, 2008 and 2007 was $27,389 and $731,057, respectively.  The aggregate intrinsic value is the difference between the Company’s closing stock price on the last trading day of the year and the exercise price, multiplied by the number of in-the-money options) for options outstanding and exercisable at year-end.  This amount changes based on changes in the fair market value of the Company’s stock.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 19 - REGULATORY MATTERS

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

The following table summarizes the capital amounts and ratios of the Company and the Bank and the regulatory minimum requirements.
					To Be Well-
			Minimum Requirement		Capitalized Under
			For Capital		Prompt Corrective
(Dollars in thousands)	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2008
The Company
Total capital (to risk-weighted assets)	$61,247	11.97%	$40,933	8.00%	$	N/A	N/A
Tier 1 capital (to risk-weighted assets)	54,888	10.73%	20,466	4.00%		N/A	N/A
Tier 1 capital (to average assets)	54,888	9.28%	23,650	4.00%		N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$55,037	10.86%	$40,546	8.00%		$50,683	10.00%
Tier 1 capital (to risk-weighted assets)	48,678	9.60%	20,273	4.00%		30,410	6.00%
Tier 1 capital (to average assets)	48,678	8.18%	23,802	4.00%		29,753	5.00%

December 31, 2007
The Company
Total capital (to risk-weighted assets)	$52,586	10.29%	$40,883	8.00%		N/A	N/A
Tier 1 capital (to risk-weighted assets)	47,315	9.26%	20,438	4.00%		N/A	N/A
Tier 1 capital (to average assets)	47,315	9.46%	20,006	4.00%		N/A	N/A

The Bank
Total capital (to risk-weighted assets)	$53,824	10.53%	$40,877	8.00%		$51,096	10.00%
Tier 1 capital (to risk-weighted assets)	48,554	9.50%	20,438	4.00%		30,658	6.00%
Tier 1 capital (to average assets)	48,554	8.85%	21,945	4.00%		27,445	5.00%

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 20 - UNUSED LINES OF CREDIT

As of December 31, 2008, the Bank had unused lines of credit to purchase federal funds from unrelated companies totaling $44,500,000.  These lines of credit are available on a one to fourteen day basis for general corporate purposes. The Company also has a line of credit to borrow funds from the Federal Home Loan Bank of up to $115,661,261.  As of December 31, 2008 and 2007, the Bank had borrowed $78,000,000 and $69,000,000, respectively, on this line.

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans Receivable - For certain categories of loans, such as variable rate loans, which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts.  The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

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

Junior Subordinated Debentures and Note Payable - The carrying value of the junior subordinated debentures and note payable approximates there fair value since they were issued at a floating rate.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS - continued

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2008		2007
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value
Financial Assets:
Cash and due from banks	$5,451,607	$5,451,607	$7,164,650	$7,164,650
Federal funds sold	257,000	257,000	-	-
Securities available-for-sale	76,310,816	76,310,816	58,580,313	58,580,313
Nonmarketable equity securities	4,574,700	4,574,700	3,930,400	3,930,400
Loans, including loans held for sale	478,579,283	480,311,000	487,738,540	481,470,000
Accrued interest receivable	2,653,260	2,653,260	3,092,767	3,092,767

Financial Liabilities:
Demand deposit, interest-bearing
transaction, and savings accounts	$184,805,565	$184,805,565	$168,812,402	$168,812,402
Certificates of deposit	276,329,819	275,825,000	280,685,313	280,593,000
Securities sold under agreements to repurchase	8,197,451	8,197,451	7,927,754	7,927,754
Advances from Federal Home Loan Bank	78,000,000	77,908,015	69,000,000	69,000,000
Federal Funds Purchased	-	-	13,359,000	13,359,000
Note payable	6,950,000	6,950,000	3,000,000	3,000,000
Junior subordinated debentures	10,310,000	10,310,000	10,310,000	10,310,000
Accrued interest payable	623,330	623,330	767,577	767,577

	Notional	Estimated Fair	Notional	Estimated Fair
	Amount	Value	Amount	Value
Off-Balance-Sheet Financial Instruments:
Commitments to extend credit	$53,812,183	$-	$76,545,909	$-
Standby letters of credit	3,006,214	-	2,721,249	-

The Company adopted Statement No. 157 effective January 1, 2008, which did not have a material impact on the   financial statements.  Statement No. 157 applies to all assets and liabilities that are being measured and reported on a fair value basis.  Statement No. 157 requires new disclosure that establishes a framework for measuring fair value in GAAP, and expands disclosure about fair value measurements.  This statement enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values.  The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

▪	Level 1: Quoted market prices in active markets for identical assets or liabilities.

▪	Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

▪	Level 3: Unobservable inputs that are not corroborated by market data.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to Statement No. 157.  At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

The table below presents the balances of assets and liabilities measured at fair value on a recurring basis by level within the hierarchy.

	December 31, 2008
(Dollars in thousands)	Total	Level 1	Level 2	Level 3
Available for sale securities	$76,310,816	$-	$76,310,816	$-
Mortgage loans held for sale	9,589,081	-	9,589,081	-

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

The Company is predominantly an asset based lender with real estate serving as collateral on a substantial majority of loans. Loans that are deemed impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be level 2 inputs. The aggregate carrying amount of impaired loans at December 31, 2008 was $26,183,601.

FASB Staff Position No. FAS 157-2 delays the implementation of SFAS 157 until the first quarter of 2009 with respect to goodwill, other intangible assets, real estate and other assets acquired through foreclosure and other non-financial assets measured at fair value on a nonrecurring basis.

NOTE 22 - SUBSEQUENT EVENTS

Preferred Stock - On March 6, 2009, as part of the capital purchase component of the U.S. Department of the Treasury’s (the “Treasury”) Troubled Asset Relief Program, the Company entered into a Letter Agreement and a Securities Purchase Agreement – Standard Terms attached thereto with the Treasury, pursuant to which the Company agreed to issue and sell, and the Treasury agreed to purchase (i) 15,349 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, having a liquidation preference of $1,000 per share (“Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase up to 767.00767 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, having a liquidation preference of $1,000 per share (“Series B Preferred Shares”), at an exercise price of $0.01 per share, for an aggregate purchase price of $15,349,000 in cash.  The Warrant was exercised by the Treasury on a net basis immediately following the closing of the transaction, resulting in the issuance of 767 Series B Preferred Shares.   The Series A Preferred Shares will qualify as Tier 1 capital and pay cumulative dividends at a rate of 5% per annum for the first five years and 9% per annum thereafter.  The Series B Preferred Shares will pay cumulative dividends at a rate of 9% per annum.  Dividends are payable on both the Series A Preferred Shares and the Series B Preferred Shares (collectively, the “Preferred Shares”) quarterly and are payable on February 15, May 15, August 15, and November 15 of each year.

Revolving Line of Credit - The Company paid off the outstanding balance of the revolving line of credit referred to in Note 10 on March 20, 2009, and terminated the credit agreement.

NOTE 23 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY)
Condensed Balance Sheets

	December 31,
	2008	2007
Assets
Cash	$895,976	$665,117
Investment in banking subsidiary	48,539,657	48,530,277
Marketable Investments	124,300	251,650
Land	3,959,268	-
Investment in trust	310,000	310,000
Other assets	1,125,080	773,761

Total assets	$54,954,281	$50,530,805

Liabilities
Note payable	6,950,000	3,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	268,523	192,901

Total liabilities	17,528,523	13,502,901

Shareholders’ equity	37,425,758	37,027,904

Total liabilities and shareholders’ equity	$54,954,281	$50,530,805

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 23 - FIRST RELIANCE BANCSHARES, INC. (PARENT COMPANY ONLY) - continued

Condensed Statements of Income
	December 31,
	2008	2007
Income
Dividends from banking subsidiary	$1,000,000	$-
Other Income	20,957	21,533

Total Income	1,020,957	21,533

Expenses	1,065,758	850,585

Loss before income taxes and equity in undistributed earnings of banking subsidiary	(44,801)	(829,052)

Equity in undistributed earnings of banking subsidiary	329,390	3,112,297

Net income before income taxes	284,589	2,283,245

Income tax expense (benefit)	(341,043)	(276,275)

Net income	$625,632	$2,559,520

Condensed Statements of Cash Flows

	December 31,
	2008	2007
Cash flows from operating activities
Net income	$625,632	$2,559,520
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Amortization of deferred compensation on restricted stock	146,495	76,379
Increase in other assets	(351,319)	(276,960)
Increase in other liabilities	118,922	82,980
Equity in undistributed earnings of banking subsidiary	(329,390)	(3,112,297)

Net cash provided (used) by operating activities	210,340	(670,378)

Cash flows from investing activities
Purchase of land	(3,959,268)	-
Investment in banking subsidiary	-	(3,000,000)
Proceeds on sale of non marketable securities	-	102,500

Net cash used by investing activities	(3,959,268)	(2,897,500)

Cash flows from financing activities
Proceeds from exercise of stock options	37,670	239,746
Issuance of shares to ESOP	-	198,380
Purchase of treasury stock	(14,579)	(145,198)
Issuance of shares to employees	1,010	-
Issuance of shares to Advisory Board	5,686	16,759
Proceeds from note payable	3,950,000	3,000,000

Net cash provided by financing activities	3,979,787	3,309,687

Increase (decrease) in cash	230,859	(258,191)

Cash and cash equivalents, beginning of year	665,117	923,308

Cash and cash equivalents, ending of year	$895,976	$665,117

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements

NOTE 24 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The tables below represent the quarterly results of operations for the years ended December 31, 2008 and 2007, respectively:
	December 31, 2008
	Fourth	Third	Second	First
Total interest and fee income	$8,073,635	$9,051,507	$9,290,924	$9,826,652
Total interest expense	3,828,643	4,147,387	4,463,674	4,858,668

Net interest income	4,244,992	4,904,120	4,827,250	4,967,984
Provision for loan losses	3,177,548	609,967	645,794	501,603
Net interest income after provisions for loan losses	1,067,444	4,294,153	4,181,456	4,466,381
Other income	1,115,352	1,162,158	1,399,501	1,331,793
Other expense	4,910,279	4,479,294	4,727,677	4,734,396

Income (loss) before income tax expense	(2,727,483)	977,017	853,280	1,063,778
Income tax expense	(1,078,393)	211,839	169,859	237,655

Net income (loss)	$(1,649,090)	$765,178	$683,421	$826,123

Basic income (loss) per common share	$(0.47)	$0.22	$0.20	$0.23

Diluted income (loss) per common share	$(0.47)	$0.22	$0.20	$0.23

	December 31, 2007
	Fourth	Third	Second	First
Total interest and fee income	$10,097,678	$9,708,595	$9,318,103	$8,416,112
Total interest expense	4,740,765	5,011,381	4,653,632	4,027,431
Net interest income	5,356,913	4,697,214	4,664,471	4,388,681
Provision for loan losses	773,702	408,961	325,202	135,234
Net interest income after provisions for loan losses	4,583,211	4,288,253	4,339,269	4,253,447
Other income	1,420,328	1,264,560	1,423,726	1,193,185
Other expense	5,344,626	4,624,605	4,486,802	4,505,242
Income before income tax expense	658,913	928,208	1,276,193	941,390
Income tax expense	299,182	343,331	368,486	234,183
Net income	$359,731	$584,877	$907,708	$707,207
Basic income per common share	$.10	$.17	$.26	$.21
Diluted income per common share	$.10	$.17	$.26	$.20

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY
Corporate Data

ANNUAL MEETING:

The annual meeting of Shareholders of First Reliance Bancshares, Inc. and Subsidiary will be held at First Reliance Bank on June 18, 2009 at 4:00 PM.

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

High and Low Stock Price Information for First Reliance Bancshares, Inc. and Subsidiary

	2008		2007
Applicable Period	High	Low	High	Low
First Quarter	$12.15	$9.80	$15.60	$14.75
Second Quarter	$11.10	$8.05	$15.00	$14.00
Third Quarter	$10.00	$6.10	$13.75	$12.00
Fourth Quarter	$7.80	$5.05	$12.85	$9.85

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data - continued

As of March 8, 2004, the Company's common stock began trading in the over-the-counter market under the symbol FSRL. The development of an active secondary market requires the existence of an adequate number of willing buyers and sellers. The Company’s current reported average daily trading volume is approximately 716 shares.  This level of trading volume in the secondary market for the Company's common stock may materially impact a shareholder's ability to promptly sell a large block of the Company’s common stock at a price acceptable to the selling shareholder.  According to the Company's transfer agent, there are approximately 1,323 shareholders of record as of January 1, 2009.

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

Shareholders may obtain, without charge, a copy of the Company’s Annual Report filed with the Securities and Exchange Commission on Form 10-K for the period ended December 31, 2008.  Written requests should be addressed to Jeffrey A. Paolucci, 2170 W. Palmetto Street, Florence, South Carolina 29501.

FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

Corporate Data - continued

EXECUTIVE OFFICERS OF FIRST RELIANCE BANCSHARES, INC. AND SUBSIDIARY

F. R. Saunders, Jr.
President and Chief Executive Officer

Jeffrey A. Paolucci
Senior Vice President, Chief Financial Officer and Secretary

Craig S. Evans
Senior Vice President and Chief Operating Officer

Thomas C. Ewart
Senior Vice President and Chief Banking Officer

Jess Nance
Senior Vice President and Chief Credit Officer

Kenneth R. Cox, Jr.
Senior Vice President, Mortgage Banking

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

Jeffrey A. Paolucci
Senior Vice President, Chief Financial Officer and Secretary of First Reliance Bancshares, Inc. and First Reliance Bank

Paul C. Saunders
Senior Vice President of First Reliance Bancshares, Inc. and First Reliance Bank

A. Dale Porter
Credit Portfolio Manger for First Reliance Bank

Leonard A. Hoogenboom
Chairman of the Board of Directors of First Reliance Bancshares, Inc.; Owner and Chief Executive Officer of Hoogenboom, CPA

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